As filed with the Securities and Exchange Commission on November 25, 2015

Registration No. 333-201947

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 6
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN CARESOURCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	20-0428568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

John Pappajohn
Acting Chief Executive Officer
American CareSource Holdings, Inc.
1170 Peachtree Street, Suite 2350
Atlanta, Georgia 30309
(404) 465-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

B. G. Minisman, Jr., Esq. Lori B. Metrock, Esq. Noah B. Kressler, Esq. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 1400 Wells Fargo Tower 420 20th Street North Birmingham, AL 35203 (205) 328-0480	Adam S. Winger
Interim Chief Financial Officer,
Vice President of Acquisitions,
Secretary and General Counsel
American CareSource Holdings, Inc.
1170 Peachtree Street, Suite 2350
Atlanta, GA 30309
(404) 465-1000	Brad L. Shiffman, Esq. Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174-0208 (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one)

Large Accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 25, 2015

$9,000,000 of Class A Units consisting of Common Stock and Warrants and Class B Units consisting of Series A Convertible Preferred Stock and Warrants (       shares of Common Stock Underlying the Series A Convertible Preferred Stock and Warrants)

American CareSource Holdings, Inc.

This is a firm commitment offering of $9,000,000 Class A Units (consisting of one share of our common stock and a warrant to purchase one share of our common stock (the “Warrant”). The Warrants will have an exercise price which is equal to 125% of the public offering price of the Class A Units being offered pursuant to this prospectus, will be exercisable upon issuance and will expire five years from the date of issuance. The shares of common stock and Warrants part of a Class A Unit are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of our Series A Convertible Preferred Stock, or the Series A Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. The Series A Preferred do not generally have any voting rights but are convertible into shares of common stock. The shares of Series A Preferred and Warrants part of a Class B Unit are immediately separable and will be issued separately in this offering.

We are also offering shares of common stock that are issuable from time to time upon conversion of the Series A Preferred and upon exercise of the Warrants being offered by this prospectus.

Our common stock is listed on The NASDAQ Capital Market under the symbol “GNOW.” On November 17, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $1.00 per share.

Assuming we sell all Class A Units (and no Class B Units) being offered hereby at a public offering price of $1.00, the last reported closing price of our common stock on November 17, 2015, we would issue in this offering an aggregate of 9,000,000 shares of our common stock and Warrants to purchase 9,000,000 shares of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Class A Unit	Per Class B Unit	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the underwriter, Aegis Capital Corp. See “Underwriting” for a description of compensation payable to the underwriter.

Certain of our officers, directors and holders of more than 5% of our common stock, or their affiliates, have indicated an intent to purchase securities in this offering at the public offering price, although they are not obligated to do so. We have granted a 45-day option to the underwriters to purchase up to $1,350,000 of additional securities solely to cover over-allotments, if any.

The underwriters expect to deliver the securities against payment therefor on or about            , 2015.

Aegis Capital Corp

              , 2015

GoNow DOCTORS

THE CARE YOU NEED, *right now.*

Urgent care and family practice with the convenience of a walk-in clinic

GoNow
DOCTORS

At American CareSource urgent care walk in clinics, our mission is to provide communities with accessible, affordable healthcare that meets the highest standards of clinical excellence. We believe that the foundation of good care starts with trust in your doctors. Our team of experienced physicians and nurses take pride in treating patients with the utmost respect and compassion.

WHY CHOOSE AMERICAN CARESOURCE

You want the personalized care and trusted relationship of a family practice, but also the accessibility and wide range of services of a walk-in clinic. American CareSource brings these elements together into primary care and urgent care centers led by our experienced team of family physicians and nurses.

i

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside the United States must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

Industry and Market Data

Market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms, and other published independent sources. Some data are also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you need to consider in making your investment decision. You should read carefully this entire prospectus, including the matters set forth in the section entitled “Risk Factors,” our consolidated financial statements and the related notes which are included in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” thereof included in this prospectus, before deciding whether to invest in our securities.

Unless the context otherwise requires, references in this prospectus to “American CareSource Holdings, Inc.,” “we,” “our,” “us” and the “Company” refer to American CareSource Holdings, Inc. and its consolidated subsidiaries.

Our Company

We are a leading publicly-traded provider of urgent and primary care services. We currently own and operate ten urgent and primary care centers in the east and southeast United States, and plan to manage four additional centers upon completion of our pending transaction with Medac Health Services, P.A., or Medac, described below in “— Recent Developments — Medac Asset Acquisition,” and referred to as the “Medac Asset Acquisition.” We expect to use a portion of the proceeds of this offering to fund the Medac Asset Acquisition and expect the transaction to close immediately following the consummation of this offering, subject to customary closing conditions. Our centers deliver convenient, affordable urgent and primary care primarily on a walk-in basis to local community members. We also own an ancillary services network business, which we intend to exit in the near future and refer to as our “legacy business.” Upon our disposition of our legacy business, we believe we will be the only publicly-traded, pure-play urgent and primary care provider in the United States.

On a pro forma basis for the nine months ended September 30, 2015, giving effect to the Medac Asset Acquisition and on a pro forma basis for the year ended December 31, 2014, giving effect to the Medac Asset Acquisition and our acquisition of assets from CorrectMed, LLC, or CorrectMed, and certain of its affiliates, we would have generated pro forma net revenue of $30.4 million and $36.5 million, respectively. For the nine months ended September 30, 2015 and the year ended December 31, 2014, we generated net revenue of $22.9 million and $27.1 million, respectively.

The Urgent and Primary Care Industry

Large and Growing Industry

Since its inception, the urgent care sector has represented one of the fastest-growing segments of the American healthcare system. According to a 2013 IBISWorld Inc. Industry Report, or the IBISWorld Report, it was estimated that in 2013 there were over 9,000 urgent care centers in the United States. The IBISWorld Report projected that number to grow to over 12,000 centers by the end of 2018 generating an estimated $18.8 billion of annual revenue.

According to a July 2015 article in The New England Journal of Medicine, the United States’ increasing demand for convenient, walk-in healthcare has been created by a confluence of factors: expanded health coverage resulting in more insured individuals, increasingly long wait times for primary care appointments due to physician shortages and higher demand from an aging population, overcrowded and expensive emergency departments, and the creation of more cost-conscious consumeristic patient behavior caused by the shifting of higher healthcare costs to patients through higher co-pays and deductibles. We expect these more informed healthcare decisions will result in strong future patient growth for urgent care centers across the United States. Americans made approximately 136.3 million visits to emergency rooms in 2011, according to data released by the Centers for Disease Control and Prevention, or CDC. According to The New England Journal of Medicine article, between approximately 13% and 27% of such visits could have been treated in an urgent care setting, which would have resulted in overall cost savings of up to approximately $4.4 billion.

Highly-Fragmented Industry

The growing urgent and primary care industry is highly-fragmented making it, in our opinion, poised for consolidation by companies with experienced management teams and access to capital. The Urgent Care Association of America, or UCAOA, reported that, in 2012, one and two center operators comprised approximately 71% of the industry. According to the IBISWorld Report, the largest four urgent and primary care operators accounted for approximately just over 1.0% of industry revenue in 2013.

Our Urgent and Primary Care Business

Our community-based, walk-in medical centers offer an expansive array of convenient and affordable medical services. Our primary clinical objective is to meet the everyday healthcare needs of the patients and employers of our communities.

We treat colds, influenzas, ear infections, hypertension and other routine medical conditions, which we consider our “primary care” offerings, and we also treat higher acuity conditions such as lacerations, dislocations, bruises, sprains and strains, which we consider our “urgent care” offerings. We also offer occupational health services to local employers, which involve our performance of pre-employment drug screens, physicals and the treatment of on-the-job injuries to employees or contractors of our employer clients.

All of our centers are equipped with digital x-ray machines, electrocardiograph machines and basic laboratory equipment, and are generally staffed with a combination of licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

Although we treat patients of all ages, the majority of our patients are between the ages of 27 and 55 years. When hospitalization, emergency or other specialty care is needed, we make referrals to appropriate providers.

Purchasing urgent and primary care services on a walk-in basis represents a growing, consumer-driven trend in healthcare delivery. We believe that focusing our primary attention on delivering such services in a prompt and patient-centric manner, and in appealing environments, will allow us to operate more efficiently, productively and at higher quality levels than our competitors.

In keeping with the retail nature of the services we offer, we have initiated a rebranding campaign with our new tradename, GoNow Doctors. We believe our new name and logo will enable us to effectively market our services in our existing and target communities:

We believe that by offering affordable urgent care and primary care services to patients and their families at convenient times and locations, as well as easily accessible occupational health services to local employers, we are uniquely positioned to serve as a meaningful part of the solution to the United States’ ongoing healthcare problems.

Our Strategies

We intend to grow our urgent and primary care business in three ways:

•	through the acquisition of quality centers in the eastern and southeastern United States;
•	by opening de novo centers in locations that are complimentary to our acquired sites; and
•	by improving same-store performance of our new and existing centers.

Growth by Acquisition

Our experienced acquisition team utilizes its extensive healthcare industry contacts, as well as referrals from current physician partners, brokers and bankers and other sources to identify, contact and develop acquisition leads at attractive valuations. We intend to continue our pattern of acquiring what we view as quality businesses at favorable purchase price multiples. We target one center to four site center chains that we can acquire in the range of four to five times EBITDA, which we believe presents an attractive arbitrage opportunity when compared with the up to 15 times EBITDA multiples we believe are currently being paid for large, profitable operators.

We also analyze several factors in determining whether or not to make an investment in a target, including, without limitation, the following:

•	location and number of centers, historical financial performance, and existing local competition;
•	opportunity to increase revenue through marketing, advertising, contract renegotiation, service line expansion and local de novo growth;
•	cost reduction opportunities through group purchasing and operational best practices;
•	quality of physician and non-physician providers; and
•	payor mix and local occupational medicine penetration.

We believe there are numerous acquisition opportunities in our target geographies at attractive valuations. Once identified, we carefully evaluate each opportunity through an extensive due diligence process to determine which have the greatest potential for growth and profitability improvements under our operating structure. Our comprehensive post-acquisition strategic plan also facilitates the integration of acquired centers by, among other things, receiving the benefits of our best practices and group purchasing agreements designed to promote quality care, efficiency and expense reduction.

De Novo Clinic Growth

In addition to pursuing our existing pipeline of acquisition opportunities, we intend to establish new centers in the communities in close proximity to our acquired centers. We believe that doing so will enable us to better leverage our existing brand recognition, marketing resources, and our physician and non-physician providers in the area. Our evaluation of such opportunities includes an analysis of local competition, desirability of available sites, and surrounding market demographics (including income, population density, percentage of insured population, and median age of the surrounding area).

Organic Revenue Growth at Existing Centers

We seek to increase revenue at our centers by broadening our range of services to new and existing patients through marketing, advertising and rebranding efforts, and by increasing insurance reimbursement rates. In addition, we will seek to increase patient counts in our existing facilities, with a focus on increasing occupational medicine patients and self-pay patients who pay specified fees, as well as by expanding our days and hours of operation at select centers. For the nine months ended September 30, 2015, our centers averaged a total of 23 patients per day per center. We believe our management team can increase our patient volume significantly while contemporaneously leveraging group purchasing arrangements and other benefits derived from economies of scale to reduce expenses.

Our Legacy Business

Our ancillary network business offers cost containment strategies to our clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies, including third party administrators, or TPAs, insurance companies, large self-funded organizations, various employer groups, and preferred provider organizations, or PPOs.

To focus our attention and resources on our urgent and primary care business, on October 1, 2014, we entered into a management services agreement with our largest ancillary network client, HealthSmart Preferred Care II, L.P., or HealthSmart. Under the management services agreement, HealthSmart manages and operates our ancillary network business. The agreement also provides that at any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business. Although HealthSmart’s option to purchase and our option to sell the ancillary network business do not become exercisable until October 1, 2016, we currently are in negotiations with HealthSmart to facilitate an earlier disposition at a price in the range of $2.5 million to $4.0 million, which would be in addition to $1.7 million of net profit received by us since the beginning of the management arrangement. However, we cannot assure you such negotiations will result in us disposing of our legacy business within such price range, earlier than October 1, 2016 or at all. See “Risk Factors — Risks Related to Our Legacy Business — We may not be able to successfully complete the disposition of our ancillary network business to HealthSmart, or at all” and “Business — Ancillary Network Business — Management Services Agreement.”

In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line, and we believe we will be the only publicly-traded, pure-play urgent care consolidator in the United States. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to market the business for sale or expeditiously wind down the business.

Recent Developments

Medac Asset Acquisition

On July 31, 2015, our wholly owned subsidiary, ACSH Medical Management, LLC, or ACSH Management, entered into an asset purchase agreement with Medac and its shareholders to purchase certain assets used by Medac in the operation of its four urgent care centers in the greater Wilmington, North Carolina area. The purchase price for the assets is $5.7 million, with approximately $5.1 million payable in cash at closing and the balance of approximately $0.6 million payable in the form of a promissory note with interest at 5% per annum and maturing 18 months after the closing. The asset purchase agreement provides that consummation of the transaction is subject to the satisfaction or waiver of certain conditions, including ACSH Management having received financing in an amount no less than $5.7 million. Under applicable state law, we are prohibited from directly owning an interest in a medical practice in North Carolina. As a result, we intend to realize the benefit of this transaction through subleases, a management services agreement and other contractual arrangements with Medac. We refer to this transaction as the “Medac Asset Acquisition.”

We expect to use a portion of the proceeds of this offering to fund the Medac Asset Acquisition and expect the transaction to close immediately following the consummation of this offering, subject to customary closing conditions. On October 20, 2015, we agreed to close the Medac Asset Acquisition no later than November 20, 2015 and provided a nonrefundable $150,000 deposit. We did not close the Medac Asset Acquisition by November 20, 2015 and therefore forfeited the $150,000 deposit, which will no longer be applied towards the purchase price. On November 20, 2015, we also agreed, subject to certain customary conditions, to close the Medac Asset Acquisition no later than December 20, 2015 and provided an additional nonrefundable $100,000 deposit towards the purchase price. Consummation of this offering is not conditioned upon the closing of the Medac Asset Acquisition. We cannot assure you that the Medac Asset Acquisition will close as expected or at all. See “Risk Factors — Failure to complete the Medac Asset Acquisition could negatively impact our stock price and our future operations and financial results” and “Risk Factors — Our subleases, management services agreement and other contractual arrangements may not result in our realizing the financial benefits of direct ownership of Medac and may not be as effective in providing managerial control over Medac as direct ownership.”

Our Acquisition Pipeline

In addition to the Medac Asset Acquisition discussed above, we continue to identify and evaluate acquisition opportunities that we believe will enhance our growth and performance.

For example, as of the date of this prospectus, we are at various stages of discussions with other prospective sellers and sellers’ representatives, but we do not have letters of intent, binding purchase agreements, rights of first offer or rights of first refusal with respect to any of the prospective acquisitions. Accordingly, none of these possible acquisitions, other than the Medac Asset Acquisition, is deemed probable as of the date of this prospectus. There is no assurance that we will consummate the Medac Asset Acquisition or any of the other transactions or acquire any additional centers.

Summary Risks Associated with Our Business

An investment in our securities involves a high degree of risk. Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. You should consider carefully the risks below as described more fully in the section entitled “Risk Factors” immediately following this prospectus summary.

Risks Related to Our General Business

•	We have incurred losses in most of our years of operation, and we may never be profitable again, despite our new business strategy.
•	We will require additional capital to fund our operating and expansion costs, and our inability to obtain such capital will likely harm our business.
•	We may need to raise additional capital to satisfy our indebtedness.
•	Failure to complete the Medac Asset Acquisition could negatively impact our stock price and our future operations and financial results.
•	Our subleases, management services agreement and other contractual arrangements may not result in our realizing the financial benefits of direct ownership of Medac and may not be as effective as direct ownership in providing managerial control over Medac.
•	We have experienced significant turnover in our senior management and our business may be adversely affected by the transitions in our senior management team or by our inability to effectively handle our transition and any future succession planning.
•	Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.
•	A failure in or a breach of our operational or security systems or infrastructure, or those of the third party vendors and other service providers or other third parties with which we transact business, including as a result of cyber attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses.
•	We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective.
•	We may not be able to adequately secure or protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.
•	The credit agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.
•	If we are unable to comply with the restrictions and covenants in our credit agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of our repayment obligations.

•	Our borrowing under our credit agreements exposes us to interest rate risk.
•	We may be adversely affected by prevailing economic conditions and financial, business and other factors beyond our control.
•	Our intangible assets may be impaired following the disposition of our legacy business.
•	Our ability to use our net operating losses, or NOL, carryforwards to offset future taxable income may be subject to limitations.

Risks Related to Our Urgent and Primary Care Business

•	We may not be able to implement successfully our growth strategy for our urgent and primary care business on a timely basis or at all, which could harm our business, financial condition and results of operations.
•	We are operating a new business line, and management has limited experience operating such a line for us.
•	The long-term success of our urgent and primary care business is highly dependent on our ability to successfully identify and acquire target centers.
•	Our acquisition, integration and opening of centers in new markets exposes us to various risks and may require us to develop new business models.
•	If we open new centers in existing markets, revenue at our existing centers may be affected negatively.
•	We may be required to make capital expenditures in connection with our acquisitions to implement our growth strategy.
•	Damage to our reputation or our brand could negatively impact our business, financial condition and results of operations.
•	Our marketing activities may not be successful.
•	The urgent and primary care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts.
•	We may not be able to recruit and retain qualified physicians and other healthcare professionals for our urgent and primary care centers.
•	We may not be able to prohibit or limit our physicians and other healthcare professionals from competing with us in our local markets.
•	We may be unable to enter into or maintain contracts for our urgent and primary care centers on favorable terms with commercial payors.
•	Government healthcare programs may reduce reimbursement rates.
•	If payments from commercial or governmental payors are significantly delayed, reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.
•	Significant changes in our payor mix resulting from fluctuations in the types of patients seen at our centers could have a material adverse effect on our business, prospects, results of operations and financial condition.
•	Failure to bill timely or accurately for our services could have a negative impact on our net revenues, bad debt expense and cash flow.
•	We are dependent on our third-party revenue cycle managers for billing and collection of our claims.
•	We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

•	A successful challenge by tax authorities to our treatment of certain healthcare providers as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these healthcare providers.
•	Currently, our centers are located in Georgia, Florida, Alabama and Virginia, making us particularly sensitive to regulatory, economic, and other conditions in those states.
•	If we fail to effectively and timely transition to the International Classification of Diseases, Tenth Revision, or ICD-10, coding system, our operations could be adversely affected.
•	Our business is seasonal, which impacts our results of operations.
•	We could be subject to lawsuits for which we are not fully insured.

Risks Related to Our Legacy Business

•	One client accounts for a substantial portion of our ancillary network business.
•	Large competitors in the healthcare industry may choose to compete with us, reducing our margins. Some of these potential competitors may be our current clients.
•	We may not be able to successfully complete the disposition of our ancillary network business to HealthSmart, or at all.
•	Fluctuations in the number and types of claims we process in our ancillary network business could make it more difficult to predict our net revenues in our ancillary network business from quarter to quarter.
•	Limited barriers to entry into the ancillary healthcare services market could result in greater competition.
•	Our ancillary network business is dependent upon payments from third-party payors which may reduce rates of reimbursement.
•	We are dependent upon our network of qualified providers, and our provider agreements may be terminated at any time.
•	For any given claim, we are subject to the risk of paying more to the provider than we receive from the payor.
•	The length of the current sales cycle may impede our efforts to add new client accounts.
•	We are dependent on our manager to operate our ancillary network business.
•	If our ancillary network business is sold to HealthSmart as provided for in our management services agreement, the business may not generate net profits sufficient for us to be paid the full purchase price.
•	Our manager may be subject to conflicts of interest.

Risks Related to Our Regulatory Environment

•	The healthcare industry is heavily regulated, and if we fail to comply with these laws and government regulations we could incur penalties or be required to make significant changes to our operations.
•	Our urgent and primary care centers are and will be subject to numerous statutes and regulations in the states in which we operate now or in the future, and the failure to comply with these laws and regulations could result in civil or criminal sanctions.
•	State regulation of the expansion of urgent and primary care centers could prevent us from reaching our expansion objectives.

•	Our urgent and primary care centers are subject to comprehensive laws and regulations that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these requirements can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.
•	Changes in coverage and the rates or methods of third-party reimbursements may adversely affect our urgent and primary care revenue and operations.
•	Past and future healthcare reform legislation and other changes in the healthcare industry could adversely affect our business, financial condition and results of operations.
•	If we are required to restructure our arrangements with physicians because of current or future laws, we may incur additional costs, lose contracts or suffer a reduction in net revenue.
•	We are subject to the data privacy, security and breach notification requirements of the Health Insurance Portability and Accountability Act, or HIPAA, the Health Information Technology for Economic and Clinical Health Act, or HITECH, and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.
•	Our centers participate in the federal Medicare program and, as a result, we must comply with a number of additional federal regulatory requirements.
•	We are subject to the Centers for Medicare and Medicaid Services’ or, CMS’, recovery audit contractors, or RAC, program.
•	We are subject to the Anti-Kickback Statute, Stark Law, the False Claims Act, or FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.
•	If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.
•	If we fail to comply with laws and regulations related to the protection of the environment and human health and safety, we could incur substantial penalties and fines.

Corporate Information

We were incorporated under the laws of the State of Delaware on November 24, 2003 as a wholly owned subsidiary of Patient Infosystems in order to facilitate Patient Infosystems’ acquisition of substantially all of the assets of American CareSource Corporation. On December 23, 2005, we became an independent company when Patient Infosystems distributed by dividend to its stockholders substantially all of its shares of the Company.

Our principal executive offices are located at 1170 Peachtree Street, Suite 2350, Atlanta, Georgia 30309. Our common stock is listed on The NASDAQ Capital Market under the symbol “GNOW.” Our telephone number is (404) 465-1000. Our internet address is www.americancaresource.com. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

The Offering

Class A Units offered by us
We are offering $9,000,000 Class A Units. Each Class A Unit will consist of one share of our common stock and one Warrant to purchase one share of our common stock. The Class A Units will not be certificated and the share of common stock and Warrant part of such unit are immediately separable and will be issued separately in this offering.
Class B Units offered by us
We are also offering to those purchasers, if any, whose purchase of Class A Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding common stock immediately following the consummation of this offering, the opportunity, in lieu of purchasing Class A Units, to purchase Class B Units. Each Class B Unit will consist of one share of Series A Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price of such Class A Units. The Series A Preferred do not have any voting rights but are convertible into shares of common stock. The Class B Units will not be certificated and the share of Series A Preferred and Warrants part of such unit are immediately separable and will be issued separately in this offering.
Warrants
Each Warrant will be exercisable for one share of Common Stock, will have an exercise price which is equal to 125% of the public offering price of the Class A Units being offered pursuant to this prospectus, will be exercisable upon issuance and will expire five years from the date of issuance.
Common Stock underlying Warrants and Series A Preferred
This prospectus also relates to the offering of shares of our common stock issuable upon the exercise of Warrants offered hereby. Assuming we sell all Class A Units (and no Class B Units) being offered in this offering at a public offering price of $1.00, the last reported closing price of our common stock on November 17, 2015, we would issue in this offering an aggregate of 9,000,000 shares of our common stock and Warrants to purchase 9,000,000 shares of our common stock.
This prospectus additionally relates to the offering of shares of our common stock issuable upon conversion of the Series A Preferred offered hereby.
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to $1,350,000 of additional securities at the public offering price less underwriting discounts and commissions.
Common stock to be outstanding immediately after this offering
15,952,277 shares. If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately following the option exercise will be 17,302,277 shares. Excludes shares of common stock that may be issued under the Warrants and Series A Preferred Stock to be issued in this offering. Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $7.6 million, or approximately $8.8 million if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We expect to use approximately $5.1 million of the net proceeds to pay the cash portion of the purchase price for the Medac Asset Acquisition and the remaining proceeds to acquire and open urgent and primary care centers in the eastern and southeastern United States and for general corporate purposes. Among the general corporate purposes for which we may use any remaining net proceeds is to repay approximately $0.2 million of indebtedness incurred to finance prior urgent and primary care center acquisitions, see “Description of Material Indebtedness — Acquisition Indebtedness.” See “Use of Proceeds” on page 46.

Risk factors
See “Risk Factors” beginning on page 15 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
NASDAQ Capital Market symbol
Our common stock is listed under the symbol “GNOW.”
No Market for the Units, Warrants or Series A Preferred
There is no established public trading market for the Warrants or the Series A Preferred, and we do not intend to apply to list the Series A Preferred or the Warrants on any securities exchange or automated quotation system.

The number of shares of our common stock that will be outstanding immediately after this offering is based on 6,952,277 shares of common stock outstanding at September 30, 2015 and excludes:

•	648,650 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $4.00 per share at September 30, 2015;
•	300,000 shares of our common stock issuable upon the exercise of options to be granted in connection with this offering to certain executive officers and employees at an exercise price equal to the public offering price (see “Executive Compensation — Grants in Connection with this Offering”);
•	2,082,222 shares of our common stock issuable upon the exercise of warrants, which includes 22,222 shares of our common stock issuable upon the exercise of warrants issued to a former employee of the Company at an exercise price of $1.50 per share, 800,000 shares of our common stock issuable upon the exercise of warrants issued on July 30, 2014 in connection with the guarantee of Company indebtedness at an initial exercise price of $3.15 per share, 960,000 shares of our common stock issuable upon the exercise of warrants issued on December 4, 2014 in connection with the guarantee of Company indebtedness at an initial exercise price of $2.71 per share, and 300,000 shares of our common stock issuable upon the exercise of warrants issued as of August 12, 2015 in connection with the guarantee of Company indebtedness at an initial exercise price of $1.70 per share. The exercise prices of the warrants issued on July 30, 2014 and December 4, 2014 and the warrant to purchase 50,010 shares issued on August 12, 2015 to an individual who is not an officer or director of the Company have been adjusted downward to $1.46 per share to reflect the closing price of our common stock on August 28, 2015, the date restricted stock was awarded to our directors pursuant to our director compensation plan. The adjustment resulted from our issuing such restricted stock at a price per share less than the exercise price of such warrants. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the exercise price. The adjusted exercise price of the December 4, 2014 warrants and the warrant for 50,010 shares issued on August 12, 2015 will be subject to an additional adjustment to equal the public offering price of our common stock in this offering if the public offering price is less than the adjusted exercise price of $1.46 per share. If our stockholders approve certain anti-dilution provisions of the August 12, 2015 warrants to purchase 249,990 shares issued to John Pappajohn and Mark C. Oman, the exercise price of those warrants will be adjusted to the lower of $1.46 per share and the public offering price of our common stock in this offering. We intend to seek such stockholder approval at our 2016 annual meeting of stockholders;
•	4,388,623 shares of our common stock reserved for issuance under the American CareSource Holdings, Inc. 2005 Amended and Restated Stock Option Plan, or 2005 Stock Option Plan, and the American CareSource Holdings, Inc. Amended and Restated 2009 Equity Incentive Plan, or Amended and Restated 2009 Plan at September 30, 2015; and
•	shares of common stock that may be issued upon exercise of Warrants or conversion of Series A Preferred to be issued in this offering.

Except as otherwise indicated herein, all information in this prospectus, including the number of shares that will be outstanding after this offering, assumes (i) no exercise by the underwriters of their over-allotment option and (ii) only Class A Units are sold in this offering (to the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units).

Unless otherwise stated, all information stated in this prospectus reflects an assumed public offering price of $1.00 per Class A Unit, which was the closing price of our common stock on The NASDAQ Capital Market on November 17, 2015.

SUMMARY FINANCIAL INFORMATION

The historical consolidated statement of operations data for the Company presented below for the years ended December 31, 2013 and 2014 and the consolidated balance sheet data for the Company at December 31, 2013 and 2014 have been derived from our audited financial statements appearing elsewhere in this prospectus. The condensed consolidated statements of operations data for the Company for the nine months ended September 30, 2014 and 2015 and the condensed consolidated balance sheet data for the Company at September 30, 2015 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, have been prepared on a basis of accounting consistent with the respective audited consolidated financial statements and, in the opinion of management, includes all adjustments, including usual recurring adjustments, necessary for a fair presentation of that information for such periods.

We derived the summary unaudited pro forma condensed combined financial data for the Company at September 30, 2015 and for the year ended December 31, 2014 and the nine months ended September 30, 2015 from the unaudited pro forma condensed combined financial statements you can find elsewhere in this prospectus. This pro forma financial data gives effect to this offering, our acquisition of CorrectMed and our planned Medac Asset Acquisition as if each of these had occurred on January 1, 2014 (in the case of the consolidated income statement data) or on September 30, 2015 (in the case of the consolidated balance sheet data). The unaudited pro forma financial data is for illustrative and informational purposes only and is not intended to represent what the Company’s financial condition or results of operations would have been had this offering, our acquisition of CorrectMed and our planned Medac Asset Acquisition occurred on the dates indicated. The unaudited pro forma information below is based upon available information and assumptions that we believe are reasonable, that reflect the expected impacts of events that are directly attributable to this offering, our acquisition of CorrectMed and our planned Medac Asset Acquisition, and are factually supportable.

The financial data set forth below are only a summary. You should read these summary financial data in conjunction with the disclosure under “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included elsewhere in this prospectus. Our historical results are not necessarily indicative of, and do not represent anything about, our future operations.

STATEMENT OF OPERATIONS DATA:

	Historical				Pro Forma(1)
	Year ended December 31,		Nine months ended September 30,		Year ended December 31, 2014	Nine months ended September 30, 2015
	2013	2014	2014	2015
	(in thousands, except per share data)

Ancillary network	$26,751	$23,146	$16,161	$15,640	$23,146	$15,640
Urgent and primary care	—	3,906	1,581	7,251	11,606	13,360
Service agreement revenue	—	—	—	—	1,759	1,391
Total net revenues	26,751	27,052	17,742	22,891	36,511	30,391
Operating expenses:
Ancillary network provider payments	19,762	16,241	11,562	11,598	16,241	11,598
Ancillary network administrative fees	1,083	1,127	805	799	1,127	799
Ancillary network other operating costs	—	903	—	2,985	903	2,985
Ancillary network prepaid write-off	—	—	—	487	—	487
Salaries, wages, benefits and taxes	5,250	8,157	5,513	8,331	13,966	13,364
Facility expenses	—	—	474	1,048	—	1,445
Medical supplies	—	—	93	623	—	965
Other operating expenses	3,643	5,910	3,063	5,344	8,700	6,373
Intangible asset impairment	—	—	—	520	—	520
Depreciation and amortization	795	866	628	857	1,212	1,044
Total operating expenses	30,533	33,204	22,138	35,592	42,149	39,580
Operating (loss)	(3,782)	(6,152)	(4,396)	(9,701)	(5,638)	(9,189)
Other (income) expense:
(Gain) on cancellation of acquisition promissory note	—	—	—	(289)	—	(289)
Rental income	—	—	—	—	—	(37)
Interest expense:
Interest (income) expense, net	(27)	115	37	277	168	297
(Gain)/loss on warrant liability, net of deferred loan fees amortization	—	534	24	(489)	534	(489)
(Gain)/loss on disposal of assets	5	(108)	—	—	(108)	—
Other expense	—	—	—	—	4	7
Total other (income) expense	(22)	541	61	(501)	598	(511)
Loss before income taxes	(3,760)	(6,693)	(4,457)	(9,200)	(6,236)	(8,678)
Income tax expense	25	70	(225)	10	70	10
Net (loss)	$(3,785)	$(6,763)	$(4,232)	$(9,210)	$(6,306)	$(8,688)
Basic net loss per share	$(0.66)	$(1.05)	$(0.67)	$(1.35)
Diluted net loss per share	$(0.66)	$(1.05)	$(0.67)	$(1.60)
Basic weighted-average shares outstanding	5,715	6,407	6,290	6,847
Diluted weighted-average shares outstanding	5,715	6,407	6,290	6,913
Pro forma basic net loss per share					$(0.41)	$(0.55)
Pro forma diluted net loss per share					$(0.41)	$(0.66)
Pro forma basic weighted-average shares outstanding					15,407	15,847
Pro forma diluted weighted-average shares outstanding					15,407	15,913

(1)	Pro Forma data gives effect to (i) the closing of the planned Medac Asset Acquisition and (ii) for the year ended December 31, 2014, entire year 2014 operation results of our acquisition of CorrectMed. See “Prospectus Summary — Recent Developments — Medac Asset Acquisition.” Does not give effect to this offering.

BALANCE SHEET DATA:

	At December 31,		At September 30, 2015
	Historical		Historical	Pro Forma as Adjusted(2)
	2013	2014	Actual
	(in thousands)
Cash	$6,207	$1,020	$197	$3,067
Working capital(1)	5,626	(1,181)	(8,112)	(4,750)
Total assets	11,029	21,105	16,737	24,897
Long term liabilities	—	10,214	9,492	10,052
Stockholders’ equity	8,108	3,937	(4,814)	2,611

(1)	Working capital is defined as current assets less current liabilities.
(2)	Pro Forma as Adjusted data gives effect to (i) closing of the planned Medac Asset Acquisition and (ii) issuance and sale of an aggregate of $9.0 million of Class A and Class B Units expected in this offering at the estimated public offering price of $1.00 per Class A Unit (the last reported sale price of our common stock on November 17, 2015 and $1,000 per Class B Unit). After deducting the estimated underwriting discounts and commissions and estimated offering expenses paid or payable by us of approximately $1.4 million, this offering provides us net cash proceeds of approximately $7.6 million. Offering expenses of approximately $0.3 million had been incurred and capitalized as of September 30, 2015, thus these deferred offering costs have been reclassified against additional paid-in capital and shown as an increase in net cash proceeds of approximately $0.3 million to $7.9 million, in the pro forma condensed consolidated balance sheet as of September 30, 2015. This does not include the underwriters’ over-allotment option. See “Prospectus Summary — Recent Developments — Medac Asset Acquisition” and “Use of Proceeds”.

RISK FACTORS

Any investment in our securities involves significant risks. You should consider carefully the risks and uncertainties described below, together with the other information contained in this prospectus, before you decide whether to purchase our securities. If any of the following risks or uncertainties actually occurs, our business, financial condition, results of operations and prospects would likely suffer, possibly materially. In addition, the trading price of our securities could decline due to any of these risks or uncertainties, and you may lose part or all of your investment.

Risks Related to Our General Business

We have incurred losses in most of our years of operation, and we may never be profitable again, despite our new business strategy.

With the exception of the years 2008, 2009 and 2010, we have incurred losses in each year since our inception. At September 30, 2015, we had an accumulated deficit of approximately $31.1 million. We incurred a net loss of $2.2 million for the three months ended September 30, 2015, and losses are continuing through the date of this prospectus. All losses prior to the second half of 2014 were attributable to our ancillary network business. The Company’s prospects in our ancillary network business must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in a highly-competitive, consolidating industry as well as the risks inherent in our new management arrangement with HealthSmart. No assurances can be given that our future revenue from the ancillary network business will not continue to decline, which will result in continued operating losses.

We announced our entry into the urgent and primary care market in April 2014. We incurred losses of approximately $0.3 million and $2.6 million, respectively, from this business segment for the year ended December 31, 2014 and the nine months ended September 30, 2015. Although we plan to grow and operate the urgent and primary care business profitably, no assurances can be given that our efforts will be successful.

We will require additional capital to fund our operating and expansion costs, and our inability to obtain such capital will likely harm our business.

We will require additional capital to fund our urgent and primary care growth and expansion plans. We may also need additional capital if we are unable to reduce or eliminate the losses in our ancillary network business or if we are unable to operate our urgent and primary care business profitably. Furthermore, if the profit we receive from our two business lines is not sufficient to cover our central overhead costs, we will also need additional capital. Although we believe the anticipated net proceeds from this offering along with the remaining borrowing capacity under the December 2014 credit agreement will be sufficient to satisfy our immediate liquidity requirements, including the funding of the purchase price for the Medac Asset Acquisition, we anticipate needing additional capital in the first quarter of 2016. We cannot assure you that we will be able to obtain such financing in a timely manner, on favorable terms or at all.

If additional financing is not available on satisfactory terms or at all, we may be unable to expand our business or acquire new centers at our projected rate and our operating results may suffer. Debt financing increases expenses and must be repaid regardless of operating results and may impose restrictions on the manner in which we operate our business. Equity financing, or debt financing that is convertible into equity, could result in additional dilution to our existing stockholders. Furthermore, if we are unable to obtain adequate capital, whether in the form of equity or debt, to fund our business and growth strategies we may be required to delay, scale back or eliminate some or all of our expansion plans, which may have a material adverse effect on our business, operating results, financial condition, or prospects.

When such financing is required, there can be no assurance that we would be successful in obtaining sufficient capital financing on commercially reasonable terms or at all, or, if we did obtain capital financing, that it would not be dilutive to current stockholders.

We may need to raise additional capital to satisfy our indebtedness.

Our indebtedness to Wells Fargo Bank, National Association, or Wells Fargo, under our credit agreements, which totaled $10.8 million at September 30, 2015, matures in part on June 1, 2016 ($5.0 million) and on October 1, 2016 (remainder). If we are unable to extend or refinance the Wells Fargo debt, we will need to raise additional capital to repay Wells Fargo on the applicable maturity dates. In addition, our indebtedness to sellers of urgent and primary care centers that we acquired in 2014 now totals approximately $0.2 million and is payable at varying times and in varying amounts until October 2016. We can provide no assurances that any additional sources of financing will be available to us on favorable terms, if at all, to repay our indebtedness or for any other purpose. Our failure to raise a sufficient amount of additional capital may significantly impact our ability to operate and expand our business. For further discussion of our liquidity requirements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources,” elsewhere in this prospectus.

Failure to complete the Medac Asset Acquisition could negatively impact our stock price and our future operations and financial results.

Although we presently anticipate closing the Medac Asset Acquisition immediately after consummation of this offering, there is no assurance we can do so at that time, or at all. If the Medac Asset Acquisition is not completed, our ongoing business may be adversely affected as a result of the following factors, among others:

•	having to pay certain costs relating to the proposed Medac Asset Acquisition, such as legal, accounting, financial advisory and other expenses;
•	focusing our management on the Medac Asset Acquisition, which could lead to the disruption of our ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Company to maintain relationships with patients, regulators, vendors and employees, or could otherwise adversely affect our operations and financial results, without realizing any of the benefits of having the Medac Asset Acquisition completed; and
•	foregoing other potentially beneficial opportunities in favor of the Medac Asset Acquisition, without realizing any of the benefits of having the Medac Asset Acquisition completed could impair our ability to execute our expansion plan.

If the Medac Asset Acquisition is not completed, we cannot assure you that these risks will not materialize and will not materially affect our operations, financial results, and stock price.

Our subleases, management services agreement and other contractual arrangements may not result in our realizing the financial benefits of direct ownership of Medac and may not be as effective as direct ownership in providing managerial control over Medac.

There is a risk that state authorities in some jurisdictions, including North Carolina, may find that certain of our contractual relationships, including those entered into in connection with the Medac Asset Acquisition, violate laws prohibiting the corporate practice of medicine and fee-splitting arrangements, which could have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price of our common stock. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a physician’s professional judgment and may prevent or limit the sharing or assignment of income generated by certain of our physicians. See “Business — Our Urgent Care and Primary Care Business — Government Regulation — State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee — Splitting Arrangements.”

Under applicable state law, we are prohibited from directly owning an interest in a medical practice in North Carolina, including Medac. Accordingly, we intend to realize the benefit of the Medac Asset Acquisition though our subleases, management services agreement and other contractual arrangements, each of which remains subject to negotiation of the parties and will become effective, if at all, at the closing of the Medac Asset Acquisition. These arrangements may not be as effective as direct ownership in providing us with the financial benefits of or managerial control over Medac. For example, with limited exceptions, the annual consideration due to us under the subleases, management services agreement and other contractual arrangements must be set in advance, which could result in our receipt of less than all of Medac’s annual earnings. In the event we or our contractual arrangements are found to violate applicable North Carolina law, such contractual arrangements could be deemed void and unenforceable as a matter of law, which may have a material adverse effect on our business, operating results, cash flow and financial condition.

If we had direct ownership of Medac, we would be able to exercise our rights as an equity holder directly to effect changes to the board of directors of Medac, which could effect changes at the management and operational levels. With contractual arrangements, we may not be able to directly change the members of the board of directors of Medac and would have to rely on the rights provided in our subleases, management services agreement and other contractual arrangements for such purposes. The parties to our subleases, management services agreement and other contractual arrangements may have conflicts of interest with us or our stockholders, and they may not act in our best interests or may not perform their obligations under these contracts. Such risks would exist throughout the period in which we intend to manage Medac through such contractual arrangements unless a change in the law is effected. If any dispute relating to such contracts remained unresolved, we would have to enforce our rights under these contracts under state law through arbitration, litigation and other legal proceedings and therefore will be subject to uncertainties in the legal system. Any such dispute could result in the ultimate termination of such contracts, which would require that we identify a new medical company to operate the clinical aspects of the business. Therefore, our subleases, management services agreement and other contractual arrangements may not be as effective in ensuring our financial rights or control over the relevant portion of Medac’s business operations as direct ownership would be.

We have experienced significant turnover in our senior management and our business may be adversely affected by the transitions in our senior management team or by our inability to effectively handle our transition and any future succession planning.

We are highly dependent on the executive leadership of our senior management and key employees and their extensive experience in the urgent and primary care industry, as well as their extensive knowledge of healthcare operations and center acquisitions. Our success depends, in large part, on the contributions and strategic vision of our senior management team as well as those other key personnel who manage our operations. In October 2014, we received resignation notices from our then-serving CFO and Principal Accounting Officer after we announced the relocation of our corporate headquarters from Dallas, Texas to Atlanta, Georgia, in April 2015, our President, Chairman and Chief Executive Officer, Richard W. Turner, Ph.D., died unexpectedly, and in July 2015, our then-serving CFO announced his resignation. Although our Acting Chief Executive Officer is and has been a member of our Board of Directors, and our Interim Chief Financial Officer is also our Vice President of Acquisitions, Secretary and General Counsel, we cannot assure you that their duties to us on an interim and less than full-time basis in these new roles will not distract them from their existing responsibilities or that their other roles will not distract them from their interim duties to us.

These transitions in our executive team may be disruptive to our business, and if we are unable to manage orderly transitions, our business may be adversely affected. Additionally, the loss of other members of our senior management team or key personnel could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. There may be a limited number of persons with the requisite skills to serve in these positions, and we cannot assure you that we would be able to identify or employ such qualified personnel on acceptable terms, if at all. The search for permanent replacements could also result in significant recruiting and relocation costs. If we fail to successfully attract and appoint a permanent CEO and permanent CFO with the appropriate expertise, we could experience increased employee turnover and harm to our business, results of operations, cash flow and financial condition.

Our business depends on numerous complex information systems, and any failure to successfully maintain these systems or implement new systems could materially harm our operations.

We depend on complex, integrated information systems and standardized procedures for operational and financial information. We may not have the necessary resources to enhance existing information systems or implement new systems where necessary to handle our needs. Furthermore, we may experience unanticipated delays, complications and expenses in implementing, integrating and operating our systems. Any interruptions in operations during periods of implementation would adversely affect our ability to properly allocate resources and process information in a timely manner, which could result in customer dissatisfaction and delayed cash flow. In addition, our technology systems, or a disruption in the operation of such systems, could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering. The failure to successfully implement and maintain operational, financial and billing information systems could have an adverse effect on our ability to obtain new business, retain existing business and maintain or increase our profit margins.

A failure in or a breach of our operational or security systems or infrastructure, or those of the third party vendors and other service providers or other third parties with which we transact business, including as a result of cyber attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses.

We rely on communications and information systems to conduct our business. Information security risks have generally increased in recent years in part because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct transactions, and the increased sophistication and activities of organized crime, hackers, and terrorists, activists, and other external parties. Our business, financial, accounting, and data processing systems, or other operating systems and facilities may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control.

Although we have information security procedures and controls in place, our technologies, systems and networks and our payors’ systems may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our or our payors’ or other third parties’ confidential information.

Although we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if, they do occur, that they will be adequately addressed. We may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our business, or cyber attacks or security breaches of our networks, systems or devices could have a material adverse effect on our business, results of operations or financial condition.

We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Based on the results of management’s assessment and evaluation of our internal controls following the end of our 2014 fiscal year, our then-serving CEO and then-serving CFO concluded that our internal control over financial reporting was not effective due to the material weaknesses described below.

Following the relocation of our corporate headquarters from Dallas, Texas to Atlanta, Georgia, in connection with our efforts to pursue urgent and primary care acquisitions in the southeast United States, in October 2014, we received resignation notices from our then-serving CFO and Principal Accounting Officer. Later in the fourth quarter of 2014, we learned that none of the other members of our accounting or finance divisions would be moving with the Company to our new headquarters in Atlanta, Georgia. This loss left us without the necessary expertise on staff to address our more complex accounting matters and also resulted in routine year-end accounting processes and procedures not being timely performed. Our acquisition of our urgent and primary care centers placed additional stress on our accounting controls. At the time of our acquisitions, none of the centers employed full-time, dedicated accounting personnel, only two maintained their books and records on an accrual basis of accounting, and none had effective internal controls over financial reporting. Furthermore, four of the five transactions were closed in the second half of 2014. The timing of these acquisitions, combined with center-level accounting challenges and the issues created by our personnel deficiencies, rendered us unable to appropriately implement adequate processes and procedures to effectively exercise internal control at the center level.

Our management also has concluded that our disclosure controls and procedures are not effective such that the information relating to our Company required to be disclosed in the reports we file with the

SEC (i) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to our management to allow timely decisions regarding required disclosure.

Further, effective August 14, 2015, our then-serving CFO resigned and our then-serving Vice President of Acquisitions, Secretary and General Counsel was appointed to serve in the additional capacity of Interim Chief Financial Officer. We are presently attempting to identify a new CFO and are taking specific action to address and remediate a material portion of our significant deficiencies and material weaknesses by December 31, 2015. We cannot assure you, however, that our current remediation efforts will resolve all of our material weaknesses by that date or any other date, or that other material weaknesses or other deficiencies will not arise in the future. If our existing material weaknesses persist or if new deficiences arise, we may be unable to accurately report our financial results on a timely basis, which could cause our reported financial results to be materially misstated and require restatement which could result in the loss of investor confidence, delisting or cause the market price of our common stock to decline.

We may not be able to adequately secure or protect our intellectual property and other proprietary rights that are material to our business, or to defend successfully against intellectual property infringement claims by third parties.

Our ability to compete effectively depends in part upon our intellectual property rights, including but not limited to our trademarks. Our use of contractual provisions, confidentiality procedures and agreements, and trademark, copyright, unfair competition, trade secret and other laws to protect our intellectual property rights may not be adequate. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that the conduct of our businesses or our use of intellectual property infringes upon such third party’s intellectual property rights. For example, a complaint was filed against us in the U.S. District Court for the Northern District of Alabama by American Family Care, Inc. and Irwin Holdings, LLC. The complaint alleged, among other things, that our use of the trade name “American CareSource” in the urgent and primary care business infringed upon their trademark, “American Family Care.” The parties have settled the dispute and have asked the court to dismiss the case. Any intellectual property litigation or claims brought against us, whether or not meritorious, could result in substantial costs and diversion of our resources, and there can be no assurances that favorable final outcomes will be obtained in all cases. The terms of any settlement or judgment may require us to pay substantial amounts to the other party or cease exercising our rights in such intellectual property, including ceasing the use of certain trademarks used by us to distinguish our services from those of others or ceasing the exercise of our rights in copyrightable works. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all. Our business, financial condition, and results of operations could be adversely affected as a result.

The credit agreements governing our indebtedness contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

Our credit agreements contain restrictive covenants that limit our ability to, among other things:

•	incur additional secured indebtedness other than purchase money indebtedness not to exceed $1.5 million in the aggregate;
•	merge or consolidate with another entity;
•	pay dividends or make other distributions;
•	make additional investments in fixed assets in any year in excess of $1.5 million, unless such additional investments are made in connection with our acquisition of all or substantially all of another company’s fixed assets;
•	guarantee obligations of any other person or entity;
•	mortgage or pledge any of our assets except liens securing permitted purchase money indebtedness; or
•	make any loans or advances.

We also cannot assure you that any third party or unaffiliated guarantors will permit us to respond to changes in market conditions or pursue business opportunities.

The limitation on additional investments in fixed assets could limit our ability to execute our de novo clinic growth strategy if the lender does not waive compliance with this covenant. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund desired capital expenditures or withstand a continuing or future downturn in our business.

If we are unable to comply with the restrictions and covenants in our credit agreements, there could be an event of default under the terms of such agreements, which could result in an acceleration of repayment.

Our ability to comply with the restrictions and covenants in our credit agreements may be affected by events beyond our control. For example, in April 2015, we received notice from Wells Fargo that an event of default had occurred under our July 2014 credit agreement following the unexpected death of our President, Chairman and Chief Executive Officer, Dr. Richard W. Turner, who had guaranteed part of our indebtedness under the July 2014 credit agreement. Although that event of default was cured to the satisfaction of Wells Fargo, and Wells Fargo notified us that it will not enforce its rights and remedies related to Dr. Turner’s death, we cannot assure you that in the future we or our guarantors will be willing or able to comply with the restrictions and covenants in our credit agreements, or that any future events of default will be waived. In the event of a default under our credit agreements, the lender could terminate its commitment to lend or could accelerate the loan and declare all amounts borrowed due and payable. If any of these events occur, we could be forced to liquidate all or a portion of our assets, which might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our credit agreements or obtain needed waivers on satisfactory terms.

Our borrowing under our credit agreements exposes us to interest rate risk.

Our results of operations are exposed to interest rate risk associated with borrowing under our credit agreements, which bear interest at daily one month London Interbank Offered Rate, or LIBOR, plus 1.75%. By its nature, a variable interest rate will move up or down based on changes in the economy and other factors, all of which are beyond our control. If interest rates increase, so will our interest costs, which may have a material adverse effect on our results of operations, cash flows available for working capital and capital expenditures, and our overall financial condition.

We may be adversely affected by prevailing economic conditions and financial, business and other factors beyond our control.

Our ability to attract and retain patients, invest in and grow our business and meet our financial objectives and obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the extent and severity of illness, the number of uninsured persons in the United States and inflationary pressures. We cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

The financial instability of our patients, many of whom may be adversely affected by volatile economic conditions, could present a variety of risks that are beyond our control. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, our centers may experience reductions in revenues, profitability or cash flow. This, in turn, could adversely affect our financial condition and liquidity. In addition, widespread and prolonged unemployment, notwithstanding the enforceability of the Patient Protection and Affordable Care Act, or ACA, could result in a substantial number of people becoming uninsured or underinsured. In turn, this may lead to fewer individuals pursuing or being able to afford our services. To the extent prevailing economic conditions result in fewer patients being treated, our business, results of operations, financial condition and cash flows could be adversely affected.

Our intangible assets may be impaired following the disposition of our legacy business.

We evaluate intangible assets for impairment annually during the fourth quarter and in any interim period in which circumstances arise that indicate our intangible assets may be impaired. Indicators of impairment include, but are not limited to, the loss of significant business or significant adverse changes in industry or market conditions. Our disposition of the legacy business may subject us to a write-down in intangible assets of up to approximately $0.4 million (as of the date hereof) in a future period, which could affect our results of operations and the price of our common stock.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to limitations.

In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership over a three-year period, is subject to limitations on its ability to utilize its pre-change NOLs. As of December 31, 2014 and 2013, our NOL carryforwards were approximately $19.6 million and $14.5 million, respectively, which expire from 2025 through 2034. Our existing NOL carryforwards may be subject to limitations arising from previous ownership changes. Either alone, or when aggregated with past transactions, this offering and future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. We have not conducted a study to assess whether an ownership change under Section 382 has occurred or will occur as a result of this offering. In the event we are deemed to experience such a change in control, we may not be able to utilize some or all of the NOL carryforwards for state or federal income tax purposes even if we attain profitability.

Risks Related to Our Urgent and Primary Care Business

We may not be able to implement successfully our growth strategy for our urgent and primary care business on a timely basis or at all, which could harm our business, financial condition and results of operations.

The growth of our urgent and primary care business depends on our ability to execute our plan to open and acquire new centers. Our ability to acquire and open profitable centers depends on many factors, including our ability to:

•	access capital to fund future acquisitions and preopening expenses;
•	successfully identify and secure leases for sites in desirable locations;
•	achieve brand awareness in new and existing markets;
•	manage costs, which could give rise to delays or cost overruns;
•	recruit, train, and retain qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other staff in our local markets;
•	obtain favorable reimbursement rates for services rendered at the centers;
•	successfully staff and operate new centers;
•	obtain all required governmental approvals, certificates, licenses and permits on a timely basis;
•	manage delays in the acquisition or opening of centers;
•	outperform local competitors; and
•	maintain adequate information systems and other operational system capabilities.

Further, applicable laws, rules and regulations (including licensure requirements) could negatively impact our ability to operate both new and existing centers.

Accordingly, we may not be able to achieve our planned growth or, even if we are able to grow our center base as planned, any new centers may not be profitable or otherwise perform as planned. Failure to implement successfully our growth strategy would likely have an adverse impact on our business, financial condition and results of operations.

We are operating a new business line, and management has limited experience operating such a line for us.

Our urgent and primary care business is a new business line for us, and members of our management team do not have substantial experience operating in this segment with our Company. As a result, our historical financial results may not be comparable to future results. Also, we may be subject to risks that we are unable to presently identify, such as regulatory risks. We cannot assure you that management will be able to profitably operate our urgent and primary care business. Such failure may have an adverse impact on our business, financial condition and results of operations.

The long-term success of our urgent and primary care business is highly dependent on our ability to successfully identify and acquire target centers and open new centers.

To achieve our growth strategy, we will need to acquire and open new centers and operate them on a profitable basis. We take into account numerous factors in identifying target markets where we can enter or expand.

The number and timing of new centers acquired and opened during any given period may be negatively impacted by a number of factors including, without limitation:

•	the identification and availability of attractive sites for new centers and the ability to negotiate suitable lease terms;
•	our ability to successfully identify and address pertinent risks and benefits during acquisition due diligence;
•	the preparation of target centers’ financial statements using methods of accounting other than generally accepted accounting principles;
•	the proximity of potential sites to one of our or our competitors’ existing centers;
•	our ability to obtain required governmental licenses, permits and authorizations on a timely basis; and
•	our ability to recruit qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other personnel to staff our centers.

If we are unable to find and secure attractive target centers to expand in existing markets or enter new markets, our revenues and profitability may be harmed, we may not be able to implement our growth strategy and our financial results may be negatively affected.

Our acquisition, integration and opening of centers in new markets exposes us to various risks and may require us to develop new business models.

Our growth and profitability depend on our ability to successfully implement our growth strategy by expanding the number of centers we operate in both new and existing markets. We cannot assure you our efforts to expand into new markets, particularly where we do not currently operate, will succeed. To operate in new markets, we may be required to modify our existing business model and cost structure to comply with local regulatory or other requirements, which may expose us to new operational, regulatory or legal risks.

We may be unable to acquire target centers within our current price ranges. This may reduce the pace of our growth and increase the need for additional debt and equity capital. The patient population of centers we acquire may be loyal to existing ownership, making it difficult to maintain pre-closing revenue and profit levels. The re-branding of acquired centers may have an adverse market effect in local communities, and our brand may not be received as favorably in the local communities as we anticipate.

The process of integration of an acquired center may subject us to a number of risks, including:

•	failure to successfully manage relationships with physicians and other staff of the acquired center;
•	demands on management related to the increase in size of our Company after the acquisition;
•	diversion of management attention from the operation of our business;

•	potential difficulties integrating and harmonizing financial reporting systems;
•	regulatory and compliance risks;
•	difficulties in the assimilation and retention of employees;
•	inability to retain the physicians and other staff of the acquired center;
•	inability to establish uniform standards, controls, systems, procedures and policies;
•	inability to retain the patients of the acquired center;
•	inability to improve our operational systems sufficiently to support the expansion of our operations to achieve economies of scale in order to improve operating margins;
•	exposure to legal claims for activities of the acquired center prior to acquisition; and
•	incurrence of additional expenses in connection with the integration process.

If we are unable to successfully integrate acquired centers or if there are delays in integration, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected.

Additionally, centers we open in new markets may take longer to reach expected revenue and profit levels on a consistent basis. The cost of opening and operating new centers may exceed our budget, thereby affecting our overall profitability. New markets may have competitive conditions, consumer preferences, and healthcare spending patterns that are more difficult to predict, identify or satisfy than our existing markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets and after closing acquisitions to build brand awareness. We may find it more difficult in new markets to hire, and we may not be able to retain and motivate, qualified physicians, nurse practitioners, physician assistants, medical technologists and other personnel. We may need to augment our labor model to meet regulatory requirements and the overall cost of labor may increase or be higher than anticipated.

As a result of any of the foregoing, any new or acquired centers may be less successful than expected, may not achieve target profit margins or our growth objectives and our reputation, business, financial condition and results of operations could be adversely affected.

If we open new centers in existing markets, revenue at our existing centers may be affected negatively.

The number and type of patients using our centers varies by location and depends on a number of factors, including population density, availability of other sources for convenient medical services, area demographics and geography. The opening of a new center in or near our existing centers could adversely affect the revenues of those existing centers. Existing centers could also make it more difficult to build our patient base for a new center in the same market. We may selectively open new centers in and around areas of existing centers that are operating at or near capacity to serve effectively our patients, but revenue cannibalization between our centers may become significant in the future as competition increases and as we continue to expand our operations. This could adversely affect our revenue growth, which could, in turn, adversely affect our business, financial condition, and results of operations.

We may be required to make capital expenditures in connection with our acquisitions to implement our growth strategy.

In order to effectively integrate our acquired centers, we may need to make significant capital expenditures to the interior and exterior of those centers. This may include making real property improvements and upgrading our medical equipment to serve our patients and remain competitive. Changing competitive conditions or the emergence of significant advances in medical technology could require us to invest significant capital in additional equipment or capacity in order to remain competitive. Along these lines, if the systems and technology of our target centers differ from those we have chosen to utilize, we may be required to invest significant capital to either convert, terminate, or integrate the varying technology platforms. If we are unable to fund any such investment or otherwise fail to make necessary capital expenditures, our business, financial condition, and results of operations could be materially and adversely affected.

Damage to our reputation or our brand could negatively impact our business, financial condition and results of operations.

We must grow the value of our brand to be successful. We intend to develop a reputation based on the high quality of our medical services, clinic personnel, as well as on our unique culture and the experience of our patients in our centers. If we do not make investments in areas such as marketing and advertising, as well as the day-to-day investments required for center operations, equipment upgrades, and personnel training, the value of our brand may not increase or may be diminished. Any incident, real or perceived, regardless of merit or outcome, that adversely affects our brand, such as, but not limited to, patient disability or death due to medical malpractice or allegations of medical malpractice, failure to comply with federal, state, or local regulations, including allegations or perceptions of non-compliance or failure to comply with ethical and operational standards, could significantly reduce the value of our brand, expose us to negative publicity and damage our overall business and reputation.

Our marketing activities may not be successful.

We incur costs and expend other resources in our marketing efforts to attract and retain patients. Our marketing activities are principally focused on increasing brand awareness in the communities in which we provide services. As we open and acquire new centers, we expect to undertake aggressive marketing campaigns to increase community awareness about our presence and our service capabilities. We conduct our targeted marketing efforts in neighborhoods through channels such as direct mail, billboards, radio advertisements, physician open houses, community sponsorships and various social media. If we are not successful in these efforts, we will have incurred expenses without materially increasing revenue.

The urgent and primary care market is highly competitive, including competition for patients, strategic relationships, and commercial payor contracts.

The market for providing urgent care and primary care services is highly competitive. Our centers face competition from existing walk-in clinics, hospital emergency rooms, private doctors’ offices, freestanding emergency centers, independent laboratories, occupational medicine clinics, in-store clinics, and hospital- and payor-supported urgent care facilities, depending on the type of patient and geographic market. Our centers compete on the basis of quality, price, accessibility, and overall experience. We compete with national, regional, and local enterprises, many of which have greater financial and other resources available to them, greater access to physicians or greater access to potential patients. We also compete on the basis of our multistate, regional footprint, which we believe will be of value to both employers and third-party payors. As a result of the differing competitive factors within the markets in which we operate and will operate, the individual results of our centers may be volatile. If we are unable to compete effectively with any of these entities or groups, or we are unable to implement our business strategies, there could be a material adverse effect on our business, prospects, results of operations and financial condition.

We may not be able to recruit and retain qualified physicians and other healthcare professionals for our urgent and primary care centers.

Our success depends upon our ability to recruit and retain qualified physicians, nurse practitioners, physician assistants, nurses, medical technologists and other staff. There is currently a national shortage of certain of these healthcare professionals. To the extent a significant number of physicians within an individual community or market decides to partner with our competitors and not with us, we may not be able to operate our centers in such community. We face competition for such personnel from existing urgent and primary care operators, hospital systems, entrepreneurial start-ups, and other organizations. This competition may require us to enhance wages and benefits to recruit and retain qualified personnel. Our inability to recruit and retain these professionals could have a material adverse effect on our ability to grow or be profitable.

We may not be able to prohibit or limit our physicians and other healthcare professionals from competing with us in our local markets.

In certain states in which we operate or intend to operate, non-compete, non-solicitation, and other negative covenants applicable to employment or ownership are judicially or statutorily limited in their effectiveness or are entirely unenforceable against physicians and other healthcare professionals. As a result, we may not be able to retain our patient relationships or protect our market share, operational processes or procedures, or limit insiders from using competitive information against us or competing with us, which could have a material adverse effect on our business, financial condition and ability to remain competitive.

We may be unable to enter into or maintain contracts for our urgent and primary care centers on favorable terms with commercial payors.

A significant portion of our net patient service revenue is derived from nongovernmental, third-party payors, or commercial payors, such as managed care organizations, commercial insurance providers and employer-sponsored healthcare plans. These commercial payors use a variety of methods for reimbursement depending on the arrangement involved. These arrangements include fee-for-service, PPOs and health maintenance organizations, as well as prepaid and discounted medical service packages and capitated, or fixed fee, contracts.

Frequently, commercial payors classify or may reclassify us as either a primary care or urgent care provider. Such distinctions may result in different payment and reimbursement structures. Such differences may result in increased costs to the patient through higher co-payments, deductibles and other cost-sharing mechanisms. If, due to our classification with commercial payors or to the structure of our contracts with such payors, patients are made to pay higher amounts out of pocket than they are at our competitors, we could experience a decrease in our patient volume which could have a material adverse effect on our business and our financial condition.

There is often pressure to renegotiate reimbursement levels, including, in particular, in connection with changes to Medicare. Frequently, commercial payors reimburse us based upon contracted discounts to our established base rates. If managed care organizations and other commercial payors reduce their rates or we were to experience a significant shift in our revenue mix toward Medicare or Medicaid reimbursements, then our revenue and profitability would be adversely affected and our operating margins would be reduced. Commercial payors often demand discounted fee structures, and the trend toward consolidation among commercial payors tends to increase their bargaining power over fee structures. Because some commercial payors rely on all or portions of Medicare fee schedules to determine payment rates, changes to government healthcare programs that reduce payments under these schedules may negatively impact payments from commercial payors. Other healthcare providers may impact our ability to negotiate increases and other favorable terms in our reimbursement arrangements with commercial payors. For example, some of our competitors may negotiate exclusivity provisions with commercial payors or otherwise restrict the ability of commercial payors to contract with us. We may be excluded from participating in commercial payor networks, making it more expensive for certain patients to receive treatment at our centers. Our results of operations will depend, in part, on our ability to retain and renew managed care contracts as well as enter into new managed care contracts on terms favorable to us. Our inability to maintain suitable financial arrangements with commercial payors could have a material adverse impact on our business.

As various provisions of the ACA are implemented, commercial payors may increasingly demand fee reductions. In addition, there is a growing trend for commercial payors to take steps to shift the primary cost of care to the plan participant by increasing co-payments, co-insurance and deductibles, and these actions could discourage such patients from seeking treatment at our centers. Patient volumes could be negatively impacted if we are unable to enter into or maintain acceptable contracts with such commercial payors, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

Government healthcare programs may reduce reimbursement rates.

In recent years, new legislation has been proposed and adopted at both the federal and state level that is effecting major changes in the healthcare system. Any change in the laws, regulations, or policies governing the healthcare system could adversely affect reimbursement rates and our operations and financial condition. Enacted in 2010, the ACA seeks to expand healthcare coverage, while increasing quality and limiting costs. The ACA substantially changes the way healthcare is financed by both governmental and commercial payors. As a result of the ACA or the adoption of additional federal and state healthcare reforms measures there could be limits to the amounts that federal and state governments will pay for healthcare services, which could result in reduced demand for, or profitability of, our services.

Furthermore, if due to an allegation of fraud or any other reason one or more of our physicians or other licensed healthcare providers are no longer entitled to bill and receive payment for services rendered to patients whose treatment is paid in whole or in part by a governmental payor, our revenue may be negatively impacted, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

If payments from commercial or governmental payors are significantly delayed, reduced or eliminated, our business, prospects, results of operations and financial condition could be adversely affected.

We depend upon compensation from third-party payors for the services provided to patients in our centers. The amount that our centers receive in payment for services may be adversely affected by factors we do not control, including federal or state regulatory or legislative changes, cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when healthcare services are provided, there can be delays before we receive payment. In addition, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost prohibitive to appeal, and such changes could materially reduce the actual amount we receive from those payors. Delays and uncertainties in the reimbursement process may be out of our control and may adversely affect our business, prospects, results of operations and financial condition.

Significant changes in our payor mix resulting from fluctuations in the types of patients seen at our centers could have a material adverse effect on our business, prospects, results of operations and financial condition.

Our results may change from period to period due to fluctuations in our payor mix. Payor mix refers to the relative amounts we receive from the mix of persons or entities that pay or reimburse us for healthcare services. Because we generally receive relatively higher payment rates from commercial payors than from governmental payors or self-pay patients, a significant shift in our payor mix toward a higher percentage of self-pay or patients whose treatment is paid in whole or part by a governmental payor, which could occur for reasons beyond our control, could have a material adverse effect on our business, prospects, results of operations and financial condition.

Failure to bill timely or accurately for our services could have a negative impact on our net revenues, bad debt expense and cash flow.

Billing for our services is often complex and time consuming. The practice of providing medical services in advance of payment or prior to assessing a patient’s ability to pay for such services may have a significant negative impact on our patient service revenue, bad debt expense and cash flow. We bill numerous and varied payors, including self-pay patients and various forms of commercial insurance providers. Billing requirements that must be met prior to receiving payment for services rendered often vary by payor. Self-pay patients and third-party payors may fail to pay for services even if they have been properly billed. Reimbursement is typically dependent on our providing the proper procedure and diagnosis codes.

Additional factors that could affect our collections for the services we render include:

•	disputes among payors as to which party is responsible for payment;
•	variations in coverage among various payors for similar services;
•	the difficulty of adherence to specific compliance requirements, coding and various other procedures mandated by responsible parties;
•	the institution of new coding standards; and
•	failure to properly credential our providers to enable them to bill various payors.

The complexity associated with billing for our services may lead to delays in our cash collections, resulting in increased carrying costs associated with the aging of our accounts receivable as well as the increased potential for bad debt expense.

We are dependent on our third-party revenue cycle managers for billing and collection of our claims.

We submit our claims for services rendered to commercial payors and governmental payors electronically through our third-party revenue cycle managers. We are dependent on our revenue cycle managers for the timely billing and collections of our claims. Any delay by or failure of our revenue cycle managers to timely bill and collect our claims could have a material adverse effect on our business, results of operations and financial condition.

We may incur costs resulting from security risks in connection with the electronic data processing by our partner banks.

Because we accept electronic payment cards for payments at our facilities, we may incur costs resulting from related security risks in connection with the electronic processing of confidential information by our partner banks. Recently, several large national banks have experienced potential or actual breaches in which similar data has been or may have been stolen. Such occurrences could cause patient dissatisfaction resulting in decreased visits or could also distract our management team from the management of the day-to-day operations.

A successful challenge by tax authorities to our treatment of certain healthcare providers as independent contractors or the elimination of an existing safe harbor could materially increase our costs relating to these healthcare providers.

Certain of our physicians and other licensed healthcare providers are engaged as independent contractors by our operating subsidiaries. Because these personnel are treated as independent contractors rather than as employees, our operating subsidiaries do not (i) withhold federal or state income taxes or other employment related taxes from their compensation, (ii) make federal or state unemployment tax or Federal Insurance Contributions Act payments with respect to them, (iii) provide workers compensation insurance with respect to them (except in states where they are required to do so for independent contractors), or (iv) allow them to participate in benefits and retirement programs available to employees. Although we have contracts with these physicians and other licensed healthcare providers obligating them to pay these taxes and other costs, if a challenge to our treatment of these physicians and other licensed healthcare providers as independent contractors by federal or state authorities were successful and they were treated as employees instead of independent contractors, we could be liable for taxes, penalties and interest. In addition, there are currently, and have been in the past, proposals made to eliminate an existing safe harbor that would potentially protect us from the imposition of taxes in these circumstances, and similar proposals could be made in the future. If such a challenge were successful or if the safe harbor were eliminated, this could cause a material increase in our costs relating to these physicians and other personnel and have a material adverse effect on our business, financial condition and results of operations.

Currently, our centers are located in Georgia, Florida, Alabama and Virginia, making us particularly sensitive to regulatory, economic, and other conditions in those states.

Our current centers are located in Georgia, Florida, Alabama and Virginia. Following the Medac Asset Acquisition, we will also manage centers located in North Carolina. If there were an adverse regulatory, economic or other development in any of those states, our patient volume could decline, our ability to operate our centers under our existing business model could be impacted, or there could be other unanticipated adverse impacts on our business that could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to effectively and timely transition to the ICD-10 coding system, our operations could be adversely affected.

CMS has adopted final rules that require all healthcare providers covered by HIPAA, including our centers, to transition to the new ICD-10 coding system. Use of the ICD-10 coding system is required beginning October 1, 2015. The ICD-10 coding system greatly expands the number and detail of billing codes used for claims compared to the existing International Classification of Diseases, Ninth Revision, or ICD-9, coding system. Transition to the ICD-10 system may require significant investment to train staff and physicians on the updated coding practices. In addition, it is possible that our centers could experience disruption or delays in reimbursement due to technical or coding errors or other implementation issues involving our systems, the systems or processes of our revenue cycle vendors, or those of our payors. Further, the ICD-10 coding system could result in decreased reimbursement if the use of ICD-10 codes results in our patients being assigned lower levels of reimbursement than were assigned under the ICD-9 coding system.

Our business is seasonal, which impacts our results of operations.

Our centers’ patient volumes are sensitive to seasonal fluctuations in urgent care and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks vary dramatically. Additionally, as consumers shift toward high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred, which may lead to lower than expected patient volume or an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

We could be subject to lawsuits for which we are not fully insured.

Healthcare providers have become subject to an increasing number of lawsuits alleging medical malpractice and related legal theories such as negligent hiring, supervision and credentialing. Some of these lawsuits involve large claim amounts and substantial defense costs. We generally procure professional liability insurance coverage for our affiliated medical professionals and professional and corporate entities. We are currently insured under policies in amounts management deems appropriate, based upon the nature and risk of our business. Nevertheless, there are exclusions and exceptions to coverage under each insurance policy that may make coverage for any claim unavailable, future claims could exceed the limits of available insurance coverage, existing insurers could become insolvent and fail to meet their obligations to provide coverage for such claims, and such coverage may not always be available with sufficient limits and at reasonable cost to insure us adequately and economically in the future. One or more successful claims against us not covered by, or exceeding the coverage of, our insurance could have a material adverse effect on our business, prospects, results of operations and financial condition. Moreover, in the normal course of our business, we may be involved in other types of lawsuits, claims, audits and investigations, including those arising out of our billing and marketing practices, employment disputes, contractual claims and other business disputes for which we may have no insurance coverage. Furthermore, for our losses that are insured or reinsured through commercial insurance providers, we are subject to the financial viability of those insurance companies. Although we believe our commercial insurance providers are currently creditworthy, they may not remain so in the future. The outcome of these matters could have a material adverse effect on our financial position, results of operations, and cash flows.

Risks Related to Our Legacy Business

One client accounts for a substantial portion of our ancillary network business.

HealthSmart, our largest client and now the manager of our ancillary network business, accounted for approximately 34% of our ancillary network net revenue in 2014, and 22% in 2013. The loss of this client or significant declines in the level of use of our services by this client, would have a material adverse effect on our business and results of operations. Although we have entered into a management services agreement with HealthSmart to manage our ancillary network business, there is no assurance that it will continue to use our ancillary network services as a customer at the same or greater level as it did in 2014. The initial term of our current payor contract with HealthSmart, which is unrelated to our management services agreement, terminates on December 31, 2015, and there is no assurance that it will be extended beyond that date.

Large competitors in the healthcare industry may choose to compete with us, reducing our margins. Some of these potential competitors may be our current clients.

Traditional health insurance companies, specialty provider networks, and specialty healthcare services companies are potential competitors of our ancillary network business. These entities include well-established companies that may have greater financial, marketing and technological resources than we have. Pricing pressure caused by competition has caused many of these companies to reduce the prices charged to clients for core services and to pass on to clients a larger portion of the formulary fees and related revenues received from service providers. Increased price competition from such companies’ entry into the market could reduce our margins and have a material adverse effect on our financial condition and results of operations. In fact, our clients could choose to establish their own network of ancillary care providers. As a result, we would not only lose the benefit of revenue from such clients, but we could face additional competition in our market.

We may not be able to successfully complete the disposition of our ancillary network business to HealthSmart, or at all.

To focus our attention and resources on our urgent and primary care business, on October 1, 2014, we entered into a management services agreement with our largest ancillary network client, HealthSmart. Under the management services agreement, HealthSmart manages and operates our ancillary network business. The agreement also provides that at any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business. Although HealthSmart’s option to purchase and our option to sell the ancillary network business do not become exercisable until October 1, 2016, we are currently in negotiations with HealthSmart to facilitate a disposition of our ancillary network business at a price between $2.5 million and $4.0 million, which would be in addition to $1.7 million of net profit received by us since the beginning of the management arrangement. See “Business—Ancillary Network—Management Services Agreement.”

Consummation of such a disposition would be subject to a number of conditions, including entering into a binding agreement with HealthSmart to acquire our ancillary network business. There can be no assurance that the Company will be successful in negotiating such an agreement on terms that will be favorable to the Company and its stockholders, if at all, or that the other conditions to closing will be satisfied. If we do not consummate the disposition, we expect to market the business for sale or expeditiously wind down the business.

If a disposition of our ancillary network business to HealthSmart is not completed, our ongoing business may be adversely affected and we will be subject to several risks, including the following:

•	having to pay costs relating to the operation and eventual disposition or wind down of the ancillary network business, including legal, accounting, financial advisor and other expenses attributable to such operations;
•	focusing our management on the operation of the ancillary network business and eventual disposition or wind down, which could lead to the disruption of our ongoing business or inconsistencies in its services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Company to maintain relationships with patients, regulators, vendors and employees, or could otherwise adversely affect our operations and financial results, without realizing any of the benefits of having the disposition of the ancillary network business completed; and
•	the possible incurrence of penalties, charges or other expenses to us in connection with our management services agreement or client contract with HealthSmart that would otherwise be settled by a disposition to HealthSmart.

Any of the foregoing could materially and adversely affect our business, results of operations and financial condition, as well as the price of our stock.

Fluctuations in the number and types of claims we process in our ancillary network business could make it more difficult to predict our net revenues in our ancillary network business from quarter to quarter.

Monthly fluctuations in the number and types of claims we process will impact our quarterly and annual results. Our margins vary depending on the type of ancillary healthcare service provided, the rates associated with those services and the overall mix of these claims, each of which will impact our profitability. Consequently, it may be difficult to predict the net revenue from our ancillary network business from one quarter to another quarter.

Limited barriers to entry into the ancillary healthcare services market could result in greater competition.

There are limited barriers to entering the market for ancillary service providers, meaning that it is relatively easy for other companies to replicate our ancillary network business model and provide the same or similar services that we currently provide. Major benefit management companies and healthcare companies not presently offering ancillary healthcare services may decide to enter the market. These companies may have greater financial, marketing and other resources than are available to us. Competition from other companies may have a material adverse effect on our financial condition and results of operations.

Our ancillary network business is dependent upon payments from third-party payors which may reduce rates of reimbursement.

Our ability to achieve profitability in our ancillary network business depends, in part, on payments made by third-party payors. Competition for patients, efforts by traditional third-party payors to contain or reduce healthcare costs and the increasing influence of managed care payors, such as health maintenance organizations, have resulted in reduced rates of reimbursement in recent years. If continuing, these trends could adversely affect our results of operations and decrease profitability unless we can implement measures to offset the loss of revenues. In addition, changes in reimbursement policies of private and governmental third-party payors, including policies relating to the Medicare and Medicaid programs, could reduce the amounts reimbursed to our clients for the services provided through us, and consequently, the amount these clients would be willing to pay for our services. Also, under the medical loss ratio, or MLR, regulations included in the ACA, it is possible that a portion of the fees our existing and prospective payors are contractually required to pay us and that do not qualify as “incurred claims” may not be included as expenditures for activities that improve health care quality. Such a determination may make it more difficult for us to retain existing clients or add new clients, because our clients’ or prospective clients’ MLR may otherwise not meet the specified targets. This may reduce our net revenues and profit margins.

We are dependent upon our network of qualified providers, and our provider agreements may be terminated at any time.

A network of qualified providers is an essential component of our ancillary network business. The typical form of agreement from ancillary healthcare providers provides that these agreements may be terminated at any time by either party with or without cause. If these agreements are terminated, particularly with our significant providers, such ancillary healthcare providers could enter into new agreements with our competitors which would have an adverse effect on our ability to continue our ancillary network business as it is currently conducted.

For any given claim, we are subject to the risk of paying more to the provider than we receive from the payor.

Our agreements with our payors, on the one hand, and our ancillary network service providers, on the other, are negotiated separately. We have complete discretion in negotiating both the prices we charge our payors and the financial terms of our agreements with the providers. As a result, our profit is primarily a function of the spread between the prices we have agreed to pay our ancillary network service providers and the prices our payors have agreed to pay us. We bear the pricing risk because we are responsible for providing the agreed-upon services to our payors, whether or not we are able to negotiate fees and other agreement terms with our ancillary network service providers that result in a positive margin for us. There can be no assurances that these pricing arrangements will not result in losses to us.

The length of the current sales cycle may impede our efforts to add new client accounts.

Over the past several years, we have experienced a lengthening of the period between identification of a prospective payor client and that prospect becoming a new client. Despite efforts to strategically improve our implementation process and our new management arrangement with HealthSmart, we can give no assurances that the process of converting a sales prospect into a new client account will not be lengthy and that our revenues will not continue to decline due to the lack of new client accounts.

We are dependent on our manager to operate our ancillary network business.

We are dependent on HealthSmart to operate our ancillary network business. We have no employees in our ancillary network business and the individuals who perform services for us are employees of our manager. Our manager may terminate our management agreement at any time after October 1, 2017, or before that date with 90 days’ advanced written notice, and we may not be able to find a suitable replacement in a timely manner, at a reasonable cost, or at all. We are also subject to the risk that our manager will not manage our ancillary network business in a manner that is in our best interests, particularly because HealthSmart operates its own preferred provider network that competes for clients with our ancillary network.

Additionally, we pay our manager cash fees for the services it provides in managing our ancillary network business. The payment of these fees may impact the amount of cash available for investment in our urgent and primary care business. We cannot assure you that, after payment of these fees, our ancilliary network business will be profitable.

If our ancillary network business is sold to HealthSmart under the terms provided for in our management services agreement, the business may not generate net profits sufficient for us to be paid the full purchase price.

Under the terms of the asset purchase agreement that was negotiated with HealthSmart in conjunction with our entry into the management services agreement, if HealthSmart buys the ancillary network business it will be obligated to pay the purchase price to us only from the net profits generated by the ancillary network business after closing. Accordingly, we will be dependent on the ancillary network business, and HealthSmart’s operation thereof, to generate net profits sufficient to pay the full purchase price to us. Consequently, there is no assurance that we will receive the full purchase price for the ancillary network business if it is sold to HealthSmart. See “Business — Ancillary Network Business — Management Services Agreement.”

Our manager may be subject to conflicts of interest.

Our manager has potential conflicts of interest in its management of our ancillary network business. Circumstances under which a conflict could arise between us and our manager include:

•	the receipt of compensation by our manager for services for us and costs incurred, which may cause our manager to engage in transactions or incur costs that generate higher fees, rather than transactions that are more appropriate or beneficial to our business;
•	taking actions that are beneficial to our manager’s preferred provider network that are detrimental to our ancillary network business;
•	taking actions that benefit our manager in its capacity as our client which are not beneficial to our ancillary network business; and
•	some of our clients are competitors of our manager, and our manager may take actions that are not in the best interests of those clients.

We are also subject to the risk that our manager will not manage our ancillary network business in a manner that is in our best interests, particularly because HealthSmart operates its own preferred provider network that competes for clients with our ancillary network.

Risks Related to Our Regulatory Environment

The healthcare industry is heavily regulated, and if we fail to comply with these laws and government regulations we could incur penalties or be required to make significant changes to our operations.

The healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services, our contractual relationships with our physicians, vendors, patients and clients, our marketing activities and other aspects of our operations. If we fail to comply with these laws and regulations, we could be exposed to civil and criminal penalties such as fines, damages, overpayment recoupment, loss of enrollment status and exclusion from government healthcare programs. Any action against us for violation of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Our physicians and other licensed healthcare providers are also subject to ethical guidelines and operating standards of professional and private accreditation agencies.

The laws, regulations and standards governing the provision of healthcare services may change significantly in the future, and these changes may materially and adversely affect our business. Furthermore, a review of our business by regulatory or accreditation authorities could result in determinations that could adversely affect our operations.

Our urgent and primary care centers are and will be subject to numerous statutes and regulations in the states in which we operate now or in the future and the failure to comply with these laws and regulations could result in civil or criminal sanctions.

The operation of urgent and primary care centers subjects us, and will subject us, to many state laws and regulations. In general, states, whether directly or through boards, agencies or other delegated authorities, regulate the ownership and dispensing of controlled substances, the retention and storage of medical records, the ownership and management of entities engaged in healthcare services, patient privacy and protection of health information, the licensure of healthcare providers, and the clinical supervision by physicians of nurse practitioners and physicians assistants, training, client monitoring and supervision of staff, among other aspects of our operations. All such laws and regulations, and the applicable interpretations of such laws and regulations, are subject to change.

Additional regulation of centers such as ours has been proposed in several states. The adoption of any such regulations in the states in which we operate now or in the future could force us to change our operational or transactional approach or lead to a finding by regulators that we do not meet legal requirements. We may be subject to criminal prosecution, regulatory fines, penalties or other sanctions if our operations or centers are found to not comply with applicable laws and regulations. In addition, we may be required to refund all funds received from patients and third-party payors during the period of noncompliance.

Although we monitor compliance concerns on a corporate level and at each center, and seek to institute best practices on compliance matters, we do not have a dedicated chief compliance officer whose sole job is to monitor and manage compliance matters. Consequently, we may not immediately identify practices that need to be changed or remediated. Further, as we integrate acquired centers, we seek to ensure they comply with the relevant regulations, but we cannot assure you that compliance or regulatory issues will not arise.

Failure to comply with laws and regulations governing us and the centers we manage could result in civil or criminal sanctions, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

State regulation of the expansion of urgent and primary care centers could prevent us from reaching our expansion objectives.

Many states have certificate of need programs that require some level of prior approval for the development, acquisition or expansion of certain healthcare facilities. Although the states where our current centers operate do not require that we obtain a certificate of need to acquire or operate our centers, in the event we choose to acquire or open centers in a state that does require such approval, we may be required to obtain a certificate of need before the acquisition or opening occurs. If we are unable to obtain such approvals, we may not be able to move forward with the planned activity.

Only a few states, including Florida, currently require the licensure of centers such as ours. The lack of a specific licensure process for our centers in the vast majority of states may lead state legislators or regulators to regulate aggressively the growth of our industry, potentially seeking to treat our industry in a manner similar to hospitals or freestanding emergency departments. Further, the growing number of urgent care centers and freestanding emergency departments may lead to legislation or regulations requiring us to change substantially our operations or cease our operations in that state entirely. Any such requirements could have a material adverse effect on our prospects and growth strategy.

Our urgent and primary care centers are subject to comprehensive laws and regulations that govern the manner in which we bill and are paid for our services by third-party payors, and the failure to comply with these requirements can result in civil or criminal sanctions, including exclusion from federal and state healthcare programs.

A substantial portion of our urgent and primary care services are paid for by commercial payors and governmental payors. These third-party payors typically have differing and complex billing and documentation requirements. If we fail to meet these requirements, we may not be paid for our services or payment may be substantially delayed or reduced.

Numerous state and federal laws also apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Third-party payors carefully monitor compliance with these and other applicable rules. Our failure to comply with these rules could result in our obligation to refund amounts previously paid for such services or non-payment for our services.

If we are found to have violated any of these or any of the other laws or regulations which govern our activities, the resulting penalties, damages, fines or other sanctions could adversely affect our ability to operate our business and our financial results.

Changes in coverage and the rates or methods of third-party reimbursements may adversely affect our urgent and primary care revenue and operations.

A substantial portion of our urgent and primary care revenue is derived from direct billings to patients and third-party payors. As a result, any changes in the rates or methods of reimbursement for the services we provide could have a material adverse effect on our revenue and financial results. Reimbursement rates can vary depending on whether our center is an in-network or out-of-network provider. Our centers may be out-of-network for some patients. When acting as an out-of-network provider, reimbursement rates may be lower, co-payments and deductibles may be higher and we may have difficulties complying with the billing requirements of certain third-party payors. Additionally, the continued implementation of the ACA could result in substantial changes in coverage and reimbursement, including changes in coverage and amounts paid by private payors, which could have an adverse impact on our revenue from those sources.

Past and future healthcare reform legislation and other changes in the healthcare industry could adversely affect our business, financial condition and results of operations.

The healthcare industry is subject to changing political, regulatory and other influences. In March 2010, the President signed the ACA into law, which made major changes in how healthcare is delivered and reimbursed and increased access to health insurance benefits for the uninsured and underinsured population of the United States.

Because of the continued uncertainty about the implementation of various provisions of the ACA, we cannot predict with any certainty the impact of the ACA on our business models, prospects, financial condition and results of operations. Also, Congress and state legislatures may continue reviewing and assessing alternative healthcare delivery and payment systems and may in the future adopt legislation making additional fundamental changes in the healthcare system. There is no assurance that such changes will not have a material adverse effect on our business, financial condition and results of operations. Continued efforts to shift healthcare costs to the patient (through co-payments, deductibles, and other mechanisms) could adversely affect our business, financial condition and results of operations.

If we are required to restructure our arrangements with physicians because of current or future laws, we may incur additional costs, lose contracts or suffer a reduction in net revenue.

Various laws bear on our relationships with the physicians staffing our urgent and primary care centers. Authorities in some states could find that our contractual relationships with our physicians violate laws prohibiting the corporate practice of medicine and fee-splitting. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physician’s professional judgment, but they may also prevent the sharing of professional services income with non-professional or business interests. Approximately 30 states have some form of corporate practice of medicine restrictions, and, as we continue to expand into new markets, our current business model may implicate these restrictions. One of the states in which we currently operate, Georgia, and North Carolina, where we will manage centers following the Medac Asset Acquisition, have adopted certain corporate practice of medicine restrictions against non-professional entities. Although we believe we are currently in material compliance with applicable law, including with respect to the corporate practice of medicine and fee-splitting, regulatory authorities or other parties, including our employed and contracted physicians, or our physicians, may assert that, among other things, our state-level operating subsidiaries are impermissibly engaged in the practice of medicine. In that event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable or we could be required to modify our organizational structure, any of which could have a material adverse effect on our business and our ability to execute our growth strategy. Moreover, if we are required to modify our structure and organization to comply with these laws and rules, our financing agreements may prohibit such modifications and require us to obtain the consent of the holders of our debt or require the refinancing of such debt.

We are subject to the data privacy, security and breach notification requirements of HIPAA, HITECH and other data privacy and security laws, and the failure to comply with these rules, or allegations that we have failed to do so, could result in civil or criminal sanctions.

Numerous federal and state laws and regulations, including HIPAA and HITECH, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to the use and disclosure of such information by “covered entities.” The Company and each of our centers are considered covered entities under HIPAA. We have taken actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we are in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA-covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although we have taken actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of protected health information, or PHI, or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured PHI that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1.5 million in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS, in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA-covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our centers are required to conform to such transaction set standards.

Our centers participate in the federal Medicare program and, as a result, we must comply with a number of additional federal regulatory requirements.

Our centers participate as providers the federal Medicare program. As participants in the Medicare program, we are directly subject to certain federal regulatory requirements, including the Stark Law and the Anti-Kickback Statute. Furthermore, the Medicare program is particularly susceptible to statutory and regulatory changes, retroactive and prospective rate adjustments, spending freezes, federal and state funding reductions and administrative rulings and interpretations concerning, without limitation, patient eligibility requirements, funding levels and the method of calculating payments or reimbursements.

Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B coverage. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. The resulting relative value units, or RVUs, are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

Historically, CMS was required to limit the growth in spending under the physician fee schedule by a predetermined sustained growth rate, or SGR. Congress typically responded to these automatic physician payment cuts with a series of temporary fixes. On April 16, 2015, however, the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, was enacted which includes permanent repeal of the SGR formula. With MACRA, the long sought after goal of permanently repealing the SGR was achieved and overrides a 21.2% across-the-board cut in Medicare physician payments that briefly took effect on April 1, 2015. Under MACRA, physician payment updates are to be linked to quality and value measurement and participation in alternative payment models. Enactment of MACRA and repeal of the SGR could be offset by further reductions in Medicare payments, and any such reductions could have a material adverse effect on our business.

Furthermore, the ACA reduces annual payment updates for certain providers and reduces Medicare payments for certain procedures, and the Budget Control Act of 2011, or BCA, requires automatic spending reductions for each fiscal year through 2021. As a result of the BCA and subsequent activity in Congress, a $1.2 trillion sequester (across-the-board spending cuts) in discretionary programs took effect in 2013. In particular, a 2% reduction in Medicare payments took effect on April 1, 2013 and has recently been extended for an additional two years beyond the original expiration date of 2021.

We are subject to CMS’ RAC program.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003, or MMA, introduced on a trial basis the use of RACs for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim, and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments identified and collected.

A Medicare administrative contractor, or MAC, may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials for claim payments.

Any such reviews under the RAC program or denials by the MAC could have a material adverse effect on our results of operations.

We are subject to the Anti-Kickback Statute, Stark Law, FCA, Civil Monetary Penalties statute and analogous provisions of applicable state laws and could face substantial penalties if we fail to comply with such laws.

Anti-Kickback Statute

The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

Because we currently accept funds from governmental healthcare programs, we are subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims and may also require entry into a corporate integrity agreement, or CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain “designated health services” reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an ownership or investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, laboratory and imaging services and the provision of durable medical equipment. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

We have entered into several types of financial relationships with physicians who staff our urgent and primary care centers, including compensation arrangements. We believe that the compensation arrangements under our employment agreements and independent contractor agreements satisfy one or more exceptions to the Stark Law. Although we believe that the compensation provisions included in our written physician agreements, which are the result of arm’s length negotiations, result in fair market value payments for medical services rendered or to be rendered, an enforcement agency could nevertheless challenge the level of compensation that we pay our physicians.

The ownership of our stock by any of our physicians will constitute a “financial relationship” for purposes of the Stark Law. As a result, in order to bill Medicare for the designated health services referred by such physician stockholder, we must qualify for one or more exceptions to the Stark Law. Although an exception exists for publicly traded securities, we will not qualify until our stockholders’ equity exceeds $75.0 million at the end of our most recent fiscal year or on average during the previous three years. If we are unable to qualify for another exception to the Stark Law, we will not be entitled to bill Medicare for services rendered by a physician stockholder. As a result, we may suffer losses to our net revenue. Further, it may become necessary for us to perform regular compliance tests to determine which, if any, of our physicians own our stock, and, if so, to determine whether or not we meet an applicable exception to the Stark Law. Such efforts could have a material adverse effect on our business and our ability to compensate physicians, and could result in damage to our reputation.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, and potential exclusion from participation in government healthcare programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

False Claims Act

The federal civil FCA prohibits providers from, among other things, (i) knowingly presenting or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (ii) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (iii) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim as well as possible expulsion from participation in the Medicare and Medicaid programs.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

The scope and enforcement of each of these laws is uncertain and subject to constant change. Federal and state enforcement entities have significantly increased their scrutiny of healthcare companies and providers which has led to investigations, prosecutions, convictions and large settlements. Although we intend to conduct our business in compliance with all applicable federal and state fraud and abuse laws, many of these laws are broadly worded and may be interpreted or applied in ways that cannot be predicted with any certainty. Therefore, we cannot assure you that our arrangements or business practices will not be subject to government scrutiny or will be found to be in compliance with applicable fraud and abuse laws. Further, responding to investigations can be time consuming and result in significant legal fees and can potentially divert management’s attention from the operation of our business.

The Office of Inspector General, or OIG, is authorized to seek different amounts of civil monetary penalties and assessments based on the type of violation at issue. For example, in a case of false or fraudulent claims, the OIG may seek a penalty of up to $10,000 for each item or service improperly claimed, and an assessment of up to three times the amount improperly claimed. In a kickback case, the OIG may seek a penalty of up to $50,000 for each improper act and damages of up to three times the amount of remuneration at issue (regardless of whether some of the remuneration was for a lawful purpose).

If we fail to effectively and timely implement electronic health record systems, our operations could be adversely affected.

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use electronic health record, or EHR, technology. HHS uses the Provider Enrollment, Chain and Ownership System, or PECOS, to verify Medicare enrollment prior to making EHR incentive program payments. If our professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

We are in process of converting certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we have incurred capitalized costs and additional training and implementation expenses.

If we fail to comply with laws and regulations related to the protection of the environment and human health and safety, we could incur substantial penalties and fines.

We are subject to various federal, state and local and regulations relating to the protection of the environment and human health and safety, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. Some of our operations include the use, generations and disposal of hazardous materials. We also plan to acquire ownership in new facilities and properties, some of which may have had a history of commercial or other operations. We may, in the future, incur liability under environmental statutes and regulations with respect to contamination of sites we own or operate, including contamination caused by prior owners or operators of such sites, abutters or other persons, and the off-site disposal of hazardous substances. Violations of these laws and regulations may result in substantial civil penalties or fines.

Risks Related to Ownership of Our Securities and This Offering

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

We may issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in the future in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes, resulting in the dilution of the ownership interests of our stockholders at that time. At September 30, 2015, we had outstanding options to purchase an aggregate of 648,650 shares of our common stock at a weighted average exercise price of $4.00 per share, warrants to purchase an aggregate of 2,082,222 shares of our common stock at a weighted average exercise price of $1.46 per share (assumes adjustment of exercise price for warrants to purchase 249,990 shares is approved by stockholders), and 4,388,623 shares of our common stock reserved for issuance under our 2005 Stock Option Plan and our Amended and Restated 2009 Plan. On August 12, 2015, we issued warrants to purchase 300,000 shares of our common stock in connection with the guarantee of our indebtedness at an initial exercise price of $1.70 per share. The exercise prices of the warrants to purchase 800,000 shares of our common stock that were issued on July 30, 2014 at an initial exercise price of $3.15 per share and to purchase 960,000 shares of our common stock that were issued on December 4, 2014 at an initial exercise price of $2.71 per share and the warrant to purchase 50,010 shares issued on August 12, 2015 to an individual who is not an officer or director of the Company have been adjusted downward to $1.46 per share to reflect the closing price of our common stock on August 28, 2015, the date restricted stock was awarded to our directors pursuant to our director compensation plan. The adjustment resulted from our issuing such restricted stock at a price per share less than the exercise price of such warrants. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the exercise price. The adjusted exercise price of the December 4, 2014 warrants and the warrant for 50,010 shares issued on August 12, 2015 will be subject to an additional adjustment to equal the public offering price of our common stock in this offering if the public offering price is less than the adjusted exercise price of $1.46 per share. If our stockholders approve certain anti-dilution provisions of the August 12, 2015 warrants to purchase 249,990 shares issued to Mr. Pappajohn and Mr. Oman, the exercise price of those warrants will be adjusted to the lower of $1.46 per share and the public offering price of our common stock in this offering. We intend to seek such stockholder approval at our 2016 annual meeting of stockholders. The exercise of such outstanding awards and warrants, the issuance of future awards under our 2005 Stock Option Plan and Amended and Restated 2009 Plan, the exercise of Warrants or conversion of Series A Preferred offered hereby, or the future issuance of any such additional shares of common stock, will result in further dilution of your investment and may create downward pressure on the trading price of the common stock. There can also be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently traded on The NASDAQ Capital Market, and new investors could gain rights superior to those of our stockholders at that time.

There is no public market for the Series A Preferred or the Warrants being offered by us in this offering.

There is no established public trading market for the Series A Preferred or the Warrants being offered by us in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Series A Preferred or the Warrants on any national securities exchange or other nationally recognized trading system, including The NASDAQ Capital Market. Without an active market, the liquidity of the Series A Preferred and the Warrants will be limited.

Due to the speculative nature of warrants, there is no guarantee that it will ever be profitable for investors in the offering to exercise their Warrants.

The Warrants offered hereby do not confer any rights of share ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire our common stock at a fixed price for a limited period of time. Investors in this offering may exercise their right to acquire the shares of common stock underlying their Warrants at any time after the date of issuance by paying an exercise price which is equal to 125% of the public offering price of the Class A Units being offered pursuant to this prospectus, prior to their expiration on the date that is five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. See“Description of the Securities We are Offering.” There can be no assurance that the market price of our common stock will ever equal or exceed the exercise price of the Warrants, and, consequently, whether it will ever be profitable for investors to exercise their Warrants.

After this offering, our executive officers, directors and principal stockholders will continue to have significant voting power.

As of November 3, 2015, our executive officers, directors and holders of more than 5% of our outstanding common stock together beneficially owned approximately 60.88% of our common stock. Upon the closing of this offering, and assuming that none of these executive officers, directors and more than 5% stockholders, or their affiliates, purchases any securities in this offering, such officers, directors and stockholders will, in the aggregate, beneficially own shares representing approximately 32.61% of our common stock, assuming no exercise of any Warrants or conversion of Series A Preferred offered hereby. See “Principal Stockholders.” As a result, if these stockholders were to choose to act together, they may be able to control or significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, may be able to control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

•	delay, defer or prevent a change in control;
•	entrench our management and Board of Directors; or
•	impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

The market price of our common stock may be volatile and this may adversely affect our stockholders.

The price at which our common stock trades may be volatile. The stock market can experience significant price and volume fluctuations that have affect the market prices of securities, including securities of healthcare companies. The market price of our common stock may be influenced by many factors, including:

•	our operating and financial performance;
•	variances in our quarterly financial results compared to expectations;
•	the depth and liquidity of the market for our common stock;
•	future sales of common stock or the perception that sales could occur;

•	investor perception of our business and our prospects;
•	factors affecting our industry and competitors;
•	developments relating to litigation or governmental investigations;
•	changes or proposed changes in healthcare laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters;
•	general economic and stock market conditions; and
•	other risk factors described in this “Risk Factors” section.

In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of healthcare companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our financial condition, results from operations, business or prospects. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team’s attention as well as resources from the operation of our business. There is no assurance that the market price of our common stock will not fall in the future.

We do not anticipate paying dividends on our common stock in the foreseeable future and, consequently, your ability to achieve a return on your investment will depend solely on any appreciation in the price of our common stock.

We do not pay dividends on our shares of common stock and currently intend to retain all future earnings to finance the continued growth and development of our business. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future and our credit agreements limit our ability to pay dividends. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our Board of Directors. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock. See “Market Price For Common Equity and Related Stockholder Matters — Dividend Policy.”

Our common stock may be delisted from The NASDAQ Capital Market, which may make it more difficult for you to sell your shares.

Our common stock is listed on The NASDAQ Capital Market, and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares and minimum bid price per share, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from The NASDAQ Capital Market.

On May 21, 2015, we received a letter from NASDAQ indicating that as of March 31, 2015, our reported stockholders’ equity of $407,000 did not meet the $2.5 million minimum required to maintain continued listing, as set forth in NASDAQ Listing Rule 5550(b)(1). The letter further stated that as of May 20, 2015 we did not meet either of the alternatives of market value of listed securities or net income from continuing operations.

Under NASDAQ rules, we submitted a plan to NASDAQ to regain compliance, which NASDAQ accepted, granting us until November 17, 2015 to evidence compliance. However, because we were unable to raise equity capital as we anticipated, we did not evidence compliance with NASDAQ Listing Rule 5550(b)(1) by November 17, 2015. On November 18, 2015, we received a letter from NASDAQ stating that we have not regained compliance with the continued listing requirements of The NASDAQ Capital Market. As a result, NASDAQ determined that our common stock would be delisted from The NASDAQ Capital Market effective November 30, 2015. We appealed that determination which stayed the delisting of our common stock until the appeal is heard on January 14, 2016 by the NASDAQ Hearings Panel, but there is no assurance that our request for continued listing will be granted.

As a result of this offering, our stockholders’ equity at September 30, 2015 on a pro forma as adjusted basis would allow us to meet the $2.5 million minimum stockholders’ equity requirement for continued listing on NASDAQ. However, we cannot assure you that NASDAQ will deem us to be in compliance with this requirement and continue the listing of our common stock on The NASDAQ Capital Market. Moreover, our losses are continuing and, even if NASDAQ permits listing of our common stock to continue, we may not be able to continue to satisfy this listing standard in the future. Accordingly, we will likely need to raise additional equity financing to satisfy the NASDAQ minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Market in the future. Furthermore, even if we meet the minimum stockholders’ equity requirement, our stock price may not meet the minimum closing bid price of at least $1.00 per share for continued listing on The NASDAQ Capital Market or we may fail to meet other requirements for continued listing.

Delisting from The NASDAQ Capital Market may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investor interest business development opportunities.

If we are delisted from The NASDAQ Capital Market and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” As a result, we could face significant adverse consequences including, among others:

•	a limited availability of market quotations for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and little or no analyst coverage for us; and
•	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3) or obtain additional financing in the future.

If our common stock becomes subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on The NASDAQ Capital Market and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

The market price of our common stock in the future may be affected by different factors than in the past.

With our entry into the urgent and primary care line of business and our plans to transform the Company over the next few years into primarily an urgent and primary care business, the market price of our common stock in the future may be impacted by different factors than those that have affected the market price of our common stock in the past.

Anti-takeover provisions of our certificate of incorporation, our bylaws and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove the current members of our board and management.

Certain provisions of our certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. Furthermore, these provisions could prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. These provisions, among other things:

•	authorize our Board of Directors to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board of Directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board of Directors does not approve; and
•	limit who may call a stockholders meeting.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of the voting rights on our common stock, from merging or combining with us for a prescribed period of time.

We may not have an active market for our common stock and, as a result, it may be difficult for you to sell your shares of our common stock.

Despite our listing on The NASDAQ Capital Market, there may not be a meaningful, consistent, trading market for our common stock. Generally, trading in our common stock has been limited. An inactive market may impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration. We cannot predict with any certainty the prices at which our common stock will trade. It is possible that in one or more future periods our results of operations may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of our common stock may fall. If we do not have an active market for our common stock, it may be difficult for investors to sell their shares without depressing the market prices for the shares or at all.

You will experience immediate and substantial dilution in the net tangible book value per share as a result of this offering.

Because the price per share of our common stock being offered is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $1.00 per Class A Unit, and after deducting the underwriting discount and estimated offering expenses payable by us, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $(1.61) per share in the pro forma as adjusted net tangible book value of the common stock. This calculation and the conversion of the Series A Preferred excludes the proceeds, if any, from the exercise of the Warrants and the conversion of the Series A Preferred issued in this offering. If the underwriters exercise their over-allotment option, or if outstanding options and warrants to purchase our common stock are exercised, you will experience additional dilution. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

We may sell shares of our common stock in the future at a price that is less than the price per share of our common stock in this offering.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our management will have broad discretion in allocating the net proceeds of this offering and may use the proceeds in ways with which you disagree.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. Because the net proceeds are not required to be allocated to any particular investment or transaction, investors in this offering may not agree with how the net proceeds are used. The failure by our management to apply these funds in an effective manner could have a material adverse effect on our business, results of operations and financial condition. See “Use of Proceeds” for a description of how we presently intend to apply the net proceeds from this offering.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements can be identified by forward-looking words such as “may,” “will,” “seek,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “believe,” “estimate” and “continue” or similar words and discuss our strategy, future operations, future financial position, prospects and future development or contain other “forward-looking” information. These include, without limitation, those statements under the headings “Prospectus Summary — Recent Developments — Medac Asset Acquisition,” “Prospectus Summary — Our Strategies” and “Business — Urgent and Primary Care Business — Our Strategies.”

Such forward-looking statements are based on current information, assumptions and belief of management, and are not guarantees of future performance. Substantial risks and uncertainties could cause actual results or future events to differ materially from those indicated by such forward-looking statements, including, but not limited to:

•	our ability to attract and maintain patients, clients and providers and achieve our financial results;
•	our ability to raise additional capital to meet our liquidity needs;
•	changes in national healthcare policy, federal and state regulation, including without limitation the impact of the ACA, the Health Care and Educational Affordability Reconciliation Act and MLR regulations;
•	our intent to consummate the Medac Asset Acquisition;
•	our ability to complete the disposition of our ancillary network business to HealthSmart;
•	our ability to regain and maintain compliance with NASDAQ Listing Rule 5550(b)(1);
•	general economic conditions, including economic downturns and increases in unemployment;
•	our ability to successfully implement our growth strategy for the urgent and primary care business;
•	our ability to identify, acquire and integrate target urgent and primary care centers;
•	increased competition in the urgent and primary care market;
•	our ability to recruit and retain qualified physicians and other healthcare professionals;
•	reduction in reimbursement rates from governmental and commercial payors;
•	lower than anticipated demand for services;
•	HealthSmart’s ability to manage our ancillary network business;
•	changes in the business decisions by significant ancillary network clients;
•	increased competition in our ancillary network business from major carriers;
•	increased competition from cost containment vendors and solutions;
•	implementation and performance difficulties; and
•	other risk factors described in our “Risk Factors” section.

The preceding list is not intended to be an exhaustive list of all of the risks and uncertainties that could cause our actual results or future events to differ materially from those expressed or implied by our forward-looking statements. Our actual results or future events could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Given these uncertainties, you should not place undue reliance on our forward-looking statements, and we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus, to conform these statements to actual results, or to changes in our expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $7.6 million, or approximately $8.8 million if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

We expect to use approximately $5.1 million of the net proceeds to pay the cash portion of the purchase price for the Medac Asset Acquisition and the remaining proceeds to acquire and open urgent and primary care centers in the eastern and southeastern United States and for general corporate purposes. Among the general corporate purposes for which we may use any remaining net proceeds is to repay approximately $0.2 million of indebtedness incurred to finance prior urgent and primary care center acquisitions, see “Description of Material Indebtedness — Acquisition Indebtedness.”

Although we presently anticipate closing the Medac Asset Acquisition immediately following the consummation of this offering, there is no assurance we can do so at that time, or at all. If we do not consummate the Medac Asset Acquisition, we will use the net proceeds from this offering to acquire and open urgent and primary care centers in the eastern and southeastern United States, to repay the indebtedness described above and for general corporate purposes. See “Prospectus Summary — Medac Asset Acquisition.” This offering is not conditioned on the Medac Asset Acquisition. We cannot assure you that the Medac Asset Acquisition will close as expected or at all. See “Risk Factors — Failure to complete the Medac Asset Acquisition could negatively impact our stock price and our future operations and financial results.”

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of our actual expenditures will depend upon numerous factors, including the timing of our closing of any acquisition of urgent and primary care centers, and our ability to identify, negotiate and close future urgent and primary care transactions. As a result, our management will have broad discretion over the use of the net proceeds from this offering. Pending the use of the proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short- and intermediate-term interest bearing obligations, investment grade instruments, certificates of deposit or U.S. government securities.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on The NASDAQ Capital Market under the symbol “GNOW.”

The following table sets forth, for the fiscal periods indicated, the range of the high and low sales prices for our common stock on The NASDAQ Capital Market from January 1, 2013 through November 17, 2015.

	High	Low
2015
Fourth Quarter (through November 17, 2015)	$1.50	$1.00
Third Quarter	$1.80	$1.17
Second Quarter	$3.88	$1.29
First Quarter	$3.48	$2.27
2014
Fourth Quarter	$3.11	$2.06
Third Quarter	$3.99	$2.89
Second Quarter	$3.75	$1.61
First Quarter	$2.32	$1.54
2013
Fourth Quarter	$1.85	$1.32
Third Quarter	$2.01	$1.50
Second Quarter	$2.10	$1.62
First Quarter	$2.01	$1.50

The closing price on The NASDAQ Capital Market for our common stock on November 17, 2015 was $1.00.

On September 21, 2011, we received a letter from NASDAQ stating that for 30 consecutive business days immediately preceding the date of the letter, our common stock did not maintain a minimum closing bid price of $1.00 per share, as required by NASDAQ Listing Rule 5550(a)(2) and, therefore, our common stock was subject to delisting. We were given 180 calendar days, or until March 19, 2012, to regain compliance with the minimum bid price requirement.

In a letter dated March 20, 2012, NASDAQ stated that although we had not regained compliance with the minimum bid price requirement, we were eligible for an additional 180-day compliance period, or until September 17, 2012, based on the Company meeting the continued listing requirements for market value of publicly held shares and all other applicable standards for initial listing on The NASDAQ Capital Market (except for the minimum bid price requirement) and having notified NASDAQ of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

With the requisite approval of our stockholders, on August 31, 2012 we amended our Certificate of Incorporation to effect a 1-for-3 reverse stock split of our common stock effective September 4, 2012. On that date, every three shares of our common stock then issued and outstanding were automatically combined into one share of common stock. Stockholders left with fractional shares as a result of the reverse split received cash in lieu of the fractional shares. In addition, any options, warrants and RSUs outstanding were adjusted accordingly. As a result of the reverse split, we had 5,706,443 shares of common stock issued and outstanding at December 31, 2012.

On September 18, 2012, we received notification from NASDAQ that we were in compliance with the minimum bid price requirement.

On November 25, 2014, we received a letter from NASDAQ indicating that the issuance of RSUs to our non-employee directors had violated NASDAQ Listing Rule 5635(c). Such rule provides, in relevant part, that stockholder approval is required prior to the issuance of securities when equity compensation arrangements are made pursuant to which stock may be acquired by officers, directors, employees or consultants. NASDAQ granted us until May 26, 2015 to obtain stockholder approval for such awards. On May 20, 2015, we obtained the requisite approval and on May 26, 2015, NASDAQ informed us that we had regained compliance with NASDAQ Listing Rule 5635(c).

On May 21, 2015, we received a letter from NASDAQ indicating that as of March 31, 2015, our reported stockholders’ equity of $407,000 did not meet the $2.5 million minimum required to maintain continued listing, as set forth in NASDAQ Listing Rule 5550(b)(1). The letter further stated that as of May 20, 2015, we did not meet either of the alternatives of market value of listed securities or net income from continuing operations.

Under NASDAQ rules, we submitted a plan to NASDAQ to regain compliance, which NASDAQ accepted, granting us until November 17, 2015 to evidence compliance. However, because we were unable to raise equity capital as we anticipated, we did not evidence compliance with NASDAQ Listing Rule 5550(b)(1) by November 17, 2015. On November 18, 2015, we received a letter from NASDAQ stating that we have not regained compliance with the continued listing requirements of The NASDAQ Capital Market. As a result, NASDAQ determined that our common stock would be delisted from The NASDAQ Capital Market effective November 30, 2015. We appealed that determination which stayed the delisting of our common stock until the appeal is heard on January 14, 2016 by the NASDAQ Hearings Panel, but there is no assurance that our request for continued listing will be granted.

As a result of this offering, our stockholders’ equity at September 30, 2015 on a pro forma as adjusted basis would allow us to meet the $2.5 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Market.

See “Risk Factors — Risks Related to Ownership of Our Securities and This Offering — Our common stock may be delisted from The NASDAQ Capital Market, which may make it more difficult for you to sell your shares.”

Holders

As of November 16, 2015, according to the records of our transfer agent, we had 137 record holders of our common stock. The number of record holders is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividend Policy

Historically, we have not paid dividends on our common stock, and we currently do not intend to pay any dividends on our common stock after the completion of this offering. We currently plan to retain any earnings to support the operations and to finance the growth of our urgent and primary care business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on our financial condition, results of operations, and capital requirements as well as other factors deemed relevant by our Board of Directors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2015, our historical net tangible book value was $(13.6) million, or $(1.95) per share of common stock. Our historical net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding as of September 30, 2015.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors and the Medac Asset Acquisition. The following table illustrates this dilution:

Assumed public offering price per share (attributing no value to the Warrants)		$1.00
Historical net tangible book value per share as of September 30, 2015	$(1.95)
Increase attributable to this offering	1.60
Pro forma net tangible book value per share as of September 30, 2015	(0.35)
Decrease in net tangible book value per share attributable to the Medac Asset Acquisition	(0.26)
Pro forma as adjusted net tangible book value per share after this offering and the Medac Asset Acquisition		(0.61)
Dilution per share to new investors		$1,61

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $(0.49) per share, representing an immediate dilution of $1.49 per share to new investors.

The foregoing excludes the shares of common stock that may be issued under the Warrants to be issued in this offering and assumes only Class A Units are sold in this offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization at September 30, 2015:

•	on an actual basis;
•	on an as adjusted basis to give effect to the issuance and sale of Class A Units only (without giving effect to the exercise of any Warrants) at the estimated public offering price of $1.00 per Class A Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company; and
•	on a pro forma as adjusted basis to give effect to (i) the issuance and sale of Class A Units only (without giving effect to the exercise of any Warrants) at the estimated public offering price of $1.00 per Class A Unit, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and (ii) our planned Medac Asset Acquisition (see “Prospectus Summary — Recent Developments — Medac Asset Acquisition”).

The application of the net proceeds is described in “Use of Proceeds.” You should read this table in conjunction with the other sections of this prospectus, including our consolidated financial statements and notes thereto. This offering is not conditioned on the consummation of the Medac Asset Acquisition.

	As of September 30, 2015
	Unaudited
	Actual	As Adjusted(1)(2)	Pro Forma As Adjusted(2)
(in thousands except per share amounts)
Cash and cash equivalents(3)	$197	$8,107	$3,067
Current portion of senior secured credit facility	5,000	5,000	5,000
Long-term debt:
Senior secured credit facility	5,800	5,800	5,800
Capital lease obligations	1,666	1,666	1,666
Notes payable	—	—	560
Other long-term liabilities	356	356	356
Total long-term debt	7,822	7,822	8,382
Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	$—	$—	$—
Common stock, $0.01 par value; 40,000 shares authorized, 6,952 shares issued and outstanding, actual; 40,000 shares authorized, 15,952 shares issued and outstanding, as adjusted and pro forma as adjusted for this offering	69	159	159
Additional paid-in capital	26,188	33,698	33,698
Accumulated deficit	(31,071)	(31,071)	(31,246)
Total stockholders’ equity	(4,814)	2,786	2,611
Total capitalization	$8,088	$15,608	$15,993

(1)	Reflects the receipt of the net proceeds to us of this offering but does not give effect to our use of such net proceeds in connection with the Medac Asset Acquisition, which we expect will close immediately following the consummation of this offering. See “Prospectus Summary — Recent Developments — Medac Asset Acquisition.”
(2)	Does not include the shares of common stock that may be issued under the Warrants to be issued in this offering. Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.
(3)	Offering expenses of approximately $0.3 million had been incurred and capitalized as of September 30, 2015, thus these deferred offering costs have been reclassified against additional paid-in capital and shown as an increase in net cash proceeds of approximately $7.6 million to $7.9 million, in the pro forma condensed consolidated balance sheet as of September 30, 2015.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that are based upon current expectations and involve risks, assumptions and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements described in the following discussion and analysis.

Overview

We engage in two lines of business: our urgent and primary care business and our ancillary network business. Although we have been engaged in our ancillary network business for a number of years, with our entry into the urgent and primary care business and our management arrangement with HealthSmart, we now focus primarily on our urgent and primary care business. We believe that urgent and primary care centers are and will continue to be an essential component of the effective delivery of healthcare services in the United States. Accordingly, our resources are focused on the growth of that line of business.

Our Urgent and Primary Care Business

In early May 2014, we announced our entry into the urgent and primary care market. During the remainder of 2014, we, through our wholly-owned subsidiaries, consummated five transactions resulting in our acquisition of ten urgent and primary care centers, three of which are located in Georgia, two in Florida, three in Alabama and two in Virginia.

Our healthcare centers offer a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service primarily on a walk-in basis. Our comprehensive services generally fall within the urgent care, primary care, family care, and occupational medicine classifications. Specifically, we offer non-life-threatening, out-patient medical care for the treatment of acute, episodic, and some chronic medical conditions. When hospitalization or specialty care is needed, referrals to appropriate providers are made.

Patients typically visit our centers on a walk-in basis when their condition is not severe enough to warrant an emergency visit, when they do not have a relationship with a primary care provider, or when treatment by their primary care provider is inconvenient. We also attempt to capture follow-up, preventative and general primary care business after walk-in visits. The services provided at our centers include, but are not limited to, the following:

•	routine treatment of general medical problems, including colds, influenza, ear infections, hypertension, asthma, pneumonia, urinary tract infections, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgical procedures, including suturing of lacerations and removal of foreign bodies;
•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers' compensation cases, and pre-employment physical examinations.

We staff our centers with a combination of licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

Our patient volume, and therefore our revenue, is sensitive to seasonal fluctuations in urgent and primary care activity. Typically, winter months see a higher occurrence of influenza, bronchitis, pneumonia and similar illnesses; however, the timing and severity of these outbreaks can vary dramatically. Additionally, as consumers shift towards high deductible insurance plans, they are responsible for a greater percentage of their bill, particularly in the early months of the year before other healthcare spending has occurred. Our inability to collect the full patient liability portion of the bill at the time of service may lead to an increase in bad debt expense during that period. Our quarterly operating results may fluctuate significantly in the future depending on these and other factors.

In keeping with the retail nature of the services we offer, we have initiated a rebranding campaign with our new tradename, GoNow Doctors. We believe our new name and logo will enable us to effectively market our services in our existing and target communities:

We intend to grow our urgent and primary care business through the acquisition of new centers, by expanding service offerings in our existing centers, by improving patient volume and overall performance in existing centers and by developing de novo (new) centers in strategic areas located in the eastern and southeastern United States.

Our Legacy Business

Our legacy ancillary network business offers cost containment strategies to our payor clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies including TPAs, insurance companies, large self-funded organizations, various employer groups and PPOs. We are able to lower the payors' ancillary care costs through our network of high quality, cost effective providers that we have under contract at more favorable terms than the payors could generally obtain on their own.

Payors route healthcare claims to us after service has been performed by participant providers in our network. We process those claims and charge the payor according to an agreed upon, contractual rate. Upon processing the claim, we are paid directly by the payor or the insurer for the service. We then pay the medical service provider according to a separately negotiated contractual rate. We assume the risk of generating positive margin, which is calculated as the difference between the payment we receive for the service from the payor and the amount we are obligated to pay the service provider.

On October 1, 2014, we entered into a management services agreement with HealthSmart. Under the management services agreement, HealthSmart manages the operation of our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As a result of this arrangement, we no longer employ the workforce of our ancillary network business. Under the management services agreement, HealthSmart operates our ancillary network business for a management fee equal to the sum of (a) 35% of the net profit derived from operation of our ancillary network business, plus (b) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. For purposes of the fee calculation, the term “net profit” means gross ancillary network business revenue, less the sum of (x) the provider payments and administrative fees and (y) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. Any remaining net profit accrues to us. During the term of the agreement, HealthSmart is responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment, and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one-year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

Our management services agreement with HealthSmart provides that at any time after October 1, 2016 and during the remaining term of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6.5 million less the aggregate sum of net profit received by us since the beginning of the management arrangement. As of

September 30, 2015, the aggregate net profit received by us since the beginning of the management services agreement was approximately $1.7 million. Consummation of the transaction will be subject to the satisfaction of certain material conditions, currently including stockholder approval of the sale. The purchase price is to be payable by HealthSmart as follows: Within 30 days following each calendar month after the closing, HealthSmart will be obligated to pay to us 65% of the net profit derived from the operation of the ancillary network business minus 120% of all direct and documented operating expenses and liabilities actually paid by HealthSmart during such calendar month in connection with operating the ancillary network business until the purchase price is paid in full.

Although HealthSmart’s option to purchase and our option to sell the ancillary network business do not become exercisable until October 1, 2016, we currently are in negotiations with HealthSmart to facilitate an earlier disposition at a price in the range of $2.5 million to $4.0 million, which would be in addition to $1,700,000 of net profit received by us since the beginning of the management arrangement. However, we cannot assure you such negotiations will result in us disposing of our legacy business within such price range, earlier than October 1, 2016 or at all. See “Prospectus Summary — Our Legacy Business” and “Risk Factors—Risks Related to Our Legacy Business—We may not be able to successfully complete the disposition of our ancillary network business to HealthSmart, or at all.”

In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction, and we believe we will be the only publicly-traded, pure-play urgent care consolidator in the United States. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then re-assume management of that line of business, seek to sell that business on the most favorable terms we are able to obtain or wind down that line of business.

Results of Operations

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

The following table summarizes our results of operations for the nine months ended September 30, 2015 and 2014 (in thousands) (certain prior period amounts have been reclassified for comparability purposes):

	September 30, 2015				September 30, 2014				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Net revenues	$7,251	$15,640	$—	$22,891	$1,581	$16,161	$—	$17,742	$5,149	29%
Operating expenses:
Ancillary network provider payments	—	11,598	—	11,598	—	11,562	—	11,562	36	0%
Ancillary network administrative fees	—	799	—	799	—	805	—	805	(6)	-1%
Ancillary network other operating costs	—	2,985	—	2,985	—	—	—	—	2,985	N/A
Ancillary network prepaid write-off	—	487	—	487	—	—	—	—	487	N/A
Salaries, wages, contract medical professional fees and related expenses	5,512	—	2,819	8,331	1,071	2,597	1,845	5,505	2,818	51
Facility expenses	772	—	276	1,048	117	—	357	474	574	121%
Medical supplies	623	—	—	623	93	—	—	93	530	570%
Other operating expenses	2,044	—	3,300	5,344	249	774	2,039	3,070	2,282	75%
Intangible asset impairment	520	—	—	520	—	—	—	—	N/A	N/A
Depreciation and amortization	422	435	—	857	122	506	—	628	229	36%
Total operating expenses	$9,893	$16,304	$6,395	$32,592	$1,652	$16,244	$4,241	$22,137	$9,935	45%
Operating income (loss)	$(2,642)	$(664)	$(6,395)	$(9,701)	$(71)	$(83)	$(4,241)	$(4,395)	$(4,786)	109%

	September 30, 2015				September 30, 2014				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Other (income) expense: Gain on cancellation of acquisition promissory note				(289)				—	(289)	N/A
Interest expense:
Interest expense				277				37	240	N/A
(Gain)/loss on warrant liability, net of deferred loan fee amortization				(489)				24	(513)	N/A
Total other income (loss) and interest expense				(501)				61	(562)	921%
Loss before income taxes				$(9,200)				$(4,456)	$(4,744)	106%

Our Urgent and Primary Care Business

Our urgent and primary care business segment reported an operating loss of $2,642,000 during nine months ended September 30, 2015. Because we entered the urgent and primary care business in May 2014, and owned only two centers for the nine-month period ended September 30, 2014, a comparison of the results for the nine months ended September 30, 2015 with those for the nine months ended September 30, 2014 would not be meaningful. Contributing to the segment's operating loss in the third quarter of 2015 were, among other things, the following:

•	we experienced predictable declines in our quarter-over-quarter patient volumes, and therefore revenue, due to the seasonality of the business;
•	we incurred expenses in connection with our Medac Asset Acquisition;
•	we incurred expenses related to our integration of our ten centers, which were acquired at various dates between May and December 2014;
•	our Springville, Alabama center opened for business in October 2014, and we experienced customary start-up operating losses relating to the center;
•	two of our centers were underperforming at the time we acquired them, and our operational improvement efforts have yet to produce their expected results; and
•	we have yet to realize certain economies of scale we expect to realize.

Net Revenues

Net revenues are recognized at the time services are rendered at the estimated net realizable amounts from patients, third-party payors and others, after reduction for estimated contractual adjustments pursuant to agreements with third-party payors and an estimate for bad debts. For the nine months ended September 30, 2015, our urgent and primary care business experienced, in the aggregate, approximately 64,000 patient visits which generated net revenues of approximately $7,251,000. We averaged 23 patient visits per day per center, resulting in average net revenue per patient visit of approximately $113 for the nine months ended September 30, 2015.

Salaries, Wages, Contract Medical Professional Fees, and Related Expenses

Salaries, wages and benefits primarily consist of compensation and benefits to our clinical providers and staff at our centers. We employ a staffing model at each center that generally includes at least one board-certified physician, one or more physician assistants or nurse practitioners, nurses or medical assistants and a front office staff member on-site at all times. Salaries, wages, benefits and taxes are the most significant operating expense components of our urgent and primary care business. For the nine months ended September 30, 2015, salaries, wages, benefits, and taxes represented, in the aggregate, approximately 76% of net revenue, which includes approximately $417,000 of labor costs paid or payable to our contracted (not employed) medical professionals for the nine months ended September 30, 2015.

Facility Expenses

Facility expenses consist of our urgent and primary care centers' rent, property tax, insurance, utilities, telephone, and internet expenses. For the nine months ended September 30, 2015, facility expenses were 11% of net revenue.

Medical Supplies

Medical supplies expenses consist of medical, pharmaceutical, and laboratory supplies used at our ten urgent and primary care center locations. For the nine months ended September 30, 2015, medical supplies were 9% of net revenue.

Other Operating Expenses

Other operating expenses primarily consist of radiology and laboratory fees, premiums paid for medical malpractice and other insurance, marketing, information technology, non-medical professional fees, including accounting and legal, and amounts paid to our third-party revenue cycle manager to bill and collect our urgent and primary care revenue. For the nine months ended September 30, 2015, other operating expenses were 28% of net revenue.

Intangible Asset Impairment

At the time we purchased one of our urgent and primary care centers, we allocated $600,000 of the purchase price to a contract held by the acquired center that related to non-urgent care services. During the nine months ended September 30, 2015 we suspended our provision of services under that contract and have recorded a one-time impairment charge of $520,000 relating to the unamortized balance of that intangible asset.

Our Ancillary Network Business

Our ancillary network business segment reported operating losses of $664,000 and $83,000 for the nine months ended September 30, 2015 and 2014, respectively.

Net Revenues

Revenue from our ancillary network business is recognized when we bill our client payors for services performed and collection is reasonably assured. We estimate revenues using average historical collection rates. When estimating collectability, we assess the impact of items such as non-covered benefits, payments made directly to the service provider by the client payor, denied claims, deductibles and co-payments. Periodically, revenues and related estimates are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected. There are no assurances that actual cash collections will meet or exceed estimated cash collections. There can be variations in revenue from period-to-period due to the demand for various ancillary service specialties by our clients' members. The variations can impact revenue, revenue per claim, collectability and margins after payments made to the ancillary service providers. Also impacting revenue is the mix of ancillary service specialties billed and the ancillary service providers that are utilized. During the nine months ended September 30, 2015, net revenue decreased 3%. We believe we will continue to experience declines in revenue in our ancillary network business.

Provider Payment and Administrative Fees

We make payments to our providers and pay administrative fees to our clients for converting claims to electronic data interchange and routing them to both the Company for processing and to their payors for payment. Payments to providers are the most significant cost and they consist of our payments for ancillary care services in accordance with contracts negotiated separately with providers for specific ancillary services.

•	Provider payments. Provider payments represent 74% and 72% of revenues for the nine months ended September 30, 2015 and 2014, respectively.
•	Administrative fees. Administrative fees paid to clients as a percent of net revenue were 5% for the nine-month period ended September 30, 2015 and 5% for the comparable period in 2014.

Other Operating Costs

Ancillary network other operating costs amounted to $2,985,000 for the nine months ended September 30, 2015. This amount represents profit sharing and expense reimbursement amounts paid or payable to

HealthSmart under the management services agreement. The majority of the operating costs were attributable to payroll expenses in 2014 prior to the management services agreement. HealthSmart began managing our ancillary network business under our management services agreement on November 1, 2014, at which time HealthSmart hired substantially all our employees dedicated to our ancillary network business.

Network Prepaid Write-Off

During the first quarter of 2014, we advanced $500,000 to one of our ancillary network customers, which was to be withheld from future administrative fees earned by the customer. During the nine months ended September 30, 2015, the customer terminated its contract with us and filed bankruptcy. Accordingly, we have recorded a one-time charge of $487,000 to write-off the remaining balance of this asset that was recorded as prepaid expense and other non-current assets.

Shared Services

Shared services include the common costs related to both the urgent and primary care and ancillary network lines of business such as the salaries of our Chief Executive Officer, Chief Financial Officer, Chief Information Officer and the remainder of the executive management team, whose time is allocable across both business segments. The following functions are also included in shared services: finance and accounting; human resources; legal; marketing; information technology; and general administration. In addition, all strategic functions, including but not limited to transactional activities and the related integration of the acquired businesses, are included in shared services. As of September 30, 2015, shared services included 22 full-time employees compared to 17 at September 30, 2014. Certain expenses for the nine months ended September 30, 2014 were reclassified to conform to the shared services presentation for the nine months ended September 30, 2015. Shared services expenses totaled $6,395,000 and $4,269,000 for the nine months ended September 30, 2015 and September 30, 2014, respectively. The increase was primarily due to the expansion of our infrastructure to operate and grow our urgent and primary care business, including interim staffing and accounting costs related to personnel changes and relocation of our corporate office to Atlanta, Georgia.

Interest Expense, Warrant Gain

We issued warrants to individuals who provide guarantees in connection with our credit agreements. The warrant fair value at date of grant has been capitalized as deferred loan fees and is being amortized over the term of credit agreement and a warrant liability was established. These warrants are considered derivative warrants because they contain exercise-price adjustment features. Accordingly, the warrant liability is adjusted to its fair market value at the end of each reporting period. For the nine months ended September 30, 2015, the gain due to change in warrant liability amounted to $1,877,000 and amortization of deferred loan fees amounted to $1,388,000, resulting in an income effect of $489,000.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table sets forth a comparison of consolidated statements of operations by our business segments and shared services for the respective years ended December 31 (certain prior year amounts have been reclassified for comparability purposes).

	2014				2013				Change
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total	$	%
Net revenues	$3,906	$23,146	—	$27,052	$—	$26,751	$—	$26,751	$301	1%
Operating expenses:
Ancillary network provider payments	—	16,241	—	16,241	—	19,762	—	19,762	(3,521)	-18%
Ancillary network administrative fees	—	1,127	—	1,127	—	1,083	—	1,083	44	4%
Ancillary network operating costs under Management Services Agreement	—	903	—	903	—	—	—	—	903	N/A
Salaries, wages, benefits and taxes	2,601	2,878	2,678	8,157	—	3,272	1,978	5,250	2,907	55%
Professional fees	54	88	1,724	1,866	—	463	799	1,262	604	48%
Other operating expenses	1,331	678	2,035	4,044	—	1,221	1,160	2,381	1,663	70%
Depreciation and amortization	222	644	—	866	—	795	—	795	71	9%
Total operating expenses	$4,208	$22,559	$6,437	$33,204	$—	$26,596	$3,937	$30,533	$2,671	9%
Operating income (loss)	$(302)	$587	$(6,437)	$(6,152)	$—	$155	$(3,937)	$(3,782)	$(2,370)	-63%
Other (income) expense:
Interest expense				658				—	658	N/A
(Gain)/loss on disposal of assets				(108)				5	(113)	N/A
Interest income				(9)				(27)	18	-67%
Total other (income) expense				541				(22)	563	N/A
Loss before income taxes				$(6,693)				$(3,760)	$(2,933)	78%

Our Urgent and Primary Care Business

Our urgent and primary care business segment reported an operating loss of $302,000 during 2014. We entered the urgent and primary care business in May 2014 with the acquisition of two centers in Georgia, and we acquired eight additional centers at various dates during the remainder of 2014. Accordingly, we have been in the urgent and primary care business for less than one year. Factors resulting in our segment operating loss for 2014 include:

•	we experienced predictable declines in our patient volumes during the second quarter of 2015, and therefore revenue, due to the seasonality of the business;
•	we incurred expenses related to our integration of our ten centers, which were acquired at various dates between May and December 2014;
•	our Springville, Alabama center opened for business in October 2014, and we experienced customary start-up operating losses relating to the center;
•	two of our centers were underperforming at the time we acquired them, and our operational improvement efforts have yet to produce their expected results; and
•	we have yet to realize certain economies of scale we expect to realize.

Net Revenues

Our urgent and primary care business, through the ten sites that were acquired by us at various times during 2014 generated net revenues of approximately $3,906,000 for the year ended December 31, 2014. We were not in the urgent and primary care business in 2013 so there is no comparable prior year data. For the year ended December 31, 2014, we experienced, in the aggregate, approximately 33,000 patient visits, which resulted in an average of 31 patient visits per day per center. The average reimbursement per patient visit was approximately $120 for the year ended December 31, 2014.

Salaries, Wages, Benefits and Taxes

Salaries, wages, benefits and taxes are the most significant operating expense components of our urgent and primary care business. For the year ended December 31, 2014, salaries, wages and associated benefits and taxes aggregated approximately 66.6% of net revenue.

Other Operating Expenses

Other operating expenses primarily consist of facility and operating lease costs, medical and laboratory supplies, billing and collection fees, radiology overhead and laboratory fees, utilities, software licensing fees, premiums for medical malpractice and other insurance, and costs related to office administration and information technology. For the year ended December 31, 2014, other operating expenses were 34.1% of net revenue.

Our Ancillary Network Business

Our ancillary network business segment reported operating income of $587,000 and $155,000 for the years ended December 31, 2014 and 2013, respectively. During the year ended December 31, 2013, shared service cost and expenses were included in the ancillary network business. These costs have been allocated to shared services rather than to our two operating segments.

Net Revenues

During the year ended December 31, 2014, net revenue declined 13.5% due to the deterioration of billed claims volume from our legacy clients compared to the prior year period. The decline in claims volume was the result of the following:

•	the continued attrition in the clients' accounts bases, which are primarily self-insured employer groups, some of which have moved to larger national carriers for broader network opportunities that offer more competitive discounts specifically from physician and hospital providers;
•	fewer dialysis services claims; and
•	the continued impact of global healthcare factors brought about by the ACA, which resulted in lower participation, delays in the enrollment process and a focus on high-deductible plans.

Provider Payment and Administrative Fees

Payments to providers are the most significant cost and consist of our payments for ancillary care services in accordance with contracts negotiated separately with providers for specific ancillary services.

•	Provider payments. Decreases in provider payments of 17.8% for the year ended December 31, 2014 compared to the prior year are consistent with the revenue declines discussed above. The decrease in provider payments as a percentage of net revenues compared to the same prior year period is primarily due to the combination of the mix of clients that utilized our network of ancillary service providers and the mix of ancillary service categories utilized. The mix of clients and service categories shifted to those that historically contribute higher margins relative to other clients and categories.
•	Administrative fees. Administrative fees paid to clients as a percent of net revenues were 4.9% for the year ended December 31, 2014 and 4.0% for the comparable period in 2013. The increase is due to a change in mix to clients with higher administrative fees from clients with lower administrative fees, primarily the new clients implemented in the first quarter of 2014.

Operating Costs under Management Services Agreement

Profit sharing and expense reimbursement amounts due HealthSmart under our management services agreement, which began on October 1, 2014 totaled $903,000 in 2014.

Other Operating Costs

Other operating costs primarily relate to salaries, wages, benefits and taxes, as well as other operating expenses. Salaries, wages, benefits and taxes as a percent of net revenues were 12.4% for the year ended December 31, 2014 and 12.2% for the comparable period in 2013. Professional fees as a percent of net revenues were 0.4% for the year ended December 31, 2014 and 1.7% for the comparable period in 2013. Other operating expenses as a percent of net revenues were 2.9% for the year ended December 31, 2014 and 4.5% for the comparable period in 2013. HealthSmart began managing our ancillary network business on October 1, 2014 and effective November 1, 2014, HealthSmart hired substantially all our employees dedicated to our ancillary network business. The HealthSmart management services agreement enabled us to reduce our other operating costs, as a percent of revenue, when compared to the prior year.

Shared Services

As of December 31, 2014, shared services included 17 full-time employees compared to 15 at December 31, 2013. Certain 2013 expenses were reclassified to conform to the 2014 shared services presentation. Shared services expenses totaled $6,437,000 and $3,937,000 for the years ended December 31, 2014 and December 31, 2013, respectively. The increase was primarily due to the expansion of our infrastructure to operate and grow our urgent and primary care business, including interim staffing and accounting costs related to personnel changes and relocation of our corporate office to Atlanta, Georgia.

During the year ended December 31, 2014, shared services costs included approximately $333,000 of costs related to acquisitions and various strategic initiatives, including the negotiation and finalization of the management services agreement with HealthSmart. Costs incurred consisted primarily of professional fees paid to attorneys and accountants. In addition, shared services costs reflect various marketing investments, which included website development and branding activities.

Liquidity and Capital Resources

We had negative working capital of $8,112,000 at September 30, 2015 compared to negative working capital of $1,181,000 at December 31, 2014 and positive working capital of $5,626,000 at December 31, 2013. The increase in negative working capital in the first nine months of 2015 was due to additional operating losses. Contributing to the decline in working capital in 2014 were expenses incurred in connection with our entry into the urgent and primary care business, including the costs of creating our urgent and primary care brand and acquiring and integrating our urgent and primary care centers. We expect to incur additional operating losses until we acquire or develop sufficient centers to generate positive operating income. The table below reconciles the loss before income taxes to the net decrease in cash for the nine months ended September 30, 2015 and the year ended December 31, 2014.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Loss before income taxes	$(9,200)	$(6,693)
Borrowings under line of credit	6,084	4,716
Cash paid for acquisitions	—	(6,921)
Proceeds from issuance of common stock	—	2,000
Depreciation and amortization	857	866
Non-cash stock-based compensation expense	426	592
Other	1,010	253
Decrease in cash	$(823)	$(5,187)

Our cash and cash equivalents balance decreased to approximately $197,000 as of September 30, 2015 compared to $1,020,000 at December 31, 2014 and $6,207,000 at December 31, 2013. Our available borrowing capacity under existing lines of credit was $1,000,000 and $6,284,000 at September 30, 2015 and December 31, 2014, respectively. We had no line of credit at December 31, 2013. At November 16, 2015 our available borrowing capacity was $1,000,000.

On May 5, 2014, we closed a private placement of 1,000,000 shares of our common stock, par value $0.01 per share, at a purchase price of $2.00 per share for an aggregate purchase price of $2,000,000 for the shares.

On July 30, 2014, we entered into the July 2014 credit agreement with Wells Fargo providing for a $5,000,000 revolving line of credit, which we used primarily to fund our urgent and primary care acquisitions. Our obligation to repay advances under the July 2014 credit agreement is evidenced by a credit note, with a fluctuating interest rate per annum of 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the July 2014 credit agreement are due and payable on that date.

Borrowings under the July 2014 credit agreement are secured by guarantees provided by certain individuals then serving as officers and directors of the Company and two stockholders of the Company who were not at that time officers or directors of the Company. On July 30, 2014, we issued warrants to the guarantors to purchase an aggregate of 800,000 shares of our common stock at an initial exercise price of $3.15 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019.

To further our ability to execute our strategy of acquiring urgent care and primary care facilities and operations, on December 4, 2014, we entered into the December 2014 credit agreement with Wells Fargo providing for a $6,000,000 line of credit. Our obligation to repay advances under the December 2014 credit agreement is evidenced by a credit note, with a fluctuating interest rate per annum of 1.75% above daily one month LIBOR, as in effect from time to time. On August 12, 2015, we increased the line of credit to $7,000,000 and extended the maturity date to October 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date. The obligations under the July 2014 credit agreement and the December 2014 credit agreement and the credit notes are secured by all the assets of the Company and its subsidiaries. The credit agreements include customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending. See “Description of Material Indebtedness — Credit Agreements — Covenants & Events of Default.”

Borrowings under the December 2014 credit agreement are secured by guarantees provided by two directors of the Company and a third party who is not an officer or director of the Company. On December 4, 2014, we issued warrants to the guarantors to purchase an aggregate of 960,000 shares of our common stock at an initial exercise price of $2.71 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. In connection with the $1,000,000 increase in the line of credit under the December 2014 credit agreement, we issued warrants as of August 12, 2015 to the guarantors to purchase an additional 300,000 shares of our common stock at an initial exercise price of $1.70 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020.

The exercise prices of the warrants to purchase 800,000 shares of our common stock that were issued on July 30, 2014 at an initial exercise price of $3.15 per share and to purchase 960,000 shares of our common stock that were issued on December 4, 2014 at an initial exercise price of $2.71 per share and the warrant to purchase 50,010 shares issued on August 12, 2015 to an individual who is not an officer or director of the Company have been adjusted downward to $1.46 per share to reflect the closing price of our common stock on August 28, 2015, the date restricted stock was awarded to our directors pursuant to our director compensation plan. The adjustment resulted from our issuing such restricted stock at a price per share less than the exercise price of such warrants. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the exercise price. The adjusted exercise price of the December 4, 2014 warrants and the warrant for 50,010 shares issued on August 12, 2015 will be subject to an additional adjustment to equal the public offering price of our common stock in this offering if the public offering price is less than the adjusted exercise price of $1.46 per share. If our stockholders approve certain anti-dilution provisions of the August 12, 2015 warrants to purchase 249,990 shares issued to Mr. Pappajohn and Mr. Oman, the exercise price of those warrants will be adjusted to the lower of $1.46 per share and the public offering price of our common stock in this offering. We intend to seek such stockholder approval at our 2016 annual meeting of stockholders.

In connection with the $1,000,000 increase in the line of credit under the December 2014 credit agreement in August 2015, we and Messrs. Pappajohn and Oman have entered into a security and inter-creditor clarification agreement in order to clarify and reaffirm the parties’ respective rights and obligations under the inter-creditor agreement, including the indebtedness contemplated by the December 2014 credit agreement and the $1.0 million extension in credit thereunder.

In April 2015, we received notice from Wells Fargo that an event of default occurred under our July 2014 credit agreement following the unexpected death of our President, Chairman and Chief Executive Officer, Dr. Richard W. Turner, who had guaranteed part of our indebtedness under the July 2014 credit agreement. That event of default was cured to the satisfaction of Wells Fargo, and Wells Fargo notified us that it will not enforce its rights and remedies related to Dr. Turner’s death. See “Description of Material Indebtedness — Credit Agreements —  Covenants and Events of Default.”

As of September 30, 2015, we had outstanding borrowings of $5,000,000 and $5,800,000 under our July 2014 and December 2014 credit agreements, respectively. As of September 30, 2015, the weighted-average interest rate on these borrowings was 1.94%. The July 2014 credit agreement matures on June 1, 2016, and the December 2014 credit agreement matures on October 1, 2016.

In connection with the acquisitions of our urgent and primary care centers in 2014, our wholly-owned subsidiaries issued promissory notes to the sellers in the transactions in the aggregate original principal amount of $1,500,000, as follows:

•	ACSH Urgent Care of Georgia, LLC, or ACSH Georgia, issued a promissory note in the principal amount of $500,000 to CorrectMed, LLC and other sellers. The note provided for simple interest at a fixed rate of 5% per annum, matured on May 8, 2015 and the full amount due thereunder has been paid.
•	ACSH Urgent Care of Florida, LLC issued three promissory notes in the aggregate principal amount of $700,000 to Bay Walk-In Clinic, Inc. One promissory note in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum and is payable in two installments: $110,000 on August 29, 2015 and $105,000 on August 29, 2016. The second promissory note also in the principal amount of $200,000 bears simple interest at a fixed rate of 5% per annum and is payable in 24 equal monthly installments of $8,776.51 each, beginning on September 30, 2014. We received notification on August 17, 2015 that the third promissory note in the principal amount of $300,000 was cancelled due to the death of the note’s holder. The cancelled note was noninterest bearing and was due and payable in 30 equal monthly installments of $10,000 each, beginning on September 30, 2014.
•	ACSH Urgent Care Holdings, LLC issued a promissory note in the principal amount of $150,000 to Jason Junkins, M.D. The note is guaranteed by American CareSource Holdings, Inc. and is payable in two equal principal installments of $75,000, plus accrued interest at the rate of 5% per annum, on the first and second annual anniversaries of the closing date, September 12, 2014.
•	ACSH Georgia issued a promissory note in the amount of $100,000 to Han C. Phan, M.D. and Thinh D. Nguyen, M.D. The note matures on the one-year anniversary of the closing date, October 31, 2014.

•	ACSH Urgent Care of Virginia, LLC issued a promissory note in the principal amount of $50,000 to Stat Medical Care, P.C. (d/b/a Fair Lakes Urgent Care Center) and William and Teresa Medical Care, Inc. (d/b/a Virginia Gateway Urgent Care Center). The note bears simple interest at a fixed rate of 5% per annum, matures on December 31, 2015, and is subject to a working capital adjustment as set forth in the applicable purchase agreement.

On July 31, 2015, our wholly owned subsidiary, ACSH Management, entered into an asset purchase agreement with Medac and its shareholders to purchase certain assets used by Medac in the operation of its four urgent care centers in the greater Wilmington, North Carolina area. The purchase price for the assets is $5,700,000, with $5,140,000 payable in cash at closing and the balance of $560,000 payable in the form of a promissory note with interest at 5% per annum and maturing 18 months after the closing. At the closing of the transaction, ACSH Management will, among other things:

•	lease the purchased assets back to Medac;
•	assume or enter into new leases for the four centers and sublease them to Medac; and
•	enter into a management services agreement with Medac.

Under the terms of the management services agreement, after the closing ACSH Management will, among other things, manage the non-clinical operations of the centers and will assist in certain aspects of Medac's emergency department staffing business in exchange for a fixed management fee, which is subject to adjustment not more frequently than annually. Medac will retain control over all of the clinical aspects of its urgent care business, including the employment or engagement of all individuals whose duties include the rendition of medical care. Concurrent with the execution of the asset purchase agreement or the closing, certain agreements ancillary to the asset purchase agreement, including a restrictive covenant agreement and the management services agreement, have been or will be executed. The asset purchase agreement contains customary representations and warranties, covenants and agreements and indemnification provisions. The asset purchase agreement also provides that consummation of the transaction is subject to the satisfaction or waiver of certain conditions, including ACSH Management having received financing in an amount no less than $5,700,000. We expect to use a portion of the proceeds of this offering to fund the purchase price of the Medac Asset Acquisition and expect the transaction to close immediately following the consummation of this offering. On October 20, 2015, we agreed to close the Medac Asset Acquisition no later than November 20, 2015 and provided a nonrefundable $150,000 deposit. We did not close the Medac Asset Acquisition by November 20, 2015 and therefore forfeited the $150,000 deposit, which will no longer be applied towards the purchase price. On November 20, 2015, we also agreed, subject to certain customary conditions, to close the Medac Asset Acquisition no later than December 20, 2015 and provided an additional nonrefundable $100,000 deposit towards the purchase price. Consummation of this offering is not conditioned upon the closing of the Medac Asset Acquisition. We cannot assure you that the Medac Asset Acquisition will close as expected or at all. See “Prospectus Summary — Recent Developments — Medac Asset Acquisition,” “Risk Factors — Failure to complete the Medac Asset Acquisition could negatively impact our stock price and our future operations and financial results” and “Risk Factors — Our subleases, management services agreement and other contractual arrangements may not result in our realizing the financial benefits of direct ownership of Medac and may not be as effective in providing managerial control over Medac as direct ownership.”

We estimate that we will receive net proceeds from this offering of $7,600,000, or $8,830,000 if the underwriters exercise their over-allotment option in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses. See “Use of Proceeds.” Although we believe the anticipated net proceeds from this offering along with the remaining borrowing capacity under the December 2014 credit agreement will be sufficient to satisfy our immediate liquidity requirements, including the funding of the purchase price for the Medac Asset Acquisition, we anticipate needing additional capital in the first quarter of 2016. We expect to raise additional capital in early 2016 to fund our operations, to repay indebtedness and to facilitate the expansion of our urgent and primary care business. We may raise such capital through one or more public or private equity offerings, debt financings, borrowings or a combination thereof. If we raise funds through the incurrence of additional debt or the issuance of debt securities, the lenders or purchasers of debt securities may require security that is senior to the rights of our common stockholders. In addition, our incurrence of additional debt could result in the imposition of covenants that restrict our operations or limit our ability to achieve our business objectives. The issuance of any new equity securities will likely dilute the interest of our current stockholders. In light of our historical performance, additional capital may not be available when needed on acceptable terms, or at all. If adequate funds are not available, we will need to curb our expansion plans, which would have a material adverse impact on our business prospects and results of operations.

Inflation

Inflation did not have a significant impact on our costs during the year ended December 31, 2014. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2014 or 2013 or for the periods then ended.

Critical Accounting Policies and Estimates

Critical accounting policies are those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in the Notes to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following accounting policies are deemed to be critical by our management:

Revenue Recognition

Our Urgent and Primary Care Business

We have agreements with governmental and other third-party payors that provide for payments to us based on contractual adjustments to our established, base rates. Net revenue is reported at the time service is rendered at the estimated net realizable amount, after giving effect to patient co-payment and deductible obligations, contractual discounts to third-party payors, other adjustments including those for uninsured or self-pay patients, and an estimate for bad debts.

Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and are adjusted in future periods as final settlements are determined. We grant credit without collateral to certain of our patients, who consist primarily of local residents insured by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

Commercial and HMO — We have entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

In establishing allowance for bad debts, we consider historical collection experience, the aging of the account, payor classification and patient payment patterns. We adjust this allowance prospectively.

We collect for services provided to patients without insurance coverage at the time of service.

Our Ancillary Network Business

We recognize revenue on the services that we provide, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers; (ii) providing claims management, reporting, processing and payment services; (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks; and (iv) providing credentialing of network service providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the payor clients and collections are reasonably assured. We estimate revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

We record a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayment on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statement of operations.

After careful evaluation of the key gross and net revenue recognition indicators, we have concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting, since we are fulfilling the services of a principal versus an agent.

Following are the key indicators that support our conclusion that we act as a principal when settling claims for service providers through our contracted service provider network:

•	The Company is the primary obligor in the arrangement. We have assessed our role as primary obligor as a strong indicator of gross reporting. We believe that we are the primary obligor in our transactions because we are responsible for providing the services desired by our payor clients. We have distinct, separately negotiated contractual relationships with our payor clients and with the ancillary healthcare providers in our networks. We do not negotiate “on behalf of” our payor clients and do not hold ourselves out as the agent of the payor clients when negotiating the terms of our ancillary healthcare service provider agreements. Our agreements contractually prohibit payor clients and service providers from entering into direct contractual relationships with one another. The payor clients have no control over the terms of our agreements with the service providers. In executing transactions, we assume key performance-related risks. The payor clients hold us responsible for fulfillment, as the provider, of all of the services the payor clients are entitled to under their contracts; payor clients do not look to the service providers for fulfillment. In addition, we bear the pricing/margin risk as the principal in the transactions. Because the contracts with the payor clients and service providers are separately negotiated, we have complete discretion in negotiating both the prices we charge our payor clients and the financial terms of our agreements with the service providers. Because our profit is the spread between the amounts received from the payor clients and the amount paid to the service providers, we bear significant pricing and margin risk. There is no guaranteed mark-up payable to us on the amount we have contracted. Thus, we bear the risk that amounts paid to the service provider will be greater than the amounts received from the payor clients, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, we are able to negotiate the price payable to us by our payor clients as well as the price to be paid to each contracted service provider. This type of pricing latitude indicates that we have the risks and rewards normally attributed to a principal in the transactions.
•	The Company changes the product or performs part of the services. We provide the benefits associated with the relationships we build with the payor clients and the services providers. While the parties could deal with each other directly, the payor clients would not have the benefit of our experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to payor clients of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has complete discretion in supplier selection. We have complete discretion in supplier selection. One of the key factors considered by payor clients which engage us is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between us and our payor clients, the payors identify their obligations to their respective covered persons and then work with us to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. We may select the providers and contract with them to provide services at its discretion.
•	The Company is involved in the determination of product or service specifications. We work with our payor clients to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, we are customizing the product through our efforts and ability to assemble a comprehensive network of providers for our payors that is tailored to each payor's specific needs. In addition, as part of our claims processing and payment services, we work with the payor clients, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. We believe we have some level of credit risk, but that risk is mitigated because we do not remit payment to providers unless and until we have received payment from the relevant payor clients following our processing of a claim.
•	The amount that the Company earns is not fixed. We do not earn a fixed amount per transaction nor do we realize a per-person per-month charge for our services.

We have evaluated the other indicators of gross and net revenue recognition, including whether or not we have general inventory risk. We do not have any general inventory risk, as our business is not related to the manufacture, purchase or delivery of goods and we do not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, we have carefully evaluated all of the key gross and net revenue recognition indicators and have concluded that our circumstances are more consistent with those key indicators that support gross revenue reporting.

If, however, we were to report our ancillary network revenues, net of provider payments rather than on a gross reporting basis, for the years ended December 31, 2014 and 2013, our revenues would have been approximately $6,900,000 and $7,000,000, respectively.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset or group of assets might not be recoverable. We perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would indicate a potential impairment include a significant decline in the observable market value of an asset or a significant change in the extent or manner in which an asset is used. The impairment review includes a comparison of future projected cash flows generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

Goodwill

Goodwill resulted from the acquisitions of urgent and primary care businesses during the year ended December 31, 2014. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, the purchase method of accounting requires that the excess of the purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses be recorded as goodwill. In accordance with ASC 350, Intangibles — Goodwill and Other, we are required to test goodwill for impairment annually. We established October 1 as the date of our annual impairment review.

Intangible Assets

Intangible assets are recorded based on their fair values at the date of acquisition. Our intangible assets have finite useful lives and are amortized over their estimated useful lives.

Warrant Derivative Liability

We have issued certain warrants, which contain an exercise price adjustment feature in the event we issue additional equity instruments at a price lower than the exercise price of the warrant. The warrants are described herein as derivative warrants. We account for these derivative warrants as liabilities. These common stock purchase warrants do not trade in an active securities market.

Pending Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. This guidance, as revised by ASU 2015-14, will be effective for interim and annual periods beginning after December 15, 2017. We are currently assessing the impact that this guidance will have on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The guidance relates to the disclosures around going concern. The new standard update provides guidance around management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. We do believe the adoption of this guidance will have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The guidance relates to the presentation of debt issuance costs. The new standard update provides guidance that would require debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

INDUSTRY

Overview of Urgent and Primary Care Industry

Since its inception, the urgent care sector has represented one of the fastest-growing segments of the American healthcare system. According to the IBISWorld Report, it was estimated that in 2013 there were over 9,000 urgent care centers in the United States. The IBISWorld Report projected that number to grow to over 12,000 centers by the end of 2018 generating an estimated $18.8 billion of annual revenue.

According to a July 2015 article in The New England Journal of Medicine, the United States’ increasing demand for convenient, walk-in healthcare was created by a confluence of factors: expanded health coverage resulting in more insured individuals, increasingly long wait times for primary care appointments due to physician shortages and higher demand from an aging population, overcrowded and expensive emergency departments, and the creation of more cost-conscious consumeristic patient behavior caused by the shifting of higher healthcare costs to patients through higher co-pays and deductibles. We expect these more informed healthcare decisions will result in strong future patient growth for urgent care centers across the United States. Americans made approximately 136.3 million visits to emergency rooms in 2011, according to data released by the CDC. According to The New England Journal of Medicine article, between approximately 13% and 27% of such visits could have been treated in an urgent care setting, which would have resulted in overall cost savings of up to approximately $4.4 billion.

Although primary care offices, including family practices, that provide services by appointment have existed for many decades, urgent care centers first opened in the United States in the early 1980s. After experiencing a period of brief decline in the mid-1990s, the industry has grown at a remarkable pace. According to the IBISWorld Report, there were approximately 9,000 urgent care centers in the United States as of 2013. Although the number of centers owned by multi-site, corporate operators has grown with the industry’s continued consolidation, operators of single locations comprised over half of the industry population in 2012.

In general, urgent care centers tend to be located in suburban areas and are operated out of convenient, retail locations. Other factors affecting the location of urgent care centers include the local population’s age distribution and the location of the local hospital serving the community. The majority of operators lease their sites, and centers are generally situated in either freestanding buildings or retail strip centers. The size of centers typically ranges from 2,000 to 4,500 square feet, with the majority of operators occupying around 3,500 square feet.

Typical urgent and primary care centers treat a similar proportion of male and female patients, and the greatest number of urgent and primary care patients fall between the ages of 27 and 55. Urgent care centers typically offer a variety of services, such as diagnostic testing, laboratory services, medication dispensing, and several non-life-threatening procedures. The urgent care business is largely seasonal with the greatest patient volumes occurring during the fall and winter months. Urgent and primary care operators that successfully integrate occupational health into their business tend to experience less variation between the summer and winter months.

Occupational health services are offered to employers in an urgent or primary care center’s local community and are complementary to the core services offered at these centers. Treatment offerings within the occupational health line generally include, among others, pre-employment physicals, drug screenings, and treatment of workplace injuries. Revenue from occupational medicine services generally makes up approximately 14% of an urgent and primary care center’s operating revenue.

The UCAOA reported that, on average, urgent care companies collected approximately $117.45 per patient, with the majority of centers treating between 21 and 50 patients per day in 2013. Urgent and primary care centers employ a range of licensed clinicians, including physicians, nurse practitioners, physician assistants, medical assistants and laboratory technicians.

Industry Trends

The urgent care sector represents one of the fastest-growing segments of the United States healthcare system. According to the IBISWorld Report, over the five-year period ending in 2018, industry revenue is projected to grow at an annualized rate of 5.3%, to an estimated $18.8 billion, with expected profit margins expanding slightly to 10.5%. According to the UCAOA, since 2008, new urgent care centers continue to open at a rapid pace. Furthermore, cost-saving initiatives implemented by employers and third-party payors have encouraged the use of urgent care centers over hospital and freestanding emergency rooms for low-acuity patients and have facilitated strong industry growth.

Urgent care centers generally provide primary care as well as low-acuity, ancillary services, such as x-ray, CLIA-waived laboratory testing, and low-level trauma treatment to patients on a walk-in basis. The rising costs and wait times associated with both primary- and emergency-care providers leave urgent care centers as an increasingly viable alternative for patients. Patients prefer to access facilities that are close to their homes, creating strong demand for strategically located urgent care centers.

We believe that as a greater portion of the healthcare financial burden is shifted to patients through high-deductible and high co-payment plans, patients will become even more cost conscious, which will further increase the preference for quality care at a lower price point. We expect this cost awareness to result in higher demand for our services.

During the next five years, the urgent care industry is expected to continue expanding, particularly in underserved rural areas of the United States. The Association of American Medical Colleges projects that by 2020, there will be a shortage of 45,000 primary care physicians. We believe the increasing shortage of primary care physicians will exacerbate existing problems relating to access to care and extended primary care wait times, both of which we believe will further drive demand for our services.

Additionally, we believe the expansion of private insurance coverage in the United States through the continued implementation of the ACA presents a sustainable tailwind for growth in the urgent care industry. According to the IBISWorld Report, the expected surge in demand from the ACA will emphasize the urgent care industry’s growing importance to the healthcare system, as traditional primary care providers will likely not be able to accommodate the influx of patients. In accordance with rising demand, the IBISWorld Report forecasts the number of urgent care centers to rise at an annualized rate of 4.4% to an estimated 12,299 locations by 2018. A greater share of urgent care centers will likely be distributed to rural areas of the United States that have limited access to primary-care physicians.

We believe the urgent care industry is somewhat insulated from general economic and market risks. In fact, growth in the urgent care sector continued during the 2008 recession despite the fact that the number of Americans with private health insurance decreased during that period. According to the IBISWorld Report, the majority of the industry’s revenue (54.8%) is garnered through private health insurance payments, while Medicare makes up 17.2% of revenue. The remainder is generated through out-of-pocket expenses, Medicaid and other sources of government funding.

BUSINESS

Overview

We are a leading publicly-traded provider of urgent and primary care services. We currently own and operate ten urgent and primary care centers in the east and southeast United States, and plan to manage four additional centers upon completion of the planned Medac Asset Acquisition described in this prospectus. Our centers deliver convenient, affordable urgent and primary care primarily on a walk-in basis to local community members. We also own an ancillary services network business, which we intend to exit in the near future and refer to as our “legacy business.” Upon our disposition of our legacy business, we believe we will be the only publicly-traded, pure-play urgent and primary care provider in the United States.

Urgent and Primary Care Business

Our Business

Our community-based, walk-in medical centers offer an expansive array of convenient and affordable medical services. Our primary clinical objective is to meet the everyday healthcare needs of the patients and employers in our communities.

We treat colds, influenzas, ear infections, hypertension and other routine medical conditions, which we consider to be among our “primary care” offerings, and we also treat higher acuity conditions such as lacerations, dislocations, bruises, sprains and strains, which we consider our “urgent care” offerings. We also offer occupational health services to local employers, which involve our performance of pre-employment drug screens, physicals and the treatment of on-the-job injuries to employees or contractors of our employer clients.

All of our centers are equipped with digital x-ray machines, electrocardiograph machines and basic laboratory equipment, and are generally staffed with a combination of licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

Although we treat patients of all ages, the majority of our patients are between the ages of 27 and 55 years. When hospitalization, emergency or other specialty care is needed, we make referrals to appropriate providers.

Purchasing urgent and primary care services on a walk-in basis represents a growing, consumer-driven trend in healthcare delivery. We believe that focusing our primary attention on delivering such services in a prompt and patient-centric manner, and in appealing environments, will allow us to operate more efficiently, productively and at higher quality levels than our competitors.

In keeping with the retail nature of the services we offer, we have initiated a rebranding campaign with our new tradename, GoNow Doctors. We believe our new name and logo will enable us to effectively market our services in our existing and target communities:

We believe that by offering affordable urgent care and primary care services to patients and their families at convenient times and locations, as well as easily accessible occupational health services to local employers, we are uniquely positioned to serve as a meaningful part of the solution to the United States’ ongoing healthcare problems.

Our Strategies

We intend to grow our urgent and primary care business in three ways:

•	through the acquisition of quality centers in the eastern and southeastern United States;
•	by opening de novo centers in locations that are complimentary to our acquired sites; and
•	by improving same-store performance of our new and existing centers.

Growth by Acquisition

Our experienced acquisition team utilizes its extensive healthcare industry contacts, as well as referrals from current physician partners, brokers and bankers and other sources to identify, contact and develop acquisition leads at attractive valuations. We intend to continue our pattern of acquiring what we view as quality businesses at favorable purchase price multiples. We target one- to four-center chains that we can acquire in the range of four to five times EBITDA, which we believe presents an attractive arbitrage opportunity when compared with the up to 15 times EBITDA multiples we believe are currently being paid for large, profitable operators.

We also analyze several factors in determining whether or not to make an investment in a target, including, without limitation, the following:

•	location and number of centers, historical financial performance, and existing local competition;
•	opportunity to increase revenue through marketing, advertising, contract renegotiation, service line expansion and local de novo growth;
•	cost reduction opportunities through group purchasing and operational best practices;
•	quality of physician and non-physician providers; and
•	payor mix and local occupational medicine penetration.

We believe there are numerous acquisition opportunities in our target geographies at attractive valuations. Once identified, we carefully evaluate each opportunity through an extensive due diligence process to determine which have the greatest potential for growth and profitability improvements under our operating structure. Our comprehensive post-acquisition strategic plan also facilitates the integration of acquired centers by, among other things, receiving the benefits of our best practices and group purchasing agreements designed to promote quality care, efficiency and expense reduction.

De Novo Clinic Growth

In addition to pursuing our existing pipeline of acquisition opportunities, we intend to establish new centers in the communities in close proximity to our acquired centers. We believe that doing so will enable us to better leverage our existing brand recognition, marketing resources, and our physician and non-physician providers in the area. Our evaluation of such opportunities includes an analysis of local competition, desirability of available sites, and surrounding market demographics (including income, population density, percentage of insured population, and median age of the surrounding area).

Organic Revenue Growth at Existing Centers

We seek to increase revenue at our centers by broadening our range of services to new and existing patients through marketing, advertising and rebranding efforts, and by increasing insurance reimbursement rates. In addition, we will seek to increase patient counts in our existing facilities, with a focus on increasing occupational medicine patients and self-pay patients who pay specified fees, as well as by expanding our days and hours of operation at select centers. For the nine months ended September 30, 2015, our centers averaged a total of 23 patients per day per center. We believe our management team can increase our patient volume significantly while contemporaneously leveraging group purchasing arrangements and other benefits derived from economies of scale to reduce expenses.

Our Centers

Locations

We own and operate ten urgent and primary care centers, three of which are located in Georgia, two in Florida, three in Alabama and two in Virginia.

Staffing

We staff our centers with a combination of licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

Hours of Operation

Although our hours of operation vary based on local patient demand, in general we operate from 8:00 a.m. to 8:00 p.m., Monday through Friday, and from 9:00 a.m. to 6:00 p.m. on Saturday and Sunday.

Services and Service Lines

Our centers offer a broad array of medical services that include urgent care, primary care, family practice and occupational medicine. Specifically, we offer non-emergent, out-patient medical care for the treatment of acute, episodic, and some chronic medical conditions. When hospitalization, emergency or other specialty care is needed, we make referrals to appropriate providers.

Patients typically visit our centers on a walk-in basis if they do not have an existing relationship with a primary care provider, when their condition is beyond the scope of their regular primary care provider but not severe enough to warrant an emergency visit or when treatment by their primary care provider is inconvenient. We strive to deliver quality care and an exceptional patient experience to every patient who seeks care at our centers. We also attempt to capture follow-up, preventive and general primary care business after each walk-in visit. The services provided at our centers include, but are not limited to, the following:

•	routine treatment of general medical problems, including colds, influenza, ear infections, hypertension, asthma, pneumonia, urinary tract infections, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgical procedures, including suturing of lacerations and removal of cysts and foreign bodies;
•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers’ compensation cases, and physical examinations.

We are currently analyzing our in-clinic dispensing of common prescriptions at our busiest center and plan to extend this service to certain of our other centers.

Our occupational medicine service line involves the rendering of treatment to employees or contractors of employer clients. Occupational medicine services are sold directly to employers and are generally paid for in cash by the employer. The services typically rendered to such employers include, but are not limited to:

•	general wellness services;

•	drug and alcohol screening;
•	pre-employment physicals; and
•	vaccine administration.

Our Acquisition Pipeline and De Novo Opportunities

The growing urgent and primary care industry is highly-fragmented making it, in our opinion, poised for consolidation by companies with experienced management teams and access to capital. The UCAOA reported that, in 2012, one and two center operators comprised approximately 71% of the industry. According to the IBISWorld Report, the largest four urgent and primary care operators accounted for approximately just over 1% of industry revenue in 2013.

We have identified and are currently evaluating several acquisition opportunities that we believe will enhance our growth and performance. On July 31, 2015, our wholly owned subsidiary, ACSH Management, entered into an asset purchase agreement with Medac and its shareholders to purchase certain assets used by Medac in the operation of its four urgent care centers in the greater Wilmington, North Carolina area. Under applicable state law, we are prohibited from directly owning an interest in a medical practice in North Carolina. As a result, we intend to realize the benefit of this transaction through subleases, a management services agreement and other contractual arrangements with Medac. For more details on the Medac Asset Acquisition, see “Prospectus Summary — Recent Developments — Medac Asset Acquisition.”

In addition, as of the date of this prospectus, we are at various stages of discussions with other prospective sellers and sellers’ representatives, but we do not have letters of intent, binding purchase agreements, rights of first offer or rights of first refusal with respect to any of the prospective acquisitions. Accordingly, none of these possible acquisitions, other than the Medac Asset Acquisition, is deemed probable as of the date of this prospectus. There is no assurance that we will consummate the Medac Asset Acquisition or any of the other transactions or acquire any additional centers.

We are also evaluating several opportunities to develop new centers in proximity to our existing locations. Although we have not entered into lease or purchase arrangements with respect to any real property, we believe the locations we have identified will support our growth plans. There is no assurance, however, that we will open new centers in the locations currently being considered, or at all.

Fees and Revenue Cycle Management

We receive payment for services rendered at our centers from patients, commercial payors, governmental payors, including Medicare, and from our occupational medicine clients. The fees charged are generally determined by the nature of medical services rendered. We believe that the charges at our centers are significantly lower than the charges of hospital emergency departments for similar services and are generally competitive with those charged by local physicians and other similar providers in our service areas.

In general, our centers attempt to collect amounts owed by patients at the time of their service (including co-payments and deductibles). The amounts collected from patients often differ depending on whether the patient visit is reimbursable under an urgent or primary care contract. We submit claims for services rendered to commercial payors, occupational medicine payors and governmental payors electronically through third-party revenue cycle managers. In most cases, commercial payors process our claims and pay us based on negotiated rates set forth in our applicable contract.

We rely on our outside revenue cycle managers to collect amounts owed to us from commercial and governmental payors.

Marketing

Because the success of our centers is dependent on the acceptance of our brand in the local communities in which we operate, we market at the center-level through various community outreach activities. These activities are coordinated locally by the individual center and are supported by dedicated marketing personnel. Through the local centers, we host and sponsor community activities and events and become involved in local business organizations such as rotary clubs. We also implement a broad range of targeted marketing strategies via direct mail, radio, search engine optimization and social media.

In connection with the acquisition of a new center, we expect to commence marketing efforts to introduce ourself to the local community. This may include inviting community members to attend a tour of the center, conducting a direct mail campaign, or sponsoring an activity or event. Decisions regarding acquired center branding or co-branding are made on a case-by-case basis. Although we plan to rebrand our existing ten centers with our “GoNow Doctors” name and logo, we currently have no plans to change the Medac brand after closing the Medac Asset Acquisition.

Information Systems and Controls

We use integrated clinical/practice management and accounting systems to manage information flow and day-to-day operations at each of our centers. The overall system functionality allows for the following:

• Point-of-sale	• Charge capture and processing
• Registration	• Billing
• Scheduling	• Accounts receivable management
• Insurance rates, allowables, and adjustments processing	• Accounting
• Reporting and trending
• Eligibility and verification checking	• Clinical and coding documentation

Related claims activities are processed electronically with each of our payors through a national clearinghouse. Our systems are integrated with a commercially available reporting/dashboard solution, which allows for the real-time tracking, trending, and reporting of key operating and financial statistics. Management uses these tools and the resulting data to measure results against target thresholds and to identify needs for improvement in certain core operational areas.

We attempt to integrate acquired centers into our systems within 30 to 60 days after we close a transaction. Because our acquisitions close on varying dates throughout the year, certain of our newly acquired sites may be not be fully transitioned to our systems on any given date. Consequently, it may be difficult to capture and analyze information from such newly acquired sites electronically, requiring us to capture and report manually for some period after the acquisition is completed.

Competition

Urgent and primary care industry participants must compete with other local operators, hospitals, traditional primary care physicians, family care practices, and other facilities that offer similar services. Clinics operated by nurse practitioners and physician assistants, including “retail clinics,” are increasing in number. Such clinics are expected to increase in number as states continue to relax the rules pertaining to the ability of such mid-level providers to prescribe medications and to the supervision of such mid-level providers by physicians. Although our current strategy does not involve the operation of pure, mid-level operated centers, we plan to closely analyze this option and monitor the success of such competition in our markets.

Because we offer walk-in, urgent care, we are also in competition with hospital-based and freestanding emergency departments. In 2012, Americans made about 136.1 million visits to an emergency room, according to the CDC. Unlike our centers, emergency departments provide acute care, which may be life threatening or require immediate attention, 24 hours a day, 7 days a week. Also different from our centers, hospital emergency departments that accept payment from governmental sources are required by federal law to provide care to all patients regardless of their ability to pay.

Ancillary Network Business

Ancillary healthcare services are cost effective alternatives to physician and hospital-based services. The ancillary healthcare service market is an often over-looked, but very important segment of the overall U.S. healthcare system. As more and more care is delivered in highly cost effective out-patient and ancillary care settings, the need for better organization and cost containment should only increase over the next several years.

Our ancillary network business offers cost containment strategies to our clients, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. This service is marketed to a number of healthcare companies including TPAs, insurance companies, large self-funded organizations, various employer groups and preferred provider organizations, or PPOs. We are able to lower the payors’ ancillary care costs through our ancillary network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own.

We have experienced significant revenue declines over the past several years in our ancillary network business. Due to a variety of factors, including, but not limited to, healthcare legislation, industry consolidation, as well as change in strategic direction of our clients, we have experienced secular declines in our revenue. These declines have not been offset by our new business development efforts. Although we have been engaged in our ancillary network business for a number of years, with our entry into the urgent and primary care business and our new management arrangement with HealthSmart, we intend to focus our efforts primarily on the urgent care and primary care business.

Management Services Agreement

As a result of continuing revenue declines in our ancillary network business and our recent focus on the urgent and primary care business, on October 1, 2014, we entered into a management services agreement with HealthSmart. HealthSmart is a comprehensive benefits management company and is a large independent administrator of health plans for self-funded employers in the United States. HealthSmart has several provider networks that include hospitals, physicians and other healthcare providers and facilities. It contracts with over 600,000 providers across the United States and tailors its various provider network solutions to meet its customers’ needs and to help control their healthcare costs. In addition, HealthSmart provides claims and benefits administration, pharmacy benefits management services, business intelligence, onsite employer clinics and care management. Under the management services agreement, HealthSmart manages our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members appointed by us and two members appointed by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our former Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, none of our employees works directly in our ancillary network business. Under the management services agreement, HealthSmart manages and operates our ancillary network business for a monthly management fee equal to the sum of (a) 35% of the net profit derived from the operation of our ancillary network business plus (b) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. For purposes of the fee calculation, the term “net profit” means gross ancillary network business revenue less the sum of (x) provider payments and administrative fees and (y) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. Any remaining net profit accrues to us. The initial term of the management services agreement is three years, and it renews annually thereafter for one year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term. At September 30, 2015, the aggregate sum of net profit received by us was $1.7 million.

Our management services agreement with HealthSmart provides that at any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6.5 million less the aggregate sum of net profit received by us since the beginning of the management arrangement. The purchase price would be payable by HealthSmart solely out of the net profit it derives from the operation of the ancillary network business after consummation of the transaction. Each month, HealthSmart will be obligated to pay us 65% of the net profit derived from the operation of the ancillary network business, with the net profit to be calculated for such purpose in the same manner net profit is calculated for the purpose of the management fee as set forth above. Consummation of the transaction would be subject to the satisfaction of certain material conditions, including approval by our stockholders if our annual gross revenue from the urgent and primary care business does not then exceed $40.0 million. In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line following completion of that transaction.

Although HealthSmart’s option to purchase and our option to sell the ancillary network business do not become exercisable until October 1, 2016, we currently are in negotiations with HealthSmart to facilitate an earlier disposition at a price in the range of $2.5 million to $4.0 million, which would be in addition to $1.7 million of net profit received by us since the beginning of the management arrangement. However, we cannot assure you such negotiations will result in us disposing of our legacy business within such price range, earlier than October 1, 2016 or at all. See “Risk Factors — Risks Related to Our Legacy Business — We may not be able to successfully complete the disposition of our ancillary network business to HealthSmart, or at all.”

In the event HealthSmart purchases our ancillary network business, the urgent and primary care business will be our only business line, and we believe we will be the only publicly-traded, pure-play urgent care consolidator in the United States. If for any reason the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to market the business for sale or expeditiously wind down the business.

Services and Capabilities

Ancillary healthcare services include a broad array of services that supplement or support the care provided by hospitals and physicians.

Provider Network

In order to meet contractual obligations to our healthcare payors to make available a comprehensive and client-specific ancillary healthcare provider network, we have agreements with ancillary healthcare service providers operating nationwide. The agreements define the scope of services to be provided by each ancillary healthcare provider to covered persons and the amounts to be charged for those services. These agreements are negotiated independently from the agreements we reach with our payor clients. The terms of the agreements between the Company and the ancillary healthcare service providers make it clear that we, and not our payor clients, are obligated to the service providers for payments under the contracts with them and that there is no contractual relationship between our payors and the service providers, who are not permitted to pursue claims directly against the our payors.

When providers initially enter into our provider network, they are credentialed for inclusion in the network and they are re-credentialed on a periodic basis. From time to time, provider relationships are reviewed to determine whether any changes to the relationship are appropriate through sanction monitoring and other methods.

Our Ancillary Network Structure

Payors route healthcare claims to us after service is performed by providers in our network. We process those claims and charge the payor according to its rate for the services according to our contract with the payor. In processing the claim, we are paid directly by the payor or the insurer for the service and pay the provider of service according to its independently-negotiated contractual rate. We are at risk for any shortfall in the amount of payment we receive for the service and the amount we are obligated to pay the provider of service.

We may receive a claims submission from a payor either electronically or via a paper based claim. As part of our relationship with the payors, we may pay an administrative fee to the payors for the modifications that may be required to the payor’s technology systems and processes to create electronic connectivity with us, as well as for the aggregation of claims and the electronic transmission of those claims to us.

Sales and Marketing

Pursuant to our management services agreement, HealthSmart is primarily responsible for securing new clients and provider contracts and maintaining and growing existing relationships.

We expect HealthSmart to continue marketing our services to PPOs, insurance companies, large self-funded organizations and employer groups. Our manager utilizes a senior sales executive that focuses on new business as well as a client services team of two professionals to contract with new payor organizations and then maximize the revenue and margin potential of each new payor. The new business sales executive uses a variety of channels to reach potential clients including professional relationships, direct marketing efforts, attendance at industry-specific trade shows and conferences, and through strategic partnerships with market channel partners, independent brokers, and consultants. The client services group is engaged with each new payor to help manage the implementation process. In addition, a client services director is generally assigned to each new payor organization and is responsible for all aspects of our relationship with the entity including the expanded utilization of our services over time and the enhancement of our relationship with the payor.

Payor Clients

Our healthcare payor clients engage us to manage a comprehensive array of ancillary healthcare services that they and their payors have agreed to make available to their insureds or beneficiaries or for which they have agreed to provide insurance coverage. The typical services our healthcare payors require us to provide include, but are not limited to:

•	providing a comprehensive network of ancillary healthcare services providers that is available to the payor’s covered persons for covered services;
•	providing claims management, reporting, and processing and payment services;
•	performing network/needs analyses to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

Under our agreements with payors, we are obligated to provide or arrange for all of the services covered by such agreements. In addition, we are responsible for ensuring that the contractual terms are met and such services are provided.

Our manager is our most significant client. For the years ended December 31, 2014 and 2013, we derived approximately 34% and 22%, respectively, of our total net revenue from HealthSmart and its affiliates. Our top three clients generated 51% and 45%, respectively, of our ancillary network revenues for the years ended December 31, 2014 and 2013.

Under our current client contract with HealthSmart, which is separate from our management services agreement, we agreed to enhance our network of ancillary service providers to address markets outside of the commercial group health space and utilize an administrative fee rate differential to encourage HealthSmart to add payors that will access our network of ancillary providers. As part of the agreement, we pay HealthSmart a monthly administrative services fee, subject to an annual maximum, to reimburse and to compensate it for the work it is required to perform to support our program. The fee is based upon paid claims arising from our network of providers. The agreement, the initial term of which expires on December 31, 2015, is subject to an automatic, two-year renewal term. After this initial renewal term, the agreement will automatically renew for successive periods of one year. The agreement may be terminated by either party for breach or by notice of non-renewal no less than 90 days prior to the expiration of the initial term or any renewal term. Although this contract continues our client relationship with HealthSmart, the agreement does not provide that we are its exclusive ancillary care network, and HealthSmart can engage other ancillary care providers directly into its network. Accordingly, we cannot be certain of any level of continued claims volume from HealthSmart.

Competition

We face the following types of direct competitors in our ancillary network business:

•	larger, national health plans and insurers such as Aetna, Blue Cross/Blue Shield plans, Cigna, Humana, and United HealthCare that offer nation-wide, standardized products and often compete on a local level based of the cost-effectiveness of their national contracts;
•	certain of our payors that have developed their own networks and contracted directly with the providers instead of outsourcing ancillary management services to us;
•	smaller regional PPOs, payors and community-based provider-owned networks that are generally managing their own home-grown network of ancillary care providers and are more likely to offer customized products and services tailored to the needs of the local community;
•	single ancillary specialty networks (e.g., dialysis, imaging or infusion) that offer comprehensive payor and provider services within their chosen ancillary category; and

•	cost containment organizations that focus on a single disease category (e.g., chronic kidney disease or end stage renal disease), and offer a “carve-out” management solution that include both networks and disease management to middle market payors, reinsurance carriers and others.

Research and Development

We have invested in our information technology infrastructure to enhance the capabilities of our databases, data retrieval tools, data exchange capabilities and claims processing engine. In addition, we believe that our extensive claims database of ancillary healthcare services and costs is a strategic asset. Our capitalized development costs totaled approximately $177,000 and $303,000, respectively, for the years ended December 31, 2014 and 2013. The development expenses during those periods were related primarily to enhancements made to our internally developed claims management application. The enhancements have allowed us to develop and launch a variety of innovative products and services as well as gain competitive market advantage through faster and more accurate claims processing.

Government Regulation

The healthcare industry is subject to extensive regulation by federal, state and local governments. Government regulation affects our businesses in a number of ways, including requiring licensure or certification of facilities, regulating billing and payment for certain of our services, regulating how we maintain health-related information and patient privacy, and regulating how we pay and contract with our physicians. Our ability to conduct our business and to operate profitability depends in part upon obtaining and maintaining all necessary licenses and other approvals, and complying with applicable healthcare laws and regulations. See “Risk Factors — Risks Related to Our Regulatory Environment.”

Our Urgent and Primary Care Business

State Laws Regarding Prohibition of Corporate Practice of Medicine and Fee-Splitting Arrangements

The laws and regulations relating to our operations vary from state to state, and approximately 30 states, including North Carolina, prohibit general business corporations from practicing medicine or controlling physicians’ medical decisions. These laws are generally intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing the physicians’ professional judgment. They also may prevent or limit the sharing or assignment of income generated by our physicians. We believe that we are in material compliance with these laws in the states in which we operate. Regulatory authorities or other parties, however, including our physicians, may attempt to assert that we are impermissibly engaged in the practice of medicine or that our contractual arrangements with our physicians constitute unlawful fee-splitting. In that event, we could be subject to adverse judicial or administrative interpretations, to civil or criminal penalties, our contracts could be found legally invalid and unenforceable, we could be made to refund amounts received during our noncompliance, or we could be required to restructure our contractual arrangements with our physicians.

State Law Regulation of Construction, Acquisition or Expansion of Healthcare Facilities

Thirty-six states have certificate of need programs that require some level of prior approval for the construction of a new facility, acquisition or expansion of an existing facility, or the addition of new services at various healthcare facilities. Although the states in which we currently operate do not require a certificate of need to acquire or operate our centers, other states where we may seek to expand our operations may. See “Risk Factors — Risks Related to Our Regulatory Environment.”

State Licensure

Only a few states, including Florida, currently require the licensure of centers such as ours. This absence of a uniform licensing process leads to inconsistencies in the nature and scope of services offered at urgent care centers. To effectively control the nature of services rendered and the environments in which they are offered, state legislators or regulators may attempt to regulate the urgent care industry in a manner similar to hospitals and freestanding emergency rooms. Such regulations could have a material impact on our growth strategy and expansion plans.

Laws and Rules Regarding Billing

Numerous state and federal laws apply to our claims for payment, including but not limited to (i) “coordination of benefits” rules that dictate which payor must be billed first when a patient has coverage from multiple payors, (ii) requirements that overpayments be refunded within a specified period of time, (iii) “reassignment” rules governing the ability to bill and collect professional fees on behalf of other providers, (iv) requirements that electronic claims for payment be submitted using certain standardized transaction codes and formats, and (v) laws requiring all health and financial information of patients in a manner that complies with applicable security and privacy standards.

Additionally, on January 16, 2009, HHS released the final rule mandating that providers covered by the Administrative Simplification Provisions of HIPAA, including our centers, must implement the ICD-10 for medical coding on October 1, 2013. Although the deadline for implementation of ICD-10 codes was delayed until October 15, 2015, the ICD-10 codes will require significantly more information than the ICD-9 codes currently used for medical coding and will require covered entities to code with much greater detail and specificity than with ICD-9 codes. We may incur additional costs to implement these changes. See “Risk Factors — Risks Related to our Urgent and Primary Care Business — If we fail to effectively and timely transition to the ICD-10 coding system, our operations could be adversely affected.”

Medicare and Medicaid

Our centers participate in the federal Medicare program and currently one state Medicaid program on a limited basis. Since 1992, Medicare has paid for the “medically necessary” services of physicians, non-physician practitioners, and certain other suppliers under a physician fee schedule, a system that pays for covered physicians’ services furnished to a person with Medicare Part B coverage. Under the physician fee schedule, relative values are assigned to each of more than 7,000 services to reflect the amount of work, the direct and indirect (overhead) practice expenses, and the malpractice expenses typically involved in furnishing that service. Each of these three relative value components is multiplied by a geographic adjustment factor to adjust the payment for variations in the costs of furnishing services in different localities. RVUs are summed for each service and then are multiplied by a fixed-dollar conversion factor to establish the payment amount for each service. The higher the number of RVUs assigned to a service, the higher the payment. Under the Medicare fee-for-service payment system, an individual can choose any licensed physician enrolled in Medicare and use the services of any healthcare provider or facility certified by Medicare.

Historically, CMS was required to limit the growth in spending under the physician fee schedule by an SGR. Congress typically responded to these automatic physician payment cuts with a series of temporary fixes. On April 16, 2015, however, MACRA was enacted which includes permanent repeal of the SGR formula. With MACRA, the long sought after goal of permanently repealing the SGR was achieved and overrides a 21.2% across-the-board cut in Medicare physician payments that briefly took effect on April 1, 2015. Under MACRA, physician payment updates are to be linked to quality and value measurements and participation in alternative payment models. Enactment of MACRA, and repeal of the SGR, could be offset by further reductions in Medicare payments, and any such reductions could have a material adverse effect on our business.

CMS’s RAC Program

The MMA introduced on a trial basis the use of RACs for the purpose of identifying and recouping Medicare overpayments and underpayments. Any overpayment received from Medicare is considered a debt owed to the federal government. In October 2008, CMS made the RAC program permanent. RACs review Medicare claims to determine whether such claims were appropriately reimbursed by Medicare. RACs engage in an automated review and in a complex review of claims. Automated reviews are conducted when a review of the medical record is not required and there is certainty that the service is not covered or is coded incorrectly. Complex reviews involve the review of all underlying medical records supporting the claim, and are generally conducted where there is a high likelihood, but not certainty, that an overpayment has occurred. RACs are paid a contingency fee based on overpayments they identify and collect.

A MAC may suspend Medicare payments to a provider if it determines that an overpayment has occurred. When a Medicare claim for payment is filed, the MAC will notify the patient and the provider of its initial determination regarding reimbursement. The MAC may deny the claim for one of several reasons, including the lack of necessary information or lack of medical necessity for the services rendered. Providers may appeal any denials of claims.

Anti-Kickback Statute

As participants in the Medicare program, we are subject to the Anti-Kickback Statute. The Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The term “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. The ACA amended the intent requirement of the Anti-Kickback Statute such that a person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violation the statute. Further, the ACA now provides that claims submitted in violation of the Anti-Kickback Statute constitute false or fraudulent claims for purposes of the civil False Claims Act, or FCA, including the failure to timely return an overpayment. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to influence the purchase, lease or ordering of healthcare items and services reimbursed by a governmental health program or state Medicaid program. Some of these state prohibitions apply to remuneration for referrals of healthcare items or services reimbursed by any third-party payor, including commercial payors.

Because we currently accept funds from governmental health programs, we are subject to the Anti-Kickback Statute. Violations of the Anti-Kickback Statute can result in exclusion from Medicare, Medicaid or other governmental programs as well as civil and criminal penalties, such as $25,000 per violation and up to three times the remuneration involved. If in violation, we may be required to enter into settlement agreements with the government to avoid such sanctions. Typically, such settlement agreements require substantial payments to the government in exchange for the government to release its claims, and may also require entry into a CIA. Any such sanctions or obligations contained in a CIA could have a material adverse effect on our business, financial condition and results of operations.

Stark Law

Because we participate in the Medicare program, we are also subject to the Stark Law. The Stark Law prohibits a physician from referring a patient to a healthcare provider for certain designated health services reimbursable by Medicare if the physician (or close family members) has a financial relationship with that provider, including an ownership or investment interest, a loan or debt relationship or a compensation relationship. The designated health services covered by the law include, among others, laboratory and imaging services and the provision of durable medical equipment. Some states have self-referral laws similar to the Stark Law for Medicaid claims and commercial claims.

We have entered into several types of financial relationships with physicians who staff our urgent and primary care centers, including compensation arrangements. We believe that the compensation arrangements under our employment agreements and independent contractor agreements satisfy one or more exceptions to the Stark Law. Although we believe that the compensation provisions included in our written physician agreements, which are the result of arm’s length negotiations, result in fair market value payments for medical services rendered or to be rendered, an enforcement agency could nevertheless challenge the level of compensation that we pay our physicians.

The ownership of our stock by any of our physicians will constitute a “financial relationship” for purposes of the Stark Law. As a result, in order to bill Medicare for the designated health services referred by such physician stockholder, we must qualify for one or more exceptions to the Stark Law. Although an exception exists for publicly traded securities, we will not qualify until our stockholders’ equity exceeds $75,000,000 at the end of our most recent fiscal year or on average during the previous three years. If we are unable to qualify for another exception to the Stark Law, we will not be entitled to bill Medicare for services rendered by a physician stockholder. As a result, we may suffer losses to our net revenue. Further, it may become necessary for us to perform regular compliance tests to determine which, if any, of our physicians own our stock, and, if so, to determine whether or not we meet an applicable exception to the Stark Law.

Such efforts could have a material adverse effect on our business and our ability to compensate physicians, and could result in damage to our reputation.

Violation of the Stark Law may result in prohibition of payment for services rendered, a refund of any Medicare payments for services that resulted from an unlawful referral, $15,000 civil monetary penalties for specified infractions, criminal penalties, exclusion from Medicare and Medicaid programs, and potential false claims liability. The repayment provisions in the Stark Law are not dependent on the parties having an improper intent; rather, the Stark Law is a strict liability statute and any violation is subject to repayment of all amounts arising out of tainted referrals. If physician self-referral laws are interpreted differently or if other legislative restrictions are issued, we could incur significant sanctions and loss of revenues, or we could have to change our arrangements and operations in a way that could have a material adverse effect on our business, prospects, damage to our reputation, results of operations and financial condition.

False Claims Act

The federal civil FCA prohibits providers from, among other things, (1) knowingly presenting, or causing to be presented, claims for payments from the Medicare, Medicaid or other federal healthcare programs that are false or fraudulent; (2) knowingly making, using or causing to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the federal government; or (3) knowingly making, using or causing to be made or used, a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government. The “qui tam” or “whistleblower” provisions of the FCA allow private individuals to bring actions under the FCA on behalf of the government. These private parties are entitled to share in any amounts recovered by the government, and, as a result, the number of “whistleblower” lawsuits that have been filed against providers has increased significantly in recent years. Defendants found to be liable under the FCA may be required to pay three times the actual damages sustained by the government, plus mandatory civil penalties ranging between $5,500 and $11,000 for each separate false claim and possible expulsion from the program.

There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. The ACA also provides that claims submitted in connection with patient referrals that results from violations of the Anti-Kickback Statute constitute false claims for the purpose of the FCA, and some courts have held that a violation of the Stark law can result in FCA liability as well. In addition, a number of states have adopted their own false claims and whistleblower provisions whereby a private party may file a civil lawsuit in state court. We are required to provide information to our employees and certain contractors about state and federal false claims laws and whistleblower provisions and protections.

Civil Monetary Penalties Statute

The federal Civil Monetary Penalties statute prohibits, among other things, the offering or giving of remuneration to a Medicare or Medicaid beneficiary that the person or entity knows or should know is likely to influence the beneficiary’s selection of a particular provider or supplier of items or services reimbursable by a federal or state healthcare program.

EHRs

As required by the American Recovery and Reinvestment Act of 2009, the Secretary of HHS has developed and implemented an incentive payment program for eligible healthcare professionals that adopt and meaningfully use EHR technology. HHS uses PECOS to verify Medicare enrollment prior to making EHR incentive program payments. If our employed professionals are unable to meet the requirements for participation in the incentive payment program, including having an enrollment record in PECOS, we will not be eligible to receive incentive payments that could offset some of the costs of implementing EHR systems. Further, healthcare professionals that fail to demonstrate meaningful use of certified EHR technology are subject to reduced payments from Medicare. System conversions to comply with EHR could be time consuming and disruptive for physicians and employees. Failure to implement EHR systems effectively and in a timely manner could have a material adverse effect on our financial position and results of operations.

We are in process of converting certain of our clinical and patient accounting information system applications to newer versions of existing applications or altogether new applications. In connection with our implementation and conversions, we have incurred capitalized costs and additional training and implementation expenses.

Our Ancillary Network Business

During 2010, President Obama signed the ACA and the Health Care and Educational Affordability Reconciliation Act legislating broad-based changes to the United States healthcare system. Among other things, the healthcare reform legislation includes insurance industry reforms including, but not limited to guaranteed coverage requirements, elimination of pre-existing condition exclusions and annual and lifetime maximum limits, and restrictions on the extent to which policies can be rescinded; creation of new market mechanisms through the creation of health benefit exchanges; and creation of new and significant taxes on health insurers and, in some circumstances healthcare benefits.

Section 1001 of the ACA amended Title 27 of the Public Health Service Act of 1994, or the Public Health Service Act, to add, among other things, a new Section 2718, entitled “Bringing Down the Cost of Health Care Coverage.” This new provision requires health insurance issuers to publicly report “the ratio of the incurred loss (or incurred claims) plus the loss adjustment expense (or change in contract reserves) to earned premiums” and account for premium revenue related to reimbursement for clinical services, activities that improve health care quality, and all other non-claims costs. The law also requires issuers to provide annual rebates to their enrollees if their MLR does not meet specific targets. For issuers in the large group market, the MLR must be at least 85%, and for issuers in the small group and individual markets, the MLR must be at least 80%. The law also gives the National Association of Insurance Commissioners, or NAIC, subject to certification of the Secretary of the HHS, authority to develop definitions and standards by which to determine compliance with the new requirements.

In December 2010, HHS published final MLR regulations and agency guidance, based upon the recommendations of the NAIC, implementing the new sections of the Public Health Service Act as mandated by the ACA. The new regulations apply to issuers offering group or individual health insurance coverage. Under the MLR regulations, an issuer’s MLR is calculated as the ratio of (i) incurred claims plus expenditures for activities that improve health care quality to (ii) premium revenue. The two key aspects to this calculation involve what comprises an “incurred claim” and what qualifies as an “expenditure for health care quality improvement.”

Incurred claims are reimbursement for clinical services, subject to specific deductions and exclusions. Specifically, incurred claims represent the total of direct paid claims, unpaid claim reserves, change in contract reserves, reserves for contingent benefits, the claim portion of lawsuits and any experience rating refunds. Prescription drug rebates received by the issuer and overpayment recoveries from providers must be deducted from incurred claims. Also, the following amounts are explicitly excluded and therefore may not be included in the calculation of incurred claims: (i) amounts paid to third party vendors for secondary network savings; (ii) amounts paid to third party vendors for network development, administrative fees, claims processing, and utilization management; and (iii) amounts paid, including amounts paid to a provider, for professional or administrative services that do not represent compensation or reimbursement for covered services provided to an enrollee. The regulation permits that some amounts “may” be included in incurred claims — market stabilization payments, state subsidies based on stop-loss methodologies, and incentive and bonus payments made to providers. The regulations themselves provide examples of specifically excluded amounts. With regard to amounts paid for network development (as noted in (ii) above), if an issuer contracts with a behavioral health, chiropractic network, or high technology radiology vendor, or a pharmacy benefit manager, and the vendor reimburses the provider at one amount but bills the issuer a higher amount to cover its network development, utilization management costs, and profits, then the amount that exceeds the reimbursement to the provider must not be included in incurred claims. With regard to administrative services (as noted in (iii) above), medical record copying costs, attorneys’ fees, subrogation vendor fees, compensation to paraprofessionals, janitors, quality assurance analysts, administrative supervisors, secretaries to medical personnel and medical record clerks must not be included in incurred claims.

In order to properly classify what activities “improve health care quality,” the activity must be designed to improve health quality, increase the likelihood of desired health outcomes, be directed toward individual enrollees or incurred for the benefit of specific segments of enrollees, or be grounded in evidence based medicine. In addition, the activity must be primarily designed to improve health outcomes, prevent hospital readmissions, improve patient safety and reduce medical errors, implement, promote and increase wellness activities and/or enhance the use of health care data to improve quality. The regulations also contain a list of 14 expenditures that are specifically excluded from ‘improvement of health care quality’ activities. Among these excluded expenditures are: (1) those that are designed primarily to control or contain costs; (2) activities that can be billed or allocated by a provider for care delivery and which are, therefore, reimbursed as clinical services; (3) expenditures related to establishing or maintaining a claims adjudication system, including costs directly related to upgrades in health information technology that are designed primarily or solely to improve claims payment capabilities or to meet regulatory requirements for processing claims (for example, costs of implementing new administrative simplification standards and code sets adopted pursuant to HIPAA, including the new ICD-10 requirements); (4) all retrospective and concurrent utilization review; (5) costs of developing and executing provider contracts and fees associated with establishing or managing a provider network, including fees paid to a vendor for the same reason; (6) provider credentialing; (7) marketing expenses; (8) costs associated with calculating and administering individual enrollee or employee incentives; (9) portions of prospective utilization that does not meet the definition of activities that improve health quality; and (10) any function or activity not expressly included, unless otherwise approved by and within the discretion of the Secretary.

It is possible that a portion of the fees payors are contractually required to pay us and that do not qualify as “incurred claims” may not be included as expenditures for activities that improve health care quality. Such a determination may make it more difficult for us to retain existing clients or to add new clients, because our clients’ or prospective clients’ MLR may otherwise not meet the specified targets.

Privacy and Security Regulations

Numerous federal and state laws and regulations, including HIPAA and HITECH, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. As required by HIPAA, HHS has adopted standards to protect the privacy and security of this health-related information. The HIPAA privacy regulations contain detailed requirements concerning the use and disclosure of individually identifiable health information and the grant of certain rights to patients with respect to such information by “covered entities.” We believe that all or substantially all of our entities qualify as covered entities under HIPAA. We have taken actions to comply with the HIPAA privacy regulations including the creation and implementation of policies and procedures, staff training, execution of HIPAA-compliant contractual arrangements with certain service providers and various other measures. Although we believe we are in substantial compliance, ongoing implementation and oversight of these measures involves significant time, effort and expense.

In addition to the privacy requirements, HIPAA covered entities must implement certain administrative, physical, and technical security standards to protect the integrity, confidentiality and availability of certain electronic health-related information received, maintained, or transmitted by covered entities or their business associates. Although we have taken actions in an effort to be in compliance with these security regulations, a security incident that bypasses our information security systems causing an information security breach, loss of PHI, or other data subject to privacy laws or a material disruption of our operational systems could have a material adverse effect on our business, along with fines. Furthermore, ongoing implementation and oversight of these security measures involves significant time, effort and expense.

Further, HITECH, as implemented in part by an omnibus final rule published in the Federal Register on January 25, 2013, further requires that patients be notified of any unauthorized acquisition, access, use, or disclosure of their unsecured protected health information, or PHI, that compromises the privacy or security of such information. HHS has established the presumption that all unauthorized uses or disclosures of unsecured PHI constitute breaches unless the covered entity or business associate establishes that there is a low probability the information has been compromised. HITECH and implementing regulations specify that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. Breaches affecting 500 patients or more must be reported immediately to HHS, which will post the name of the breaching entity on its public website. Furthermore, breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS of such breaches at least annually. These breach notification requirements apply not only to unauthorized disclosures of unsecured PHI to outside third parties but also to unauthorized internal access to or use of such PHI.

The scope of the privacy and security requirements under HIPAA was substantially expanded by HITECH, which also increased penalties for violations. Currently, violations of the HIPAA privacy, security and breach notification standards may result in civil penalties ranging from $100 to $50,000 per violation, subject to a cap of $1.5 million in the aggregate for violations of the same standard in a single calendar year. The amount of penalty that may be assessed depends, in part, upon the culpability of the applicable covered entity or business associate in committing the violation. Some penalties for certain violations that were not due to “willful neglect” may be waived by the Secretary of HHS in whole or in part, to the extent that the payment of the penalty would be excessive relative to the violation. HITECH also authorized state attorneys general to file suit on behalf of residents of their states. Applicable courts may be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. HITECH also mandates that the Secretary of HHS conduct periodic compliance audits of a cross-section of HIPAA covered entities and business associates. Every covered entity and business associate is subject to being audited, regardless of the entity’s compliance record.

State laws may impose more protective privacy restrictions related to health information and may afford individuals a private right of action with respect to the violation of such laws. Both state and federal laws are subject to modification or enhancement of privacy protection at any time. We are subject to any federal or state privacy-related laws that are more restrictive than the privacy regulations issued under HIPAA. These statutes vary and could impose additional requirements on us and more severe penalties for disclosures of health information. If we fail to comply with HIPAA, similar state laws or any new laws, including laws addressing data confidentiality, security or breach notification, we could incur substantial monetary penalties and substantial damage to our reputation.

States may also impose restrictions related to the confidentiality of personal information that is not considered PHI under HIPAA, including certain identifying information and financial information of our patients. Theses state laws may impose additional notification requirements in the event of a breach of such personal information. Failure to comply with such data confidentiality, security and breach notification laws may result in substantial monetary penalties.

HIPAA and HITECH also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility and payment information. Covered entities such as the Company and each of our centers are required to conform to such transaction set standards.

Legal Proceedings

From time to time, we are a party to various legal proceedings arising in the ordinary course of business. In addition, we may in the future be subject to investigations by governmental and regulatory authorities which exposes us to greater risks associated with litigation, regulatory or other proceedings, as a result of which we could be required to pay significant fines or penalties. The outcome of litigation, regulatory or other proceedings cannot be predicted with certainty, and some lawsuits, claims, actions or proceedings may be disposed of unfavorably to us. In addition, intellectual property disputes often have a risk of injunctive relief which, if imposed against us, could materially and adversely affect our financial condition or results of operations.

We were named as a defendant in a lawsuit filed April 21, 2015 in the U.S. District Court for the Northern District of Alabama by American Family Care, Inc. and Irwin Holdings, LLC. The complaint alleged, among other things, that our use of the trade name “American CareSource” infringed upon their trademark, “American Family Care.” Effective November 3, 2015, we agreed to discontinue use of such trade name in the performance, management and marketing of our services (but not in our corporate name) and the parties have settled the dispute and have asked the court to dismiss the case.

Employees

As of September 30, 2015, we had 99 full-time employees and 35 part-time employees. None of our employees work directly in our ancillary network business or is represented by a union. We believe our relationship with our employees to be good.

MANAGEMENT

Directors and Executive Officers

The table below sets forth the names, ages and positions, of the individuals who serve as our executive officers and directors as of the date of this prospectus.

Name	Age	Position with the Company
John Pappajohn	87	Chairman of the Board of Directors and acting Chief Executive Officer
Norman Winland	55	President and Chief Operating Officer
James A. Honn	49	Chief Information Officer
Adam S. Winger	34	Interim Chief Financial Officer, Vice President of Acquisitions, Secretary and General Counsel
Edward B. Berger(1)(2)	86	Director
Geoffrey E. Harris(3)	53	Director
Matthew P. Kinley(1)(2)(3)	47	Director
Mark C. Oman(1)(2)(3)	61	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the governance and nominations committee

The following is a biographical summary of the experience of each of our executive officers and directors as of the date of this prospectus:

John Pappajohn has served as a director of our Company since November 2004, and has served as Chairman of the Board and acting Chief Executive Officer since April 13, 2015. Since 1969, Mr. Pappajohn has been the President and sole owner of Pappajohn Capital Resources, a venture capital firm, and President and sole owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He serves or has served as a director on the boards of the following public companies: Cancer Genetics, Inc. a company that provides diagnostic products and services to the cancer market, since November 2009; CNS Response, Inc., a company who uses EEG-generated biomarkers for use in personalized medicine in psychiatry, since August 2009; Zeta Acquisition Corp. I, a company formed as a vehicle to acquire target companies or businesses, since November 2007; Zeta Acquisition Corp. II, a company formed as a vehicle to acquire target companies or businesses, since November 2007; Zeta Acquisition Corp. III, a company formed as a vehicle to acquire target companies or businesses, since November 2007 until merging with and into Kura Oncology, Inc. in March 2015; ConMed Healthcare Management, Inc., a company that provided services to county and municipal detention centers across the United States, from 1995 to 2012; and PharmAthene, Inc. (formerly Healthcare Acquisition Corp.), a biodefense company engaged in the development and commercialization of medical countermeasures against biological and chemical weapons, from 2005 to July 2011. Mr. Pappajohn was chosen to serve as a director of our Company because of his unparalleled experience serving as a director of more than 40 public companies and the substantial insight he has gained into the life sciences and healthcare industries by actively investing in the industry for more than 40 years, and by founding and supporting several public healthcare companies.

Norman Winland has served as our President and Chief Operating Officer since May 20, 2015. Prior to joining the Company, Mr. Winland spent over 15 years with Dallas-based CareNow, where he served as Senior Vice President responsible for the comprehensive management of the company’s 18 urgent care centers. His duties included, among other things, management of center operations, oversight of site- and company-level marketing, site selection and development of de novo centers, IT management, new product and service line implementation, and general financial and revenue cycle oversight. He later served as Director of Urgent Care Operations for Tenet Healthcare Corporation, where he assisted in Tenet’s entry into the urgent care market. Mr. Winland served as Chief Operating Officer for PrimaCare Medical Centers, an 11-site urgent care company located in Dallas, Texas. As COO, Mr. Winland managed all operational aspects of the urgent care business and ultimately played an integral role in PrimaCare’s sale to NextCare Holdings, Inc.

James A. Honn has served as our Chief Information Officer since joining the Company in June 2013 and is primarily responsible for development and execution of the Company’s information technology strategy. Mr. Honn has over 25 years of information technology experience. Before joining the Company, Mr. Honn served as Senior Vice President and Chief Operating Officer for Logic Healthcare, a healthcare IT staffing and consulting firm, from December 2012 through April 2013. From February 2011 through December 2012, Mr. Honn was Vice President of Management Consulting for maxiT Healthcare. From September, 2008 to February 2011, he was with CTGHS, where he provided operational and business development oversight to CTGHS’s Emerging Healthcare Markets and Strategic Sourcing business units. Mr. Honn earned a Bachelor of Science Degree in Management from National-Louis University and a Master of Science in Management from Southern Methodist University.

Adam S. Winger has served as our Vice President of Acquisitions and General Counsel since joining the Company in July 2014, our Interim Chief Financial Officer since August 14, 2015, our Interim Chief Financial Officer from December 31, 2014 until January 21, 2015 and our Secretary since May 2015. Prior to joining the Company, from July 2010 to July 2014, Mr. Winger was an associate at Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., a full-service law firm. From August 2005 to May 2009, Mr. Winger was an associate at KPMG Forensic LLP, the forensic accounting division of KPMG LLP, an audit, tax and advisory firm. Mr. Winger, a licensed attorney and Certified Public Account (license currently inactive), graduated from the University of Texas with his Bachelor of Business Administration and Masters of Professional Accounting, earned his law degree from Georgia State College of Law, and later earned a Masters of Law (taxation) from New York University.

Edward B. Berger has served as a director of the Company since March 2006 and as Non-Executive Chairman or Executive Chairman of the Board from March 2007 until December 2008. Mr. Berger, for the past 29 years, has been President of Berger Equities, Inc., a real estate investment firm owned by Mr. Berger and his spouse. From 2007 to 2012, Mr. Berger served as an independent director on the board of ConMed Healthcare Management, Inc., a public company providing correctional facility healthcare services, and was chairman of its audit committee. In addition, Mr. Berger, has served on a number of other public company boards including Patient InfoSystems, Inc. (now CareGuide, Inc.) from 2004 to 2006, Healthcare Acquisition Corp. (now PharmaAthene, Inc.) from 2005 to 2007, and Card Systems Solutions, Inc. Mr. Berger has extensive experience in the healthcare industry, having served as President and CEO of Palo Verde Hospital, President and member of the Board of Trustees of Kino Community Hospital, and member of the Long Range Planning Committee of Tucson Medical Center, all in Tucson, Arizona. Mr. Berger received a Juris Doctorate from New York Law School and a Master’s Degree in Education as well as a Bachelor of Arts Degree in History and English from the University of Arizona. Mr. Berger was an Adjunct Professor in Political Science at Pima Community College, recent Chairman of the Desert Angels Inc., an Angel investing group, and retired as Chairman of the MBA Advisory Council, Eller Graduate School of Management, at the University of Arizona. The Board of Directors selected Mr. Berger to serve as a director because of his extensive experience in the healthcare industry and his service as chief executive officer for several companies. Mr. Berger provides critical insight into the areas of corporate governance.

Geoffrey E. Harris has served as a director of the Company since July 2014. Mr. Harris is the Managing Partner at C7 Advisors LLC, a money management and healthcare advisory firm, and has served in that capacity since June 2014. Mr. Harris was co-head of the healthcare investment banking group at Cantor Fitzgerald from October 2011 until April 2014, where he executed financing and M&A transactions for biotechnology, life sciences, healthcare services, data analytics, and medical device companies. Mr. Harris served in a similar role at Gleacher and Company from 2009 to 2011. Mr. Harris was a buy-side hedge fund analyst and portfolio manager for Jefferies Asset Management from 2007 to 2008 and for Sirios Capital Management from 2002 to 2007. Mr. Harris served as a sell-side healthcare research analyst at UBS from 1999 to 2002 and at Smith Barney from 1991 to 1999. Mr. Harris served on the board of directors of Cancer Genetics, Inc. since December 2014 and is the chairman of its audit committee. In July 2015, Mr. Harris was appointed to the board of directors of CNS Response, Inc. A Chartered Financial Analyst for 26 years, Mr. Harris received his MBA from the MIT Sloan School of Management. The Board of Directors selected Mr. Harris to serve as a director because of his transactional experience in the healthcare industry and his leadership experience.

Matthew P. Kinley has served as a director of the Company since December 2011. Since 1995, Mr. Kinley has served as Senior Vice President of Equity Dynamics, Inc., a financial consulting firm, and Pappajohn Capital Resources, a venture capital firm, both owned by our director and principal stockholder Mr. Pappajohn. Mr. Kinley has been involved in the financing and development of more than 50 companies with Mr. Pappajohn in the past 20 years. Since November 2007, Mr. Kinley has served on the board of directors of Zeta Acquisition Corp. I and Zeta Acquisition Corp. II. From November 2007 until March 2015, Mr. Kinley served on the board of directors of Zeta Acquisition Corp. III, which merged with and into Kura Oncology, Inc. Mr. Kinley served as President and as a director of Healthcare Acquisition Corp. (AMEX: HAQ) from April 2005 through August 2007. From 1990 through 1995, Mr. Kinley was manager and held various positions at KPMG, LLP, working on tax, audit and merger and acquisition issues. Mr. Kinley received his B.A. in Business, with highest honors, from the University of Northern Iowa in May 1990. The Board of Directors selected Mr. Kinley to serve as a director because of his experience in finance and accounting.

Mark C. Oman has served as a director of the Company since May 2013. Mr. Oman retired from Wells Fargo & Company in December 2011, after serving it or its predecessors since 1979. At Wells Fargo, he held numerous positions, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005, with responsibility for multiple business units. Mr. Oman was a director at Wells Fargo Bank, NA from 2003 to August 2011. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011. Prior to joining Wells Fargo, Mr. Oman worked for Deloitte, Haskins & Sells. Mr. Oman received his B.A. in accounting, with highest honors, from the University of Northern Iowa. He is currently involved with several private ventures and, since March 2013, is a director and member of the Audit Committee and the Compensation Committee of First American Financial Corporation (NYSE: FAF). The Board of Directors selected Mr. Oman to serve as a director because of his extensive experience as a senior executive, and his deep knowledge of financial and accounting matters.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

Information Concerning the Company’s Board of Directors

Director Independence

Our Board of Directors currently consists of five members. Our Board of Directors has determined that four of these members, Messrs. Berger, Kinley, Oman and Harris, qualify as independent directors under NASDAQ Listing Rule 5605(a)(2).

Board Committees

Our Board of Directors maintains three standing committees: the audit committee, the compensation committee, and the governance and nominations committee.

All committees report on their activities to our Board of Directors and the members of the committees serve at the pleasure of the Board of Directors. Each committee has a written charter, approved by the Board of Directors, which describes the committee’s general authority and responsibilities. Each committee is to undertake an annual review of its charter and work with the Board of Directors to make such revisions as are considered appropriate.

Each committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work and each committee’s charter is available on our website under “Investors — Corporate Governance.”

Audit Committee

Our audit committee is comprised of Messrs. Berger, Kinley and Oman, each of whom meets the independence requirements of the NASDAQ Listing Rules, the criteria for independence under

Rule 10A-3(b)(1) under the Exchange Act, has not participated in the preparation of our or our subsidiaries’ financial statements during the past three years and is able to read and understand fundamental financial statements. Mr. Oman serves as an audit committee financial expert.

Under its charter, the audit committee’s responsibilities include:

•	appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent Auditors,
•	setting the compensation of the independent auditors;
•	reviewing and discussing with our management and our independent auditors our audited consolidated financial statements and considering whether the committee will recommend to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K;
•	discussing generally the types of information to be disclosed in our earnings press releases, as well as in financial information and earnings guidance provided to analysts, rating agencies and others;
•	reviewing with our management and our independent auditors our quarterly financial statements, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”
•	discussing with the independent auditors the adequacy and effectiveness of the accounting and financial controls of the Company, and considering any recommendations for improvement of such internal controls and procedures;
•	establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;
•	reviewing and approving all “related party transactions” on an ongoing basis; and
•	preparing an annual committee report for inclusion where necessary in the proxy statement of the Company relating to our annual meeting of security holders.

Compensation Committee

Our compensation committee is also comprised of Messrs. Berger, Kinley and Oman. Under its charter, the compensation committee’s responsibilities include:

•	evaluation of the performance of our Chief Executive Officer and making recommendations to the Board of Directors or determining his compensation;
•	review and make recommendations to the Board of Directors or approval of the compensation of our executive officers and employment contracts for executive officers;
•	if requested by the Board of Directors, review and approve of all grants and awards under our equity-based compensation plans; and
•	review and approval of changes to the Company’s health and welfare plans that involve a material change in costs or benefit levels.

Governance and Nominations Committee

Our governance and nominations committee is comprised of Messrs. Harris, Berger and Oman. Under its charter, the governance and nominations committee’s responsibilities include:

•	recommending to the Board of Directors nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board of Directors;
•	reviewing with the Board of Directors, on a periodic basis, the requisite skills and criteria for board candidates and the composition of the Board of Directors as a whole;

•	retaining, as it determines necessary, search firms to assist in identifying board candidates, approving the terms of the search firm’s engagement, and causing the Company to pay the engaged search firm’s engagement fee;
•	recommending to the Board of Directors on an annual basis the directors to be appointed to each committee of the Board of Directors;
•	overseeing an annual self-evaluation of the Board of Directors and its committees to determine whether it and its committees are functioning effectively; and
•	presenting an annual report to the Board of Directors on succession planning, including transitional leadership of the Board of Directors in the event of unplanned vacancies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and footnotes set forth information, for the fiscal years ended December 31, 2014 and 2013, concerning the compensation awarded to, earned by or paid to: (i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended December 31, 2014, and (ii) the two most highly compensated executive officers, other than the principal executive officer, who received compensation in excess of $100,000 during the fiscal year ended December 31, 2014 and were serving as executive officers at December 31, 2014 (collectively referred to as the “Named Executive Officers” in this prospectus).

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Award(2) ($)	Stock Award(2) ($)	All Other Compensation ($)		Total ($)
Richard W. Turner(3) Former President, Chairman and Chief Executive Officer	2014	$158,500	$50,000	$864,526	$95,000	$61,042	(4)	$1,229,068
	2013	—	—	—	—	—		—
Matthew D. Thompson Former Chief Financial Officer	2014	$233,248	—	$12,296	$17,450	$10,287		$273,281
	2013	$218,939	—	$20,681	$398	$9,474		$249,492
M. Cornelia Outten(5) Former Vice President of Strategic Development	2014	$196,067	—	$12,296	—	$7,420		$215,783
	2013	$196,798	—	$35,349	$1,098	$8,350		$241,595
James A. Honn Chief Information Officer	2014	$183,333	—	$29,419	—	$2,445		$215,197
	2013	$129,166	—	—	—	—		$129,166

(1)	Includes amounts deferred pursuant to salary reduction arrangements under the Company’s 401(k) Profit Sharing Plan.
(2)	The amount reflected in the table represents grant date fair value of equity incentive awards granted and calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R), or ASC 718. For additional information on the valuation assumptions refer to Note 8, “Stock Based Compensation” of the American CareSource Holdings’ financial statements in the Form 10-K for the year ended December 31, 2013, as filed with the SEC. This fair value does not represent cash received by the executive in the year reported, but potential earnings contingent on the Company’s future performance. Stock option and RSU grants are designed to provide long-term (up to ten years) incentives and rewards linked directly to the price of our common stock. The options granted to the executive officers in 2014 vest over a five-year period, have exercise prices ranging from $1.80 and $2.88, are subject to customary anti-dilution adjustments and expire in 2024.
(3)	Dr. Turner served as our President, Chairman and Chief Executive Officer until his death on April 12, 2015. See “Outstanding Equity Awards at December 31, 2014” table and related footnotes for information on vesting of Dr. Turner’s equity awards.
(4)	Includes director fees of $56,667 earned by Dr. Turner in 2014 prior to his being chosen by our Board of Directors to serve as our Chief Executive Officer.
(5)	Ms. Outten’s employment with the Company terminated on May 8, 2015. See “Outstanding Equity Awards at December 31, 2014” table and related footnotes for information on vesting of Ms. Outten’s equity awards.

Outstanding Equity Awards at December 31, 2014

The following table sets forth certain information relating to equity awards outstanding on December 31, 2014 for each executive officer listed in the Summary Compensation Table. The table does not give effect to awards made after December 31, 2014.

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of units of stock that have not vested		Market Value of units of stock that have not vested ($)
Richard W. Turner(1)	2,145	1,188	(2)	$1.83	9/26/2021	—		—
	79,167	20,833	(3)	$1.99	5/30/2023	—		—
	—	—		—	—	2,083	(4)	$6,041
	—	350,000	(5)	$1.90	4/28/2024	—		—
	—	—		—	—	38,892	(6)	$112,787
Matthew D. Thompson(7)	16,666	—		$12.60	5/5/2018	—		—
	21,332	5,334		$6.12	4/9/2020	—		—
	7,500	7,500		$1.43	12/31/2022	—		—
	3,446	13,784		$1.75	9/12/2023	—		—
	—	10,000		$1.80	1/14/2024	—		—
	—	—		—	—	5,000	(8)	$14,500
M. Cornelia Outten(9)	45,000	—		$8.04	2/12/2018	—		—
	15,000	—		$9.87	3/26/2018	—		—
	22,664	5,669		$6.12	4/9/2020	—		—
	7,500	7,500		$1.43	12/31/2022	—		—
	5,890	23,560		$1.75	9/12/2023	—		—
	—	10,000		$1.80	1/14/2024	—		—
James A. Honn	3,400	13,600	(10)	$1.94	6/3/2023	—		—
	—	10,000	(11)	$1.80	1/14/2024	—		—
	—	10,000	(12)	$2.88	11/5/2024	—		—

(1)	Dr. Turner passed away on April 12, 2015. After Dr. Turner’s death, the Board of Directors approved, (i) the immediate vesting of all outstanding options and RSUs that were not vested as of the date of his death, referred to in footnotes (2) through (4), (ii) the immediate vesting of 70,000 options and forfeiture of 280,000 options that were not vested as of the date of his death, referred to in footnote (5), and (iii) the immediate vesting of all outstanding RSUs referred to in footnote (6).
(2)	These options were scheduled to vest in 21 equal monthly installments beginning January 26, 2015.
(3)	These options were scheduled to vest in five equal monthly installments beginning January 30, 2015.
(4)	These RSUs were scheduled to vest in five equal monthly installments beginning January 30, 2015.
(5)	One-fifth of these options were scheduled to vest on April 28, 2015, and the remaining four-fifths were scheduled to vest in equal monthly installments over the following 48 months.
(6)	These RSUs were scheduled to vest in 28 equal monthly installments beginning January 28, 2015.
(7)	As of December 31, 2014, Mr. Thompson resigned and entered into a consulting agreement with the Company. Since his termination of employment, Mr. Thompson exercised options for 5,000 shares of the 7,500 options that were exercisable at December 31, 2014 at an exercise price of $1.43 per share, and all of Mr. Thompson’s other options set forth in the above table that were exercisable or unexercisable at December 31, 2014 expired.
(8)	These RSUs have been converted to 5,000 shares of our common stock that have been issued to Mr. Thompson.
(9)	Ms. Outten’s employment with the Company terminated on May 8, 2015. Since her termination of employment, all of Ms. Outten’s options set forth in the above table that were exercisable or unexercisable at December 31, 2014 have expired.
(10)	These options vest in four equal annual installments beginning June 3, 2015.
(11)	These options vest in five equal annual installments beginning January 14, 2015.
(12)	One-fifth of these options vest on November 5, 2015, and the remaining four-fifths vest in equal monthly installments over the following 48 months.

Employment Agreements

Richard W. Turner

Dr. Turner, our former President, Chairman and Chief Executive Officer, passed away on April 12, 2015. Dr. Turner was chosen by our Board of Directors to serve as our Chief Executive Officer on June 3, 2014, at which time his annual salary was fixed at $300,000, or such greater amount as determined by our Board of Directors. Under the terms of his employment agreement, Dr. Turner was eligible to receive awards under our equity incentive plans. In accordance with his employment agreement, on April 28, 2014, Dr. Turner was granted an incentive stock option to purchase 350,000 shares of our common stock and was awarded 50,000 RSUs. Dr. Turner was also eligible to participate in all employee benefit plans from time to time in effect for either the Company’s other senior executives or the Company’s personnel generally. The employment agreement also provided that Dr. Turner was to be reimbursed by the Company for all reasonable expenses including the cost of travel for business and travel between the Company’s office and Dr. Turner’s residences, as well as certain technology use and business meals and entertainment expenses incurred by Dr. Turner in the furtherance of the Company’s business.

In addition, the employment agreement provided that in the event of any termination, Dr. Turner would be entitled to receive from the Company: (i) any base salary earned but not paid through the date of termination; (ii) bonuses earned as previously communicated by the Company; (iii) any amounts owing for reimbursement of expenses properly incurred by Dr. Turner prior to the date of termination and which were reimbursable in accordance with the employment agreement; and (iv) health insurance benefits for six months following the termination. Dr. Turner’s employment agreement also provided that in the event that Dr. Turner’s employment terminated other than for cause, Dr. Turner or his estate, as applicable, would be entitled to continued pay at his then base compensation for a period of six months after such termination. The employment agreement provided that Dr. Turner was subject to covenants not to compete and not to solicit customers or employees for the 12 months immediately following his termination for any reason. Dr. Turner was entitled to a minimum, guaranteed bonus of $50,000, and was eligible for an additional bonus at the discretion of our Board of Directors.

Matthew D. Thompson

Our employment of Mr. Thompson, our former Chief Financial Officer, terminated effective December 31, 2014. We were party to an employment agreement dated April 29, 2011 with Mr. Thompson. His employment agreement provided for an initial annual salary of $185,000, which was to be reviewed annually. The employment agreement provided that Mr. Thompson would be eligible for a bonus to be determined by the Board of Directors in its sole discretion and to participate in our standard benefits package. In addition, if Mr. Thompson was terminated without cause or he left the Company for good reason, he would be entitled to (i) severance in an amount equal to six months’ salary to be paid in one lump sum immediately upon termination or resignation; (ii) a pro rata bonus earned for the then-current year; and (iii) all of the benefits that the Company customarily provides to our employees for a period of six months following such termination or resignation. The employment agreement also provided that Mr. Thompson could not, directly or indirectly, in any capacity, provide services to any person or entity which competes with us, unless he obtains our prior written consent, for a period of (i) 12 months if he was terminated for cause or he left the Company without good reason; or (ii) six months if he was terminated without cause or he left the Company for good reason.

In connection with Mr. Thompson’s resignation, we entered into a consulting services agreement, or consulting agreement, with Mr. Thompson, dated December 23, 2014, pursuant to which Mr. Thompson agreed to provide certain services to us under a statement of work. The consulting agreement provided for hourly compensation to Mr. Thompson as well as for certain rights relating to existing stock options and other equity incentives previously granted to Mr. Thompson. The consulting agreement was terminated, effective May 7, 2015.

M. Cornelia Outten

We were party to an employment letter dated January 29, 2008 with Ms. Outten that fixed her initial annual salary at $185,000 and provided that she would be eligible for bonuses of up to 50% of her annual salary based on the achievement of goals approved by the Board of Directors and to participate in our standard benefit package. Our employment of Ms. Outten, our former Vice President of Provider Development, terminated on May 8, 2015. Ms. Outten received a grant of 45,000 stock options in connection with the commencement of her employment with the Company, with an exercise price of $8.04 per share, which options expired on July 31, 2015.

James A. Honn

We are party to an employment letter dated April 23, 2013, with our Chief Information Officer, James A. Honn. Mr. Honn’s current annual salary is fixed at $200,000. He is eligible to participate in the Company’s stock option plan and was granted 17,000 stock options in connection with the commencement of his employment with the Company. Mr. Honn is also eligible to participate in our standard benefit package.

Benefit Plans

2005 Stock Option Plan

We maintain the 2005 Stock Option Plan, which permits the granting of stock options to our key employees, consultants, advisors and directors.

Purpose

The purpose of our 2005 Stock Option Plan is to enable us to attract, retain, motivate and provide additional incentive to our directors, officers, employees, consultants and advisors by enabling them to participate in our long-term growth through stock ownership.

Administration

Our 2005 Stock Option Plan is to be administered by our Board of Directors, or our compensation committee if administrative power is delegated to it. Subject to the terms of the 2005 Stock Option Plan, our Board of Directors, or our compensation committee if administrative power is delegated to it, has the power and discretion to grant options; to determine the individuals to whom and the time or times at which options may be granted; to determine the terms and conditions of options granted under the 2005 Stock Option Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the 2005 Stock Option Plan; to interpret the provisions of the 2005 Stock Option Plan; and to decide all disputes arising in connection with the 2005 Stock Option Plan.

Eligibility

The 2005 Stock Option Plan provides that our key employees, consultants, advisors and directors are eligible to participate in the 2005 Stock Option Plan.

Shares Subject to the 2005 Stock Option Plan

Our 2005 Stock Option Plan provides that the total number of shares of common stock that may be issued under the 2005 Stock Option Plan is 3,749,329 shares.

In the event that our Board of Directors, or our compensation committee if administrative power is delegated to it, determines that any stock dividend, extraordinary cash dividend, creation of any class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, stock split, spin-off, combination, exchange of shares, warrants or rights offering to purchase our common stock substantially below fair market value, or other similar transaction affects our common stock such that an adjustment is required in order to preserve the benefits or potential benefits to participants, the compensation committee has the right to adjust equitably the number of shares in respect of which options may be granted, the number and kind of shares subject to outstanding options and the exercise price of outstanding options. In such a case, the compensation committee may make provision for a cash payment with respect to any outstanding options.

Stock Options

Our Board of Directors, or our compensation committee if administrative power is delegated to it, is authorized to grant incentive stock options, or ISOs, and non-qualified stock options. The terms and conditions of ISOs granted under the 2005 Stock Option Plan are subject to Section 422 of the Internal Revenue Code. The option price per share for common stock that may be purchased under the ISO cannot be less than the fair market value of our common stock on the grant date, and if the grantee owns more than 10% of the combined voting power of all classes of our stock or any parent or subsidiary, the option price cannot be less than 110% of the fair market value of our common stock on the grant date. ISOs must be exercised within 10 years of the grant date, except that if the participant owns more than 10% of the combined voting power of all classes of our stock or any parent or subsidiary, the option cannot be exercised more than five years after the grant date. The option price for non-qualified options is determined by our Board of Directors, or our compensation committee if administrative power is delegated to it, and can be less than, equal to or greater than the fair market value of our common stock on the grant date. Non-qualified options cannot be exercised more than 10 years after the grant date. Options may be exercised by the payment of cash, our common stock, other securities of the Company, or other property or by cashless exercise, as determined by the compensation committee. Options are not transferrable except by will or by the laws of descent and distribution.

Amendment and Termination

The Board of Directors may amend, suspend or terminate the 2005 Stock Option Plan; provided that no amendment will become effective without stockholder approval if such approval is necessary to comply with applicable tax law or regulatory requirements. No options may be granted under the 2005 Stock Option Plan after May 16, 2015, but then-outstanding options may be exercised in accordance with their terms after that date.

Amended and Restated 2009 Plan

We maintain the Amended and Restated 2009 Plan, which permits the granting of equity awards to our and our subsidiaries’ employees, officers, non-employee directors and consultants.

Purposes

The purposes of the Amended and Restated 2009 Plan are to recognize and compensate selected employees, non-employee directors and consultants who contribute to the success of the Company and our subsidiaries, to attract and retain employees, non-employee directors and consultants, and to provide incentive compensation to employees, non-employee directors and consultants based upon the performance of the Company and our subsidiaries.

Administration

Our Amended and Restated 2009 Plan provides that it is to be administered by a committee appointed by our Board of Directors, or by our Board of Directors or our compensation committee. Subject to the terms of the Amended and Restated 2009 Plan, the Board of Directors or the designated committee has full power and discretion to, among other things, select those persons to whom awards will be made; to determine the amounts and terms of awards; to change and determine the terms of any award agreement, including but not limited to the term and the vesting schedule; to determine and change the conditions, restrictions and performance criteria relating to any award; to determine the settlement, cancellation, forfeiture, exchange or surrender of any award; to make adjustments in the terms and conditions of awards in certain events; to construe and interpret the Amended and Restated 2009 Plan and any award agreement; to establish, amend and revoke rules and regulations for the administration of the Amended and Restated 2009 Plan; to make all determinations deemed necessary or advisable for administration of the Amended and Restated 2009 Plan; and to exercise any powers and perform any acts it deems necessary or advisable to administer the Amended and Restated 2009 Plan.

Eligibility

Our and our subsidiaries’ employees, potential employees, officers, non-employee directors and consultants are eligible to receive awards under the Amended and Restated 2009 Plan.

Shares Subject to the Amended and Restated 2009 Plan

Our Amended and Restated 2009 Plan provides that the total number of shares of common stock that may be issued under the Amended and Restated 2009 Plan is 2,000,000 shares. The Amended and Restated 2009 Plan also provides that awards may not be granted to any individual in any calendar year for an aggregate number of shares of common stock in excess of 850,000 shares. In addition, the maximum potential value of any award that may be granted to our Chief Executive Officer or any of our other four highest compensated officers in any calendar year which may settled in cash or property other than common stock may not exceed $5.0 million.

Stock delivered to settle awards made under the Amended and Restated 2009 Plan may be authorized and unissued shares or treasury shares. If any shares subject to any award granted under the Amended and Restated 2009 Plan are forfeited or payment is made in a form other than shares or the award otherwise terminates without payment being made, the shares subject to such awards will again be available for issuance under the Amended and Restated 2009 Plan. In addition, shares withheld or surrendered in payment of the exercise price for stock options or withheld for taxes upon the exercise or settlement of an award will be available for issuance under the Amended and Restated 2009 Plan.

If a dividend or other distribution, recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme or arrangement, split-up, spin-off or combination, or similar transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants, the Board of Directors or the designated committee will make an equitable change or adjustment as it deems appropriate in the number and kind of securities subject to or to be issued in connection with awards, whether or not then outstanding, and the exercise price or grant price relating to an award.

Stock Options and SARs

The Board of Directors or the designated committee is authorized to grant stock options, including ISOs, nonqualified stock options and stock appreciation rights, or SARs. A stock option allows a participant to purchase a specified number of shares at a predetermined price during a fixed period measured from the date of grant. A SAR entitles the participant to receive the excess of the fair market value of a share on the date of exercise over the grant price of the SAR. The purchase price per share of stock subject to a stock option and the grant price of a SAR are determined by the Board of Directors or the designated committee and set forth in the award agreement. The purchase price per share under any option cannot be less than the fair market value of our common stock on the grant date, and if the participant owns more than 10% of the combined voting power of all classes of our stock or any subsidiary of the Company, the purchase price under an ISO may not be less than 110% of the fair market value of our common stock on the date of the grant. The term of each option or SAR is determined by the Board of Directors or the designated committee and set forth in the award agreement, except that the term of ISOs and SARs granted in tandem with ISOs may not exceed ten years or five years if the participant owns more than 10% of the combined voting power of all classes of our stock or any subsidiary of the Company. Such awards are exercisable in whole or in part at such time or times as determined by the Board of Directors or the designated committee and set forth in the award agreement. Options may be exercised by payment of the purchase price in cash, stock or other outstanding awards, or may be exercised on a cashless basis, or as the Board of Directors or the designated committee determines. Methods of exercise and settlement and other terms of the SARs will be determined by the Board of Directors or the designated committee.

Restricted Stock

The Board of Directors or designated committee may award restricted stock consisting of shares which remain subject to a risk of forfeiture and may not be disposed of by participants until certain restrictions established by the Board of Directors or the designated committee lapse. A participant receiving restricted stock will have all of the rights of a stockholder of our Company, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the award agreement. Upon the participant’s termination of affiliation with the Company and all of our subsidiaries during the restriction period, restricted stock will be forfeited, subject to such exceptions, if any, as are provided in the award agreement or any other agreement with the participant.

RSUs and Deferred Stock Units

RSUs and deferred stock units may also be awarded to eligible persons under the Amended and Restated 2009 Plan, each for the duration that the Board of Directors or the designated committee determines in its discretion. Each RSU and each deferred stock unit is equivalent in value to one share of our common stock and entitles the participant receiving the award to receive one share of common stock for each RSU at the end of the vesting period applicable to such RSU and for each deferred stock unit at the end of the deferral period. Participants are not required to pay any additional consideration in connection with the settlement of RSUs or deferred stock units. A holder of RSUs or deferred stock units has neither voting rights, rights to receive cash distributions nor any other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock units. However, participants holding RSUs or deferred stock units are entitled to receive dividend equivalents with respect to any payment of cash dividends on an equivalent number of shares of common stock. Such dividend equivalents are credited in the form of additional stock units.

Deferred Stock

Deferred stock, generally consisting of a right to receive shares at the end of specified deferral periods, may also be awarded under the Amended and Restated 2009 Plan. Awards of deferred stock may be subject to a risk of forfeiture as provided in the award agreement. If the participant’s affiliation with the Company and our subsidiaries is terminated before the forfeiture restrictions have lapsed, the participant’s right to the deferred stock will be forfeited, subject to such exceptions, if any, as are provided in the award agreement or any other agreement with the participant. We will deliver shares of common stock to the participant in settlement of vested deferred stock on the earlier of the date specified in the award agreement or upon the occurrence of a distribution event, if any, specified in the award agreement. Deferred stock awards carry no voting or other rights associated with stock ownership. Except as otherwise provided in the award agreement, participants will receive dividend equivalents with respect to deferred stock, which will be deemed to be reinvested in additional shares of deferred stock.

Dividend Equivalents

Dividend equivalents, which provide a participant the right to receive a payment in an amount equal to the dividends on a specified number of shares of our common stock, may also be awarded under the Amended and Restated 2009 Plan. Dividend equivalents may be paid directly to participants or may be deferred for later delivery under the Amended and Restated 2009 Plan.

Performance Units

The Board of Directors or the designated committee may award performance units, which entitle a participant to cash or shares of our common stock conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Board of Directors or the designated committee and reflected in the award agreement. The initial value of a performance unit will be determined by the Board of Directors or the designated committee at the time of grant. The Board of Directors or the designated committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement. It is expected that the performance measures for performance units will generally be selected from among those listed in the Amended and Restated 2009 Plan.

Performance Shares

The Board of Directors or the designated committee may award performance shares, which entitle a participant to cash or a certain number of shares of our common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the Board of Directors or the designated committee and reflected in the award agreement. The Board of Directors or the designated committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the award agreement. It is expected that the performance measures for performance shares will generally be selected from among those listed in the Amended and Restated 2009 Plan.

Other Stock-Based Awards

In order to enable us to respond to tax, legislative and regulatory developments and to trends in compensation practices, the Amended and Restated 2009 Plan authorizes the Board of Directors or the designated committee to make awards that are valued in whole or in part by reference to or otherwise based on our securities. The Board of Directors or the designated committee determines the terms and conditions of such awards, including consideration paid for awards granted as share purchase rights and whether awards are paid in shares or cash.

Payment of Awards

Awards may be settled in cash, stock, other awards or other property, in the discretion of the Board of Directors or the designated committee. The Amended and Restated 2009 Plan authorizes the Board of Directors or the designated committee to place shares or other property in trusts or make other arrangements to provide for payment of our obligations under the Amended and Restated 2009 Plan. The Board of Directors or the designated committee may condition the payment of an award on the withholding of taxes and may provide that a portion of the stock or other property to be distributed will be withheld to satisfy such tax obligations.

Change in Control

In the event of a change in control of the Company, as defined in the Amended and Restated 2009 Plan, all awards will be fully vested, unless the Board of Directors or the designated committee provides otherwise in the award agreement when an award is made or any other agreement between the participant and the Company.

Amendment and Termination

The Amended and Restated 2009 Plan may be amended, altered, suspended, discontinued or terminated by the Board of Directors without further stockholder approval, unless such approval of an amendment or alteration is required by law or regulation or under the rules of any exchange on which our common stock is then listed. However, no amendment or termination of the Amended and Restated 2009 Plan may materially and adversely affect the right of a participant under any award made under the Amended and Restated 2009 Plan.

Unless earlier terminated by the Board of Directors, the Amended and Restated 2009 Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on March 10, 2019 with respect to the initial 500,000 shares authorized under the Amended and Restated 2009 Plan and on April 28, 2024 with respect to the additional 1,500,000 authorized by an amendment approved by our stockholders at the 2014 annual meeting. However, the terms of the Amended and Restated 2009 Plan shall continue to apply to any awards made prior to the termination until we have no further obligation with respect to any award made under the Amended and Restated 2009 Plan.

401(k) Profit Sharing Plan

Since August 1, 2007, we have offered a 401(k) Profit Sharing Plan to certain of our employees. All full-time, permanent employees of American CareSource Holdings, Inc. are eligible to participate in the 401(k) Profit Sharing Plan. During the year ended December 31, 2014, the Company contributed approximately $109,000 to the 401(k) Profit Sharing Plan. Our executive officers are eligible to participate in the 401(k) Profit Sharing Plan on the same basis as our other employees of American CareSource Holdings, Inc. Since 2009, we have matched 100% of the first 1% and 50% of the next 5% of salary contributed by each eligible employee.

Director Compensation

The following table sets forth the cash and non-cash compensation of our non-employee directors for year ended December 31, 2014. In the paragraph following the table and footnotes, we describe our standard compensation arrangement for service on the Board of Directors and committees of our Board of Directors.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Geoffrey E. Harris(3)	$—	$34,800	$34,800
Matthew P. Kinley(4)	—	$34,900	$34,900
John Pappajohn(5)	—	$34,900	$34,900
Edward B. Berger(6)	—	$34,900	$34,900
Mark C. Oman(7)	$5,000	$34,900	$39,900

(1)	Compensation for Dr. Turner, the former Chairman of our Board of Directors and our former President and Chief Executive Officer, for his service as a director for the year ended December 31, 2014 is included in the Summary Compensation Table.
(2)	Represents the aggregate grant date fair value awarded in 2014 and calculated in accordance with ASC 718.
(3)	The aggregate number of RSUs outstanding at December 31, 2014 for Mr. Harris was 10,000.
(4)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Kinley was 12,705 and 20,000, respectively.
(5)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Pappajohn was 27,077 and 20,220, respectively.
(6)	The aggregate number of options and RSUs outstanding at December 31, 2014 for Mr. Berger was 103,332 and 20,220, respectively.
(7)	The aggregate number of RSUs outstanding at December 31, 2014 for Mr. Oman was 20,000.

Our director compensation program was adopted in 2013 and when adopted, provided that each of our directors is to be awarded 10,000 RSUs upon initial election to our Board of Directors and on the date of each annual meeting of stockholders and the Chairman of our audit committee is to receive an annual cash retainer in the amount of $5,000. When adopted, the program also provided for an annual cash fee of $170,000 for our Chairman of the Board, who was not then-serving as our Chief Executive Officer. Pursuant to the program, on June 3, 2014, each of our non-employee directors was awarded 10,000 RSUs and the Chairman of our audit committee was paid $5,000 in 2014. On June 3, 2014, our then-serving Chairman of the Board was also chosen to also serve as our Chief Executive officer, at which time his annual cash fee for serving as Chairman of the Board was discontinued. For fiscal year 2015, and thereafter, we modified our director compensation program to provide for the award of 10,000 shares of restricted stock, rather than RSUs, to each of our directors upon initial election to our Board of Directors and on the date of each annual meeting of stockholders.

Grants in Connection with this Offering

In connection with this offering grants of options to purchase an aggregate of 300,000 shares of our common stock will be made to certain executive officers and employees. The options will be granted when this offering closes and the option exercise price will be equal to the public offering price of the securities offered hereby. The table below sets forth the name of the officers to receive these stock options and the number of shares subject to such options:

Name	Number of Stock Options Granted
Norman Winland	105,000
Adam S. Winger	105,000
James A. Honn	50,000
Robert Frye	25,000
Tina Paulk	15,000

With the exception of Mr. Winland, the stock options will vest as follows subject to the officer’s continued employment with our company and its subsidiaries: one-fifth will vest on the first anniversary of the grant date and the remainder in equal monthly installments over the 48 months immediately following thereafter. With respect to Mr. Winland, 25,000 stock options will vest on the grant date, and the remaining 80,000 stock options will vest as follows subject to his continued employment with our company and its subsidiaries: one-fifth will vest on the first anniversary of the grant date and the remainder in equal monthly installments over the 48 months immediately following thereafter.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of transactions since January 1, 2014, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our executive officers, directors, and principal stockholders, including their immediate family members, had or will have a direct or indirect material interest.

Debt Guarantees

On July 30, 2014, we entered into a credit agreement with Wells Fargo, providing for a $5.0 million working capital revolving line of credit, which we refer to as our July 2014 credit agreement. All borrowings under the July 2014 credit agreement are due and payable on June 1, 2016. The obligations under the July 2014 credit agreement and the related credit note are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the July 2014 credit agreement are also secured by guarantees provided by the following officers and directors of the Company: Messrs. Pappajohn, Oman, Kinley, Turner (who served as our President, Chairman and Chief Executive Officer until his death on April 12, 2015) and Thompson (who served as our Chief Financial Officer until December 31, 2014). We and those officers and directors have entered into an inter-creditor agreement in order to set forth the parties’ respective rights and obligations in the event of a default under the July 2014 credit agreement. In addition, Messrs. Turner and Thompson were required to provide additional collateral securing their obligations under the July 2014 credit agreement.

On July 30, 2014, we issued to the officers and directors who guaranteed the indebtedness pursuant to the July 2014 credit agreement warrants to purchase an aggregate of 680,000 shares of our common stock at $3.15 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019.

The table below sets forth the amount guaranteed by each guarantor and the number of warrants each received in connection with the guarantees entered into in connection with the July 2014 credit agreement.

Guarantor(1)	Guaranty Amount ($)		Warrants (#)
John Pappajohn	$3,000,000	(2)	440,000
Mark C. Oman	$1,000,000		160,000
Matthew P. Kinley	$250,000		40,000
Richard W. Turner	$150,000		24,000
Matthew D. Thompson	$100,000		16,000

(1)	Two stockholders of the Company who are not officers or directors guaranteed an aggregate of $750,000 of indebtedness under the July 2014 credit agreement and received warrants to purchase an aggregate of 120,000 shares of our common stock.
(2)	Includes guarantee of certain indebtedness of other guarantors.

On December 4, 2014, we entered into a credit agreement with Wells Fargo providing for a $6.0 million working capital revolving line of credit, which we refer to as our December 2014 credit agreement, and together with the July 2014 credit agreement, our credit agreements. On August 12, 2015, we increased the line of credit under the December 2014 credit agreement to $7.0 million and extended the maturity date to October 1, 2016, and all borrowings are due and payable on that date. The obligations under the December 2014 credit agreement and the related credit note are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the December 2014 credit agreement are also secured by guarantees provided by the following directors of the Company: Messrs. Pappajohn and Oman. We and those directors have entered into an inter-creditor agreement in order to set forth the parties’ respective rights and obligations in the event of a default under the December 2014 credit agreement.

On December 4, 2014, we issued to the directors who guaranteed the indebtedness pursuant to the December 2014 credit agreement warrants to purchase an aggregate of 800,000 shares of our common stock at

$2.71 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. In connection with the $1.0 million increase in the line of credit under the December 2014 credit agreement, we issued warrants as of August 12, 2015 to the guarantors to purchase an additional 300,000 shares of our common stock at $1.70 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020. The warrants issued to the guarantors of our indebtedness under the December 2014 credit agreement contain a provision whereby the exercise price of the warrants will be adjusted downward if we issue shares of our common stock in this offering at a price per share less than $2.71 in the case of the warrants issued on December 4, 2014 and $1.70 in the case of the warrants issued as of August 12, 2015, which prices represent the exercise prices of the warrants. The exercise prices of the warrants to purchase 800,000 shares of our common stock that were issued on July 30, 2014 at an initial exercise price of $3.15 per share and to purchase 960,000 shares of our common stock that were issued on December 4, 2014 at an initial exercise price of $2.71 per share and the warrant to purchase 50,010 shares issued on August 12, 2015 to an individual who is not an officer or director of the Company have been adjusted downward to $1.46 per share to reflect the closing price of our common stock on August 28, 2015, the date restricted stock was awarded to our directors pursuant to our director compensation plan. The adjustment resulted from our issuing such restricted stock at a price per share less than the exercise price of such warrants. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the exercise price. The adjusted exercise price of the December 4, 2014 warrants and the warrant for 50,010 shares issued on August 12, 2015 will be subject to an additional adjustment to equal the public offering price of our common stock in this offering if the public offering price is less than the adjusted exercise price of $1.46 per share. If our stockholders approve certain anti-dilution provisions of the August 12, 2015 warrants to purchase 249,990 shares issued to Mr. Pappajohn and Mr. Oman, the exercise price of those warrants will be adjusted to the lower of $1.46 per share and the public offering price of our common stock in this offering. We intend to seek such stockholder approval at our 2016 annual meeting of stockholders. In connection with the $1.0 million increase in August 2015 in the line of credit under the December 2014 credit agreement, we and Messrs. Pappajohn and Oman have entered into a security and inter-creditor clarification agreement in order to clarify and reaffirm the parties’ respective rights and obligations under the inter-creditor agreement, including the indebtedness contemplated by the December 2014 credit agreement and the $1.0 million extension in credit thereunder.

The table below sets forth the amount guaranteed by each director guarantor and the number of warrants each received in connection with the guarantees entered into in connection with the December 2014 credit agreement, as increased on August 12, 2015.

Guarantor(1)	Guaranty Amount ($)	Warrants (#)
John Pappajohn	$3,500,000	630,000
Mark C. Oman	$2,333,333	419,990

(1)	One individual, who is not an officer or director guaranteed an aggregate of $1,166,667 of indebtedness under the December 2014 credit agreement, as increased on August 12, 2015, and received warrants to purchase an aggregate of 210,010 shares of our common stock, all of which will be exercisable as a result of this offering at a purchase price of $1.41 per share.

May 2014 Private Placement

On May 5, 2014, we closed a private placement offering of 1,000,000 shares of our common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $2.0 million. The investors in the offering included Messrs. Pappajohn, Oman and Kinley, each of whom is a director, as well as certain other non-affiliated investors. Mr. Pappajohn purchased 575,000 shares of our common stock for an aggregate purchase price of $1.15 million, Mr. Oman purchased 100,000 shares of our common stock for an aggregate purchase price of $0.2 million, and Mr. Kinley purchased 75,000 shares of our common stock for an aggregate purchase price of $0.15 million, all at the same price and on the same terms as other investors in the offering.

Equity Dynamics

On January 10, 2014, we entered into an arrangement with Equity Dynamics, Inc. for monthly strategic consulting services, including acquisition activities and the securing of debt financing. As part of the arrangement, we pay Equity Dynamics, Inc. a monthly fee of $10,000 for performance of such consulting services. Equity Dynamics, Inc. is a company owned by Mr. Pappajohn and served by Mr. Kinley, both of whom are directors.

Securities to be Sold in this Offering

Certain of our officers, directors, and holders of more than 5% of our common stock, or their affiliates, have indicated an intent to purchase securities in this offering at the public offering price, although they are not obligated to do so.

Indemnification Agreements

On June 24, 2014, we entered into indemnification agreements with each of our directors. The indemnification agreements provide, among other things, that the Company will indemnify, to the fullest extent permitted by applicable law, each director in the event that such director becomes subject to, a party to or a witness or other participant in, an action, suit or proceeding on account of his or her service as a director, officer, employee, agent or fiduciary of the Company. Under the indemnification agreements, the Company has agreed to pay, in advance of the final disposition of any such relevant claim, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. Each director’s right to such an advance is not subject to any prior determination that the director has satisfied any applicable standard of conduct for indemnification. The indemnification agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Company’s Certificate of Incorporation (as amended from time to time) and applicable law.

At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, executive officers, employees, or agents in which indemnification would be required or permitted. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Code of Conduct

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business, or is in competition, with us unless prior specific written approval has been granted by our Board of Directors.

PRINCIPAL STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of our common stock as of November 3, 2015 by (i) the only persons known by us to own beneficially more than 5% of our common stock; (ii) each of our directors and Named Executive Officers; and (iii) all of our executive officers and directors as a group.

The percentage ownership information shown in the column labeled “Percentage of Shares Beneficially Owned — Before Offering” is based upon 6,954,293 shares of common stock outstanding at November 3, 2015. The percentage ownership information shown in the column labeled “Percentage of Shares Beneficially Owned — After Offering” is based upon 15,954,293 shares of common stock outstanding after completion of this offering, including the issuance of 9,000,000 shares of our common stock in this offering (assuming (i) the public offering price of $1.00 per Class A Unit, (ii) only Class A Units are sold in this offering (to the extent we sell Class B Units in this offering, the same number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred Stock issued as part of the Class B Units), (iii) no exercise of the underwriters’ over-allotment option and (iv) that such persons do not purchase any securities in this offering).

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, under the rules, beneficial ownership includes shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days and RSUs that are immediately convertible or convertible within 60 days. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants or RSUs for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. In accordance with the rules of the SEC, the information set forth below excludes all stock options that are not exercisable within 60 days.

Unless otherwise noted, the business address of all the individuals and entities named in this table is c/o American CareSource Holdings, Inc., 1170 Peachtree Street, Suite 2350, Atlanta, Georgia 30309.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
5% Stockholders
Principal Life Insurance Company (1)	563,688	8.11%	3.53%
Named Executive Officers and Directors
John Pappajohn(2)	3,409,742	42.45%	21.37%
Edward B. Berger(3)	179,847	2.55%	1.13%
M. Cornelia Outten(4)	15,784	*	*
Mark C. Oman(5)	779,990	10.35%	4.89%
Matthew P. Kinley(6)	214,024	3.06%	1.34%
Richard W. Turner(7)	257,333	3.60%	1.59%
Matthew D. Thompson(8)	25,984	*	*
James A. Honn(9)	10,967	*	*
Geoffrey E. Harris(10)	20,000	*	*
All Executive Officers and Directors as a Group (8 persons)(11)	4,640,197	52.77%	29.08%

*	Represents less than 1% of the shares outstanding.
(1)	All information regarding Principal Life Insurance Company, or PLIC, is based solely on information disclosed in a Statement on Schedule 13G filed with the SEC on January 30, 2013. PLIC’s Schedule 13G states that, by virtue of its ultimate ownership and control of PLIC, Principal Financial Group, Inc., or PFG, may be deemed to be the indirect beneficial owner of such shares within the meaning of Rule 13d-3(a) under the Exchange Act. As such, voting and investment power over the shares listed above is shared between PLIC and PFG. The address for both PLIC and PFG is 711 High Street, Des Moines, IA 50392-0088.

(2)	Includes 2,309,618 shares of our outstanding common stock owned directly by Mr. Pappajohn, 10,000 shares of which are restricted shares, the restrictions as to which lapse on May 19, 2016. Also includes 8,333 shares of common stock issuable upon the exercise of options exercisable on November 3, 2015 or within 60 days, 1,070,000 shares of our common stock issuable upon the exercise of currently exercisable warrants, and 21,791 shares owned by entities wholly-owned by Mr. Pappajohn. The number of shares included in the table above does not include 5,000 shares owned by Mr. Pappajohn’s wife and 5,000 shares owned by Thebes, Ltd (an entity solely owned by Mr. Pappajohn’s wife), with respect to which Mr. Pappajohn does not have voting or investment power.
(3)	Includes 10,754 shares owned by Wilber Investments, LLC (an entity in which Mr. Berger has a 50% ownership interest) as to which Mr. Berger has shared voting and investment power. Mr. Berger disclaims beneficial ownership of the securities held by Wilber Investments, LLC except to the extent of his pecuniary interest therein. Also includes 103,332 shares of our common stock issuable upon the exercise of options exercisable on November 3, 2015 or within 60 days and 10,000 shares of restricted stock, the restrictions as to which lapse on May 19, 2016.
(4)	Ms. Outten’s employment with the Company terminated on May 8, 2015.
(5)	Includes 70,000 shares owned by Mr. Oman jointly with his wife as to which Mr. Oman has shared voting and investment power, 579,990 shares of our common stock issuable upon the exercise of currently exercisable warrants and 10,000 shares of restricted stock, the restrictions as to which lapse on May 19, 2016.
(6)	Includes 2,640 shares of our common stock issuable upon the exercise of options exercisable on November 3, 2015 or within 60 days. Also includes 40,000 shares of our common stock issuable upon the exercise of currently exercisable warrants and 10,000 shares of restricted stock, the restrictions as to which lapse on May 19, 2016.
(7)	Dr. Turner passed away on April 12, 2015. Includes 173,333 shares of our common stock issuable upon the exercise of options exercisable on November 3, 2015 or within 60 days. Also includes 24,000 shares of our common stock issuable upon the exercise of currently exercisable warrants.
(8)	Mr. Thompson’s employment with the Company terminated effective December 31, 2014. Includes 16,000 shares of our common stock issuable upon the exercise of currently exercisable warrants.
(9)	These shares of our common stock are issuable upon the exercise of options exercisable on November 3, 2015 or within 60 days.
(10)	Includes 10,000 shares of restricted stock, the restrictions as to which lapse on May 19, 2016.
(11)	Excluding Dr. Turner, who is deceased, Mr. Thompson and Ms. Outten, who are no longer executive officers, and excluding 25,000 shares of our common stock issuable upon exercise of options to be awarded to Norman B. Winland upon closing of this offering, which will be immediately exercisable.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Credit Agreements

On July 30, 2014, we entered into our July 2014 credit agreement with Wells Fargo providing for a $5.0 million revolving line of credit to be used for working capital, general business needs and acquisitions. The obligation to repay advances under our July 2014 credit agreement is evidenced by a revolving line of credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. The credit note matures on June 1, 2016, and all borrowings under the July 2014 credit agreement are due and payable on that date. At September 30, 2015, we had outstanding borrowings under the July 2014 credit agreement of $5.0 million.

On December 4, 2014, we entered into our December 2014 credit agreement with Wells Fargo providing for a $6.0 million revolving line of credit to be used for working capital, general business needs and acquisitions. The obligation to repay advances under our December 2014 credit agreement is evidenced by a revolving line of credit note, with a fluctuating interest rate per annum 1.75% above daily one month LIBOR, as in effect from time to time. On August 12, 2015, we increased the line of credit under the December 2014 credit agreement to $7.0 million and extended the maturity date to October 1, 2016, and all borrowings are due and payable on that date. At September 30, 2015, we had outstanding borrowings under the December 2014 credit agreement of $5.8 million.

In April 2015, we received notice from Wells Fargo that an event of default had occurred under our July 2014 credit agreement following the unexpected death of our President, Chairman and Chief Executive Officer, Richard W. Turner, who had guaranteed part of our indebtedness under the July 2014 credit agreement. That event of default was cured to the satisfaction of Wells Fargo, and Wells Fargo notified us that it will not enforce its rights and remedies related to Dr. Turner’s death. See “— Covenants and Events of Default.”

Guarantees and Security

The obligations under our July 2014 credit agreement and our December 2014 credit agreement, which together we refer to as our credit agreements, and the credit notes are secured by all of our assets and all of the assets of our subsidiaries. Borrowings under the credit agreements are also guaranteed by several individuals, including certain of our officers and directors as described above under “Certain Relationships and Related Party Transactions.”

Covenants and Events of Default

The credit agreements contain a number of restrictive covenants restricting our ability, until payment in full of all obligations under the credit agreements and termination of Wells Fargo’s commitments to extend credit thereunder, to:

•	use any proceeds of any credit extended under the credit agreements other than for purposes stated in the credit agreements;
•	make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $1.5 million;
•	create, incur, assume or permit to exist any secured indebtedness or liabilities resulting from borrowings or loans with certain exceptions;
•	merge into or consolidate with any other entity, make any change in the nature of our business, sell, lease, transfer or otherwise dispose of all or a substantial or material portion of our assets except in the ordinary course of business;
•	guarantee or become liable in any way for, or pledge any of our assets as security for any liabilities or obligations of any other person or entity except in favor of Wells Fargo;
•	make any loans or advances to any person or entity except for loans and advances existing as at the date of our credit agreements and previously disclosed to Wells Fargo;

•	declare or pay any dividend or distribution on our stock in cash, stock or other property or redeem, retire, repurchase or otherwise acquire any shares of any class of our stock; and
•	mortgage, pledge, grant or permit to exist a security interest in, or lien on, all or any portion of our assets except in favor of Wells Fargo and certain other exceptions.

Our credit agreements contain customary representations and warranties and affirmative covenants. Our credit agreements also contain events of default customary for facilities of this nature, including, but not limited to:

•	any default in payment or performance of any obligation under the terms of the credit agreements and related documents or any contract, instrument or document other than the credit agreements and related documents pursuant to which the Company or any guarantor has incurred any debt or liability to any person or entity, including Wells Fargo;
•	the Company or any guarantor becoming insolvent, or suffering or consenting to or applying for the appointment of a receiver, trustee, custodian or liquidator, or filing a voluntary petition in bankruptcy or seeking reorganization, or admitting the material allegations of an involuntary petition, or being adjudged bankrupt;
•	there existing any event or condition that Wells Fargo believes impairs the prospect of payment or performance by us or any guarantor of the obligations under the credit agreements and related documents; and
•	the death or incapacity of any guarantor.

Upon the occurrence of any event of default, all of our indebtedness under each of the credit agreements and related documents, at Well Fargo’s option and without notice, becomes immediately due and payable without presentment, demand, protest or notice of dishonor; the obligation, if any, of Wells Fargo to extend any further credit under any of the credit agreements and related documents immediately ceases and terminates; and Wells Fargo has all rights, powers and remedies available under each of the credit agreements and related documents, or accorded by law, including without limitation the right to resort to any or all security under the credit agreements and to exercise any or all of the rights of a secured party pursuant to applicable law. All rights, powers and remedies of Wells Fargo may be exercised at any time and from time to time after the occurrence of an event of default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Acquisition Indebtedness

Bay Walk-In Clinic Acquisition

On August 29, 2014, our wholly owned subsidiary ACSH Florida purchased from Bay Walk-In Clinic, Inc. and other sellers substantially all the assets of two urgent care centers located in Panama City, Florida and Panama City Beach, Florida for an aggregate purchase price of $2.2 million, subject to adjustment in certain circumstances. ACSH Florida paid the purchase price, in part, by the issuance of three promissory notes in the aggregate principal amount of $0.7 million. One promissory note in the principal amount of $0.2 million bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in two installments: $0.11 million is due and payable on August 29, 2015, and approximately $0.1 million is due and payable on August 29, 2016. The principal amount of the note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. Another promissory note also in the principal amount of $0.2 million bears simple interest at a fixed rate of 5% per annum. Payment of principal and interest on this note is due in 24 equal monthly installments of $8,776.51 each, beginning on September 30, 2014. The principal amount of this note may be increased or decreased by a purchase price adjustment as set forth in the purchase agreement. We received notification on August 17, 2015 that the third promissory note in the principal amount of $300,000 was cancelled due to the death of the note’s holder. The cancelled note was noninterest bearing and was due and payable in 30 equal monthly installments of $10,000 each, beginning on September 30, 2014.

Mid-South Urgent Care Acquisition

On September 12, 2014, our wholly-owned subsidiary ACSH Urgent Care purchased from Jason C. Junkins, M.D. all of the issued and outstanding shares of common stock of Mid-South Urgent Care, Inc., which owns an urgent care, walk-in medical business at three urgent care centers located in Alabama. The aggregate purchase price for the transaction was $1.5 million plus certain other considerations described in the purchase agreement (subject to certain adjustments set forth in the purchase agreement), which was paid, in part, by the issuance of a promissory note in the principal amount of $0.15 million. The note is payable in two equal principal installments of $75,000, plus all accrued but unpaid interest at the rate of 5% per annum, on the first and second annual anniversaries of the closing date. In connection with the transaction, we entered into a guaranty in favor of Dr. Junkins, pursuant to which we agreed to guarantee all payment and performance obligations of ACSH Urgent Care under the note.

MedHelp Acquisition

On October 31, 2014, our wholly owned subsidiary, ACSH Georgia, purchased from Thinh D. Nguyen, M.D. and Han C. Phan, or, collectively, the sellers, all of the issued and outstanding membership interests of MedHelp, which owns an urgent care, walk-in medical business in Alpharetta, Georgia. The aggregate purchase price for the transaction was $0.88 million (subject to certain adjustments set forth in the purchase agreement), payable in cash and a $0.1 million promissory note executed by ACSH Georgia in favor of the sellers. The outstanding balance of principal and interest (accruing at a rate of 5% per annum) under the promissory note is payable in full on October 31, 2015.

Virginia Urgent Care Center Acquisition

On December 31, 2014, ACSH Virginia purchased from Stat Medical Care, P.C. (d/b/a Fair Lakes Urgent Care Center) and William and Teresa Medical Care, Inc. (d/b/a Virginia Gateway Urgent Care Center), substantially all of the assets of two urgent care centers located in Fairfax, Virginia and Gainesville, Virginia for an aggregate purchase price of approximately $1.4 million, subject to adjustment in certain circumstances. ACSH Virginia paid the purchase price, in part, by the issuance of a promissory note in the principal amount of $50,000. The note bears simple interest at a fixed rate of 5% per annum. The note matures on December 31, 2015, and all unpaid principal and all accrued but unpaid interest is due and payable on that date. The principal amount of the note may be increased or decreased by a working capital adjustment as set forth in the purchase agreement. The remainder of the purchase price was paid in cash.

We borrowed approximately $4.7 million under the July 2014 credit agreement to fund the cash portion of the purchase prices for the Bay Walk-In Clinic, Inc., the Mid-South Urgent Care, Inc., the MedHelp, the Stat Medical Care, P.C. and the William and Teresa Medical Care, Inc. acquisitions.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock and provisions of our certificate of incorporation, as amended, and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 40,000,000 shares of common stock, $0.01 par value per share. At September 30, 2015, there were 6,952,277 shares of our common stock outstanding.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation, as amended, and bylaws, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.01 par value per share. At September 30, 2015, we had no shares of our preferred stock outstanding. The Board of Directors has the authority, without further action by the stockholders, to issue up 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. The Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Prior to the effectiveness of this registration statement, no shares of preferred stock will be issued or outstanding.

Upon consummation of this offfering, our Series A Preferred will be issued and outstanding.

Series A Convertible Preferred Stock

The following summary of certain terms and provisions of our Series A Preferred offered hereby is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series A Preferred.

General.  Our board of directors has designated up to 14,950 shares of the 10,000,000 authorized shares of preferred stock as Series A Preferred Stock. When issued, the shares of Series A Preferred Stock will be validly issued, fully paid and non-assessable.

Rank.  The Series A Convertible Preferred Stock will rank on parity to our common stock.

Conversion.  Each share of the Series A Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price equal to the stated value of the Series A Preferred of $1,000 divided by the public offering price of the Class A Units. Holders of Series A Preferred will be prohibited from converting Series A Preferred into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Liquidation Preference.  In the event of our liquidation, dissolution or winding-up, holders of Series A Preferred will receive the same amount that a holder of common stock would receive if the Series A Preferred were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.

Voting Rights.  Shares of Series A Preferred will generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred is required to, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, or (c) increase the number of authorized shares of Series A Preferred.

Dividends.  Shares of Series A Preferred will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series A Preferred will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

Redemption.  We are not obligated to redeem or repurchase any shares of Series A Preferred. Shares of Series A Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Exchange Listing.  We do not plan on making an application to list the Series A Preferred on The NASDAQ Capital Market, any other national securities exchange or other nationally recognized trading system.

Restrictive Covenant.  We are restricted from selling additional equity securities for the 90 day period following the closing, subject to certain exceptions.

Options

As of September 30, 2015, we had outstanding options to purchase an aggregate of 648,650 shares of our common stock with exercise prices ranging from $1.19 to $23.40 per share, with an approximate weighted average exercise price of $4.00 per share.

RSUs

As of September 30, 2015, we had no outstanding RSUs.

Warrants

As of September 30, 2015, we had outstanding warrants to purchase an aggregate of 2,082,222 shares of our common stock with exercise prices ranging from $1.46 to $1.70 per share, consisting of:

•	warrants to purchase an aggregate of 22,222 shares of our common stock at an exercise price of $1.50 per share (subject to adjustment as described below) issued to one of our employees;
•	warrants to purchase an aggregate of 800,000 shares of our common stock at an initial exercise price of $3.15 per share (subject to certain adjustments described below) issued in connection with guarantees of indebtedness under our July 2014 credit agreement;
•	warrants to purchase an aggregate of 960,000 shares of our common stock at an initial exercise price of $2.71 per share (subject to certain adjustments described below) issued in connection with guarantees of indebtedness under our December 2014 credit agreement; and
•	warrants to purchase an aggregate of 300,000 shares of our common stock at an initial exercise price of $1.70 per share (subject to certain adjustments described below) issued in connection with guarantees of additional indebtedness under our December 2014 credit agreement.

We issued the warrants to purchase 22,222 shares of our common stock to one of our employees as an incentive to achieve certain revenue targets. The holder may elect to pay the exercise price in cash or by delivery of our common stock having a market value equal to the exercise price of the shares to be issued. These warrants provide for an adjustment to the purchase price in the event of stock split or subdivision of our common stock or a reverse stock split or combination of our common stock. In the event we undergo a reclassification, capital reorganization or other change in outstanding shares of our common stock or if we undergo a consolidation or merger or sell all of our assets, a holder of these warrants has the right to purchase the kind and amount of shares of stock and other securities and property receivable upon such event that the holder might have purchased upon exercise of the warrants immediately prior to such event. These warrants have vested and are exercisable at any time prior to their expiration on February 1, 2017.

Warrants to purchase an aggregate of 800,000 shares of our common stock were issued to the guarantors of indebtedness under our July 2014 credit agreement. The purchase price of these warrants is to be paid in cash. These warrants provide for adjustments in the exercise price and the number and kind of securities purchasable upon exercise upon the happening of events specified in the warrants. At our 2015 annual meeting of stockholders, our stockholders approved the adjustment of the exercise price upon the happening of certain of such events. These warrants are exercisable at any time prior to their expiration on October 30, 2019.

Warrants to purchase an aggregate of 960,000 shares of our common stock were issued to the guarantors of indebtedness under our December 2014 credit agreement. The purchase price of these warrants is to be paid in cash. These warrants provide for adjustments in the exercise price and the number and kind of securities purchasable upon exercise upon the happening of events specified in the warrants. At our 2015 annual meeting of stockholders, our stockholders approved the adjustment of the exercise price upon the happening of certain of such events. These warrants are exercisable at any time prior to their expiration on December 4, 2019. In connection with the $1.0 million increase in the line of credit under the December 2014 credit agreement that occurred in August 2015, we issued warrants to the guarantors to purchase an additional 300,000 shares of our common stock in consideration of their guaranteeing such indebtedness. The purchase price of these warrants is to be paid in cash. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020.

The exercise prices of the warrants to purchase 800,000 shares of our common stock that were issued on July 30, 2014 at an initial exercise price of $3.15 per share and to purchase 960,000 shares of our common stock that were issued on December 4, 2014 at an initial exercise price of $2.71 per share and the warrant to purchase 50,010 shares issued on August 12, 2015 to an individual who is not an officer or director of the Company have been adjusted downward to $1.46 per share to reflect the closing price of our common stock on August 28, 2015, the date restricted stock was awarded to our directors pursuant to our director compensation plan. The adjustment resulted from our issuing such restricted stock at a price per share less than the exercise price of such warrants. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the exercise price. The adjusted exercise price of the December 4, 2014 warrants and the warrant for 50,010 shares issued on August 12, 2015 will be subject to an additional adjustment to equal the public offering price of our common stock in this offering if the public offering price is less than the adjusted exercise price of $1.46 per share. If our stockholders approve certain anti-dilution provisions of the August 12, 2015 warrants to purchase 249,990 shares issued to Mr. Pappajohn and Mr. Oman, the exercise price of those warrants will be adjusted to the lower of $1.46 per share and the public offering price of our common stock in this offering. We intend to seek such stockholder approval at our 2016 annual meeting of stockholders.

See “Description of Material Indebtedness — Credit Agreements.”

For a description of the Warrants offered hereby, see “Description of Securities We are Offering.”

Delaware Anti-Takeover Law and Certain Provisions of our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the DGCL

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

We are governed by Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws:

•	permit our Board of Directors to issue shares of preferred stock, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change in our control;
•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by the sole remaining director;
•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
•	provide that annual meetings and special meetings may be called by the chairperson, vice-chairperson, president or a majority of directors;
•	provide that the power to amend, alter, or repeal the bylaws and to adopt new bylaws may be exercised by the Board of Directors or by the stockholders;
•	authorize our Board of Directors to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the Board of Directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our Board of Directors does not approve; and
•	limit who may call a stockholders meeting.

These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage some types of transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our certificate of incorporation provides that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The NASDAQ Capital Market Listing

Our common stock is listed on The NASDAQ Capital Market under the trading symbol “GNOW.”

On May 21, 2015, we received a letter from NASDAQ indicating that as of March 31, 2015, our reported stockholders’ equity of $407,000 did not meet the $2.5 million minimum required to maintain continued listing, as set forth in NASDAQ Listing Rule 5550(b)(1). The letter further stated that as of May 20, 2015 we did not meet either of the alternatives of market value of listed securities or net income from continuing operations.

Under NASDAQ rules, we submitted a plan to NASDAQ to regain compliance, which NASDAQ accepted, granting us until November 17, 2015 to evidence compliance. However, because we were unable to raise equity capital as we anticipated, we did not evidence compliance with NASDAQ Listing Rule 5550(b)(1) by November 17, 2015. On November 18, 2015, we received a letter from NASDAQ stating that we have not regained compliance with the continued listing requirements of The NASDAQ Capital Market. As a result, NASDAQ determined that our common stock would be delisted from The NASDAQ Capital Market effective November 30, 2015. We appealed that determination which stayed the delisting of our common stock until the appeal is heard on January 14, 2016 by the NASDAQ Hearings Panel, but there is no assurance that our request for continued listing will be granted.

As a result of this offering, our stockholders’ equity at September 30, 2015 on a pro forma as adjusted basis would allow us to meet the $2.5 million minimum stockholders’ equity requirement for continued listing on NASDAQ. However, we cannot assure you that NASDAQ will deem us to be in compliance with this requirement and continue the listing of our common stock on The NASDAQ Capital Market. Moreover, our losses are continuing and, even if NASDAQ permits listing of our common stock to continue, we may not be able to continue to satisfy this listing standard in the future. Accordingly, we will likely need to raise additional equity financing to satisfy the NASDAQ minimum stockholders’ equity requirement for continued

listing on The NASDAQ Capital Market in the future. Furthermore, even if we meet the minimum stockholders’ equity requirement, our stock price may not meet the minimum closing bid price of at least $1.00 per share for continued listing on The NASDAQ Capital Market or we may fail to meet other requirements for continued listing.

See “Risk Factors — Risks Related to Ownership of Our Securities and This Offering — Our common stock may be delisted from The NASDAQ Capital Market, which may make it more difficult for you to sell your shares.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust. The transfer agent’s address is 17 Battery Place, 8th Floor, New York, New York 10004.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Units

We are offering Class A Units and Class B Units. Class A Units consist of one share of our common stock and a Warrant to purchase one share of our common stock at an exercise price equal to the 125% of the public offering price of the Class A Units. Class B Units consist of one share of our Series A Preferred, with a stated value of $1,000 and convertible into shares of our common stock at the public offering price of the Class A Units, together with the equivalent number of Warrants as would have been issued to such purchaser if they had purchased Class A Units based on the public offering price. Each of the (i) shares of common stock and Warrants part of a Class A Unit and (ii) the Series A Preferred and Warrants part of a Class B Unit, are immediately separable and will be issued separately in this offering.

Common Stock and Series A Preferred

The material terms of our common stock, our Series A Preferred and our other capital stock are described in the section of this prospectus titled “Description of Capital Stock” located elsewhere in this prospectus.

Warrants to Purchase Common Stock

The material terms of the Warrants to be issued are summarized below. This summary does not purport to be complete in all respects. This description is subject to and qualified entirely by the terms of the form of Warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Form. The Warrants will be issued as individual warrant agreements to the investors. You should review a copy of the form of Warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein, for a complete description of the terms and conditions applicable to the Warrants.

Exercisability. The Warrants are exercisable at any time after their original issuance, expected to be on the date of the consummation of this offering, and at any time up to the date that is five years after their original issuance. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not effective or available, the holder may, in its sole discretion, elect to exercise the Warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrant if the holder (together with its affiliates and any other persons acting as a group within such holder) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days' prior notice from the holder to us.

Exercise Price. The exercise price per share of common stock purchasable upon exercise of the Warrants is 125% of the public offering price of the Class A units being offered pursuant to this prospectus. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder's ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

We do not plan on applying to list any of the Warrants on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters, or the Representative. We have entered into an underwriting agreement, dated         , 2015, with the Representative. Subject to certain conditions, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase from us, at the public offering price per unit less the underwriting discount set forth on the cover page of this prospectus, the number of Class A Units and Class B Units listed opposite its name in the following table:

Name of Underwriter	Number of Class A Units	Number of Class B Units
Aegis Capital Corp.

Total

The underwriters are committed to purchase all the Class A Units and Class B Units offered by us other than those covered by the option to purchase additional Units described below, if they purchase any Units. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Class A Units and Class B Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of $1,350,000 of additional securities from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase securities covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $10.4 million and the total net proceeds, before expenses, to us will be $8.8 million.

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Class A Unit	Per Class B Unit	Total Without Over-Allotment	Total With Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

The underwriters propose to offer the Units offered by us to the public at the public offering prices per Unit set forth on the cover this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $     per Unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an aggregate expense deposit of $57,824.20 to Aegis Capital Corp., which will be applied against the actual out-of-pocket expenses that will be paid by us to the Representative in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $57,824.20 expense deposit paid to Aegis Capital Corp. will be returned to us to the extent that offering expenses are not actually incurred by the Representative.

We have also agreed to pay the Representative’s expenses relating to the offering, including: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all fees, expenses and disbursements relating to the registration or qualification of securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of such securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (d) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (e) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and Lucite tombstones, not to exceed $5,000, each of which we will provide within a reasonable time after the closing in such quantities as the Representative may reasonably request; (f) the fees and expenses of the Representative's legal counsel not to exceed $40,000; (g) upon successfully completing this offering, $25,000 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) upon successfully completing this offering, up to $20,000 of the Representative’s actual accountable “road show” expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $680,000.

Lock-Up Agreements.  Pursuant to certain “lock-up” agreements, we and our executive officers and directors have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of 180 days from the date of effectiveness of the offering with respect to our executive officers and directors.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the Representative waive this extension in writing.

Right of First Refusal.  Until 12 months after the date of effectiveness of the offering, the Representative has a right of first refusal to act as sole book-runner and/or sole placement agent, at the Representative’s discretion, for each and every future public and private equity offering, including all equity linked financings, during such 12 month period for us, or any successor to or any subsidiary of ours, on terms customary to the Representative. The Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation.

Electronic Offer, Sale and Distribution of Units.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of Units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase Units or shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Units or common stock while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of Units in excess of the number of Units the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of Units over-allotted by the underwriters is not greater than the number of Units that they may purchase in the over-allotment option. In a naked short position, the number of Units involved is greater than the number of Units in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option in whole or in part and/or purchasing shares of common stock in the open market.
•	Syndicate covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities comprising the Units to close out the short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more Units than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the Units and common stock in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the Units originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. There is no established trading market for the Units, Warrants or Series A Preferred, and we do not intend to apply to list the Warrants or Series A Preferred on any securities exchange or automated quotation system. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Units and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Terms.  Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area, each a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43.0 million (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50.0 million (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or ISA, nor have such securities been registered for sale in Israel. The Units may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended, or Qualified Investors; and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in

Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such Units, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated, or, together relevant persons. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Birmingham, Alabama. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of American CareSource Holdings, Inc. and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the periods ended December 31, 2014 and 2013, and the combined financial statements of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC as of and for the year ended December 31, 2013 included in this prospectus and registration statement have been audited by RSM US LLP (formerly McGladrey LLP), independent registered public accounting firm, as set forth in their reports thereon included herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Medac Health Services, P.A., at December 31, 2014 and 2013 and for the years then ended, have been audited by LWBJ LLP, independent public accounting firm, as set forth in their reports thereon included herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

We also maintain a website at www.americancaresource.com and make available free of charge through this website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus. The reference to our web address does not constitute incorporation by reference of the information contained in, or that can be accessed through, our website.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2015 (Unaudited)	December 31, 2014 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$197	$1,020
Accounts receivable	2,969	4,204
Prepaid expenses and other current assets	775	612
Deferred income taxes	6	6
Total current assets	3,947	5,842
Property and equipment, net	3,921	4,322
Other assets:
Deferred income taxes	12	12
Deferred loan fees, net	1,625	2,666
Deferred offering costs	310	225
Other non-current assets	104	488
Intangible assets, net	705	1,437
Goodwill	6,113	6,113
Total other assets	8,869	10,941
Total assets	$16,737	$21,105
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Lines of credit	$5,000	$—
Due to ancillary network service providers	2,900	2,308
Due to HealthSmart, ancillary network	672	903
Accounts payable	944	762
Accrued liabilities	2,062	1,875
Current portion of long-term debt	351	989
Capital lease obligations, current portion	130	117
Total current liabilities	12,059	6,954
Long-term liabilities:
Lines of credit	5,800	4,716
Promissory notes and notes payable	—	312
Capital lease obligations	1,666	1,764
Warrant derivative liability	1,670	3,200
Other long-term liabilities	356	222
Total long term liabilities	9,492	10,214
Total liabilities	21,551	17,168
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 40,000 shares authorized; 6,952 and 6,713 shares issued and outstanding in 2015 and 2014, respectively	69	67
Additional paid-in capital	26,188	25,731
Accumulated deficit	(31,071)	(21,861)
Total stockholders’ equity (deficit)	(4,814)	3,937
Total liabilities and stockholders’ equity (deficit)	$16,737	$21,105

The accompanying notes are an integral part of these unaudited financial statements

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Net revenues:
Ancillary network	$4,293	$5,656	$15,640	$16,161
Urgent and primary care	2,225	1,107	7,251	1,581
Total net revenues	6,518	6,763	22,891	17,742
Operating expenses:
Ancillary network provider payments	3,130	3,929	11,598	11,562
Ancillary network administrative fees	275	278	799	805
Ancillary network other operating costs	1,080	—	2,985	—
Ancillary network prepaid write-off	—	—	487	—
Salaries, wages, contract medical professional fees and related expenses	2,493	2,406	8,331	5,513
Facility expenses	337	212	1,048	474
Medical supplies	225	66	623	93
Other operating expenses	1,183	1,265	5,344	3,063
Intangible asset impairment	—	—	520	—
Depreciation and amortization	274	235	857	628
Total operating expenses	8,997	8,391	32,592	22,138
Operating (loss)	(2,479)	(1,628)	(9,701)	(4,396)
Other (income) expense:
(Gain) on cancellation of acquisition promissory note	(289)	—	(289)	—
Interest expense:
Interest expense	101	28	277	37
(Gain)/loss on warrant liability, net of deferred loan fees amortization	(101)	24	(489)	24
Total other (income) expense and interest expense	(289)	52	(501)	61
Loss before income taxes	(2,190)	(1,680)	(9,200)	(4,457)
Income tax expense (benefit)	—	(226)	10	(225)
Net (loss)	$(2,190)	$(1,454)	$(9,210)	$(4,232)
Basic net loss per share	$(0.32)	$(0.22)	$(1.35)	$(0.67)
Diluted net loss per share	$(0.39)	$(0.22)	$(1.60)	$(0.67)
Basic weighted-average shares outstanding	6,921	6,745	6,847	6,290
Diluted weighted-average shares outstanding	7,038	6,745	6,913	6,290

The accompanying notes are an integral part of these unaudited financial statements

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
(amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2014	6,713	$67	$25,731	$(21,861)	$3,937
Net loss	—	—	—	(9,210)	(9,210)
Stock-based compensation expense	—	—	426	—	426
Issuance of common stock upon exercise of equity incentive awards	34	—	33	—	33
Issuance of common stock upon conversion of restricted stock units	155	2	(2)	—	—
Issuance of restricted shares of common stock	50	—	—	—	—
Balance at September 30, 2015	6,952	69	26,188	(31,071)	(4,814)

The accompanying notes are an integral part of these unaudited financial statements

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(amounts in thousands)

	Nine months ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(9,210)	$(4,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation expense	426	366
Intangible asset impairment	520	—
Depreciation and amortization	857	628
(Gain) loss on warrant liability, net of deferred loan fees amortization	(489)	24
Gain on cancellation of acquisition promissory note	(289)	—
Deferred income taxes	—	(227)
Change in deferred rent	134	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,235	(650)
Prepaid expenses and other assets	170	(235)
Due to ancillary network service providers	592	263
Due to HealthSmart, ancillary network	(231)	—
Accounts payable	175	391
Accrued liabilities	187	576
Net cash used in operating activities	(5,923)	(3,096)
Cash flows from investing activities:
Cost of acquisitions	—	(5,030)
Additions to property and equipment	(193)	(422)
Net cash used in investing activities	(193)	(5,452)
Cash flows from financing activities:
Proceeds from issuance of common stock and option exercises	33	2,000
Proceeds from borrowings under lines of credit	6,084	2,834
Principal payments on capital lease obligations	(85)	(14)
Principal payments on long-term debt	(661)	(17)
Offering costs, paid and deferred	(78)	—
Net cash provided by financing activities	5,293	4,803
Net decrease in cash and cash equivalents	(823)	(3,745)
Cash and cash equivalents at beginning of period	1,020	6,207
Cash and cash equivalents at end of period	$197	$2,462
Supplemental cash flow information:
Cash paid (received) for taxes, net of refunds	$(6)	$25
Cash paid for interest	280	36
Supplemental non-cash operating and financing activity:
Offering costs, unpaid and deferred	$7	$—
Reclassified property and equipment from prepaid expenses	$51	$—
Warrants issued as deferred financing costs	$347	$1,690
Debt issued as consideration in business combination	$—	$1,308

The accompanying notes are an integral part of these unaudited financial statements

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

1. General

Basis of Presentation

The accompanying unaudited consolidated financial statements of American CareSource Holdings, Inc. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, these statements include all adjustments necessary to present a fair statement of our consolidated results of operations, financial position and cash flows. Operating results for any interim period are not necessarily indicative of the results that may be expected for the full year. Preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the financial statements and notes. Actual results could differ from those estimates. This Quarterly Report on Form 10-Q should be read in conjunction with the Company’s consolidated financial statements and notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014. References herein to the “Company,” “we,” “us,” or “our” refer to American CareSource Holdings, Inc. and its subsidiaries.

Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The guidance relates to the presentation of debt issuance costs. The new standard update provides guidance that would require debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the debt liability. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

2. Description of Business

The Company engages in two lines of business: our urgent and primary care business and our ancillary network business. These lines of business are supported through a shared services function.

Urgent and Primary Care Business

In early May 2014, we announced our entry into the urgent and primary care market. During the remainder of 2014, we, through our wholly-owned subsidiaries, consummated five transactions resulting in our acquisition of ten urgent and primary care centers, three of which are located in Georgia, two in Florida, three in Alabama and two in Virginia.

Our healthcare centers offer a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service primarily on a walk-in basis. Our centers offer a broad range of medical services that generally fall within the urgent care, primary care, family care, and occupational medicine classifications. Specifically, we offer non-life-threatening, out-patient medical care for the treatment of acute, episodic, and some chronic medical conditions. When hospitalization or specialty care is needed, referrals to appropriate providers are made.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Description of Business - (continued)

Patients typically visit our centers on a walk-in basis when their condition is not severe enough to warrant an emergency visit or when treatment by their primary care provider is inconvenient. We also attempt to capture follow-up, preventative and general primary care business after walk-in visits. The services provided at our centers include, but are not limited to, the following:

•	routine treatment of general medical problems, including colds, flu, ear infections, hypertension, asthma, pneumonia, urinary tract infections, and other conditions typically treated by primary care providers;
•	treatment of injuries, such as simple fractures, dislocations, sprains, bruises, and cuts;
•	minor, non-emergent surgical procedures, including suturing of lacerations and removal of foreign bodies;
•	diagnostic tests, such as x-rays, electrocardiograms, complete blood counts, and urinalyses; and
•	occupational and industrial medical services, including drug testing, workers’ compensation cases, and pre-employment physical examinations.

All of our centers are equipped with digital x-ray machines, electrocardiograph machines and basic laboratory equipment, and are generally staffed with a combination of licensed physicians, nurse practitioners, physician assistants, medical support staff, and administrative support staff. Our medical support staff includes licensed nurses, certified medical assistants, laboratory technicians, and registered radiographic technologists.

We intend to grow our urgent and primary care business through the acquisition of new centers, by improving patient volume and overall performance in our existing centers, and by developing new centers in strategic areas located in the eastern and southeastern United States.

We believe that by offering affordable urgent care and primary care services to patients and their families at convenient times and locations, as well as easily accessible occupational health services to local employers, we are uniquely positioned to serve as a meaningful part of the solution to the United States’ ongoing healthcare problems.

Ancillary Network Business

Our ancillary network business offers cost containment strategies, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. Our services are marketed to a number of healthcare companies including third-party administrators, insurance companies, large self-funded organizations, various employer groups, and preferred provider organizations. We offer payors this solution by:

•	lowering our payors’ ancillary care costs throughout network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network/needs analysis to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

On October 1, 2014, we entered into a management services agreement with HealthSmart Preferred Care II, L.P. (“HealthSmart”). Under the management services agreement, HealthSmart manages our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As part of the management arrangement,

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Description of Business - (continued)

HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ the workforce of our ancillary network business.

Under the management services agreement, HealthSmart manages and operates our ancillary network business for a monthly fee equal to the sum of (a) 35% of the net profit derived from the operation of our ancillary network business plus (b) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. For purposes of the fee calculation, the term “net profit” means gross ancillary network business revenue, less the sum of (x) the provider payments and administrative fees and (y) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. Any remaining net profit accrues to us. During the term of the agreement, HealthSmart is responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment, and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one-year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

Our management agreement with HealthSmart provides that at any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6,500,000 less the aggregate sum of net profit received by us since the beginning of the management arrangement, which as of September 30, 2015 was approximately $1,700,000. The purchase price is to be payable by HealthSmart solely out of the net profit it derives from the operation of the ancillary network business after consummation of the transaction. Consummation of the transaction will be subject to the satisfaction of certain material conditions, currently including stockholder approval of the sale. Although HealthSmart’s option to purchase and our option to sell the ancillary network business do not become exercisable until October 1, 2016, we currently are in negotiations with HealthSmart to facilitate an earlier disposition at a price in the range of $2,500,000 to $4,000,000, which would be in addition to the $1,700,000 of net profit received by us since the beginning of the management arrangement. However, we cannot assure you such negotiations will result in us disposing of our legacy business within such price range, earlier than October 1, 2016 or at all. If the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either reassume management of that line of business, seek to sell the business on the most favorable terms we are able to obtain, or to wind-down that line of business.

3. Liquidity and Earnings (Loss) Per Share

Liquidity

We incurred losses from our investment in shared services to support planned growth in our urgent and primary care business segment and oversight of the network and ancillary business, the write-off of intangible assets, the payment and accrual of one-time severance charges, costs incurred to integrate our acquired urgent and primary care facilities, operating losses incurred by our urgent and primary care business segment as we implement changes to improve performance, and operating losses incurred in our network and ancillary network business. As a result of our recurring and nonrecurring losses, we used cash in our operations of $5.9 million and $3.1 million during the nine months ended September 30, 2015 and 2014, respectively.

We anticipate we will continue to experience negative cash flow, relating to our losses during the next 12 months, as we try to improve the operating performance of our existing urgent and primary care centers, expand our urgent and primary care segment and continue the operations of our ancillary network business. In addition, a portion of our outstanding indebtness to Wells Fargo becomes due and payable June 1, 2016. (See Note 7 — Lines of Credit, Promissory Notes, and Notes Payable — for further details).

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

3. Liquidity and Earnings (Loss) Per Share - (continued)

Until we generate positive cash flows from operations, we will be dependent on our existing lines of credit and outside capital to fund our operations, fund planned and future acquisitions, and repay debt. At November 13, 2015, in addition to the $1,000,000 remaining under our revolving credit facility, we had funds of approximately $585,000 available for these needs.

We plan to seek to raise additional capital through public or private offerings of our common stock, debt financings, borrowings or a combination thereof. To satisfy any immediate working capital needs, we plan to draw upon the remaining $1,000,000 of debt capacity under our revolving credit facility. (See Note 7 — Lines of Credit, Promissory Notes, and Notes Payable — for further details).

There are no assurances that we will be successful in further extending the maturity dates under our lines of credit, that our guarantors will agree to continue their obligations under their guarantees, or that we will be able to raise additional capital on terms acceptable to us, or at all.

Earnings (Loss) Per Share

Basic (loss) per share is computed by dividing net (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period of computation. Diluted (loss) per share is computed similar to basic earnings per share except that the numerator is adjusted for the change in fair value of the warrant liability (only if dilutive), and the denominator is increased to include the number of dilutive potential common shares outstanding during the period using the treasury stock method.

Basic net (loss) and diluted net (loss) per share data were computed as follows:

	Three months ended September 30, 2015	Nine months ended September 30, 2015
Numerator:
Net (loss) for basic earnings per share	$(2,190)	$(9,210)
Less gain on change in fair value of warrant liability	548	1,877
Net (loss) for diluted earnings per share	(2,738)	(11,087)
Denominator:
Weighted-average basic common shares outstanding	6,921	6,847
Assumed conversion of dilutive securities:
Common stock purchase warrants	117	66
Denominator for dilutive earnings per share – adjusted weighted-average shares	7,038	6,913
Basic net (loss) per share	$(0.32)	$(1.35)
Diluted net (loss) per share	$(0.39)	$(1.60)

The following table summarizes potentially dilutive shares outstanding as of September 30, 2015, which were excluded from the calculation due to being anti-dilutive:

2015
Common stock purchase warrants	22
Stock options	649
Restricted shares of common stock	50

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

4. Acquisitions

During the year ended December 31, 2014, we closed five transactions supporting our entry into the urgent and primary care market. A summary of the acquisitions is as follows:

Business Acquired	State	Sites	Date of Closing
CorrectMed	Georgia	2	May 8, 2014
Bay Walk-In Clinic	Florida	2	August 29, 2014
Mid-South Urgent Care	Alabama	3	September 12, 2014
MedHelp	Georgia	1	October 31, 2014
Stat Medical Care	Virginia	2	December 31, 2014

The following table provides certain pro forma financial information for the Company as if the acquisition of CorrectMed had occurred on January 1, 2014. Pro forma information for Bay Walk-In, Mid-South Urgent Care, MedHelp, and Stat Medical Care was not included since it was impracticable to obtain, due to the financial reporting approaches utilized by the prior owners of the businesses.

	Nine months ended September 30,
	2015	2014
Net revenue
Ancillary network	$15,640	$16,161
Urgent and primary care	7,251	2,705
Total net revenue	22,891	18,866
Net loss	$(9,210)	$(4,556)
Basic net (loss) per common share	$(1.35)	$(0.72)
Diluted net (loss) per common share	$(1.60)	$(0.72)

On July 31, 2015, we entered into an asset purchase agreement with Medac Health Services, P.A., or Medac, and its shareholders to purchase certain assets used by Medac in the operation of its four urgent care centers in the greater Wilmington, North Carolina area. We refer to this transaction as the “Medac Asset Acquisition.” The purchase price for the assets is $5,600,000, with $5,040,000 payable in cash at closing and the balance of $560,000 payable in the form of a promissory note with interest at 5% per annum and maturing 18 months after the closing. The asset purchase agreement provides that consummation of the transaction is subject to the satisfaction or waiver of certain conditions, including our receipt of financing in an amount no less than $5,600,000. On October 20, 2015, we agreed, subject to certain customary conditions, to close the Medac Asset Acquisition no later than November 20, 2015 and provided a nonrefundable $150,000 deposit towards the purchase price. No assurance can be given that the proposed Medac Asset Acquisition will be consummated by November 20, 2015, on the terms and conditions set forth herein, or at all. (See Part II, Item 1A. Risk Factors — “We may be unable to complete our planned acquisition of certain assets of Medac on currently anticipated terms, or at all”).

During the quarter ended September 20, 2015, there was a measurement period adjustment to Stat Medical Care preliminary accounts receivable balance due to receipt of more accurate information regarding the accounts receivable balance as of the acquisition date. Accounts receivable was increased $69,000 and goodwill was decreased by the same amount.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

5. Revenue Recognition, Accounts Receivable, and Concentration of Credit Risk

Our Urgent and Primary Care Business

We have agreements with governmental and other third-party payors that provide for payments to us based on contractual adjustments to our established rates. Net revenue is reported at the time service is rendered at the estimated net realizable amounts, after giving effect to estimated contractual amounts from patients, third-party payors and others, and an estimate for bad debts.

Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined. We grant credit without collateral to our patients, who consist primarily of local residents insured by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

Commercial and HMO — We have entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

In establishing allowance for bad debts, we consider historical collection experience, the aging of the account, payor classification and patient payment patterns. We adjust this allowance prospectively.

Collection of payment for services provided to patients without insurance coverage is done at time of service.

Below is a summary of accounts receivable as of September 30, 2015, and revenues for the nine months ending September 30, 2015, for our urgent and primary care business. We entered the urgent and primary care business in May 2014.

	September 30, 2015	December 31, 2014
Accounts receivable	$2,814	$2,434
Less:
Estimated allowance for uncollectible amounts	(1,728)	(847)
Accounts receivable, net	$1,086	$1,587

	September 30, 2015	September 30, 2014
Gross revenue	$14,356	$2,867
Less:
Provision for contractual adjustments and estimated uncollectible amounts	(7,105)	(1,286)
Net revenue	$7,251	$1,581

During the quarter ended September 30, 2015, there was a measurement period adjustment to Stat Medical Care preliminary accounts receivable balance due to receipt of more accurate information regarding the accounts receivable balance as of the acquisition date. Accounts receivable was increased $69,000 and goodwill was decreased by the same amount.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

5. Revenue Recognition, Accounts Receivable, and Concentration of Credit Risk - (continued)

Our Ancillary Network Business

We recognize revenue on the services that we provide, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers; (ii) providing claims management, reporting, processing and payment services; (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks; and (iv) providing credentialing of network service providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the payor clients and collections are reasonably assured. We estimate revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

We record a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayment on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statement of operations.

After careful evaluation of the key gross and net revenue recognition indicators, we have concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting, since we are fulfilling the services of a principal versus an agent.

Following are the key indicators that support our conclusion that we act as a principal when settling claims for service providers through our contracted service provider network:

•	The Company is the primary obligor in the arrangement. We have assessed our role as primary obligor as a strong indicator of gross reporting. We believe that we are the primary obligor in our transactions because we are responsible for providing the services desired by our payor clients. We have distinct, separately negotiated contractual relationships with our payor clients and with the ancillary healthcare providers in our networks. We do not negotiate “on behalf of” our payor clients and do not hold ourselves out as the agent of the payor clients when negotiating the terms of our ancillary healthcare service provider agreements. Our agreements contractually prohibit payor clients and service providers from entering into direct contractual relationships with one another. The payor clients have no control over the terms of our agreements with the service providers. In executing transactions, we assume key performance-related risks. The payor clients hold us responsible for fulfillment, as the provider, of all of the services the payor clients are entitled to under their contracts; payor clients do not look to the service providers for fulfillment. In addition, we bear the pricing/margin risk as the principal in the transactions. Because the contracts with the payor clients and service providers are separately negotiated, we have complete discretion in negotiating both the prices we charge our payor clients and the financial terms of our agreements with the service providers. Because our profit is the spread between the amounts received from the payor clients and the amount paid to the service providers, we bear significant pricing and margin risk. There is no guaranteed mark-up payable to us on the amount we have contracted. Thus, we bear the risk that amounts paid to the service provider will be greater than the amounts received from the payor clients, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, we are able to negotiate the price payable to us by our payor clients as well as the price to be paid to each contracted service provider. This type of pricing latitude indicates that we have the risks and rewards normally attributed to a principal in the transactions.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

5. Revenue Recognition, Accounts Receivable, and Concentration of Credit Risk - (continued)

•	The Company changes the product or performs part of the services. We provide the benefits associated with the relationships we build with the payor clients and the services providers. While the parties could deal with each other directly, the payor clients would not have the benefit of our experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to payor clients of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has complete discretion in supplier selection. We have complete discretion in supplier selection. One of the key factors considered by payor clients which engage us is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between us and our payor clients, the payors identify their obligations to their respective covered persons and then work with us to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. We may select the providers and contract with them to provide services at its discretion.
•	The Company is involved in the determination of product or service specifications. We work with our payor clients to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, we are customizing the product through our efforts and ability to assemble a comprehensive network of providers for our payors that is tailored to each payor’s specific needs. In addition, as part of our claims processing and payment services, we work with the payor clients, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. We believe we have some level of credit risk, but that risk is mitigated because we do not remit payment to providers unless and until we have received payment from the relevant payor clients following our processing of a claim..
•	The amount that the Company earns is not fixed. We do not earn a fixed amount per transaction nor do we realize a per-person per-month charge for our services.

We have evaluated the other indicators of gross and net revenue recognition, including whether or not we have general inventory risk. We do not have any general inventory risk, as our business is not related to the manufacture, purchase or delivery of goods and we do not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, we have carefully evaluated all of the key gross and net revenue recognition indicators and have concluded that our circumstances are more consistent with those key indicators that support gross revenue reporting.

If, however, we were to report our ancillary network revenues, net of provider payments rather than on a gross reporting basis, for the three and nine months ended September 30, 2015, our net ancillary network revenues would have been $1,200,000 and $4,100,000, respectively. For the three and nine months ended September 30, 2014, our net ancillary network revenues would have been approximately $1,700,000 and $4,600,000, respectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

5. Revenue Recognition, Accounts Receivable, and Concentration of Credit Risk - (continued)

For our ancillary network business, HealthSmart comprised a significant portion of our net revenue during the period ended September 30, 2015 and 2014. The following is a summary of the approximate amounts of our net revenue and accounts receivable attributable to HealthSmart as of the dates and for the periods presented:

	As of September 30, 2015	Period ended September 30, 2015				As of September 30, 2014	Period ended September 30, 2014
		Three months		Nine months ended			Three months		Nine months ended
	Accounts Receivable	Revenue	% of Total Revenue	Revenue	% of Total Revenue	Accounts Receivable	Revenue	% of Total Revenue	Revenue	% of Total Revenue
HealthSmart Preferred Care II, L.P.	$897	$2,048	48%	$5,921	38%	$876	$1,938	34%	$5,483	34%

We maintain an allowance for uncollectible receivables which primarily relates to payor refunds. Refunds are paid to payors for overpayments on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payment made to the ancillary service provider if the claim has been fully resolved. Co-payments, deductibles and co-insurance payments can also impact the collectability of claims. While we are able to process a claim and estimate the cash we will receive from the payor for that claim, the presence of co-pays, deductibles and co-insurance payments can affect the ultimate collectability of the claim. We record an allowance against revenue to better estimate collectability. Provisions for refunds recorded were approximately $(30,000) and $55,000 for the three-month periods ended September 30, 2015 and 2014, respectively. The allowance was approximately $71,000 and $354,000 at September 30, 2015 and 2014, respectively.

6. Capital and Operating Lease Obligations

The following is a schedule of the future required payments under our lease agreements in effect at September 30, 2015:

	Capital Leases	Operating Leases	Total
2015 (remaining 3 months)	$74	$233	$307
2016	299	879	1,178
2017	287	766	1,053
2018	276	651	927
2019	273	585	858
Thereafter	2,898	830	3,728
Total minimum lease payments	4,107	$3,944	$8,051
Less amount representing interest	(2,311)
Present value of net minimum obligations	1,796
Less current obligation under capital lease	130
Long-term obligation under capital lease	$1,666

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

7. Lines of Credit, Promissory Notes, and Notes Payable

Below is a summary of our short-term and long-term debt obligations.

Lines of Credit

On July 30, 2014, we entered into a credit agreement with Wells Fargo providing for a $5,000,000 revolving line of credit. On December 4, 2014, we entered into a second credit agreement with Wells Fargo Bank, providing for a $6,000,000 revolving line of credit. We refer to these two agreements as our credit agreements. Our obligation to repay advances under the credit agreements are evidenced by revolving line of credit notes, each with a fluctuating interest rate per annum of 1.75% above daily one month LIBOR, as in effect from time to time. The July 30, 2014 credit agreement matures on June 1, 2016, and all borrowings under this credit agreement are due and payable on that date. On August 12, 2015, we increased the line of credit under the December 4, 2014 credit agreement from $6,000,000 to $7,000,000 and extended the maturity date to October 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date. The obligations under the credit agreements are secured by all the assets of the Company and its subsidiaries. The credit agreements include ordinary and customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending.

Borrowings under the credit agreements are also secured by guarantees provided by certain officers and directors of the Company, among others. On July 30, 2014, we issued to the guarantors of the July 2014 obligations warrants to purchase an aggregate of 800,000 shares of our common stock in consideration of their guaranteeing such indebtedness. The July 2014 warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019. In addition, on December 4, 2014, we issued to the guarantors of the December 2014 obligations warrants to purchase an aggregate of 960,000 shares of our common stock in consideration of their guaranteeing such indebtedness. The December 2014 warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. In connection with the $1,000,000 increase in the line of credit under the December 2014 credit agreement, we issued warrants to the guarantors to purchase an additional 300,000 shares of our common stock in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020.

As of September 30, 2015, we had outstanding borrowings of $5,000,000 under our July 2014 credit agreement and $5,800,000 under our December 2014 credit agreement. The amount outstanding under our July 2014 credit agreement was recorded as a current liability on our consolidated balance sheet as of September 30, 2015. Based on the extension of the December 2014 credit agreement to October 2016 subsequent to quarter end, the $5,800,000 outstanding balance has been reclassified to long-term on our consolidated balance sheet. Substantially all of the borrowings under the credit agreements were used to finance acquisition activity, fund losses, and $200,000, which is not currently available to be borrowed by us, was used to secure a bond required by a state license for the ancillary network business. The weighted-average interest rate on these borrowings was 1.94% as of September 30, 2015.

Promissory Notes and Notes Payable

The following is a summary of all Company debt as of September 30, 2015:

Revolving line of credit	$10,800
Promissory notes, related to acquisitions	351
Total debt	11,151
Less current maturities	5,351
Long-term debt	$5,800

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

7. Lines of Credit, Promissory Notes, and Notes Payable - (continued)

Outstanding debt balances as of September 30, 2015 mature as follows: 2015 (remaining 3 months) –  $194,000; 2016 – $10,957,000.

In 2014, as part of the purchase consideration for one of our urgent and primary care acquisitions the Company issued a promissory note for $289,000 that was payable to a previous clinic seller in August 2015. During the quarter ended September 30, 2015 promissory note was cancelled and therefore, we have recorded a one-time gain of $289,000.

8. Intangible Assets

Intangible assets and related accumulated amortization consists of the following as of the dates presented:

	September 30, 2015	December 31, 2014
Gross carrying amount of urgent and primary care intangibles:
Patient relationships and contracts	$972	$972
Accumulated amortization	(163)	(47)
Intangible asset impairment*	(520)	—
Urgent and primary care intangibles, net	289	925
Gross carrying amount of ancillary intangibles:
Ancillary provider network	1,921	1,921
Software	428	428
	2,349	2,349
Accumulated amortization	(1,933)	(1,837)
Ancillary intangibles, net	416	512
Total intangibles, net	$705	$1,437

*	At the time we purchased one of our urgent and primary care centers, we allocated $600,000 of the purchase price to a contract held by the acquired center that related to non-urgent care services. During the quarter ended June 30, 2015, we suspended our provision of services under that contract and have recorded a one-time impairment charge of $520,000 relating to the unamortized balance of that intangible asset.

Total amortization expense related to intangibles was approximately $51,000 and $48,000 during the three-month periods ended September 30, 2015 and 2014, respectively. The patient relationships and contracts are being amortized using the straight-line method over their estimated useful lives of five years. The ancillary provider network is being amortized using the straight-line method over its anticipated useful life of 15 years. Experience-to-date is that approximately 2% – 8% annual turnover or attrition of provider contracts occurs each year. The ancillary provider network is being accounted for on a pooled basis and the actual cancellation rates of provider contracts that were acquired are monitored for potential impairment or amortization adjustment, if warranted.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

8. Intangible Assets - (continued)

Estimated annual amortization expense relating to intangibles is as follows:

Years ending December 31,	Urgent and Primary Care	Ancillary Care Services	Total
2015 (remaining 3 months)	$19	$32	$51
2016	74	128	202
2017	74	128	202
2018	74	128	202
2019	48	—	48
Total	$289	$416	$705

9. Warrants

The Company had outstanding warrants to purchase 2,082,222 shares and 822,222 shares of our common stock as of September 30, 2015 and September 30, 2014, respectively. Warrants to purchase 2,060,000 of those shares at September 30, 2015 are considered derivative warrants because they contain exercise-price adjustment features. The remaining warrant to purchase 22,222 shares that was outstanding as of September 30, 2015 and 2014 is a non-derivative warrant, which expires on February 1, 2017, and has an exercise price of $1.50 per share of common stock.

July 30, 2014 Warrants

On July 30, 2014, we issued warrants to individuals who provided guarantees in connection with a $5,000,000 line of credit that was obtained by us on that same date. The warrants allow the warrant holders to purchase a total of 800,000 shares of our common stock. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019. These warrants have anti-dilution provisions that could require some of the warrants’ terms to change upon the occurrence of certain future events including the warrants’ strike price and the number of shares that can be purchased by the warrant holders.

When the warrants were issued, they allowed warrant holders to purchase shares of our common stock for $3.15 per share, which was $0.01 per share higher than the closing market price of our common stock on July 30, 2014. On August 28, 2015, restricted stock was awarded to our directors pursuant to our director compensation plan. In accordance with the anti-dilution provisions of the warrant contracts, the warrants’ strike price was reduced to $1.46 per share, which was equal to the closing market price of our common stock on August 28, 2015. Holders of warrants representing substantially all of the shares issuable under the July 2014 warrants have waived any adjustment in the number of shares that could be purchased pursuant to their warrants as a result of the change in the strike price.

Because the warrants’ strike price is not fixed, the warrants are reported as liabilities on our balance sheet. On the date the warrants were issued, we recognized a warrant liability that was equal to the warrants’ fair value of $1,420,000. A corresponding entry was made to deferred loan fees. Deferred loan fees, an asset on our balance sheet, are being amortized over the life of the line of credit agreement, which expires on June 1, 2016. During the three and nine months ended September 30, 2015, we recognized $194,000 and $582,000, of amortization expense, respectively, on this asset.

The warrant liability is adjusted to the warrants’ fair value at the end of each reporting period. Increases (decreases) in the warrant liability are reported as unrealized losses (gains) and reported as a component of interest expense on the Company’s statement of operations. On December 31, 2014 and September 30, 2015, the warrants were adjusted to their estimated fair value of $1,410,000 and $622,000, respectively. The Company’s statement of operations for the three and nine months ended September 30, 2015 include unrealized gains of $250,000 and $788,000, respectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

9. Warrants - (continued)

The warrants’ fair value was calculated using the binomial options-pricing model. Pursuant to the terms of the relevant warrant agreements, the anti-dilution provisions are only applicable if our common stock is issued in certain transactions at a price below the warrant exercise price ($1.46 as of September 30, 2015) before a public offering is closed for at least $10,000,000. In the September 30, 2015 calculation, we assumed that there was a 15% probability that the Company would issue common stock in at least one of those transactions in the remainder of 2015. If the market price of the Company’s stock was less than the warrants’ exercise price on the date of such issuance, we assumed that the warrants’ exercise price would be reduced, in accordance with the terms of the warrant agreements. Additional assumptions we used in our valuation calculations were as follows:

	September 30, 2015	December 31, 2014
Stock price	$1.25	$2.90
Volatility	90.0%	72.5%
Risk-free interest rate	1.15%	1.65%
Exercise price	$1.46	$3.15
Expected life (years)	4.08	4.83
Dividend yield	0%	0%
Private stock offering %	15%	15%
Public stock offering %	80%	80%
Equity raise time period	4th Quarter 2015	4th Quarter 2015

December 4, 2014 Warrants

On December 4, 2014, we issued warrants to individuals who provided guarantees in connection with a $6,000,000 line of credit that was obtained by us on that same date. The warrants allow the warrant holders to purchase a total of 960,000 shares of our common stock. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. These warrants have anti-dilution provisions, under which the warrants’ strike price could change if certain future events occur.

When the warrants were issued, they allowed warrant holders to purchase shares of our common stock for $2.71 per share, which was equal to the closing market price of our common stock on December 4, 2014. On August 28, 2015, restricted stock was awarded to our directors pursuant to our director compensation plan. In accordance with the anti-dilution provisions of the warrant contracts, the warrants’ strike price was reduced to $1.46 per share, which was equal to the closing market price of our common stock on August 28, 2015.

Because the warrants’ strike price is not fixed, the warrants are reported as liabilities on our balance sheet. On the date the warrants were issued, we recognized a warrant liability that was equal to the warrants’ fair value of $1,660,000. A corresponding entry was made to deferred loan fees. Deferred loan fees, an asset on our balance sheet, are being amortized over the life of the line of credit agreement, which expires on October 1, 2016. During the three and nine months ended September 30, 2015, we recognized $203,000 and $756,000, of amortization expense, respectively, on this asset.

The warrant liability is adjusted to the warrants’ fair value at the end of each reporting period. Increases (decreases) in the warrant liability are reported as unrealized losses (gains) and reported as a component of interest expense on the Company’s statement of operations. On December 31, 2014 and September 30, 2015, the warrants were adjusted to their estimated fair value of $1,790,000 and $787,000, respectively. The Company’s statement of operations for the three months and nine months ended September 30, 2015 include unrealized gains of $212,000 and $1,003,000, respectively.

The warrants’ fair value was calculated using the binomial options-pricing model. Pursuant to the terms of the relevant warrant agreements, the anti-dilution provisions are applicable if our common stock is issued in certain transactions at a price below the warrant exercise price ($1.46 as of September 30, 2015). In the

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

9. Warrants - (continued)

September 30, 2015 calculation, we assumed that there was a 95% probability that the Company would issue common stock in at least one of those transactions in the remainder of 2015. If the market price of the Company’s stock was less than the warrants’ exercise price on the date of such issuance, we assumed that the warrants’ exercise price would be reduced, in accordance with the terms of the warrant agreements. Additional assumptions we used in our valuation calculations were as follows:

	September 30, 2015	December 31, 2014
Stock price	$1.25	$2.90
Volatility	90.0%	72.5%
Risk-free interest rate	1.15%	1.65%
Exercise price	$1.46	$2.71
Expected life (years)	4.18	4.93
Dividend yield	0%	0%

August 12, 2015 Warrants

On August 12, 2015, we issued warrants to individuals who provided guarantees in connection with a $1,000,000 increase in, and extension of, our December 2014 line of credit that was obtained by us on that same date. The warrants allow the warrant holders to purchase a total of 300,000 shares of our common stock. The warrants vested immediately and are exercisable any time prior to their expiration on August 12, 2020. These warrants have anti-dilution provisions, under which the warrants’ strike price could change if certain future events occur. Some of the anti-dilution provisions of warrants issued to our officers and directors do not become effective unless and until they are approved by our stockholders.

When the warrants were issued, they allowed warrant holders to purchase shares of our common stock for $1.70 per share, which was equal to the closing market price of our common stock on August 12, 2015. On August 28, 2015, restricted stock was awarded to our directors pursuant to our director compensation plan. In accordance with the anti-dilution provisions of the warrant contracts, the warrants’ strike price was reduced to $1.46 per share, which was equal to the closing market price of our common stock on August 28, 2015.

Because the warrants’ strike price is not fixed, the warrants are reported as liabilities on our balance sheet. On the date the warrants were issued, we recognized a warrant liability that was equal to the warrants’ fair value of $347,000. A corresponding entry was made to deferred loan fees. Deferred loan fees, an asset on our balance sheet, are being amortized over the life of the line of credit agreement, which expires on October 1, 2016. During the period ended September 30, 2015, we recognized $50,000 of amortization expense on this asset.

The warrant liability is adjusted to the warrants’ fair value at the end of each reporting period. Increases (decreases) in the warrant liability are reported as unrealized losses (gains) and reported as a component of interest expense on the Company’s statement of operations. In the September 30, 2015 calculation, we assumed that there was a 100% probability that any adjustment to the strike price, including the adjustment of the stock price to $1.46 per share, would be approved by stockholders. On September 30, 2015, the warrants were adjusted to their estimated fair value of $261,000. The Company’s statement of operations for the three and nine months ended September 30, 2015 include an unrealized gain of $86,000. The unrealized gain corresponds with the decrease in the warrant liability since August 12, 2015.

The warrants’ fair value was calculated using the binomial options-pricing model. Pursuant to the terms of the relevant warrant agreements, the anti-dilution provisions are applicable if our common stock is issued in certain transactions at a price below the warrant exercise price ($1.46 as of September 30, 2015). In the September 30, 2015 calculation, we assumed that there was a 95% probability that the Company would issue common stock in at least one of those transactions in the remainder of 2015. If the market price of the

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

9. Warrants - (continued)

Company’s stock was less than the warrants’ exercise price on the date of such issuance, we assumed that the warrants’ exercise price would be reduced, in accordance with the terms of the warrant agreements. Additional assumptions we used in our valuation calculations were as follows:

	September 30, 2015	August 12, 2015
Stock price	$1.25	$1.70
Volatility	90.0%	82.5%
Risk-free interest rate	1.37%	1.52%
Exercise price	$1.46	$1.70
Expected life (years)	4.87	5
Dividend yield	0%	0%

The following table summarizes the derivative warrant activity since December 31, 2014:

	Weighted- Average Exercise Price		Warrants Outstanding December 31, 2014	Warrants Issued in 2015	Warrants Outstanding September 30, 2015
Warrants issued July 30, 2014	$1.46		800	—	800
Warrants issued December 4, 2014	$1.46		960	—	960
Warrants issued August 12, 2015	$1.46	*	—	300	300
Total	$1.46		1,760	300	2,060

*	Assumes adjustment of strike price for warrants to the purchase 249,990 shares is approved by stockholders.

The following table summarizes changes in the derivative warrants’ fair values since December 31, 2014:

	Warrants Issued on July 30, 2014	Warrants Issued on December 4, 2014	Warrants Issued on August 12, 2015	Total
Fair value of outstanding warrants as of December 31, 2014	$1,410	$1,790	$—	3,200
Fair value of outstanding warrants issued on August 12, 2015	—	—	347	347
Change in fair value of warrants through 3rd Quarter 2015	(788)	(1,003)	(86)	(1,877)
Fair value of outstanding warrants as of September 30, 2015	$622	$787	$261	$1,670

10. Segment Reporting

We operate in two segments, urgent and primary care and ancillary network. We evaluate performance based on several factors, of which the primary financial measure for each segment is operating income. We define segment income for our business segments as income before interest expense, gain or loss on disposal of assets, income taxes, depreciation expense, non-cash amortization of intangible assets, intangible asset impairment, non-cash stock-based compensation expense, shared service expenses, severance charges and any non-recurring costs. Shared services primarily consist of compensation costs for the executive management team, facilities’ costs for our corporate headquarters, support services such as finance and accounting, human resources, legal, marketing and information technology and general administration. Shared services also include transactional costs.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

10. Segment Reporting - (continued)

The following tables set forth a comparison of operations for the following periods presented for our two lines of business and shared services (certain prior year amounts have been reclassified for comparability purposes).

Consolidated statements of operations by segment for the respective periods are as follows:

	Three months ended September 30,
	2015				2014
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total
Net revenues	$2,225	$4,293	$—	$6,518	$1,107	$5,656	$—	$6,763
Total segment income (loss)	(416)	(192)	(1,484)	(2,092)	37	405	(1,638)	(1,196)
Additional Segment Disclosures:
Interest expense	76	—	25	101	28	—	—	28
(Gain)/loss on warrant liability, net of deferred loan fee amortization	(76)	—	(25)	(101)	18	—	6	24
Depreciation and amortization expense	122	152	—	274	81	154	—	235
Income tax expense (benefit)	1	(1)	—	—	—	1	(227)	(226)
Total asset expenditures	33	—	22	55	5,030	226	—	5,256

	Nine months ended September 30,
	2015				2014
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total
Net revenues	$7,251	$15,640	$—	$22,891	$1,581	$16,161	$—	$17,742
Total segment income (loss)	(1,661)	258	(5,122)	(6,525)	108	480	(3,853)	(3,265)
Additional Segment Disclosures:
Interest expense	208	—	69	277	37	—	—	37
(Gain)/loss on warrant liability, net of deferred loan fee amortization	(367)	—	(122)	(489)	18	—	6	24
Depreciation and amortization expense	422	435	—	857	122	506	—	628
Income tax expense (benefit)	1	9	—	10	—	2	(227)	(225)
Total asset expenditures	52	—	141	193	5,030	422	—	5,452

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

10. Segment Reporting - (continued)

The following provides a reconciliation of reportable segment operating income (loss) to the Company’s consolidated totals:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Total segment operating loss	$(2,092)	$(1,196)	$(6,525)	$(3,265)
Less:
Severance charges	51	—	397	108
Ancillary network prepaid write-off	—	—	487	—
Depreciation and amortization expense	274	235	857	628
Non-cash stock-based compensation expense	23	169	426	366
Intangible asset impairment	—	—	520	—
Non-recurring professional fees	39	28	489	28
Operating loss	(2,479)	(1,628)	(9,701)	(4,395)
Gain on cancellation of acquisition promissory note	(289)	—	(289)	—
Interest expense	101	28	277	37
(Gain)/loss on warrant liability, net of deferred loan fees amortization	(101)	24	(489)	24
Loss before income taxes	$(2,190)	$(1,680)	$(9,200)	$(4,456)

Segment assets include accounts receivable, prepaid expenses and other current assets, property and equipment, and intangibles. Shared services assets consist of cash and cash equivalents, prepaid insurance, deferred income taxes and property and equipment primarily related to information technology assets. Consolidated assets, by segment and shared services, as of the periods presented are as follows:

	Urgent and Primary Care	Ancillary Network	Shared Services	Consolidated
September 30, 2015	$11,685	$4,091	$961	$16,737
December 31, 2014	11,958	5,202	3,945	21,105

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
American CareSource Holdings, Inc.

We have audited the accompanying consolidated balance sheets of American CareSource Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American CareSource Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ RSM US LLP

Des Moines, Iowa
March 31, 2015

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
December 31, 2014 and 2013
(amounts in thousands, except per share data)

	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,020	$6,207
Accounts receivable	4,135	1,977
Prepaid expenses and other current assets	612	357
Deferred income taxes	6	6
Total current assets	5,773	8,547
Property and equipment, net	4,322	1,236
Other assets:
Deferred income taxes	12	215
Deferred loan fees, net	2,666	—
Deferred offering costs	225	—
Other non-current assets	488	391
Intangible assets, net	1,437	640
Goodwill	6,182	—
Total other assets	11,010	1,246
Total assets	$21,105	$11,029
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Due to ancillary network service providers	$2,308	$1,865
Due to HealthSmart, ancillary network	903	—
Accounts payable	762	258
Accrued liabilities	1,875	798
Current portion of long-term debt	989	—
Capital lease obligations, current portion	117	—
Total current liabilities	6,954	2,921
Long-term liabilities:
Line of credit	4,716	—
Promissory notes and notes payable	312	—
Capital lease obligations	1,764	—
Warrant derivative liability	3,200	—
Other long-term liabilities	222	—
Total long-term liabilities	10,214	—
Total liabilities	17,168	2,921
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 40,000 shares authorized; 6,713 and 5,713 shares issued and outstanding in 2014 and 2013, respectively	67	57
Additional paid-in capital	25,731	23,149
Accumulated deficit	(21,861)	(15,098)
Total stockholders' equity	3,937	8,108
Total liabilities and stockholders' equity	$21,105	$11,029

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31, 2014 and 2013
(amounts in thousands, except per share data)

	2014	2013
Net revenues:
Ancillary network	$23,146	$26,751
Urgent and primary care	3,906	—
Total net revenues	27,052	26,751
Operating expenses:
Ancillary network provider payments	16,241	19,762
Ancillary network administrative fees	1,127	1,083
Ancillary network operating costs under Management Services Agreement	903	—
Salaries, wages, benefits and taxes	8,157	5,250
Professional fees	1,866	1,262
Other operating expenses	4,044	2,381
Depreciation and amortization	866	795
Total operating expenses	33,204	30,533
Operating loss	(6,152)	(3,782)
Other (income) expense:
Interest expense	658	—
(Gain)/loss on disposal of assets	(108)	5
Interest income	(9)	(27)
Total other (income) expense	541	(22)
Loss before income taxes	(6,693)	(3,760)
Income tax expense	70	25
Net loss	$(6,763)	$(3,785)
Basic and diluted net loss per share	$(1.05)	$(0.66)
Basic and diluted weighted-average shares outstanding	6,407	5,715

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the years ended December 31, 2014 and 2013
(amounts in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance at December 31, 2012	5,706	$57	$22,845	$(11,313)	$11,589
Net loss	—	—	—	(3,785)	(3,785)
Stock-based compensation expense	—	—	299	—	299
Issuance of common stock upon exercise of equity incentive awards	5	—	5	—	5
Issuance of common stock upon conversion of restricted stock units net of tax withholdings	2	—	—	—	—
Balance at December 31, 2013	5,713	57	23,149	(15,098)	8,108
Net loss	—	—	—	(6,763)	(6,763)
Stock-based compensation expense	—	—	592	—	592
Issuance of common stock	1,000	10	1,990	—	2,000
Balance at December 31, 2014	6,713	$67	$25,731	$(21,861)	$3,937

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2014 and 2013
(amounts in thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(6,763)	$(3,785)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation expense	592	299
Depreciation and amortization	866	795
Amortization of deferred loan fees	414	—
Unrealized loss on warrant liability	120	—
Gain on sale of property and equipment	(108)	—
Change in deferred rent	42	—
Deferred income taxes	58	7
Loss on write-off of software development costs	—	5
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,528)	455
Prepaid expenses and other assets	42	(442)
Due to ancillary network service providers	443	(1,235)
Due to HealthSmart, ancillary network	903	—
Accounts payable	403	(287)
Accrued liabilities	482	—
Net cash used in operating activities	(4,034)	(4,188)
Cash flows from investing activities:
Net change in other non-current assets	(97)	—
Cost of acquisitions	(6,921)	—
Additions to property and equipment	(776)	(315)
Proceeds from sale of property and equipment	131	—
Net cash used in investing activities	(7,663)	(315)
Cash flows from financing activities:
Proceeds from borrowings under line of credit	4,716	—
Principal payments on capital lease obligations	(46)	—
Proceeds from issuance of common stock	2,000	—
Notes payable payments	(36)	—
Offering costs, paid and deferred	(124)	—
Proceeds from exercise of equity incentives	—	5
Net cash provided by financing activities	6,510	5
Net decrease in cash and cash equivalents	(5,187)	(4,498)
Cash and cash equivalents at beginning of period	6,207	10,705
Cash and cash equivalents at end of period	$1,020	$6,207
Supplemental cash flow information:
Cash paid for taxes, net of refunds	$38	$117
Cash paid for interest	84	—

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
For the years ended December 31, 2014 and 2013
(amounts in thousands)

	2014	2013
Supplemental non-cash operating and financing activity:
Warrants issued as loan guarantee and financing	$3,080	$—
Fair value of debt issued as consideration in acquisitions	$1,297	$—
Purchase price due to seller, Stat Medical	$268	$—
Offering costs, deferred and unpaid	$101	$—
Receivable for tenant improvement allowance	$180	$—
Debt issued for property and equipment	$40	$—

See accompanying notes.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

1. Description of Business and Change in Business Focus

American CareSource Holdings, Inc. (“the Company”, “ACSH”, “we”, “us”, or “our”) engages in two lines of business: our urgent and primary care business and our ancillary network business. These lines of business are supported through a shared services function.

Urgent and Primary Care Business

In May 2014, we announced our entry into the urgent and primary care market. During the remainder of 2014, we, through our wholly-owned subsidiaries, acquired ten urgent and primary care centers located in Georgia (three), Florida (two), Alabama (three) and Virginia (two). See Note 3 — Acquisitions. These centers offer a wide array of services for non-life-threatening medical conditions. We strive to improve access to quality medical care by offering extended hours and weekend service and also by accepting patients by appointment or on a walk-in basis.

Ancillary Network Business

Our ancillary network business offers cost containment strategies, primarily through the utilization of a comprehensive national network of ancillary healthcare service providers. Our services are marketed to a number of healthcare companies including third-party administrators, insurance companies, large self-funded organizations, various employer groups, and preferred provider organizations. We offer payors this solution by:

•	lowering our payors’ ancillary care costs throughout network of high quality, cost effective providers that we have under contract at more favorable terms than they could generally obtain on their own;
•	providing payors with a comprehensive network of ancillary healthcare service providers that is tailored to each payor’s needs and is available to each payor’s members for covered services;
•	providing payors with claims management, reporting, processing and payment services;
•	performing network/needs analysis to assess the benefits to payors of adding additional/different service providers to the payor-specific provider networks; and
•	credentialing network service providers for inclusion in the payor-specific provider networks.

On October 1, 2014, we entered into a management services agreement with HealthSmart Preferred Care II, L.P. (“HealthSmart”).

Ancillary Network Business, Management Services Agreement

Under the management services agreement, HealthSmart manages our ancillary network business, subject to the supervision of a five-person oversight committee comprised of three members selected by us and two members selected by HealthSmart. As part of the management arrangement, HealthSmart hired substantially all of our ancillary network business employees, purchased substantially all of our furniture, fixtures and equipment located in our Dallas, Texas office and assumed our lease for that office. As a result of this arrangement, we no longer employ the workforce of our ancillary network business. Under the management services agreement, HealthSmart manages and operates our ancillary network business for a monthly fee equal to the sum of (a) 35% of the net profit derived from the operation of our ancillary network business plus (b) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. For purposes of the fee calculation, the term “net profit” means gross ancillary network business revenue, less the sum of (x) the provider payments and administrative fees and (y) 120% of all direct and documented operating expenses and liabilities actually paid during such calendar month by HealthSmart in connection with providing its management services. Any remaining net profit accrues to us. During the term of the agreement, HealthSmart is responsible for the payment of all expenses incurred in providing the management services with respect to our ancillary network business, including personnel salaries and benefits, the cost of supplies and equipment,

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

1. Description of Business and Change in Business Focus - (continued)

and rent. The initial term of the management services agreement is three years, and it renews annually thereafter for one-year terms unless either party gives notice of termination at least 90 days prior to the end of the then-current term.

At any time between October 1, 2016 and the expiration date of the management services agreement, HealthSmart may purchase, or we may require that HealthSmart purchase, our ancillary network business for a price equal to $6,500,000 less the aggregate sum of net profit received by us since the beginning of the management arrangement, which as of December 31, 2014 was $637,786. Consummation of the transaction will be subject to the satisfaction of certain material conditions, including approval by our stockholders if our annual gross revenue from our urgent and primary care business does not exceed $40,000,000. If, for any reason, the sale of our ancillary network business to HealthSmart is not consummated during or at the end of the term of the management services agreement, we expect to then either reassume management of that line of business, or seek to sell that business on the most favorable terms we are able to obtain.

2. Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Certain amounts in the December 2013 income statement presentation were reclassified to conform to the December 2014 presentation. There is no impact on major classifications or net loss due to these reclassifications.

Liquidity

During 2014, we made significant investments in our urgent and primary care business. We used working capital, proceeds from a private equity offering, bank debt and seller financed debt to consummate five transactions totaling $8,486,000, resulting in our acquisition of ten urgent and primary care centers. We expanded our shared services function to provide the needed infrastructure to manage our urgent and primary care centers and support the planned growth of this business segment. As a result of these efforts, losses related to the shared services function, as reported in Note 17, increased by $1,825,000 to $5,360,000, during the year ended December 31, 2014, compared to $3,535,000 during the year ended December 31, 2013.

Our loss from operations increased by $2,370,000 to $6,152,000 during the year ended December 31, 2014 compared to $3,782,000 during the year ended December 31, 2013. The increase in our operating loss resulted from expanding our shared services function, costs to build out and enhance our current urgent and primary care centers and the continuing decline in our ancillary network business. As a result of our operating losses, we used cash in our operations of $4,034,000 and $4,188,000 during the years ended December 31, 2014 and 2013, respectively. We anticipate we will continue to generate operating losses, and use cash in our operations, during the next 12 months, but have made changes to our business model to improve our operating results. We believe the management service agreement we entered into with HealthSmart, to manage our ancillary network business, will reduce our operating costs. We will continue to analyze other strategies to improve our ancillary network operating results. Also, we expect to realize the benefits of economies of scale as we acquire additional urgent and primary care centers.

Until we generate cash flows from operations, we are dependent on our existing lines of credit and outside capital to fund our operations and additional acquisitions. Our plans to fund these needs include:

•	Equity financing through the currently filed Form S-1 Registration Statement to sell additional shares of our common stock. If the offering is fully subscribed, we will raise an additional $15,000,000 (less applicable fees), plus any proceeds we would receive on account of the over allotment options we granted to underwriters. We anticipate closing this offering during the second quarter of 2015.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

•	Use of our existing lines of credit, which as of March 30, 2015, collectively have $4,000,000 of borrowing capacity.
•	If necessary, raising additional financing through additional bank borrowing, additional private or public offerings or support from existing guarantors.

Significant Accounting Policies

Segment and Related Information — We use the “management approach” for reporting information about segments. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. We analyzed our products and services, geography, legal structure, management structure and any other factors, and we determined that the business is comprised of two reporting segments: urgent and primary business and ancillary network business. The five businesses acquired were determined to be individual operating segments which have been aggregated into the urgent and primary business.

Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We consider our most significant estimates to be the collectability of revenue, payments due to providers (and resulting margin as a percentage of revenue), and valuations related to acquisitions and warrants. Actual amounts could differ from those estimates.

Risks and Uncertainties — We operate in industries that are subject to intense competition, government regulation and rapid technological change. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including risk of business failure.

Cash and Cash Equivalents — We consider all highly-liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include amounts in deposit accounts in excess of federally-insured limits. We have not experienced any losses in such accounts.

Revenue Recognition in Urgent and Primary Care Business — We have agreements with governmental and other third-party payors that provide for payments to us based on contractual adjustments to our established rates. Net revenue is reported at the time service is rendered at the estimated net realizable amounts, after giving effect to estimated contractual amounts from patients, third-party payors and others, and an estimate for bad debts.

Contractual adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined. We grant credit without collateral to our patients, who consist primarily of local residents insured by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

Commercial and HMO — We have entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

In establishing allowance for bad debts, we consider historical collection experience, the aging of the account, payor classification and patient payment patterns. We adjust this allowance prospectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

Collection of payment for services provided to patients without insurance coverage is done at time of service.

Revenue Recognition in Ancillary Network Business — We recognize revenue on the services that we provide, which includes (i) providing payor clients with a comprehensive network of ancillary healthcare providers; (ii) providing claims management, reporting, processing and payment services; (iii) providing network/need analysis to assess the benefits to payor clients of adding additional/different service providers to the client-specific provider networks; and (iv) providing credentialing of network service providers for inclusion in the client payor-specific provider networks. Revenue is recognized when services are delivered, which occurs after processed claims are billed to the payor clients and collections are reasonably assured. We estimate revenues and costs of revenues using average historical collection rates and average historical margins earned on claims. Periodically, revenues are adjusted to reflect actual cash collections so that revenues recognized accurately reflect cash collected.

We record a provision for refunds based on an estimate of historical refund amounts. Refunds are paid to payors for overpayment on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payments made to the ancillary service provider if the claim has been fully resolved. The evaluation is performed periodically and is based on historical data. We present revenue net of the provision for refunds on the consolidated statement of operations.

After careful evaluation of the key gross and net revenue recognition indicators, we have concluded that our circumstances are most consistent with those key indicators that support gross revenue reporting, since we are fulfilling the services of a principal versus an agent.

Following are the key indicators that support our conclusion that we act as a principal when settling claims for service providers through our contracted service provider network:

•	The Company is the primary obligor in the arrangement. We have assessed our role as primary obligor as a strong indicator of gross reporting. We believe that we are the primary obligor in our transactions because we are responsible for providing the services desired by our payor clients. We have distinct, separately negotiated contractual relationships with our payor clients and with the ancillary healthcare providers in our networks. We do not negotiate “on behalf of” our payor clients and do not hold ourselves out as the agent of the payor clients when negotiating the terms of our ancillary healthcare service provider agreements. Our agreements contractually prohibit payor clients and service providers from entering into direct contractual relationships with one another. The payor clients have no control over the terms of our agreements with the service providers. In executing transactions, we assume key performance-related risks. The payor clients hold us responsible for fulfillment, as the provider, of all of the services the payor clients are entitled to under their contracts; payor clients do not look to the service providers for fulfillment. In addition, we bear the pricing/margin risk as the principal in the transactions. Because the contracts with the payor clients and service providers are separately negotiated, we have complete discretion in negotiating both the prices we charge our payor clients and the financial terms of our agreements with the service providers. Because our profit is the spread between the amounts received from the payor clients and the amount paid to the service providers, we bear significant pricing and margin risk. There is no guaranteed mark-up payable to us on the amount we have contracted. Thus, we bear the risk that amounts paid to the service provider will be greater than the amounts received from the payor clients, resulting in a loss or negative claim.
•	The Company has latitude in establishing pricing. As stated above, we are able to negotiate the price payable to us by our payor clients as well as the price to be paid to each contracted service provider. This type of pricing latitude indicates that we have the risks and rewards normally attributed to a principal in the transactions.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

•	The Company changes the product or performs part of the services. We provide the benefits associated with the relationships we build with the payor clients and the services providers. While the parties could deal with each other directly, the payor clients would not have the benefit of our experience and expertise in assembling a comprehensive network of service providers, in claims management, reporting and processing and payment services, in performing network/needs analysis to assess the benefits to payor clients of adding additional/different service providers to the client payor-specific provider networks, and in credentialing network service providers.
•	The Company has complete discretion in supplier selection. We have complete discretion in supplier selection. One of the key factors considered by payor clients which engage us is to have the Company undertake the responsibility for identifying, qualifying, contracting with and managing the relationships with the ancillary healthcare service providers. As part of the contractual arrangement between us and our payor clients, the payors identify their obligations to their respective covered persons and then work with us to determine the types of ancillary healthcare services required in order for the payors to meet their obligations. We may select the providers and contract with them to provide services at its discretion.
•	The Company is involved in the determination of product or service specifications. We work with our payor clients to determine the types of ancillary healthcare services required in order for the payors to meet their obligations to their respective covered persons. In some respects, we are customizing the product through our efforts and ability to assemble a comprehensive network of providers for our payors that is tailored to each payor’s specific needs. In addition, as part of our claims processing and payment services, we work with the payor clients, on the one hand, and the providers, on the other, to set claims review, management and payment specifications.
•	The supplier (and not the Company) has credit risk. We believe we have some level of credit risk, but that risk is mitigated because we do not remit payment to providers unless and until we have received payment from the relevant payor clients following our processing of a claim.
•	The amount that the Company earns is not fixed. We do not earn a fixed amount per transaction nor do we realize a per-person per-month charge for our services.

We have evaluated the other indicators of gross and net revenue recognition, including whether or not we have general inventory risk. We do not have any general inventory risk, as our business is not related to the manufacture, purchase or delivery of goods and we do not purchase in advance any of the services to be provided by the ancillary healthcare service providers. While the absence of this risk would be one indicator in support of net revenue reporting, as described in detail above, we have carefully evaluated all of the key gross and net revenue recognition indicators and have concluded that our circumstances are more consistent with those key indicators that support gross revenue reporting.

If, however, we were to report our ancillary network revenues, net of provider payments rather than on a gross reporting basis, for the years ended December 31, 2014 and 2013, our revenues would have been approximately $6,900,000 and $7,000,000, respectively.

Ancillary Network Provider Payments — Payments to providers is the largest component of our cost of revenues and it consists of payments for ancillary care services in accordance with contracts negotiated with providers for specific ancillary services, separately from contracts negotiated with our clients.

Advertising Costs — Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2014 and 2013 was approximately $193,000 and $65,000, respectively.

Property and Equipment — Property and equipment are recorded at original cost and increased by the cost of any significant improvements subsequent to purchase. Property and equipment acquired through

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

acquisitions are recorded at their estimated fair market value on the date of acquisition. We expense repairs and maintenance as incurred. Depreciation and amortization is calculated using the straight-line method over the shorter of the asset’s estimated useful life or the term of the lease in the case of leasehold improvements. We capitalize costs associated with software developed for internal use. During 2014 and 2013, we capitalized approximately $177,000 and $303,000 of internally-developed software costs, respectively.

Amortization of assets acquired under capital leases is included as a component of depreciation and amortization expense. Amortization is calculated using the straight-line method over the shorter of the useful lives or terms of the underlying lease agreements.

Deferred Loan Fees — Deferred loan fees related to the issuance of warrants in exchange for debt guarantees by certain directors/shareholders are amortized on a straight-line basis over the term of the debt.

Deferred Offering Costs — Deferred offering costs represent legal, accounting and other direct costs related to raising capital through a stock offering. Costs related to our planned offering activities are deferred until completion of the offering, at which time they are reclassified to additional paid-in capital as a reduction of the offering proceeds. There were no offering costs in connection with our private placement in May 2014. In connection with our planned upcoming offering, approximately $225,000 of offering costs have been deferred.

Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset or group of assets might not be recoverable. We perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would indicate a potential impairment include a significant decline in the observable market value of an asset or a significant change in the extent or manner in which an asset is used. The impairment review includes a comparison of future projected cash flows generated by the asset or group of assets with its associated net carrying value. If the net carrying value of the asset or group of assets exceeds expected cash flows (undiscounted and without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value.

Goodwill — Goodwill resulted from the acquisitions of urgent and primary care businesses during the year ended December 31, 2014. See Note 3. In accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations, the purchase method of accounting requires that the excess of the purchase price paid over the estimated fair value of identifiable tangible and intangible net assets of acquired businesses be recorded as goodwill. In accordance with ASC 350, Intangibles — Goodwill and Other , we are required to test goodwill for impairment annually. We established October 1 as the date of our annual impairment review. We determined no impairment existed for the period ended September 30, 2014, and there were no factors identified that indicated impairment existed through December 31, 2014.

Intangible Assets — Intangible assets are recorded at fair values at the date of acquisition. Our intangible assets have finite useful lives and are amortized over their estimated useful lives. See Note 9.

Warrant Derivative Liability — We have issued certain warrants which contain an exercise price adjustment feature in the event we issue additional equity instruments at a price lower than the exercise price of the warrant. The warrants are described herein as derivative warrants. We account for these derivative warrants as liabilities. These common stock purchase warrants do not trade in an active securities market. See Note 13 for methodology used to value warrants.

We compute the fair value of the warrant liability at each reporting period and the change in the fair value is recorded in the statement of operations. The key component in the value of the warrant liability is our stock price, which is subject to significant fluctuation and is not under our control. The resulting effect on our net income (loss) is, therefore, subject to significant fluctuation and will continue to be so until the warrants

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

are exercised, amended or expire. Assuming all other fair value inputs remain constant, we will record non-cash income/expense with changes in our stock price or when the underlying assumptions in calculating warrant value change.

Research and Development — Research and development costs are expensed as incurred.

Income Taxes — Income taxes are accounted for under the asset and liability method. Deferred taxes arise because of different treatment between financial statement accounting and tax accounting, known as “temporary differences”. We record the tax effect of these temporary differences as “deferred tax assets” (generally items that can be used as a tax deduction or credit in the future periods) and “deferred tax liabilities” (generally items that we received a tax deduction for, which have not yet been recorded in the statements of operations). The deferred tax assets and liabilities are measured using enacted tax rules and laws that are expected to be in effect when the temporary differences are expected to be recovered or settled. A valuation allowance is established to reduce deferred tax assets considered to be more-likely-than-not that the deferred tax assets will not be realized.

ASC 740, Income Taxes, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. ASC 740 provides that a tax benefit from uncertain tax positions may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits of the position. Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. ASC 740 also provides guidance on measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. At December 31, 2014, and 2013, we had no uncertain tax positions.

Stock-Based Compensation — We record all stock-based payments to employees in the consolidated financial statements over the vesting period based on our estimated fair values as of the measurement date of the respective awards. Additional information about our stock-based payment plan is presented in Note 12.

Fair Value of Financial Instruments — The carrying amount of accounts receivable, accounts payable and accrued expenses, approximate their estimated fair values due to the short-term maturities of those financial instruments. These financial instruments are considered Level 3 measurements under the fair value hierarchy. The fair values of our promissory notes, notes payable, lines of credit and capital lease obligations approximate carrying value under Level 3 of the fair value hierarchy. The fair value of warrants recorded as derivative liabilities are described in Note 14.

Recent Accounting Pronouncements — In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 660): Summary and Amendments that Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40). The guidance in this update supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. This guidance will be effective for interim and annual periods beginning after December 15, 2016. We are currently assessing the impact that this guidance will have on our consolidated financial statements.

In August 2014, the FASB ASU 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The guidance relates to the disclosures around going concern. The new standard update provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. We do not believe the adoption of this guidance will have a material impact on our consolidated financial statements.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

2. Basis of Presentation and Significant Accounting Policies - (continued)

Earnings (Loss) Per Share — Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the numerator is adjusted for the change in fair value of the warrant liability (only if dilutive), and the denominator is increased to include the number of dilutive potential common shares outstanding during the period using the treasury stock method.

The following table summarizes potentially dilutive shares outstanding as of December 31, 2014, which were excluded from the calculation due to being anti-dilutive:

	2014	2013
Common stock purchase warrants	1,782	22
Stock options	1,245	750
Restricted shares of common stock	100	51

3. Acquisitions

During the year ended December 31, 2014, we entered into five transactions supporting our entry into the urgent and primary care market. A summary of the acquisitions is as follows (in thousands):

Business Acquired	State	Sites		Date of Closing	Purchase Price
CorrectMed	Georgia	2		8-May-14	$2,649
Bay Walk-In Clinic	Florida	2		29-Aug-14	2,024
Mid-South Urgent Care	Alabama	3	*	12-Sep-14	1,554
MedHelp	Georgia	1		31-Oct-14	880
Stat Medical Care	Virginia	2		31-Dec-14	1,379
Total					$8,486

*	At the time of closing of this transaction, the seller had two operating centers; the third center in Springville, Alabama, was under development at time of closing.

Each of these businesses has been included in our results since the date of closing. Because we did not engage in the urgent and primary care business until May 2014, our annual operating results are not comparable to prior year periods.

On May 8, 2014, our wholly-owned subsidiary, ACSH Urgent Care of Georgia, LLC, or ACSH Georgia, purchased from CorrectMed, LLC and other sellers substantially all of the assets and assumed certain liabilities used in the operation of two urgent care centers located in Locust Grove, Georgia and Decatur, Georgia.

On August 29, 2014, our wholly-owned subsidiary, ACSH Urgent Care of Florida, LLC, or ACSH Florida, purchased from Bay Walk-In Clinic, Inc. and other sellers substantially all the assets used in the operation of two urgent care centers located in Panama City and Panama City Beach, Florida.

On September 12, 2014, our wholly-owned subsidiary, ACSH Urgent Care Holdings, LLC or ACSH Urgent Care, purchased from Jason C. Junkins, M.D. all of the issued and outstanding shares of common stock of Mid-South Urgent Care, Inc. On the acquisition date, this entity operated two urgent care centers in Rainbow City and Hueytown, Alabama. A third clinic in Springville, Alabama, that was under development on the acquisition date, was opened in the fourth quarter of 2014.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

3. Acquisitions - (continued)

On October 31, 2014, our wholly-owned subsidiary, ACSH Georgia purchased from Thinh D. Nguyen, M.D. and Han C. Phan all of the outstanding membership units of MedHelp, LLC, which operates an urgent-care center in Alpharetta, Georgia.

On December 31, 2014, our wholly-owned subsidiary, ACSH Urgent Care of Virginia, LLC or ACSH Virginia, purchased from Stat Medical Care, P.C. and other sellers substantially all of the assets and assumed certain liabilities used in the operation of two urgent care centers located in Fairfax and Gainesville, Virginia.

In each of these transactions, a portion of the purchase price was paid in cash on the closing date, and the remainder of the purchase prices was paid by issuing promissory notes to the sellers. See Note 6 — Lines of Credit, Promissory Notes, and Notes Payable. After closing certain transactions, various working capital and other adjustments were made to the purchase price in the manner and amount set forth in the purchase agreements. We also recorded valuation adjustments to the promissory notes to reflect differences between the notes’ stated interest rates and market interest rates on the acquisition dates.

The following table provides a detailed breakdown of the purchase price that was paid in each acquisition:

	CorrectMed	Bay Walk-In Clinic	Mid-South Urgent Care	MedHelp	Stat Medical Care	Total
Cash consideration in purchase agreement*	$2,180	$1,500	$1,350	$780	$1,328	$7,138
Adjustments on closing date	4	—	34	13	—	51
Cash consideration, as adjusted	2,184	1,500	1,384	793	1,328	7,189
Deferred consideration in purchase agreement	500	700	150	100	50	1,500
Adjustments for working capital	(46)	(170)	15	(15)	—	(216)
Valuation adjustments to promissory notes	11	(6)	5	2	1	13
Deferred consideration, as adjusted	465	524	170	87	51	1,297
Total Purchase Price	$2,649	$2,024	$1,554	$880	$1,379	$8,486

*	$268,000 was due to seller, Stat Medical Care, as of December 31, 2014.

The assets and liabilities of the acquired business were recorded in the Company’s consolidated financial statements at their estimated fair values as of the acquisition date. The excess value of the consideration paid over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Goodwill arising from the acquisition consists largely from a trained workforce in place and expected synergies that we expect to receive by combining the operations of multiple urgent and primary care businesses.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

3. Acquisitions - (continued)

A summary of the assets acquired and liabilities assumed is as follows:

Acquisition Activity
	CorrectMed	Bay Walk-In Clinic	Mid-South Urgent Care	MedHelp	Stat Medical Care	Total
Accounts receivable	$221	$153	$147	$28	$81	$630
Other current assets	48	—	32	37	—	117
Property and equipment	1,325	63	1,205	180	211	2,984
Identifiable intangible assets	110	97	105	600	60	972
Goodwill	1,871	1,788	1,437	44	1,042	6,182
Total assets acquired	3,575	2,101	2,926	889	1,394	10,885
Liabilities assumed	(926)	(77)	(1,227)	(9)	(15)	(2,254)
Deferred tax liability	—	—	(145)	—	—	(145)
Net assets acquired	$2,649	$2,024	$1,554	$880	$1,379	$8,486

The goodwill and other identifiable intangible assets generated from the CorrectMed, Bay Walk-In, MedHelp, and Stat Medical Care transactions are deductible for federal income tax purposes. The goodwill and other identifiable intangible assets generated from the Mid-South Urgent Care transaction are not deductible for federal income tax purposes. We recorded a deferred tax liability of approximately $145,000 related to the non-deductibility and the basis differences on acquired assets. As a result, our deferred tax asset valuation allowance was reduced by $145,000, which is reflected as a reduction in the income tax expense on the Consolidated Statements of Operations for the year ended December 31, 2014.

The accounts receivable balance for Stat Medical Care is a preliminary amount and any adjustment in 2015 will result in a revision to goodwill.

Approximately $333,000 of transaction costs were expensed related to these acquisitions during the year ended December 31, 2014.

The following table provides certain pro forma financial information for the Company, as if the acquisition of CorrectMed had occurred on January 1, 2013. Pro forma information for Bay Walk-In, Mid-South Urgent Care, MedHelp, and Stat Medical Care was not included since it was impracticable to obtain, due to the financial reporting approach utilized by the prior owners of the businesses.

	Year Ended December 31,
	2014	2013
Net revenue
Ancillary	$23,146	$26,751
Urgent and primary care	3,268	3,654
Total net revenue	26,414	30,405
Net loss	$(7,020)	$(4,921)
Loss per basic and diluted common share	$(1.10)	$(0.86)

Using net revenue on a cash basis for all acquisitions, our total pro forma urgent and primary care net revenue was $7,678,000 and $6,949,000 for the years ended December 31, 2014 and 2013, respectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

3. Acquisitions - (continued)

The following table provides net revenues since acquisition for the period ending December 31, 2014.

2014
CorrectMed	$2,144
Bay Walk-In Clinic	719
Mid-South Urgent Care	875
MedHelp	168
Stat Medical Care	—
Total	$3,906

4. Accounts Receivable and Revenue

Below is a summary of accounts receivable as of December 31, 2014, and revenues for the period ending December 31, 2014, for our urgent and primary care business. We entered the urgent and primary care business in May 2014.

2014
Accounts receivable	$2,434
Less:
Estimated allowance for uncollectible amounts	(847)
Accounts receivable, net	$1,587

2014
Gross revenue	$7,259
Less:
Provision for contractual adjustments and estimated uncollectible amounts	(3,353)
Net revenue	$3,906

For our ancillary network business, several clients comprised a significant portion of our net revenue during the years ended December 31, 2014 and 2013. The following is a summary of the approximate amounts of our net revenue and accounts receivable attributable to our significant clients as of the dates and for the periods presented:

	2014			2013
	Accounts Receivable	Net Revenue	% of Total Revenue	Accounts Receivable	Net Revenue	% of Total Revenue
HealthSmart Preferred Care II, L.P.	$870	$7,764	34%	$532	$5,905	22%
HealthMarkets, Inc.	244	1,967	9%	252	3,599	13%
Benefit Administrative Systems, LLC	179	1,818	8%	148	2,618	10%

We maintain an allowance for uncollectible receivables which primarily relates to payor refunds. Refunds are paid to payors for overpayments on claims, claims paid in error, and claims paid for non-covered services. In some instances, we will recoup payment made to the ancillary service provider if the claim has been fully resolved. Co-payments, deductibles and co-insurance payments can also impact the collectability of claims. While we are able to process a claim and estimate the cash it will receive from the payor for that claim, the presence of co-pays, deductibles and co-insurance payments can affect the ultimate collectability of the claim. We record an allowance against revenue to better estimate collectability. Provisions for refunds recorded were approximately $60,000 and $287,000 for the years ended December 31, 2014 and 2013, respectively. The allowance was approximately $300,000 and $336,000 at December 31, 2014 and 2013, respectively.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

4. Accounts Receivable and Revenue - (continued)

On October 1, 2014, we entered into a management services agreement with HealthSmart. Under the management services agreement, HealthSmart has assumed responsibility for the operation of our ancillary network business. See Note 1 for significant terms of the management services agreement.

Although the effective date of the management services agreement with HealthSmart was October 1, 2014, the transition to HealthSmart did not begin until November 1, 2014. Upon reconciliation of all fourth quarter activity, we determined that we owed HealthSmart approximately $903,000, which was comprised of $560,000 in expense reimbursements and $343,000 for its share of the net profit as calculated per the management services agreement.

5. Capital and Operating Lease Obligations

In conjunction with our urgent and primary care acquisitions during the year ended December 31, 2014, we assumed and entered into various capital and operating leases expiring at various dates through January 2040. The following is a schedule of the future required payments under these lease agreements for the years ending December 31:

	Capital Leases	Operating Leases	Total
2015	$280	$729	$1,009
2016	299	879	1,178
2017	287	766	1,053
2018	276	651	927
2019	273	585	858
Thereafter	2,898	827	3,725
Total minimum lease payments	4,313	$4,437	$8,750
Less amount representing interest	(2,432)
Present value of net minimum obligations	1,881
Less current obligation under capital lease	117
Long-term obligation under capital lease	$1,764

6. Lines of Credit, Promissory Notes, and Notes Payable

Below is a summary of our short-term and long-term debt obligations.

Lines of Credit

On July 30, 2014, we entered into a credit agreement with Wells Fargo Bank, National Association, or Wells Fargo, providing for a $5,000,000 revolving line of credit. On December 4, 2014, we entered into a second credit agreement with Wells Fargo Bank, providing for a $6,000,000 revolving line of credit. We refer to these two agreements as our credit agreements. Our obligation to repay advances under the credit agreements are evidenced by the revolving line of credit notes, with a fluctuating interest rate per annum of 1.75% above daily one month LIBOR, as in effect from time to time. The credit agreements mature on June 1, 2016, and all borrowings under the credit agreements are due and payable on that date. The obligations under the credit agreements are secured by all the assets of the Company and its subsidiaries. The credit agreements include ordinary and customary covenants related to, among other things, additional debt, further encumbrances, sales of assets, and investments and lending.

Borrowings under the credit agreements are also secured by guarantees provided by certain officers and directors of the Company, among others. On July 30, 2014, we issued to the guarantors of the July 2014 obligations warrants to purchase an aggregate of 800,000 shares of our common stock at $3.15 per share in consideration of their guaranteeing such indebtedness. The July 2014 warrants vested immediately and are

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

6. Lines of Credit, Promissory Notes, and Notes Payable - (continued)

exercisable any time prior to their expiration on October 30, 2019. In addition, on December 4, 2014, we issued to the guarantors of the December 2014 obligations warrants to purchase an aggregate of 960,000 shares of our common stock at $2.71 per share in consideration of their guaranteeing such indebtedness. The December 2014 warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. See Note 13 — Warrants.

As of December 31, 2014, we had outstanding borrowings of $4,716,000 under our July 2014 credit agreement, which were recorded as a long-term liability on our consolidated balance sheet as of December 31, 2014. Substantially all of the borrowings were used to finance acquisition activity. The weighted-average interest rate on these borrowings was 1.92%. As of December 31, 2014, we had no borrowings outstanding under the December 2014 credit agreement.

Promissory Notes and Notes Payable

In connection with our acquisition activities during the year ended December 31, 2014, our subsidiaries executed and delivered promissory notes to partially finance the transactions. The following is a summary of the promissory notes issued in connection with the acquisition activities during the year ended December 31, 2014:

	Issue Date	Fair Value Principal Amount(1)		Interest Rate per Annum	Maturity Date
CorrectMed	May 8, 2014	$465		5.0%	May 8, 2015
Bay Walk-In	August 29, 2014	30		5.0%	August 29, 2016
Bay Walk-In	August 29, 2014	205		5.0%	August 29, 2016
Bay Walk-In	August 29, 2014	289		none	February 28, 2017
Mid-South	September 12, 2014	170	*	5.0%	September 12, 2016
MedHelp	October 31, 2014	87	*	5.0%	October 31, 2015
Stat Medical Care	December 31, 2014	51	*	5.0%	December 31, 2015
Total		$1,297

(1)	Amounts include working capital and valuation adjustments
*	Promissory notes issued to seller physicians are related parties. See Note 16 — Related Party Transactions.

After making the valuation adjustments, interest is being accrued for accounting purposes at rates ranging from 2.5% to 3%. As payments are made, the principal portion and interest expense are recognized using the effective interest method.

The following is a summary of all debt as of December 31, 2014:

Revolving line of credit	$4,716
Promissory notes, related to acquisitions	1,263
Note payable	38
Total debt	6,017
Less current maturities	989
Long-term debt	$5,028

Outstanding debt balances as of December 31, 2014 mature as follows: 2015 — $989,000; 2016 — $4,986,000; 2017 — $28,000; 2018 — $8,000; and 2019 — $6,000.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

7. Accrued Liabilities

The following table summarizes accrued liabilities for years ended December 31:

	Year Ended December 31,
	2014	2013
Purchase price due to seller, Stat Medical	$268	$—
Accrued management fees	218	173
Personnel-related	344	122
Professional fees	146	180
Accrued other	899	323
Total	$1,875	$798

8. Property and Equipment

Property and equipment, net consists of the following:

	Useful Lives (years)	2014	2013
Software – internally-developed	5	$3,054	$2,877
Software – purchased	3 – 5	152	596
Computer equipment	3 – 5	613	589
Medical equipment	5	626	—
Furniture and fixtures	5	390	358
Vehicles	5	43	—
Leasehold improvements	7	2,151	205
		7,029	4,625
Accumulated depreciation and amortization		(2,707)	(3,389)
Property and equipment, net		$4,322	$1,236

We recognized depreciation expense of approximately $691,000 and $667,000 during 2014 and 2013, respectively. The depreciation amounts include approximately $432,000 and $503,000 of amortization of internally-developed software during 2014 and 2013, respectively.

We capitalize costs associated with internally-developed software, developed for internal use only, during the application development stage. Application development stage costs generally include costs associated with internal-use software configuration, coding, installation, and testing. Costs of significant upgrades and enhancements that result in additional functionality also are capitalized, whereas costs incurred for maintenance and minor upgrades and enhancements are expensed as incurred. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose.

During the years ended December 31, 2014 and 2013, we capitalized costs related to enhancements to its internal information technology claims management applications. The applications were originally developed in 2005, and from time to time, we will enhance the functionality and reporting capabilities of the applications. The enhancements are typically developed by our internal information technology group. For internal resources, we capitalize salary and related benefits. Periodically, third-party consultants will be utilized to perform the development with all related costs capitalized.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

9. Goodwill and Intangible Assets

Intangibles acquired in the urgent and primary care transactions during 2014 are comprised of relationships with patients and related contracts that drive volume into the acquired centers and results in a repeatable revenue stream. The remaining excess purchase price of $6,182,000 was allocated to goodwill and is not subject to amortization.

Intangible assets and related accumulated amortization consists of the following as of the dates presented:

	December 31, 2014	December 31, 2013
Gross carrying amount of urgent and primary care intangibles:
Patient relationships and contracts	$972	$—
Accumulated amortization	(47)	—
Urgent and primary care intangibles, net	925	—
Gross carrying amount of ancillary intangibles:
Ancillary provider network	1,921	1,921
Software	428	428
	2,349	2,349
Accumulated amortization	(1,837)	(1,709)
Other intangibles, net	512	640
Total intangibles, net	$1,437	$640

Total amortization expense related to intangibles was approximately $175,000 and $128,000 during the years ended December 31, 2014 and 2013, respectively. The patient relationships and contracts are being amortized using the straight-line method over their estimate useful lives of five (5) years. The ancillary provider network is being amortized using the straight-line method over its expected useful lives of 15 years. Experience-to-date is that approximately 2% – 8% annual turnover or attrition of provider contracts occurs each year. The ancillary provider network is being accounted for on a pooled basis and the actual cancellation rates of provider contracts that were acquired are monitored for potential impairment or amortization adjustment, if warranted.

Estimated annual amortization expense relating to intangibles is as follows:

Years ending December 31,	Urgent and Primary Care	Ancillary Care Services	Total
2015	$194	$128	$322
2016	194	128	322
2017	194	128	322
2018	194	128	322
2019	149	—	149
Total	$925	$512	$1,437

10. Private Placement/Equity

On May 5, 2014, we closed a private placement of 1,000,000 shares of our common stock at a purchase price of $2.00 per share for an aggregate purchase price of $2,000,000 for the shares. The investors in the offering included, among others, John Pappajohn, Mark C. Oman and Matt Kinley, who are each directors of the Company.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

11. Income Taxes

Income tax provision for the years ended December 31, 2014 and 2013, differed from the U.S. federal income tax rate of approximately 34% in the amounts indicated as a result of the following:

	2014	2013
Computed “expected” tax provision (benefit)	$(2,276)	$(1,278)
Increase in the valuation allowance for deferred tax assets	2,287	1,009
Shortfall on stock options, warrants, and RSUs	215	330
State taxes	12	19
Permanent items	45	12
Tax benefit recognized related to stock acquisition	(145)	—
Other	(68)	(67)
Total income tax provision	$70	$25

Differences between financial accounting principles and tax laws cause differences between the basis of certain assets and liabilities for financial reporting purposes and tax purposes. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities and consist of the following:

	2014	2013
Deferred tax assets:
Operating loss carryforward	$4,951	$3,197
Accounts receivable allowance	401	69
Texas tax credit carryforward	215	221
Stock option compensation	1,121	1,070
Goodwill and intangibles	403	602
Finance costs	209	—
Accrued expenses	209	120
Alternative Minimum Tax credit carryforwards	16	16
Total deferred tax assets	7,525	5,295
Deferred tax liabilities:
Property and equipment	(518)	(397)
Prepaid expense	(96)	(71)
Total deferred tax liabilities	(614)	(468)
Valuation allowance	(6,893)	(4,606)
Net deferred tax assets	$18	$221

During the years ended December 31, 2014 and 2013, we increased the valuation allowance by approximately $2,287,000 and $1,009,000, respectively, which was included in the income tax provision for the years ended December 31, 2014 and 2013. Due to the nature and timing of the reversal of the deferred tax assets and liabilities, the valuation allowance was established against the net deferred tax assets with the exception of a portion of the Texas tax credit carryforward of approximately $18,000.

As of December 31, 2014 and 2013, the net operating loss carryforwards were approximately $19,600,000 and $14,500,000, respectively, which expire from 2025 through 2034. Included in the net operating loss carryforward is approximately $5,400,000 which related to the excess tax benefits for stock options and warrants exercised which will result in a credit to additional paid-in capital of approximately $1,900,000 when the associated tax deduction results in a reduction in the income taxes payable.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

11. Income Taxes - (continued)

The income tax provision shown on the statements of operations for the years ended December 31, 2014 and 2013 consisted of the following:

	2014	2013
Current	$12	$18
Deferred	58	7
	$70	$25

12. Stock-Based Compensation

Stock Options

The Company maintains a Stock Option Plan (the “2005 Plan”) for the benefit of certain employees, non-employee directors, and key advisors. The 2005 Plan was approved by the stockholders on May 16, 2005. The 2005 Plan (i) authorized options to purchase 749,776 shares and (ii) established the class of eligible participants to include employees, nominees to the Board of Directors of the Company and consultants engaged by the Company, limited to 16,667 shares of common stock underlying the one-time grant of a Non-Qualified Option to which non-employee directors or non-employee nominees of the Board of Directors may be entitled. Stock options granted under the 2005 Plan may be of two types: (1) incentive stock options and (2) nonqualified stock options. The option price of such grants is determined by a Committee of the Board of Directors (the “Committee”), but in no case will such price be less than the estimated fair value of the common stock at the date the option is granted. The Committee fixes the terms of the grants with no option term lasting longer than ten years. The ability to exercise such options is determined by the Committee when the options are granted.

Over time, the 2005 Plan has been amended to increase the number of shares available to a total of 1,249,776 shares.

On May 19, 2009, stockholders of the Company approved the 2009 Equity Incentive Plan (the “2009 Plan”). The purpose of the 2009 Plan is (a) to allow selected employees and officers of the Company to acquire and increase equity ownership in the Company, which will strengthen their commitment to the success of the Company, and to attract new employees, officers and consultants; (b) to provide annual cash incentive compensation opportunities that are competitive with other peer corporations; (c) to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals; (d) to provide grantees an incentive for individual excellence; (e) to promote teamwork; and (f) to attract and retain highly-qualified persons to serve as non-employee directors. The 2009 Plan allows for awards of non-qualified options, stock appreciation rights, restricted shares, performance units/shares, deferred stock, dividend equivalents and other stock-based awards up to 500,000 shares. The term of the 2009 Plan is ten years and all non-qualified options will be valued at not less than 100% of the market value of the Company’s stock on the date of grant. On June 3, 2014, stockholders voted to increase the number of shares subject to the 2009 Plan from 500,000 shares to 2,000,000 shares.

Shares of common stock reserved for future grants under the Stock Option Plan and the 2009 Plan (the “Plans”) were 1,381,914 and 482,083 at December 31, 2014 and 2013, respectively.

Compensation expense related to all equity awards, including non-qualified stock options, incentive stock options, and restricted stock units, that has been charged against income for the years ended December 31, 2014 and 2013, was approximately $592,000 and $299,000, respectively.

The awards granted to employees and non-employee directors become exercisable over periods of up to five years. The fair value of each award granted is estimated on the date of grant using the Black-Scholes valuation model that uses the assumptions noted in the following table. Volatility is calculated using an analysis of historical volatility. The expected lives of options and forfeiture rates are determined based on our

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

12. Stock-Based Compensation - (continued)

historical share option exercise experience. We believe the historical experience method is the best estimate of future exercise patterns currently available. The risk-free interest rates are determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the awards. The expected dividend yields are based on the approved annual dividend rate in effect and current market price of the underlying common stock at the time of grant.

The following table presents the weighted-average assumptions used to estimate the fair value of options granted during the periods presented:

	2014	2013
Weighted-average grant date fair value	$2.00	$1.01
Weighted-average assumptions used:
Expected volatility	72.8%	77.7%
Expected lives (years)	5.0	6.2
Risk free interest rate	1.7%	1.0%
Forfeiture rate	29.5%	20.5%
Dividend rate	0%	0%

A summary of stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Outstanding at December 31, 2012	792	$6.06
Granted	284	1.88
Forfeited	(113)	2.88
Cancelled	(208)	6.99
Exercised	(5)	0.93
Outstanding at December 31, 2013	750	4.74
Granted	734	2.26
Forfeited	(214)	2.13
Cancelled	(25)	6.34
Outstanding at December 31, 2014	1,245	$3.69
Exercisable at December 31, 2014	543	$5.51

As of December 31, 2014, the weighted-average remaining contractual life of the options outstanding was 6.6 years and the weighted-average remaining contractual life of the outstanding exercisable options was 3.2 years.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

12. Stock-Based Compensation - (continued)

The following table summarizes information concerning outstanding and exercisable options at December 31, 2014:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted-Average Outstanding Contractual Life	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
Under $1.00	53	0.50	$0.93	52	$0.93
$1.00 – $2.00	645	8.30	1.87	160	1.83
$2.01 – $3.00	87	9.54	2.81	—	—
$3.01 – $4.00	130	9.54	3.32	8	3.20
$4.01 – $5.00	25	3.49	4.24	24	4.24
$5.01 – $6.00	96	2.29	5.56	96	5.56
$6.01 – $7.00	84	2.49	6.14	78	6.14
Greater than $7.01	125	2.16	12.08	125	12.08
	1,245	6.64	$3.69	543	$5.51

The total intrinsic value of options outstanding at December 31, 2014 and 2013 was approximately $774,000 and $46,000, respectively. The total intrinsic value of the options that are exercisable at December 31, 2014 and 2013 was approximately $274,000 and $40,000, respectively. There were 308 and 5,411 shares exercised during the years ended December 31, 2014 and 2013, respectively, with intrinsic values of approximately $390 and $5,000, respectively.

Compensation expense related to stock options charged to operations during 2014 and 2013 was approximately $384,000 and $247,000, respectively. As of December 31, 2014, there was approximately $894,000 of total unrecognized compensation cost related to non-vested non-qualified stock options granted under the plan. The cost is expected to be recognized over a weighted-average period of 4.1 years.

Restricted Stock Units

In 2009, we issued restricted stock units (“RSUs”) to certain employees and members of our Board of Directors. As RSUs vest, they are convertible into shares of our common stock. The RSUs are valued at the market price of our stock on the measurement date, which is the date of grant. Compensation expense is recognized ratably over the vesting period. Our future estimated forfeiture rate on RSUs is 5% as the RSUs have been awarded primarily to members of our Board of Directors and members of our senior management. At the Annual Meeting on May 30, 2013, the Board approved a compensation program that provides an annual grant of RSUs to directors on the date of our annual meeting of stockholders. Pursuant to the program, 50,000 RSUs were awarded during each of the years ended December 31, 2014 and 2013. An additional 55,000 RSUs were awarded to members of senior management of the Company during the twelve months ended December 31, 2014.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

12. Stock-Based Compensation - (continued)

A summary of RSU activity is as follows:

	RSUs	Weighted-Average Grant Date Fair Value
Outstanding at December 31, 2012	4	$21.40
Granted	50	1.99
Forfeited	(1)	21.63
Converted to common stock	(2)	21.32
Outstanding at December 31, 2013	51	2.40
Granted	105	3.49
Outstanding at December 31, 2014	156	$3.08
Vested and convertible to common stock at December 31, 2014	56	$2.65

Compensation expense related to RSUs charged to operations during 2014 and 2013 was approximately $208,000 and $52,000, respectively. As of December 31, 2014, there was approximately $219,000 of total unrecognized compensation cost related to non-vested RSUs granted under the plan. The cost is expected to be recognized over a weighted-average period of 1.5 years.

At December 31, 2014, we had outstanding RSUs for 155,663 shares of our common stock. This includes 100,660 RSUs we awarded to our directors in 2009, 2013 and 2014 that were not, and would not, be in compliance with the terms of our 2009 Plan. Because of such noncompliance, awards of RSUs to our directors and issuance of our common stock upon vesting of those RSUs have not been approved by our stockholders, and, accordingly, the issuance of our common stock thereunder was not and would not be in compliance with NASDAQ Listing Rule 5635(c). On November 5, 2014, we notified the NASDAQ Stock Market LLC, or NASDAQ, of these events and advised it that our Board of Directors has determined that we would suspend the issuance of additional common stock under the RSUs awarded in 2009 and would not issue any common stock under the RSUs awarded in 2013 or 2014 until stockholder approval of such awards is obtained and stockholders approve an amendment of the 2009 Plan to permit the award of RSUs to our directors. We also notified NASDAQ that we would seek such stockholder approval at our 2015 annual meeting of stockholders. On November 25, 2014, we received a letter from NASDAQ notifying us that NASDAQ had determined that we had violated NASDAQ Listing Rule 5635(c). In its November 25, 2014 letter, NASDAQ granted us an extension of time until May 26, 2015 to obtain such approvals and notify NASDAQ of such action.

13. Warrants

The Company had 1,782,222 and 22,222 outstanding warrants to purchase common stock as of December 31, 2014 and December 31, 2013, respectively. 1,760,000 of those warrants at December 31, 2014 are considered derivative warrants because they contain exercise-price adjustment features. The remaining 22,222 non-derivative warrants as of December 31, 2014 and 2013 expire on February 1, 2017 and have an exercise price of $1.50 per share of common stock.

July 30, 2014 Warrants

On July 30, 2014, we issued warrants to individuals who provided guarantees in connection with a $5,000,000 line of credit that was obtained by us on that same date. The warrants allow the warrant holders to purchase a total of 800,000 shares of our common stock for $3.15 per share, which was $0.01 per share higher than the closing market price of our common stock on July 30, 2014. The warrants vested immediately and are exercisable any time prior to their expiration on October 30, 2019. These warrants have anti-dilution provisions that could require some of the warrants’ terms to change upon the occurrence of certain future events. Some of the anti-dilution provisions on warrants issued to our officers and directors do not become

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

13. Warrants - (continued)

effective unless and until they are approved by our stockholders. If approved, the anti-dilution provisions could result in changes to the warrants’ strike price and the number of shares that can be purchased by the warrant holders. Because the strike price is not fixed, the warrants are reported as liabilities on our balance sheet. On the date the warrants were issued, we recognized a warrant liability that was equal to the warrants’ fair value of $1,420,000. A corresponding entry was made to deferred loan fees.

Deferred loan fees are being amortized over the life of the line of credit agreement, which expires on June 1, 2016. During the year ended December 31, 2014, we recognized $322,000 of amortization expense on this asset.

The warrant liability is adjusted to the warrants’ fair value at the end of each reporting period. Increases (decreases) in the warrant liability are reported as unrealized losses (gains) on the Company’s statement of operations. On December 31, 2014, the warrants were adjusted to their estimated fair value of $1,410,000. The Company’s statement of operations includes an unrealized gain of $10,000, which corresponds with the reduction in the liability since July 30, 2014.

The warrants’ fair value was calculated using the binomial options-pricing model. In those calculations, we assumed that there was a 15% probability that the Company would have a private stock offering in the second half of 2015. If the market price of the Company’s stock was less than the warrants’ exercise price on the date of a private stock offering, we assumed that the warrants’ exercise price would be reduced, and the number of shares purchasable by warrant holders would increase, in accordance with the terms of the warrant agreements. Additional assumptions we used in our valuation calculations were as follows:

	December 31, 2014	July 30, 2014
Stock price	$2.90	$3.14
Volatility	72.5%	61.5%
Risk-free interest rate	1.65%	1.83%
Exercise price	$3.15	$3.15
Expected life (years)	4.83	5.25
Dividend yield	0%	0%

December 4, 2014 Warrants

On December 4, 2014, we issued warrants to individuals who provided guarantees in connection with a $6,000,000 line of credit that was obtained by us on that same date. The warrants allow the warrant holders to purchase a total of 960,000 shares of the common stock for $2.71 per share, which was equal to the closing market price of our common stock on December 4, 2014. The warrants vested immediately and are exercisable any time prior to their expiration on December 4, 2019. These warrants have anti-dilution provisions, under which the warrants’ strike price could change if certain future events occur. Some of the anti-dilution provisions on warrants issued to the Company’s officers and directors do not become effective unless and until they are approved by the Company’s stockholders. Because the strike price is not fixed, the warrants are reported as liabilities on our balance sheet. On the date the warrants were issued, we recognized a warrant liability that was equal to the warrants’ fair value of $1,660,000. A corresponding entry was made to deferred loan fees.

Deferred loan fees are being amortized over the life of the line of credit agreement, which expires on June 1, 2016. During the year ended December 31, 2014, we recognized $92,000 of amortization expense on this asset.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

13. Warrants - (continued)

The warrant liability is adjusted to the warrants’ fair value at the end of each reporting period. Increases (decreases) in the warrant liability are reported as unrealized losses (gains) on our statement of operations. On December 31, 2014, the warrants were adjusted to their estimated fair value of $1,790,000. Our statement of operations includes an unrealized loss of $130,000, which corresponds with the increase in the liability since December 4, 2014.

The warrants’ fair value was calculated using the binomial options-pricing model. In those calculations, we assumed that there was a 100% probability that the Company would have a public or private stock offering in the second half of 2015. If the market price of the Company’s stock was less than the warrants’ exercise price on the date of a stock offering, we assumed that the warrants’ exercise price would be reduced, in accordance with the terms of the warrant agreements. Additional assumptions we used in our valuation calculations were as follows:

	December 31, 2014	December 4, 2014
Stock price	$2.90	$2.71
Volatility	72.5%	72.5%
Risk-free interest rate	1.65%	1.59%
Exercise price	$2.71	$2.71
Expected life (years)	4.93	5
Dividend yield	0%	0%

The Company did not have any derivative warrants outstanding on December 31, 2013. The following table summarizes the derivative warrant activity in 2014:

	Weighted-Average Exercise Price	Warrants Outstanding December 31, 2013	Warrants Issued in 2014	Warrants Outstanding December 31, 2014
Warrants issued July 30, 2014	$3.15	—	800	800
Warrants issued December 4, 2014	$2.71	—	960	960
Total	$2.91	—	1,760	1,760

The following table summarizes the changes in the derivative warrants’ fair values in 2014:

14. Fair Value of Financial Instruments

The Company adjusts its warrant derivative liability to fair value at the end of each reporting period. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available in the market used to measure fair value:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that we have the ability to access as of the measurement date.

Level 2:  Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3:  Significant unobservable inputs that reflect our own assumptions about the assumptions that market participants would use in pricing an asset or liability.

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

14. Fair Value of Financial Instruments - (continued)

The Company classifies its fair value measurements for the warrant derivative liability under Level 3, because the valuation models require certain unobservable inputs that may have a material impact on fair value. A table summarizing the activity for the derivative warrant liability is presented in Note 13.

15. Employee Benefit Plans

We provide a defined contribution plan for all full-time, permanent employees. Eligible employees may contribute up to 100% of their current compensation to the plan subject to certain statutory limitations. We contribute up to a maximum of 3.5% of an employee’s compensation and plan participants are fully vested in our contributions immediately. We made contributions to the plan and charged operations of approximately $109,000 and $98,000 during the years ended December 31, 2014 and 2013, respectively.

16. Related Party Transactions

On January 10, 2014, we entered into an arrangement with Equity Dynamics, Inc. for monthly strategic consulting services. Such services include acquisition activities and the securing of debt financing. As part of the arrangement, Equity Dynamics, Inc. will receive a monthly fee of $10,000 for performance of such consulting services. Equity Dynamics, Inc. is a company owned by John Pappajohn, and Matt Kinley serves as its Executive Vice President. Mr. Pappajohn and Mr. Kinley are both members of our Board of Directors.

In addition, see discussion of other related party transactions in Note 10 — Private Placement/Equity and Note 13 — Warrants.

In connection with the acquisitions of Mid-South, MedHelp, and Stat Medical Care, we retained the seller physicians as employees upon closing. Refer to Note 6 — Lines of Credit, Promissory Notes, and Notes Payable for the terms of the promissory notes.

17. Segment Reporting

We evaluate performance based on several factors, of which the primary financial measure for each segment is operating income. We define segment operating income for our business segments as income before interest expense, gain or loss on disposal of assets, income taxes, depreciation expense, non-cash amortization of intangible assets, non-cash stock-based compensation expense, shared services, severance charges and any non-recurring costs such as transactional costs related to our acquisition program. Shared services primarily consist of compensation costs for the executive management team, facilities’ costs for our corporate headquarters, shared services such as finance and accounting, human resources, legal, marketing and information technology and general administration. Shared services also includes transactional costs.

The following tables set forth a comparison of operations for the following periods presented for our two lines of business and shared services (certain prior year amounts have been reclassified for comparability purposes).

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

17. Segment Reporting - (continued)

Consolidated statements of operations by segment for the respective years ended December 31, are as follows:

	2014				2013
	Urgent and Primary Care	Ancillary Network	Shared Services	Total	Urgent and Primary Care	Ancillary Network	Shared Services	Total
Net revenues	$3,906	$23,146	$—	$27,052	$—	$26,751	$—	$26,751
Total segment operating income (loss)	(80)	1,353	(5,360)	(4,087)	—	1,096	(3,535)	(2,439)
Additional Segment Disclosures:
Interest expense, including loan fee amortization	658	—	—	658	—	—	—	—
Depreciation and amortization expense	222	644	—	866	—	795	—	795
Income tax expense (benefit)	(145)	215	—	70	—	25	—	25
Total asset expenditures	347	429	40	816	—	315	—	315

The following provides a reconciliation of reportable segment operating income (loss) to the Company’s consolidated totals:

	2014	2013
Total segment operating loss	$(4,087)	$(2,439)
Less (add):
Severance charges	108	199
Non-recurring transaction costs	333	50
Depreciation and amortization expense	866	795
Non-cash stock-based compensation expense	592	299
Other	166	—
Operating loss	(6,152)	(3,782)
Interest expense	658	—
(Gain)/loss on disposal of assets	(108)	5
Interest income	(9)	(27)
Loss before income taxes	$(6,693)	$(3,760)

Segment assets include accounts receivable, prepaid expenses and other current assets, property and equipment, and intangibles. Shared services assets consist of cash and cash equivalents, prepaid insurance, deferred income taxes and property and equipment primarily related to information technology assets. Consolidated assets, by segment and shared services, as of the periods presented are as follows:

	Urgent and Primary Care	Ancillary Network	Shared Services	Consolidated
December 31, 2014	$11,958	$5,202	$3,945	$21,105
December 31, 2013	—	4,404	6,625	11,029

AMERICAN CARESOURCE HOLDINGS, INC.

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS
(tables in thousands, except per share data)

18. Litigation Contingencies

As of December 31, 2014, we were not involved in, but may in the future be involved in, legal proceedings, claims and governmental investigations in the normal course of business. Legal fees and other costs associated with such actions are expensed as incurred. We assess, in conjunction with our legal counsel, the need to record a liability for litigation and contingencies. Litigation accruals are recorded when and if it is determined that a loss related matter is both probable and reasonably estimable. Material loss contingencies that are reasonably possible of occurrence, if any, are subject to disclosure. As of December 31, 2013 and December 31, 2014, there was no litigation or contingency with at least a reasonable possibility of a material loss.

Independent Auditor's Report

To the Member
CorrectMed Locust Grove, LLC and
CorrectMed Scott, LLC
Atlanta, Georgia

Report on the Financial Statements

We have audited the accompanying combined financial statements of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC which comprise the balance sheet as of December 31, 2013, and the related combined statements of operations, changes in member’s equity and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC as of December 31, 2013, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 10 to the combined financial statements, CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC closed on a transaction to sell substantially all of its assets on May 8, 2014. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Des Moines, Iowa
July 16, 2014

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Balance Sheet
December 31, 2013

Assets
Current Assets
Cash	$500
Patient accounts receivable, net	326,619
Other receivables	42,763
Prepaid expenses and other assets	60,543
Total current assets	430,425
Property and Equipment
Buildings and leasehold improvements	1,169,270
Equipment	540,096
Furniture and fixtures	83,509
Software	71,381
1,864,256
Less: accumulated depreciation	(663,565)
1,200,691
Total assets	$1,631,116
Liabilities and Member's Equity
Current Liabilities
Accounts payable	$9,598
Note payable – current portion	36,267
Obligation under capital lease – current portion	32,090
Accrued salaries and benefits	125,674
Other accrued expenses	154,335
Total current liabilities	357,964
Long-Term Liabilities
Note payable – noncurrent portion	416,114
Obligation under capital lease – noncurrent portion	409,442
Total long-term liabilities	825,556
Member's Equity	447,596
Total liabilities and member's equity	$1,631,116

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Operations
For the Year Ended December 31, 2013

Patient service revenues, net	$3,653,971
Operating expenses:
Salaries and wages	2,054,025
Payroll taxes and benefits	299,487
Medical supplies and drugs	437,829
Contracted medical services	39,359
Rent expense	130,954
Office supplies and other	629,883
Management fees	859,217
Depreciation expense	254,502
Total operating expenses	4,705,256
Loss from operations	(1,051,285)
Other income (expenses):
Other income	126
Interest expense	(85,039)
Total other income (expenses)	(84,913)
Net loss	$(1,136,198)

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Changes in Member's Equity
For the Year Ended December 31, 2013

	CorrectMed Locust Grove, LLC	CorrectMed Scott, LLC	Combined
Balance – beginning of the year	$330,849	$111,942	$442,791
Member's contribution	350,961	790,042	1,141,003
Net loss	(355,740)	(780,458)	(1,136,198)
Balance – end of the year	$326,070	$121,526	$447,596

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Combined Statement of Cash Flows
For the Year Ended December 31, 2013

Cash Flows from Operating Activities
Net loss	$(1,136,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	254,502
Provision for bad debt expense	141,196
Net change in operating assets and liabilities:
Patient accounts receivable	95,217
Other receivables	19,614
Prepaid expenses and other assets	(12,842)
Accounts payable	(5,402)
Accrued expenses	(143,884)
Net cash used in operating activities	(787,797)
Cash Flows from Investing Activities, purchases of property and equipment	(4,522)
Cash Flows from Financing Activities
Payments on capital leases	(31,284)
Principal payments on note payable	(35,413)
Decrease in accounts payable – affiliate	(281,987)
Contribution from Member	1,141,003
Net cash provided by financing activities	792,319
Net change in cash	—
Cash
Beginning of year	500
End of year	$500
Supplemental Disclosure of Cash Flow Information, cash paid for interest	$85,039

See Notes to the Combined Financial Statements.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies

CorrectMed Locust Grove, LLC was organized during the year ended December 31, 2010, for the purposes of operating a primary and urgent care clinic, which includes in-house x-ray and a full lab. CorrectMed Scott, LLC, a company related through common ownership, opened its facility, which also includes a primary and urgent care clinic along with an in-house x-ray facility and full lab, in November of 2011.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and the prevailing practices within the healthcare industry. The significant accounting policies used in preparing and presenting the financial statements are summarized as follows:

Principles of combination:  The companies are limited liability companies created and regulated under the laws of the state of Georgia. The financial statements and related notes include the accounts of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC (collectively referred to as the Company). Both companies are wholly owned subsidiaries of Triage Holding, Inc. All significant intercompany accounts and transactions have been eliminated during the combination of these financial statements.

Use of estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers its most significant estimates to be the collectability of accounts receivable, including the determination of the allowance for doubtful accounts and contractual adjustments. Actual results could differ from these estimates.

Patient accounts receivable:  Receivables consist of amounts due from insurance companies and patients in Atlanta, Georgia area. The Company provides credit in the normal course of operations to patients. The Company generally does not require collateral with the extension of credit; as such, the majority of its receivables are unsecured. Patient accounts receivable are recorded net of expected contractual adjustments and an allowance for doubtful accounts.

Allowances for doubtful accounts and contractual adjustments:  The Company maintains an allowance for doubtful accounts based on management's assessment of collectability, current economic conditions, and prior experience. The Company determines if patient accounts receivable are past-due based on the service date; however, the Company does not charge interest on past-due accounts. The Company charges off patient accounts receivable if management considers the collection of the outstanding balances to be doubtful.

While management uses available information in estimating the Company's allowances for contractual adjustments and doubtful accounts, changes in the reimbursable contract rates and the composition of the patient treatments could result in further changes in the carrying amounts of patient receivables. As such, it is reasonably possible that the estimated patient receivables may change materially in the near term. The amount of the change that is reasonably possible, however, cannot be estimated.

Property and equipment:  Property and equipment are stated at cost. Expenditures for property and equipment which substantially increase the useful lives or values of existing assets are capitalized and subsequently depreciated. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided primarily using the straight line method over the estimated useful lives of the assets, which range from 3 to 10 years.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 1. Nature of Business and Significant Accounting Policies - (continued)

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, based on undiscounted cash flows. There were no impairment charges recorded for the year ended December 31, 2013.

Patient service revenue, net:  The Company has agreements with various third-party payors that provide for payments to the Company at amounts different from its established rates. Net patient revenue is reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors, at the time services are rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

Advertising:  Advertising costs are charged to operations when incurred and totaled approximately $31,000 for the year ended December 31, 2013.

Professional liability and workers’ compensation claims:  The Company maintains insurance for protection from losses resulting from professional liability and workers’ compensation claims. The claims made coverage for professional liability claims is $1,000,000 per claim and $3,000,000 in the aggregate annually. The workers’ compensation policy limits the Company’s liability for each participant to $500,000 for each policy year. The Company has not recorded a reserve for claims incurred but not reported based on a historical analysis of claims paid.

Income taxes:  CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC are taxed as partnerships. As such, neither of the companies incur income taxes; instead, their taxable income or losses are included in the tax returns of its members. Therefore, these financial statements do not include any provision for corporate income taxes. The Company has evaluated its material tax positions and determined that there were no uncertain tax positions that require adjustment to the financial statements.

The statute of limitations for the examination of the Company's income tax returns is generally three years from the due date of the tax return including extensions. As of December 31, 2013, all of the Company's tax returns were open for examination.

Subsequent events:  Management has evaluated subsequent events through July 16, 2014, the date the financial statements were available to be issued. Through that date, there were no events requiring accrual or disclosure other than the matter disclosed in Note 10.

Note 2. Patient Accounts Receivable, Net

A summary of patient accounts receivable as of December 31, 2013 is as follows:

Patient accounts receivable	$1,017,599
Estimated allowance for contractual adjustments and doubtful accounts	(690,980)
Patient accounts receivable, net	$326,619

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 3. Patient Service Revenues, Net

The Company has agreements with governmental and other third-party payors that provide for payments to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the differences between the Company's billings at established rates for services and amounts reimbursed by third-party payors. A summary of the basis of reimbursement with major third-party payors is as follows:

•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.
•	Commercial and HMO — The Company has entered into agreements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Below is a summary of patient service revenues for the year ended December 31, 2013:

Gross patient service revenue	$8,159,552
Less:
Provision for contractual adjustments	(4,364,385)
Bad debt expense	(141,196)
Patient service revenue, net	$3,653,971

Note 4. Note Payable

During the year ended December 31, 2011, the Company financed improvements for its CorrectMed Scott facility with the owner of the facility. The amount financed totaled $526,000 and is scheduled to be repaid in monthly installments through October of 2021. The note is unsecured and bears interest at an imputed rate of 4.34%. The required monthly payments increase by 5% every year. The note is scheduled to be repaid as follows:

Year Ending December 31:
2014	$36,267
2015	44,180
2016	49,269
2017	54,739
2018	60,617
Thereafter	207,309
$452,381

Note 5. Lease Commitments

Capital lease commitments

During the period from inception through December 31, 2010, the Company entered into a capital lease agreement with an unrelated party for medical equipment with a net book value of approximately $6,000 at December 31, 2013. The lease is for a four year period expiring in June 2014 and requires monthly payments of approximately $1,100.

During the year ended December 31, 2011, the Company entered into another capital lease agreement with an unrelated party for additional medical equipment with a net book value of approximately $52,000 at December 31, 2013. This lease is for a five year period and requires monthly payments of approximately $1,500.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 5. Lease Commitments - (continued)

During the year ended December 31, 2011, the Company entered into a capital lease agreement with an unrelated party for medical facilities with a net book value of approximately $293,000 at December 31, 2013. This lease is for a ten year period and requires monthly payments ranging from $1,100 to $9,400.

The following is a schedule of the future required payments under these lease agreements at December 31, 2013:

Year Ending December 31:	Equipment Lease	Equipment Lease	Building Lease	Total
2014	$6,473	$16,753	$71,028	$94,254
2015	—	16,753	76,302	93,055
2016	—	16,753	81,832	98,585
2017	—	2,792	87,640	90,432
2018	—	—	93,738	93,738
Thereafter	—	—	300,932	300,932
	6,473	53,051	711,472	770,996
Less: interest (4.3 – 15.8%)	(79)	(3,496)	(325,889)	(329,464)
	$6,394	$49,555	$385,583	$441,532

Operating leases

The Company is conducting a portion of the daily operations for CorrectMed Locust Grove, LLC in a facility owned by an unrelated third party. The lease is for a term of 75 months and requires monthly payments ranging from $7,234 to $9,348 through its termination in January 2017.

The Company is also leasing the real estate for the CorrectMed Scott facility. This ten year lease agreement requires monthly payments of approximately $2,900 through its termination in October 2021.

Following is a schedule of the future minimum lease payments required under operating lease agreements:

Year Ending December 31:
2014	$137,673
2015	140,772
2016	143,964
2017	35,872
2018	34,364
Thereafter	97,365
$590,010

Note 6. Retirement Plan

The Company maintains a 401(k) Profit Sharing Plan, under which eligible employees can defer up to the maximum amount of their compensation as allowed by law. The Company matches 100% of employee contributions up to 3% of compensation plus 50% of the next 2% of compensation. The Company's contributions were approximately $18,000 for the year ended December 31, 2013.

CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC

Notes to Combined Financial Statements

Note 7. Concentrations of Credit Risk

The Company grants credit without collateral to its patients, which consist primarily of local residents which are insured under third-party payor agreements. The mix of gross patient receivables as of December 31, 2013 and gross patient revenues for the year ended December 31, 2013 are as follows:

	Revenues	Receivables
Blue Cross/Blue Shield	23%	18%
United Healthcare	25%	15%
Other, including self pay	52%	67%
	100%	100%

Note 8. Commitments and Contingencies

The Company is involved in various legal actions and claims that arose as a result of events that occurred in the normal course of operations. The ultimate resolution of these matters is not ascertainable at this time; however, management is of the opinion that any liability or loss resulting from such litigation will not have a material effect upon the financial position of the Company.

Note 9. Related Party Transactions

A company related by common ownership, provides management services, human resources administration, payroll administration, benefits administration, and marketing services for the Company. Expense incurred by the Company was approximately $859,000 during the year ended December 31, 2013. There are no payments due to the related company at December 31, 2013.

Note 10. Subsequent Event

On May 8, 2014, the Company closed on a transaction to sell substantially all of its assets to ACSH Urgent Care of Georgia, LLC.

Report of Independent Auditors

To the Shareholders
Medac Health Services, P.A.
Wilmington, North Carolina

We have audited the accompanying financial statements of Medac Health Services, P.A., which comprise the balance sheets as of December 31, 2014 and 2013, and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medac Health Services, P.A., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Report on Supplemental Information

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying schedules of other operating expenses are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audits of the basic financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.

/s/ LWBJ, LLP
West Des Moines, Iowa
July 16, 2015

MEDAC HEALTH SERVICES, P.A.

Balance Sheets
December 31, 2014 and 2013

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$721,693	$324,341
Patient accounts receivable, net (Note 2)	533,573	431,477
Receivable from related party (Note 8)	44,796	—
Prepaid insurance	4,383	19,746
Other current assets	5,036	6,943
Total current assets	1,309,481	782,507
Investment in real estate (Note 7)	155,172	155,172
Other assets, noncurrent	4,008	3,107
	159,180	158,279
Property and equipment:
Leasehold improvements	1,763,388	1,753,453
Furniture	217,230	213,812
Computer equipment	138,974	87,609
Medical equipment	233,204	189,862
Office equipment	144,920	144,855
Other equipment	121,885	32,339
	2,619,601	2,421,930
Less accumulated depreciation	1,648,713	1,428,072
	970,888	993,858
Total assets	$2,439,549	$1,934,644
Liabilities and shareholders’ equity
Current liabilities:
Line of credit (Note 3)	$—	$85,000
Current portion of capital lease obligations (Note 4)	14,744	34,504
Current maturities of long-term debt (Note 3)	138,848	61,648
Accounts payable	291,503	106,280
Accrued salaries, wages, and benefits	233,496	241,763
Other accrued expenses	202,669	193,379
Total current liabilities	881,260	722,574
Capital lease obligations, net of current portion (Note 4)	54,912	—
Long-term debt, less current maturities (Note 3)	731,530	870,378
Total liabilities	1,667,702	1,592,952
Contingency (Note 4)
Shareholders’ equity:
Common stock, $1 par value; 100,000 shares authorized; 1,200 shares issued and outstanding	1,200	1,200
Additional paid-in capital	71,913	71,913
Retained earnings	698,734	268,579
Total shareholders’ equity	771,847	341,692
Total liabilities and shareholders’ equity	$2,439,549	$1,934,644

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Statements of Income
For the years ended December 31, 2014 and 2013

	2014	2013
Patient service revenue, net (Note 2)	$6,575,495	$5,654,715
Service agreement revenue	1,759,207	1,705,199
Total operating revenues	8,334,702	7,359,914
Operating expenses:
Salaries and benefits	5,643,206	4,884,889
Shareholder salaries	165,439	442,921
Other operating expenses	1,960,789	1,712,275
	7,769,434	7,040,085
Total operating income	565,268	319,829
Other income (expense):
Interest income	3,914	3,607
Interest expense	(20,991)	(31,491)
Loss from investment in real estate (Note 7)	(3,020)	(1,770)
Other expense	(3,537)	(4,686)
	(23,634)	(34,340)
Net income	$541,634	$285,489

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Statements of Retained Earnings
For the years ended December 31, 2014 and 2013

Balance, December 31, 2012	$209,605
Distributions	(226,515)
Net income	285,489
Balance, December 31, 2013	268,579
Distributions	(111,479)
Net income	541,634
Balance, December 31, 2014	$698,734

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Statements of Cash Flows
For the years ended December 31, 2014 and 2013

	2014	2013
Operating activities
Net income	$541,634	$285,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	220,641	227,970
Loss on investment in real estate	3,020	1,770
Decrease (increase) in prepaid insurance	15,363	(1,466)
Decrease (increase) in patient and other receivables	(146,892)	122,927
Decrease (increase) in other assets	1,006	(5,144)
Increase (decrease) in accounts payable and accrued expenses	186,246	(162,264)
Net cash provided by operating activities	821,018	469,282
Investing activities
Purchases of property and equipment	(119,924)	(24,664)
Capital contributed to investment in real estate	(3,020)	(1,770)
Net cash used in investing activities	(122,944)	(26,434)
Financing activities
Proceeds from line of credit	—	65,000
Principal payments on line of credit	(85,000)	(115,000)
Principal payments on long-term debt and capital leases obligations	(104,243)	(110,849)
Distributions paid to shareholders	(111,479)	(226,515)
Net cash used in financing activities	(300,722)	(387,364)
Net increase in cash and cash equivalents	397,352	55,484
Cash and cash equivalents at beginning of year	324,341	268,857
Cash and cash equivalents at end of year	$721,693	$324,341
Supplemental disclosures
Interest paid	$22,610	$31,618
Non-cash investing and financing activity:
Medical equipment acquired through capital lease obligations	$77,747	$—

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

1. Summary of Significant Accounting Policies

Medac Health Services, P.A. (the “Company”) provides urgent healthcare services through four locations in North Carolina. The Company also provides occupational healthcare, workers’ compensation management services, and outsourced staffing services.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and the prevailing practices within the healthcare industry. The significant accounting policies used in preparing and presenting the financial statements are summarized below.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers its most significant estimates to be the collectability of accounts receivable, including the determination of the allowance for doubtful accounts and contractual adjustments. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all depository accounts at financial institutions to be cash and cash equivalents. At various times during the two years ending December 31, 2014, the Company maintained balances in excess of balances insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Patient Accounts Receivable, Net

Patient accounts receivable consist of amounts due from insurance companies and patients in the Wilmington, North Carolina area. The Company generally does not require collateral with the extension of credit; as such, the majority of its receivables are unsecured. Patient accounts receivable are recorded net of expected contractual adjustments and an allowance for doubtful accounts.

The Company maintains an allowance for doubtful accounts based on management’s assessment of collectability, current economic conditions, and prior experience. The Company determines if patient accounts receivable are past-due based on the service date; however, the Company does not charge interest on past-due accounts. The Company charges off patient accounts receivable if management considers the collection of the outstanding balances to be doubtful.

While management uses available information in estimating the Company’s allowances for contractual adjustments and doubtful accounts, changes in the reimbursable contract rates and the composition of the patient treatments could result in further changes in the carrying amounts of patient receivables. As such, it is reasonably possible that the estimated patient receivables may change materially in the near term. The amount of the change that is reasonably possible, however, cannot be estimated.

Property and Equipment

Property and equipment are stated at cost. Expenditures for property and equipment which substantially increase the useful lives or values of existing assets are capitalized and subsequently depreciated. Expenditures for repairs and maintenance are expensed as incurred.

Depreciation is provided primarily using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, based on undiscounted cash flows. There were no impairment charges recorded for the years ended December 31, 2014 and 2013.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

1. Summary of Significant Accounting Policies - (continued)

Patient Service Revenue, Net

The Company has agreements with various third-party payers that provide for payments to the Company at amounts different from its established rates. New patient revenue is reported at the estimated net realizable amounts from patients, third-party payers and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payers, at the time services are rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

Service Agreement Revenue

The Company leases certain employees to a staffing service under an agreement in exchange for a fee. Administrative services are also provided to the staffing service under the agreement for a monthly fee. Revenue related to the agreement is recorded during the period when the services are completed.

Advertising

Advertising costs are charged to operations when incurred and totaled $166,237 and $95,391 for the years ended December 31, 2014 and 2013, respectively.

Professional Liability Insurance

The Company maintains insurance for protection from losses resulting from professional liability claims. The policy covers the first $1,000,000 per claim and $3,000,000 in the aggregate annually.

Income Taxes

The Company, with the consent of its shareholders, has elected to be taxed under sections of federal and state income tax law which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata shares of items of the Company’s income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements.

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 740-10-50-15, Unrecognized Tax Benefit Related Disclosures, the Company assesses its tax positions to determine if any positions are uncertain. The Company has analyzed its filing positions open to review and believes all significant positions have a “more-likely-than-not” likelihood of being upheld based on technical merits. The Company is open to audit by various taxing authorities for the prior three years.

2. Patient Service Revenues, Net

The Company has agreements with governmental and other third-party payers that provide for payments to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the differences between the Company’s billings at established rates for services and amounts reimbursed by third-party payers. A summary of the basis of reimbursement with major third-party payers is as follows:

•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.
•	Commercial and health maintenance organization (“HMO”) — The Company has entered into agreements with certain commercial insurance carriers, HMOs, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

2. Patient Service Revenues, Net - (continued)

Below is a summary of patient service revenues for the years ended December 31:

	2014	2013
Gross patient service revenue	$10,677,700	$9,582,173
Provision for contractual adjustments	(4,102,205)	(3,927,458)
Patient service revenue, net	$6,575,495	$5,654,715

A summary of patient accounts receivable as of December 31 is as follows:

	2014	2013
Patient accounts receivable	$889,288	$719,128
Estimated allowance for contractual adjustments and doubtful accounts	(355,715)	(287,651)
Patient accounts receivable, net	$533,573	$431,477

3. Debt

Line of Credit

The Company has a $200,000 revolving line of credit with a bank. Interest is payable monthly at the daily LIBOR rate plus 2.20% (2.38% and 2.36% at December 31, 2014 and 2013, respectively), adjusted daily, through June 2016. At December 31, 2014 and 2013, $0 and $85,000 was borrowed on the line, respectively. Borrowings under the line are secured by substantially all assets of the Company.

Long-Term Debt

Long-term debt consists of the following at December 31:

	2014	2013
Promissory note requiring monthly principal payments of $3,830 plus interest at the 1 month LIBOR plus 2.20% (2.35% at December 31, 2014), with balance due November 2016.(a)	$777,490	$823,450
Promissory note requiring monthly payments of $1,544 including interest at 4.30%, with balance due August 2015.(b)(c)	92,888	108,576
	870,378	932,026
Less current maturities	138,848	61,648
Long-term debt, excluding current maturities	$731,530	$870,378

(a)	This loan is secured by substantially all assets of the Company.
(b)	This loan is secured by certain property as described in Note 7.
(c)	The Company adopted FASB Accounting Standards Update (“ASU”) No. 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date, which prescribes the accounting for joint and several liability arrangements. This guidance requires an entity to measure its obligation resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. Based on the agreement with the partners in the unincorporated joint venture described in Note 7, the Company has recognized one-third of the promissory note in the financial statements, which represents the amounts the Company with the other borrowers agreed to pay, and the amounts the Company expects to pay.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

3. Debt - (continued)

Aggregate maturities of long-term debt are as follows:

Year ending December 31,
2015	$138,848
2016	731,530
$870,378

4. Lease Commitments

Capital Lease Commitments

The Company leases certain medical equipment under capital lease arrangements. Cost of the equipment under the capital lease was $77,747 and $234,765 as of December 31, 2014 and 2013, respectively. Accumulated amortization related to the leased assets was $9,406 and $206,304 as of December 31, 2014 and 2013, respectively. Amortization expenses related to the leased assets are included within depreciation expense.

The following is a schedule of the future required payments under capital lease agreements:

Year ending December 31,
2015	$17,023
2016	17,023
2017	17,023
2018	17,023
2019	7,438
Total	75,530
Less amount representing interest	5,874
Present value of minimum lease payments	69,656
Less current portion	14,744
Long-term capital lease obligation	$54,912

Operating Leases

The Company leases office space for one of its locations from Seamist Management, LLC (“Seamist”), which is owned by the same shareholders of the Company, under an operating lease expiring in December 2015. Rent paid to Seamist was $152,864 and $148,412 for the years ended December 31, 2014 and 2013, respectively.

The Company is a co-borrower on two term loans that financed the building held by Seamist. The loans are secured by the building as well as substantially all assets of the Company and have a floating interest rate at the 1-month LIBOR plus 2.20% and mature in December 2016. At December 31, 2014 and 2013, the remaining principal balance was approximately $4,566,000 and $4,833,000, respectively.

In addition to the Company, Seamist leases portions of the building to unrelated parties. If the unrelated parties become delinquent on payments or do not renew their leases, Seamist could become delinquent on the loans, and the Company may be required to assume payment of the loans. As of December 31, 2014, the Company does not expect to be responsible for any future loan payments related to Seamist.

The Company has elected to apply FASB ASU No. 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements, which provides an elective accounting alternative for private companies to forego the application of the variable interest entity (“VIE”) guidance to certain lessor legal entities under common control. As such, Seamist is not reflected in these financial statements as a VIE.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

4. Lease Commitments - (continued)

In addition, the Company leases office space and various office equipment for its other two locations under noncancelable operating leases expiring through June 2025. Rental expense on these leases was $242,072 and $260,000 for the years ended December 31, 2014 and 2013, respectively.

Following is a schedule of the future minimum lease payments required under operating lease agreements:

Year ending December 31	Related Party	Other	Total
2015	$157,449	$262,523	$419,972
2016	—	265,973	265,973
2017	—	272,498	272,498
2018	—	275,571	275,571
2019	—	106,640	106,640
Thereafter	—	625,513	625,513
	$157,449	$1,808,718	$1,966,167

5. Retirement Plan

The Company maintains a 401(k) Profit Sharing Plan, under which eligible employees can defer up to the lesser of 90% of their compensation or the maximum amount allowed by law. Matching contributions are made at the discretion of the Company’s Board of Directors. The Company’s contributions are $76,242 and $46,045 for the years ended December 31, 2014 and 2013, respectively.

6. Concentrations of Credit Risk

The Company grants credit without collateral to its patients, which consist primarily of local residents which are insured under third-party payer agreements. Significant concentrations of gross patient receivables as of December 31 and gross patient revenues for the years ended December 31 are as follows:

	2014		2013
	Revenues	Receivables	Revenues	Receivables
Blue Cross/Blue Shield	17%	25%	14%	21%
Medicare	5%	16%	6%	11%
United Healthcare	3%	11%	6%	12%

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
December 31, 2014

7. Investment in Real Estate

The Company has a one-third interest in an unincorporated joint venture. The Company accounts for its investment using the equity method. During the years ended December 31, 2014 and 2013, the Company contributed capital of $3,020 and $1,770 to the investee, respectively, and recognized $3,020 and $1,770 of investee loss, respectively. Condensed financial information for the joint venture as of and for the years ended December 31 is as follows:

	2014	2013
Assets:
Land and improvements	$465,516	$465,516
Liabilities and equity:
Accrued expenses	$4,802	$4,802
Equity	460,714	460,714
Total liabilities and equity:	$465,516	$465,516
Net loss	$9,060	$5,310

Subsequent to year-end, the Company’s interest in the unincorporated joint venture was distributed to the shareholders of the Company.

8. Related Party Transactions

The Company has entered into an administrative and staffing agreement with ECEP II, P.A. (“ECEP”) for the purpose of leasing certain Company staff to area medical facilities. Certain shareholders of the Company are also shareholders of ECEP. The Company provides administrative support to ECEP in exchange for a monthly fee, as well as staffing in exchange for a fee dependent on the number of hours and staff levels provided. Revenues recognized from ECEP for the years ended December 31, 2014 and 2013 are $1,759,207 and $1,705,199, respectively. As of December 31, 2014, the Company has a receivable from ECEP of $44,796 related to the reimbursement of expenses.

Additionally, see Note 4 for description of relationship and transactions with Seamist.

9. Subsequent Events

The Company evaluated all subsequent events through July 16, 2015, the date the financial statements were available to be issued.

MEDAC HEALTH SERVICES, P.A.

Schedules of Other Operating Expenses
For the years ended December 31, 2014 and 2013

	2014	2013
Advertising	$166,237	$95,391
Billing	150,877	140,258
Building and equipment rent	396,576	381,155
Depreciation	220,641	227,970
Dues, licenses, and memberships	25,306	27,890
General and administrative	319,618	240,569
Insurance	30,275	31,358
Laboratory fees	135,637	124,193
Medical library	429	45
Medical supplies	181,541	159,609
Medical wastes	3,089	3,059
Pharmaceuticals	155,363	114,362
Professional fees	45,231	43,342
Repairs and maintenance	54,036	38,634
Utilities	68,463	71,960
X-ray	7,470	12,480
	$1,960,789	$1,712,275

See accompanying notes.

Independent Accountants' Compilation Report

To the Shareholders
Medac Health Services, P.A.

Wilmington, North Carolina

We have compiled the accompanying balance sheet of Medac Health Services, P.A. as of September 30, 2015, and the related statements of income and cash flows for the nine month period then ended. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or provide any assurance about whether the financial statements are in accordance with accounting principles generally accepted in the United States of America.

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements.

Our responsibility is to conduct the compilation in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. The objective of a compilation is to assist management in presenting financial information in the form of financial statements without undertaking to obtain or provide any assurance that there are no material modifications that should be made to the financial statements.

/s/ LWBJ, LLP
November 23, 2015
West Des Moines, Iowa

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Balance Sheet
September 30, 2015

Assets
Current assets:
Cash and cash equivalents	$729,470
Patient accounts receivable, net	616,727
Receivable from related party	44,796
Prepaid insurance	3,188
Other current assets	1,800
Total current assets	1,395,981
Other assets, noncurrent	5,696
5,696
Property and equipment:
Leasehold improvements	1,765,424
Furniture	218,909
Computer equipment	145,047
Medical equipment	238,748
Office equipment	145,326
Other equipment	184,202
2,697,656
Less accumulated depreciation	1,805,796
891,860
Total assets	$2,293,537
Liabilities and shareholders' equity
Current liabilities:
Current portion of capital lease obligations	$20,368
Current maturities of long-term debt	45,960
Accounts payable	412,723
Accrued salaries, wages, and benefits	254,853
Other accrued expenses	155,236
Total current liabilities	889,140
Capital lease obligations, net of current portion	64,839
Long-term debt, less current maturities	693,230
Total liabilities	1,647,209
Shareholders' equity:
Common stock, $1 par value; 100,000 shares authorized; 1,200 shares issued and outstanding	1,200
Additional paid-in capital	71,913
Retained earnings	573,215
Total shareholders' equity	646,328
Total liabilities and shareholders' equity	$2,293,537

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Statement of Income
For the nine months ended September 30, 2015

Patient service revenue, net	$6,108,810
Service agreement revenue	1,391,356
Total operating revenues	7,500,166
Operating expenses:
Salaries and benefits	5,033,080
Facilities	397,362
Medical supplies	342,113
Other operating expenses	1,087,919
Depreciation and amortization	157,083
7,017,557
Total operating income	482,609
Other income (expense):
Interest income	1,374
Rental income	37,410
Interest expense	(15,860)
Other expense	(7,307)
15,617
Net income	$498,226

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Statement of Cash Flows
For the nine months ended September 30, 2015

Operating activities
Net income	$498,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	157,083
Increase in patient and other receivables	(83,155)
Decrease in other assets	2,743
Decrease in accounts payable and accrued expenses	95,145
Net cash provided by operating activities	670,042
Investing activities
Purchases of property and equipment	(78,055)
Net cash used in investing activities	(78,055)
Financing activities
Principal payments on long-term debt and capital leases obligations	(26,396)
Distributions paid to shareholders	(557,814)
Net cash used in financing activities	(584,210)
Net increase in cash and cash equivalents	7,777
Cash and cash equivalents at beginning of year	721,693
Cash and cash equivalents at end of period	$729,470
Supplemental disclosures
Interest paid	$15,860
Non-cash investing and financing activity:
Disbribution of real estate held as investment, net of related debt	$65,931

See accompanying notes.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
September 30, 2015

1. Summary of Significant Accounting Policies

Medac Health Services, P.A. (the “Company”) provides urgent healthcare services through four locations in North Carolina. The Company also provides occupational healthcare, workers' compensation management services, and outsourced staffing services.

The accounting and reporting policies conform to accounting principles generally accepted in the United States of America and the prevailing practices within the healthcare industry. The significant accounting policies used in preparing and presenting the financial statements are summarized below.

On July 31, 2015, the Company entered into an asset purchase agreement with ACSH Medical Management, LLC (“ACSH”) to sell significantly all of the assets of the Company to ACSH for $5,600,000. Consummation of the transaction is subject to ACSH receiving financing. The transaction is expected to close in the fourth quarter of 2015.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company considers its most significant estimates to be the collectability of accounts receivable, including the determination of the allowance for doubtful accounts and contractual adjustments. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all depository accounts at financial institutions to be cash and cash equivalents. At various times during the nine months ended September 30, 2015, the Company maintained balances in excess of balances insured by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Patient Accounts Receivable, Net

Patient accounts receivable consist of amounts due from insurance companies and patients in the Wilmington, North Carolina area. The Company generally does not require collateral with the extension of credit; as such, the majority of its receivables are unsecured. Patient accounts receivable are recorded net of expected contractual adjustments and an allowance for doubtful accounts.

The Company maintains an allowance for doubtful accounts based on management's assessment of collectability, current economic conditions, and prior experience. The Company determines if patient accounts receivable are past-due based on the service date; however, the Company does not charge interest on past-due accounts. The Company charges off patient accounts receivable if management considers the collection of the outstanding balances to be doubtful.

While management uses available information in estimating the Company's allowances for contractual adjustments and doubtful accounts, changes in the reimbursable contract rates and the composition of the patient treatments could result in further changes in the carrying amounts of patient receivables. As such, it is reasonably possible that the estimated patient receivables may change materially in the near term. The amount of the change that is reasonably possible, however, cannot be estimated.

Property and Equipment

Property and equipment are stated at cost. Expenditures for property and equipment which substantially increase the useful lives or values of existing assets are capitalized and subsequently depreciated. Expenditures for repairs and maintenance are expensed as incurred.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
September 30, 2015

1. Summary of Significant Accounting Policies - (continued)

Depreciation is provided primarily using the straight-line method over the estimated useful lives of the assets, which range from 3 to 15 years. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, based on undiscounted cash flows. There were no impairment charges recorded during the nine months ended September 30, 2015.

Patient Service Revenue, Net

The Company has agreements with various third-party payers that provide for payments to the Company at amounts different from its established rates. New patient revenue is reported at the estimated net realizable amounts from patients, third-party payers and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payers, at the time services are rendered. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered, and adjusted in future periods as final settlements are determined.

Service Agreement Revenue

The Company leases certain employees to a staffing service under an agreement in exchange for a fee.

Administrative services are also provided to the staffing service under the agreement for a monthly fee. Revenue related to the agreement is recorded during the period when the services are completed.

Advertising

Advertising costs are charged to operations when incurred and totaled $145,980 for the nine months ended September 30, 2015.

Professional Liability Insurance

The Company maintains insurance for protection from losses resulting from professional liability claims. The policy covers the first $1,000,000 per claim and $3,000,000 in the aggregate annually.

Income Taxes

The Company, with the consent of its shareholders, has elected to be taxed under sections of federal and state income tax law which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata shares of items of the Company's income, deductions, losses and credits. As a result of this election, no income taxes have been recognized in the accompanying financial statements.

As required by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740-10-50-15, Unrecognized Tax Benefit Related Disclosures, the Company assesses its tax positions to determine if any positions are uncertain. The Company has analyzed its filing positions open to review and believes all significant positions have a “more-likely-than-not” likelihood of being upheld based on technical merits.

2. Patient Service Revenues, Net

The Company has agreements with governmental and other third-party payers that provide for payments to the Company at amounts different from its established rates. Contractual adjustments under third-party reimbursement programs represent the differences between the Company's billings at established rates for services and amounts reimbursed by third-party payers. A summary of the basis of reimbursement with major third-party payers is as follows:

•	Medicare — Services rendered to Medicare program beneficiaries are recorded at prospectively determined rates. These rates vary according to a patient classification system that is based on clinical, diagnostic, and other factors.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
September 30, 2015

2. Patient Service Revenues, Net - (continued)

•	Commercial and health maintenance organization (“HMO”) — The Company has entered into agreements with certain commercial insurance carriers, HMOs, and preferred provider organizations. Billing methodologies under these agreements include discounts from established charges and prospectively determined rates.

Below is a summary of patient service revenues for the nine months ended September 30, 2015:

Gross patient service revenue	$10,014,443
Provision for contractual adjustments	(3,905,633)
Patient service revenue, net	$6,108,810

A summary of patient accounts receivable as of September 30, 2015 is as follows:

Patient accounts receivable	$1,011,028
Estimated allowance for contractual adjustments and doubtful accounts	(394,301)
Patient accounts receivable, net	$616,727

3. Debt

Line of Credit

The Company has a $200,000 revolving line of credit with a bank. Interest is payable monthly at the daily LIBOR rate plus 2.20%, adjusted daily, through June 2016. There was no outstanding balance on the line at September 30, 2015. Borrowings under the line are secured by substantially all assets of the Company.

Long-Term Debt

Long-term debt consists of the following at September 30, 2015:

Promissory note requiring monthly principal payments of $3,830 plus interest at the 1 month LIBOR plus 2.20%, with balance due November 2016.(a)	$739,190
Less current maturities	45,960
Long-term debt, excluding current maturities	$693,230

(a)	This loan is secured by substantially all assets of the Company.

Aggregate maturities of long-term debt are as follows:

Year ending September 30,
2016	$45,960
2017	693,230
$739,190

4. Lease Commitments

Capital Lease Commitments

The Company leases certain medical equipment under capital lease arrangements. Cost of the equipment under the capital lease was $105,582 as of September 30, 2015. Accumulated amortization related to the leased assets was $23,652 as of September 30, 2015. Amortization expenses related to the leased assets are included within depreciation expense.

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
September 30, 2015

4. Lease Commitments - (continued)

The following is a schedule of the future required payments under capital lease agreements:

Year ending September 30,
2016	$23,118
2017	23,118
2018	23,118
2019	17,788
2020	5,079
Total	92,221
Less amount representing interest	7,014
Present value of minimum lease payments	85,207
Less current portion	20,368
Long-term capital lease obligation	$64,839

Operating Leases

The Company leases office space for one of its locations from Seamist Management, LLC (“Seamist”), which is owned by the same shareholders of the Company, under an operating lease expiring in December 2015. Rent paid to Seamist was $109,815 for the nine months ended September 30, 2015.

The Company is a co-borrower on two term loans that financed the building held by Seamist. The loans are secured by the building as well as substantially all assets of the Company and have a floating interest rate at the 1-month LIBOR plus 2.20% and mature in December 2016. At September 30, 2015, the remaining principal balance was approximately $4,365,000.

In addition to the Company, Seamist leases portions of the building to unrelated parties. If the unrelated parties become delinquent on payments or do not renew their leases, Seamist could become delinquent on the loans, and the Company may be required to assume payment of the loans. As of September 30, 2015, the Company does not expect to be responsible for any future loan payments related to Seamist.

The Company has elected to apply FASB ASU No. 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements, which provides an elective accounting alternative for private companies to forego the application of the variable interest entity (“VIE”) guidance to certain lessor legal entities under common control. As such, Seamist is not reflected in these financial statements as a VIE.

In addition, the Company leases office space and various office equipment for its other two locations under noncancelable operating leases expiring through June 2025. Rental expense on these leases was $230,426 and for the nine months ended September 30, 2015.

Following is a schedule of the future minimum lease payments required under operating lease agreements:

Year ended September 30:	Related Party	Other	Total
2016	$39,362	$386,509	$463,621
2017	—	393,075	393,075
2018	—	398,978	398,978
2019	—	268,924	268,924
2020	—	230,385	230,385
Thereafter	—	1,124,415	1,124,415
	$39,362	$2,802,286	$2,841,648

MEDAC HEALTH SERVICES, P.A.

Notes to Financial Statements
September 30, 2015

5. Retirement Plan

The Company maintains a 401(k) Profit Sharing Plan, under which eligible employees can defer up to the lesser of 90% of their compensation or the maximum amount allowed by law. Matching contributions are made at the discretion of the Company's board of directors. The Company's contributions are $62,105 for the nine months ended September 30, 2015.

6. Concentrations of Credit Risk

The Company grants credit without collateral to its patients, which consist primarily of local residents which are insured under third-party payer agreements. Significant concentrations of gross patient receivables as of September 30, 2015 and gross patient revenues for the nine months ended September 30, 2015 are as follows:

	Revenues	Receivables
Blue Cross/Blue Shield	18%	23%

7. Investment in Real Estate

In March 2015, the Company's interest in the unincorporated joint venture was distributed to Seamist, along with the related debt.

FASB ASC Topic 805-50, Business Combinations, requires that transfers of assets and liabilities between entities under common control be recorded at the carrying amount of the distributing entity, thus, the Company recorded no gain or loss on the transfer.

8. Related Party Transactions

The Company has entered into an administrative and staffing agreement with ECEP II, P.A. (“ECEP”) for the purpose of leasing certain Company staff to area medical facilities. Certain shareholders of the Company are also shareholders of ECEP. The Company provides administrative support to ECEP in exchange for a monthly fee, as well as staffing in exchange for a fee dependent on the number of hours and staff levels provided. Revenues recognized from ECEP for the nine months ended September 30, 2015 are $1,391,356. As of September 30, 2015, the Company has a receivable from ECEP of $44,796 related to the reimbursement of expenses.

Additionally, see Note 4 for description of relationship and transactions with Seamist.

9. Subsequent Events

The Company evaluated all subsequent events through November 23, 2015, the date the financial statements were available to be issued.

AMERICAN CARESOURCE HOLDINGS, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
INTRODUCTION

On July 31, 2015, ACSH Medical Management LLC, or ACSH Management, a wholly-owned subsidiary of American CareSource Holdings, Inc. (the “Company”) entered into an Asset Purchase Agreement with Medac Health Services, P.A., or Medac, and its shareholders to purchase certain assets used in the operation of its four urgent care centers located in the greater Wilmington, North Carolina area (as described in the Asset Purchase Agreement, which was filed on August 6, 2015 in a Current Report on Form 8-K with the Securities and Exchange Commission).

On May 8, 2014, ACSH Urgent Care of Georgia, LLC., a wholly owned subsidiary of the Company, completed the purchase of substantially all the assets of two urgent care centers, from CorrectMed Locust Grove, LLC, CorrectMed Scott, LLC, CorrectMed, LLC and other seller parties (collectively, “CorrectMed”).

The unaudited pro forma condensed balance sheet as of September 30, 2015 combines the historical consolidated balance sheet of the Company and the historical combined balance sheet of Medac to illustrate the estimated effect of the acquisition on the Company's financial statements as if it had occurred on September 30, 2015. Since the acquisition of CorrectMed occurred prior to September 30, 2015, the financial position of CorrectMed is included within the historical balance sheet of the Company.

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2015 combines the historical consolidated statements of operations of the Company with the historical statement of operations of Medac as if the acquisition of Medac had occurred on January 1, 2014. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 combines the consolidated statement of operations of the Company (including CorrectMed since the acquisition date) with the historical statement of operations of Medac for the year ended December 31, 2014 and the historical statement of operations for CorrectMed from January 1, 2014 to May 8, 2014 (acquisition date), as if the acquisitions of Medac and CorrectMed had occurred on January 1, 2014. The unaudited pro forma condensed consolidated financial statements are based on certain estimates and assumptions made with respect to the combined operations of the Company, Medac, and CorrectMed, which we believe are reasonable. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and do not purport to be indicative of the results of operations of the Company, Medac or CorrectMed that actually would have been achieved had the acquisitions of Medac or CorrectMed been completed on the assumed dates, or to project the Company's results of operations for any future date or period.

The Medac and CorrectMed transactions are being accounted for using the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Under this method, the total consideration transferred to consummate the acquisitions are being allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing dates of the acquisitions. The acquisition method of accounting requires extensive use of estimates and judgements to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed. Accordingly, the allocation of the consideration transferred in the unaudited pro forma condensed consolidated financial statements is preliminary and will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable and when all information to complete the acquisition is obtained but no later than 12 months after the closing date of the acquisition. The unaudited condensed consolidated pro forma statements of operations do not include costs that the Company may incur to integrate Medac with the Company’s current operations, and these costs may be material.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable, and (iii) expected to continually impact the combined results of the Company, Medac, and CorrectMed. The pro forma financial statements are limited to the aforementioned criteria and only provide information as the effect of the particular transactions, and do not include secondary or indirect effects. Thus adjustments related to cost efficiencies, economies of scale and those made to evaluate the transactions are not included as they are not directly attributable to the transactions. In addition, the unaudited pro forma condensed consolidated financial statements were derived from, and should be read in conjunction with, the information for the nine months ended September 30, 2015 included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2015 and the annual report on the Form 10-K for the year ended December 31, 2014.

The historical condensed financial information regarding Medac and CorrectMed that is included in this report has been prepared by, and is the responsibility of the Company. In addition, we are in the process of reviewing Medac's financial statement classification for conformity with the Company's classifications. As a result of this review, it may be necessary to make, among other changes, additional reclassifications to the consolidated information on a prospective basis.

The statements contained in these notes that are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as our expectations for future sales results or future expense changes compared with previous periods, are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should,” and “expects,” and are based on our current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risk and uncertainties as described in “Item 1A. Risk Factors” in the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2015 and annual report on Form 10-K for the year ended December 31, 2014, other risks referenced in our Securities and Exchange Commission filings, or other unanticipated risks. We disclaim any obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2014
(Audited)
(amounts in thousands, except per share data)

	Historical Company	Historical CorrectMed(1)	Historical Medac	Pro Forma As Adjusted Adjustments		Pro Forma As Adjusted
Net revenues:
Ancillary network	$23,146	$—	$—	$—		$23,146
Urgent and primary care	3,906	1,124	6,576	—		11,606
Service agreement revenue	—	—	1,759	—		1,759
Total net revenues	27,052	1,124	8,335	—		36,511
Operating expenses:
Ancillary network provider payments	16,241	—	—	—		16,241
Ancillary network administrative fees	1,127	—	—	—		1,127
Ancillary network operating costs under Management Services Agreement	903	—	—	—		903
Salaries, wages, benefits and taxes	8,157	—	5,809	—		13,966
Other operating expenses	5,910	1,191	1,739	(140	)(7)	8,700
Management fees	—	145	—	(145	)(2)	—
Depreciation and amortization	866	85	221	40	(3)	1,212
Total operating expenses	33,204	1,421	7,769	(245)		42,149
Operating (loss)	(6,152)	(297)	566	245		(5,638)
Other (income) expense:
Interest (income) expense, net	115	29	17	7	(4)	168
Loss on warrant liability, net of deferred loan fees amortization	534	—	—	—		534
Loss from investment in real estate	—	—	3	(3	)(5)	—
(Gain)/loss on disposal of fixed assets	(108)	—	—	—		(108)
Other expense	—	—	4	—		4
Total other (income) expense	541	29	24	4		598
Income/(loss) before income taxes (benefit)	(6,693)	(326)	542	241		(6,236)
Income tax expense (benefit)	70	—	—	—		70
Net income (loss)	$(6,763)	$(326)	$542	$241		$(6,306)
Basic and diluted net loss per share	$(1.05)					$(0.41)
Basic and diluted weighted-average shares outstanding	6,407					15,407 (6)

Pro forma Adjustments and Assumptions

(1)	To record 2014 results from operations for CorrectMed prior to the Company’s acquisition on May 8, 2014, for period January 1, 2014 through May 8, 2014.
(2)	To eliminate $145,000 of management fees paid by CorrectMed to an affiliate, which payments were discontinued after acquisition.
(3)	To record estimated amortization expense of intangibles valued at acquisition date and expected to be amortized over 5 years.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
FOR YEAR ENDED DECEMBER 31, 2014
(Audited)
(amounts in thousands, except per share data)

(4)	To eliminate $21,000 of interest expense related to debt expected to be satisfied by Medac or assumed by an affiliate of Medac at the closing of the transaction and to record $28,000 for 12 months of interest expense related to the $560,000 promissory note included as part of the aggregate consideration. Interest is payable at 5% annually and due 18 months after closing date.
(5)	To eliminate loss from investment in real estate recognized in connection with a shareholder distribution made prior to closing.
(6)	Pro forma as adjusted after giving effect to the issuance and sale of 9,000,000 shares of common stock expected in this offering. Does not include the shares of common stock that may be issued under the warrants to be issued in this offering. Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.
(7)	To eliminate $140,000 of transaction costs related to the CorrectMed acquisition that were incurred by the Company.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR NINE MONTHS ENDED SEPTEMBER 30, 2015
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Historical Medac	Pro Forma As Adjusted Adjustments		Pro Forma As Adjusted
Net revenues:
Ancillary network	$15,640	$—	—		$15,640
Urgent and primary care	7,251	6,109	—		13,360
Service agreement revenue	—	1,391	—		1,391
Total net revenues	22,891	7,500	—		30,391
Operating expenses:
Ancillary network provider payments	11,598	—	—		11,598
Ancillary network administrative fees	799	—	—		799
Ancillary network other operating costs	2,985	—	—		2,985
Ancillary network perpaid write-off	487	—	—		487
Salaries, wages, contract medical professional fees and related expenses	8,331	5,033	—		13,364
Facility expenses	1,048	397			1,445
Medical supplies	623	342			965
Other operating expenses	5,344	1,088	(59	)(4)	6,373
Intangible asset impairment	520	—	—		520
Depreciation and amortization	857	157	30	(1)	1,044
Total operating expenses	32,592	7,017	(29)		39,580
Operating (loss)	(9,701)	483	29		(9,189)
Other (income) expense:
(Gain) on cancellation of acquisition promissory note	(289)	—	—		(289)
Rental income	—	(37)	—		(37)
Interest expense:
Interest (income) expense, net	277	15	5	(2)	297
(Gain)/loss on warrant liability, net of deferred loan fees amortization	(489)	—	—		(489)
Other expense	—	7	—		7
Total other (income) expense and interest expense	(501)	(15)	5		(511)
Loss before income taxes	(9,200)	498	24		(8,678)
Income tax expense	10	—	—		10
Net income (loss)	$(9,210)	$498	$24		$(8,688)
Basic net loss per share	$(1.35)				$(0.55)
Diluted net loss per share	$(1.60)				$(0.66)
Basic weighted-average shares outstanding	6,847				15,847 (3)
Diluted weighted-average shares outstanding	6,913				15,913 (3)

Pro forma Adjustments and Assumptions

(1)	To record estimated amortization expense of intangibles valued at acquisition date and expected to be amortized over 5 years.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – (continued)
FOR NINE MONTHS ENDED SEPTEMBER 30, 2015
(Unaudited)
(amounts in thousands, except per share data)

(2)	To eliminate $16,000 of interest expense related to debt expected to be satisfied by Medac or assumed by an affiliate of Medac at the closing of the transaction and to record $21,000 for 9 months of interest expense related to the $560,000 promissory note included as part of the aggregate consideration. Interest is payable at 5% annually and due 18 months after closing date.
(3)	Pro forma as adjusted after giving effect to the issuance and sale of 9,000,000 shares of common stock expected in this offering. Does not include the shares of common stock that may be issued under the warrants to be issued in this offering. Assumes only Class A Units are sold in this offering. To the extent we sell any Class B Units, the same aggregate number of common stock equivalents resulting from this offering would be convertible under the Series A Preferred issued as part of the Class B Units.
(4)	To elimate $59,000 of transaction costs related to the Medac acquisition that were incurred by the Company.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2015
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Pro Forma(1)	Historical Medac	Pro Forma As Adjusted Adjustments		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$197	$8,107	$729	$(5,769	)(2)	3,067
Accounts receivable	2,969	2,969	662	—		3,631
Prepaid expenses and other current assets	775	775	5	—		780
Deferred income taxes	6	6	—	—		6
Total current assets	3,947	11,857	1,396	(5,769)		7,484
Property and equipment, net	3,921	3,921	892	—		4,813
Other assets:
Deferred income taxes	12	12	—	—		12
Deferred loan fees, net	1,625	1,625	—	—		1,625
Deferred offering costs	310	—	—	—		—
Other non-current assets	104	104	5	—		109
Intangible assets, net	705	705	—	202	(3)	907
Goodwill	6,113	6,113	—	3,834	(4)	9,947
Total other assets	8,869	8,559	5	4,036		12,910
Total assets	$16,737	$24,337	$2,293	$(1,733)		24,897
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Lines of credit	$5,000	$5,000	$—	$—		$5,000
Due to ancillary network service providers	2,900	2,900	—	—		2,900
Due to HealthSmart, ancillary network	672	672	—	—		672
Accounts payable	944	944	413	(413	)(5)	944
Accrued liabilities	2,062	2,062	410	(235	)(5)(7)	2,237
Current portion of long-term debt	351	351	46	(46	)(5)	351
Capital lease obligations, current portion	130	130	20	(20	)(5)	130
Total current liabilities	12,059	12,059	889	(714)		12,234
Long-term liabilities:
Line of credit	5,800	5,800	—	—		5,800
Promissory notes and notes payable	—	—	693	(133	)(6)	560
Capital lease obligations	1,666	1,666	65	(65	)(5)	1,666
Warrant derivative liability	1,670	1,670	—	—		1,670
Other long-term liabilities	356	356	—	—		356
Total long-term liabilities	9,492	9,492	758	(198)		10,052
Total liabilities	21,551	21,551	1,647	(912)		22,286
Commitments and contingencies	—	—	—	—		—

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS – (continued)
SEPTEMBER 30, 2015
(Unaudited)
(amounts in thousands, except per share data)

	Historical Company	Pro Forma(1)	Historical Medac	Pro Forma As Adjusted Adjustments		Pro Forma As Adjusted
Stockholders' equity (deficit):
Preferred stock, $0.01 par value; 10,000 shares authorized, none issued	—	—	—	—		—
Common stock, $0.01 par value; 40,000 shares authorized; 6,952 issued and outstanding, historical and 15,952 outstanding on a pro forma basis respectively	69	159	1	(1	)(5)	159
Additional paid-in capital	26,188	33,698	72	(72	)(5)	33,698
Retained earnings (accumulated deficit)	(31,071)	(31,071)	573	(748	)(5)(7)	(31,246)
Total stockholders' equity (deficit)	(4,814)	2,786	646	(821)		2,611
Total liabilities and stockholders' equity (deficit)	$16,737	$24,337	$2,293	$(1,733)		$24,897

Pro forma Adjustments and Assumptions

(1)	The pro forma balance sheet data gives effect to our issuance and sale of 9,000,000 Class A Units in this offering at the estimated public offering price of $1.00 per Class A Unit. Does not include the shares of common stock that may be issued under the warrants to be issued in this offering. Assumes only Class A Units are sold in this offering. After deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us of $1,400,000, this offering provides us estimated net proceeds of $7,600,000. Offering expenses of $310,000 had been incurred and capitalized as of September 30, 2015, thus these deferred offering costs have been reclassified against additional paid-in capital and shown as an increase in net proceeds of $310,000 to $7,910,000, in the pro forma condensed consolidated balance sheet as of September 30, 2015. This does not include the underwriters overallotment of additional Units.
(2)	Represents a decrease of $5,140,000 for the cash portion of the purchase price payable to Medac at closing and a reduction from $729,000 to $100,000, for the net cash required to be on hand at closing. The preliminary Medac purchase price allocation is as follows:

Cash	$100,000
A/R	662,000
Prepaids & Other Current Assets	5,000
Other Non-Current Assets	5,000
Fixed Assets	892,000
Intangible Assets	202,000
Goodwill	3,834,000
Total	$5,700,000
(3)	Represents estimated portion of the Medac purchase price allocable to amortizable intangibles, which are expected to be amortized over 5 years. The amount, and related amortizable intangles, are subject to change based on the results of the final valuation of assets acquired and liabilities assumed, which is expected to be completed within the 12 months following the closing of the acquisition.

AMERICAN CARESOURCE HOLDINGS, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS – (continued)
SEPTEMBER 30, 2015
(Unaudited)
(amounts in thousands, except per share data)

(4)	Represents the excess of the Medac purchase price over the fair value of the assets acquired and liabilities assumed (goodwill). This amount, and related amortizable intangibles, are subject to change based on the results of the final valuation of assets acquired and liabilites assumed, which is expected to be completed within the 12 months following the acquisition.
(5)	To eliminate liabilites to be satisfied by Medac or assumed by an affiliate of Medac at closing and eliminate equity.
(6)	To eliminate $693,000 note to be satisfied by Medac or assumed by an affiliate of Medac at closing and record $560,000 promissory note to be paid by the Company to Medac as part of the purchase price at closing, which note is due 18 months after closing date.
(7)	To accrue $175,000 in estimated transaction cost to be incurred to complete the Medac acquisition.

Renderings of post-rebranding signage, which we intend to use at certain of our GoNow Doctors locations.

$9,000,000 of
Class A Units consisting of Common Stock and
Warrants and Class B Units consisting of
Series A Convertible Preferred Stock and Warrants
(      shares of Common Stock Underlying the
Series A Convertible Preferred Stock and Warrants)

American CareSource Holdings, Inc.

PRELIMINARY PROSPECTUS

Aegis Capital Corp

              , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, paid or payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NASDAQ listing fee.

Item	Amount
SEC registration fee	$1,505
FINRA filing fee	2,225
NASDAQ listing fee	90,000
Printing and engraving expenses	75,000
Legal fees and expenses	335,000
Accounting fees and expenses	150,000
Transfer Agent fees and expenses	4,500
Miscellaneous expenses	21,770
Total	$680,000

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we have included in our certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation and by-laws provide that we are required to indemnify our directors, officers, employees, or agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our directors, officers, employees, or agents as incurred in connection with proceedings against them for which they may be indemnified.

On June 24, 2014, we entered into indemnification agreements with each of our directors, or the Indemnification Agreements. The Indemnification Agreements provide, among other things, that the Company will indemnify, to the fullest extent permitted by applicable law, each director in the event that such director becomes subject to, a party to or a witness or other participant in, an action, suit or proceeding on account of his or her service as a director, officer, employee, agent or fiduciary of the Company. Under the Indemnification Agreements, the Company has agreed to pay, in advance of the final disposition of any such relevant claim, expenses (including attorneys’ fees) incurred by each director in defending or otherwise responding to such action or proceeding. Each director’s right to such an advance is not subject to any prior determination that the director has satisfied any applicable standard of conduct for indemnification. The Indemnification Agreements provide for procedures to determine whether the directors have satisfied the applicable standards of conduct that would entitle them to indemnification, which procedures include a presumption that the directors have met such standard of conduct. The contractual rights to indemnification provided by the Indemnification Agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the directors may have under the Company’s Certificate of Incorporation (as amended from time to time) and applicable law.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify our directors, officers, and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto.

We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

On May 5, 2014, the Company closed a private placement of 1,000,000 shares of the Company’s common stock, par value $0.01 per share, at a purchase price of $2.00 per share for an aggregate purchase price of $2.0 million for the shares. The investors in the offering were all accredited and included certain directors of the Company, including Messrs. Pappajohn, Oman, and Kinley, as well as an unaffiliated individual investor. The private placement was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On July 30, 2014, the Company entered into a credit agreement with Wells Fargo, providing for a $5.0 million working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn, Oman, Kinley, Turner, and Thompson, each of whom was an officer or director of the Company as of the date the Company entered into this credit agreement, and two stockholders of the Company who are not officers or directors. On July 30, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 800,000 shares of common stock at $3.15 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on October 30, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 4, 2014, the Company entered into a credit agreement with Wells Fargo, providing for a $6.0 million working capital revolving line of credit. Borrowings under this credit agreement are secured, in part, by guarantees provided by Messrs. Pappajohn and Oman, each of whom is a director of the Company, and a third party who is not an officer or director. On December 4, 2014, the Company issued to the guarantors warrants to purchase an aggregate of 960,000 shares of common stock at $2.71 per share in consideration of their guaranteeing such indebtedness. The warrants vest immediately and are exercisable any time prior to their expiration on December 4, 2019. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On August 12, 2015, we increased the line of credit under the December 2014 credit agreement to $7.0 million and extended the maturity date to October 1, 2016, and all borrowings under the December 2014 credit agreement are due and payable on that date. In connection with the $1.0 million increase in the line of credit under the December 2014 credit agreement, as of August 12, 2015, we issued warrants to the guarantors to purchase an additional 300,000 shares of our common stock at $1.70 per share, subject to certain adjustments under certain circumstances, in consideration of their guaranteeing such indebtedness. The warrants vested immediately and are exercisable at any time prior to their expiration on August 12, 2020. The private placement of the warrants was exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

See the Index of Exhibits on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which is hereby incorporated by reference.

(b) Financial Statement Schedules.

All other schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or the notes thereto.

Item 17. Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of the Company’s directors, officers, or controlling persons in connection with the securities being registered, it will, unless in the opinion of its legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. The Company will then be governed by the court’s decision.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, American CareSource Holdings, Inc. has duly caused this Amendment No. 6 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 25th day of November, 2015.

American CareSource Holdings, Inc.

By:	/s/ John Pappajohn Name: John Pappajohn Title: Acting Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Pappajohn John Pappajohn	Acting Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	November 25, 2015
/s/ Adam S. Winger Adam S. Winger	Interim Chief Financial Officer, General Counsel, Vice President of Acquisitions and Secretary (Principal Financial Officer)	November 25, 2015
/s/ Robert Frye Robert Frye	Controller (Principal Accounting Officer)	November 25, 2015
* Edward B. Berger	Director	November 25, 2015
* Geoffrey E. Harris	Director	November 25, 2015
* Matthew P. Kinley	Director	November 25, 2015
* Mark C. Oman	Director	November 25, 2015
* /s/ Adam S. Winger Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
1.1†	Form of Underwriting Agreement by and between American CareSource Holdings, Inc. and Aegis Capital Corp., as the representative of the several underwriters.
3.1	Certificate of Incorporation of American CareSource Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Form 10-Q filed with the Securities and Exchange Commission on November 9, 2012).
3.2	By-Laws (incorporated by reference to Exhibit 3 of Amendment No. 1 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on May 13, 2005).
4.1	Specimen Stock Certificate (incorporated by reference to Exhibit 4.2 of Amendment No. 5 to the Form SB-2 (File No. 333-122820) filed with the Securities and Exchange Commission on August 12, 2005).
4.2	Amended and Restated 2005 Stock Option Plan (incorporated by reference to Exhibit B to the Proxy Statement for the 2009 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 20, 2009).
4.3	2009 Equity Incentive Plan, as amended and restated, effective March 31, 2015 (incorporated by reference to Exhibit 10.1 to Form 10-Q (File No. 001-33094) filed with the Securities and Exchange Commission on August 14, 2015).
4.4	Form of Warrant (incorporated by reference to Exhibit 4.2 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
4.5	Warrant Agreement for John Pappajohn, dated December 4, 2014 (incorporated by reference to Exhibit 10.4 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.6	Warrant Agreement for Mark Oman, dated December 4, 2014 (incorporated by reference to Exhibit 10.5 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.7	Warrant Agreement for Bruce Rastetter, dated December 4, 2014 (incorporated by reference to Exhibit 10.6 to Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
4.8*	Warrant Agreement for John Pappajohn, dated as of August 12, 2015.
4.9*	Warrant Agreement for Mark Oman, dated as of August 12, 2015.
4.10*	Warrant Agreement for Bruce Rastetter, dated as of August 12, 2015.
4.11*	Certificate of Designation of Series A Convertible Preferred Stock.
4.12*	Form of Warrant to Purchase Common Stock.
5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.1	Employment Letter dated January 29, 2008 between American CareSource Holdings, Inc. and Cornelia Outten (incorporated by reference to Exhibit 10.08 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 31, 2008).
10.2	Employment Agreement dated April 28, 2014 between American CareSource Holdings, Inc. and Richard W. Turner (incorporated by reference to Exhibit 10.1 to the Form 8-K (File
No. 001-33094) filed with the Securities and Exchange Commission on May 2, 2014).
10.3	Employment Agreement dated June 19, 2014 between American CareSource Holdings, Inc. and Adam Winger (incorporated by reference to Exhibit 10.03 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 31, 2015).

Exhibit No.	Description of Exhibit
10.4	Lease dated June 14, 2006, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10 to the Form 10-QSB (File No. 000-51603) filed with the Securities and Exchange Commission on August 11, 2006).
10.5	First Amendment to Office Lease, dated December 1, 2008, between American CareSource Holdings, Inc. and TR LBJ Campus Partners, L.P. (incorporated by reference to Exhibit 10.18 to the Form 10-K filed with the Securities and Exchange Commission on March 31, 2009).
10.6	Provider Services Agreement, dated as of August 1, 2002, by and among the Company, HealthSmart Holdings, Inc. and HealthSmart Preferred Care II, L.P, and Amendment No. 1, 2, 3 and 4 thereto, dated September 1, 2005, January 1, 2007, July 31, 2007 and December 20, 2008, respectively (incorporated by reference to Exhibit 10.19 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).
10.7**	Health Care Services Access Agreement, dated as of December 31, 2012, by and between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, LP, HealthSmart Preferred Network II, Inc., and SelectNet Plus, Inc. (incorporated by reference to Exhibit 10.19A to the Form 10-K filed with the Securities and Exchange Commission on March 4, 2013).
10.8**	Ancillary Care Services Network Access Agreement, dated as of July 2, 2007, by and between the Company and Texas True Choice, Inc. and its subsidiaries and Amendment dated December 31, 2009 (incorporated by reference to Exhibit 10.21 to the Form 10-Q/A filed with the Securities and Exchange Commission on July 8, 2011).
10.9	Asset Purchase Agreement dated April 30, 2014 by and among ACSH Urgent Care of Georgia, LLC, CorrectMed, LLC, CorrectMed Locust Grove, LLC, CorrectMed Scott, LLC, Triage Holding, Inc. and Carlo A. Musso, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 6, 2014).
10.10	Form of Subscription Agreement used in May 2014 private placement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 9, 2014).
10.11	Asset Purchase Agreement dated June 12, 2014 by and among ACSH Urgent Care of Florida, LLC, Bay Walk-In, Inc., and Sharon E. Stone (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 18, 2014).
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on June 30, 2014).
10.13	Credit Agreement dated July 30, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.14	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.15	Form of Security Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.16	Form of Inter-Creditor Agreement (incorporated by reference to Exhibit 10.4 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 5, 2014).
10.17	Form of Stock Purchase Agreement dated of September 12, 2014 between ACSH Urgent Care Holdings, LLC and Jason C. Junkins, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on September 18, 2014).

Exhibit No.	Description of Exhibit
10.18	Management Services Agreement dated October 1, 2014 between American CareSource Holdings, Inc. and HealthSmart Preferred Care II, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on October 7, 2014).
10.19	Lease, dated October 29, 2014, between John Hancock Life Insurance Company (U.S.A.) and ACSH Service Center, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).
10.20	Membership Interest Purchase Agreement, dated October 29, 2014, by and among Thinh D. Nguyen, M.D., Han C. Phan, and ACSH Urgent Care of Georgia, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on November 4, 2014).
10.21	Credit Agreement dated December 4, 2014 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.22	Form of Note (incorporated by reference to Exhibit 10.2 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.23	Form of Security and Inter-Creditor Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 9, 2014).
10.24	Employment Agreement dated as of April 29, 2011 by and between Matthew D. Thompson and American CareSource Holdings, Inc. (incorporated by reference to Exhibit 10.25 to the Form 10-K (File No. 001-33094) filed with the Securities and Exchange Commission on March 9, 2012).
10.25	Consulting Services Agreement, effective as of December 31, 2014, by and between Matthew D. Thompson and American CareSource Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on December 24, 2014).
10.26	Asset Purchase Agreement, dated as of December 29, 2014, between ACSH Urgent Care of Virginia, LLC and Stat Medical Care, P.C., William and Teresa Medical Care, Inc., and Charles I. Okorie, M.D. (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 5, 2015).
10.27	Employment Agreement dated January 12, 2015 between American CareSource Holdings, Inc. and Anthony R. Levinson (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on January 23, 2015).
10.28	Employment Agreement, dated May 20, 2015, between American CareSource Holdings, Inc. and Norman B. Winland (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on May 28, 2015).
10.29	Asset Purchase Agreement, dated as of July 31, 2015, among Medac Health Services, P.A., the shareholders of Medac Health Services, P.A., Kevin E. Potts, MD, and ACSH Medical Management, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K (File No. 001-33094) filed with the Securities and Exchange Commission on August 6, 2015).
10.30*	Amendment to Loan Documents, dated as of January 8, 2015, to Credit Agreements dated July 30, 2014 and December 4. 2014, between American CareSource Holding, Inc. and Wells Fargo Bank, National Association.
10.31*	First modification to Promissory Note, dated as of January 8, 2015 between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association.

Exhibit No.	Description of Exhibit
10.32*	Second Amendment to Credit Agreement, dated as of July 6, 2015, to Credit Agreement dated July 30, 2014, between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association.
10.33*	Second Amendment to Credit Agreement, dated as of August 12, 2015, to Credit Agreement dated December 4, 2014, between American CareSource Holdings, Inc. and Wells Fargo Bank, National Association
10.34*	Security and Inter-Creditor Clarification Agreement, dated as of August 12, 2015, by and among American CareSource Holdings, Inc., the subsidiaries party thereto, John Pappajohn, Mark Oman, Bruce Rastetter, and Equity Dynamics, Inc.
21.1*	List of Subsidiaries.
23.1†	Consent of RSM US LLP.
23.2†	Consent of LWBJ LLP.
23.3*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).
24.1*	Power of Attorney.
101†	The following materials formatted in XBRL (eXtensible Business Reporting Language): (i) Consolidated Balance Sheets at December 31, 2014 and September 30, 2015 (unaudited), (ii) Consolidated Statements of Operations for the nine month periods ended September 30, 2014 and 2015 (unaudited), (iii) Consolidated Statements of Stockholders’ Equity for the nine month periods ended September 30, 2014 and 2015 (unaudited), (iv) Consolidated Statements of Cash Flows for the nine month periods ended September 30, 2014 and 2015 (unaudited), (v) Notes to Unaudited Consolidated Financial Statements, (vi) Consolidated Balance Sheets for the years ended December 31, 2013 and 2014, (vii) Consolidated Statements of Operations for the years ended December 31, 2013 and 2014, (viii) Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2013 and 2014, (ix) Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2014, and (x) Notes to Audited Consolidated Financial Statements.

*	Previously filed.
†	Filed herewith.
**	Certain confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.